   As filed with the Securities and Exchange Commission on May 12, 2000

                                                 Registration No. 333-34802
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                                  PSINet Inc.
             (Exact name of registrant as specified in its charter)
        New York                     4813                    16-1353600
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                44983 Knoll Square, Ashburn, Virginia 20147

                              (703) 726-4100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            Kathleen B. Horne, Esq.
                   Senior Vice President and General Counsel
                                  PSINet Inc.

                44983 Knoll Square, Ashburn, Virginia 20147

        Telephone No.: (703) 726-4100/Facsimile No.: (703) 726-4265
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                --------------
                                   Copies To:
    Nixon Peabody LLP       Margaret G. Reed, Esq.     Vinson & Elkins L.L.P.
   437 Madison Avenue        Senior Vice President       1001 Fannin Street
New York, New York 10022      and General Counsel       Houston, Texas 77002
  Attention: Richard F.     Metamor Worldwide, Inc.     Attention: Jeffery B.
    Langan, Jr., Esq.       4400 Post Oak Parkway,           Floyd, Esq.
  Telephone No.: (212)            Suite 1100            Telephone No.: (713)
        940-3140                                              758-2194
  Facsimile No.: (212)       Houston, Texas 77027       Facsimile No.: (713)
        940-9940                                              615-5660
                             Telephone No.: (713)
                                   548-3467
                             Facsimile No.: (713)
                                   627-1059

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger referred to herein have been satisfied or waived.

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                --------------

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  Proposed           Proposed
                                                                  Maximum            Maximum
         Title of Each Class of              Amount to be         Offering          Aggregate          Amount of
      Securities to be Registered             Registered      Price Per Share     Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------------------------
                                              40,750,647
Common Stock, par value $.01 per share..      shares(1)         22.916667(2)      933,869,000(2)      $246,541(3)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Represents the maximum aggregate number of shares of the registrant's common stock that may be issued in connection with the merger, consisting of shares of PSINet common stock issued for (a) 34,641,443 shares of Metamor Worldwide, Inc. common stock currently outstanding, (b) up to 4,898,142 shares of Metamor common stock that may be issued pursuant to Metamor's stock option plans, (c) up to 350,000 shares of Metamor common stock that may be issued pursuant to Metamor's employee stock purchase plan, and (d) up to 5,388,912 shares of Metamor common stock that may be issued upon the conversion of Metamor's outstanding 2.94% Convertible Subordinated Notes. The Metamor common stock outstanding at the time of the merger will be converted into the right to receive shares of PSINet common stock at an exchange ratio of 0.9:1.0. Includes a like number of preferred share purchase rights. Since no separate consideration is paid for the rights, the registration fee is included in the fee for the common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock to be issued as merger consideration in connection with the merger of a wholly owned subsidiary of the registrant into Metamor was calculated in accordance with Rule 457(c) under the Securities Act as: (a) $20.625, the average of the high and low prices per share of Metamor common stock on April 12, 2000 as reported on The Nasdaq Stock Market, multiplied by (b) 45,278,497, the maximum aggregate number of shares of Metamor common stock that may be received by the registrant or cancelled as a result of the merger.

(3) Previously paid.            --------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, Dated May 12, 2000

[METAMOR LOGO]

[PSINet LOGO]        JOINT PROXY STATEMENT/PROSPECTUS

   The boards of directors of PSINet and Metamor, voting unanimously, have approved a merger agreement that provides for the merger of a wholly owned subsidiary of PSINet with and into Metamor. If the merger is completed, each share of Metamor's common stock will be exchanged for 0.9 of a share of PSINet common stock. PSINet common stock is quoted on The Nasdaq Stock Market under the symbol "PSIX."

   The merger cannot be completed unless both PSINet's shareholders approve the issuance of PSINet's common stock in accordance with the rules of The Nasdaq Stock Market and Metamor's stockholders approve the merger in accordance with Delaware corporate law. We have scheduled special meetings for PSINet's shareholders to vote on the issuance of PSINet's common stock in connection with the merger and on certain amendments to PSINet's Employee Stock Purchase Plans and for Metamor's stockholders to vote on the merger. The dates, times and places of the meetings are as follows:

      For PSINet shareholders:                 For Metamor stockholders:

         June 15, 2000                            June 15, 2000
       10:00 a.m. local time                     9:00 a.m. local time
         44983 Knoll Square
         Ashburn, Virginia                     The St. Regis Hotel

                                               1919 Briar Oaks Lane
                                                    Houston, Texas

   The special meetings of PSINet and Metamor are different than the annual meetings of PSINet and Metamor which are scheduled to be held on May 15, 2000 and May 18, 2000, respectively, and the actions scheduled to be taken at the special meetings are different from those scheduled to be taken at the annual meetings. In addition to casting your vote for the annual meeting, please cast your vote for the special meeting by telephone, over the Internet or by completing, signing and dating your proxy card and returning it in the enclosed envelope.

   This document is a prospectus of PSINet relating to the issuance of up to 40,750,647 shares of PSINet's common stock in connection with the merger and a proxy statement for both PSINet and Metamor to use in soliciting proxies for our special meetings. It contains answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by a more detailed discussion of the merger and related matters. You should also consider the matters discussed under "Risk Factors Relating to the Merger" commencing on page 19 of the enclosed proxy statement/prospectus. We urge you to review carefully this entire document.

      William L. Schrader                        Peter T. Dameris
    Chairman and Chief Executive         Chairman, Chief Executive Officer and
              Officer                                  President
            PSINet Inc.                         Metamor Worldwide, Inc.

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement/prospectus or the PSINet common stock to be issued in connection with the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated May 12, 2000, and is first being mailed to stockholders on or about May 15, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

   This document incorporates important business and financial information about PSINet and Metamor from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

               PSINet Inc.                         Metamor Worldwide, Inc.
                                              4400 Post Oak Parkway, Suite 1100
         44983 Knoll Square
                                                    Houston, Texas 77027
      Ashburn, Virginia 20147
      Attention: Investor Relations             Attention: Investor Relations
                                                  Telephone: (713) 548-3488
     Telephone: (703) 726-1577
                                                  Facsimile: (713) 963-9711
     Facsimile: (703) 726-4261

    email: investor-relations@psi.com         email: investor@metamor.com

   See also "Where You Can Find More Information" beginning on page 104. If you would like to request documents, please do so by June 8, 2000 in order to receive them before the applicable special meeting.

                                  PSINet INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON JUNE 15, 2000

                               ----------------
To the Shareholders of PSINet Inc.:

   We will hold a special meeting of the shareholders of PSINet Inc. on Thursday, June 15, 2000, at 10:00 a.m., local time, at the company's offices located at 44983 Knoll Square, Ashburn, Virginia for the following purposes:

  . to consider and vote upon a proposal to approve the issuance of shares of common stock, par value $0.01 per share, of PSINet pursuant to the agreement and plan of merger among PSINet Inc., PSINet Shelf IV Inc. (a wholly owned subsidiary of PSINet Inc.) and Metamor Worldwide, Inc. under which Metamor will become a wholly owned subsidiary of PSINet, including shares to be issued as merger consideration to the Metamor stockholders, shares issuable under Metamor options that are assumed by PSINet and shares issuable upon the conversion of outstanding convertible notes of Metamor that are not converted prior to the merger; and

  . to consider and vote upon a proposal to amend PSINet's 1999 Employee Stock Purchase Plan and 1999 International Employee Stock Purchase Plan to increase the number of shares of PSINet's common stock that may be issued under such plans from 2,115,000 shares to 4,115,000 shares and to permit PSINet to allow employees of acquired companies to begin participating in such plans at such times and on such terms as the committee administering the plans may determine.

   The approval of the amendments to the Employee Stock Purchase Plans is not a condition to the completion of the merger, and the approval of the issuance of the shares of PSINet common stock in connection with the merger is not a condition to the amendment of the Employee Stock Purchase Plans. We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment of it by PSINet's board of directors.

   Only holders of record of shares of PSINet common stock at the close of business on April 25, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it. PSINet and Metamor cannot complete the merger unless a quorum is present at the special meeting and a majority of the total votes cast at the special meeting by the holders of the shares of PSINet common stock outstanding as of the record date are voted in favor of the issuance of the shares of PSINet's common stock.

   For more information about the merger, please review the accompanying proxy statement/prospectus and the copy of the merger agreement attached as Annex 1.

   After careful consideration, PSINet's board of directors has unanimously approved the merger agreement and the amendments to PSINet's Employee Stock Purchase Plans. The board has determined that the merger, the issuance of PSINet's common stock and the plan amendments are fair to you and in your best interests. The board of directors unanimously recommends that you vote for the issuance of PSINet's common stock and for the amendments to PSINet's Employee Stock Purchase Plans.

                                          By Order of the Board of Directors,

                                          Kathleen B. Horne
                                          Senior Vice President, General
                                          Counsel and Corporate Secretary

Ashburn, Virginia

May 12, 2000


    Whether or not you plan to attend the special meeting, please cast your vote by telephone, over the Internet or by completing, signing and dating the enclosed proxy and returning it promptly in the enclosed postage-paid envelope.

                            METAMOR WORLDWIDE, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON JUNE 15, 2000

                               ----------------

To the Stockholders of Metamor Worldwide, Inc.:

   We will hold a special meeting of the stockholders of Metamor Worldwide, Inc. on Thursday, June 15, 2000, at 9:00 a.m., local time, at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the following purpose:

    To consider and vote upon a proposal to adopt the agreement and plan of merger among PSINet Inc., PSINet Shelf IV Inc. (a wholly owned subsidiary of PSINet Inc.) and Metamor Worldwide, Inc.

   We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment of it by Metamor's board of directors.

   Only holders of record of shares of Metamor common stock at the close of business on April 25, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it. Metamor and PSINet cannot complete the merger unless the holders of a majority of the outstanding shares of Metamor common stock vote to adopt the merger agreement.

   For more information about the merger, please review the accompanying proxy statement/prospectus and the copy of the merger agreement attached as Annex 1.

   Please do not send any stock certificates at this time.

   After careful consideration, Metamor's board of directors has approved the merger agreement by unanimous vote and determined that the merger is fair to you and in your best interests. The board of directors unanimously recommends that you vote for the adoption of the merger agreement.

                                          By Order of the Board of Directors,

                                          Margaret G. Reed
                                          Senior Vice President, General
                                          Counsel

                                          and Corporate Secretary

Houston, Texas

May 12, 2000

    Whether or not you plan to attend the special meeting, please cast your vote by telephone, over the Internet or by completing, signing and dating the enclosed proxy and returning it promptly in the enclosed postage-paid envelope.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Questions and Answers.....................................................   1

Summary...................................................................   4
  PSINet Summary Unaudited Pro Forma Condensed Combined Financial
   Information............................................................  15
  PSINet Summary Consolidated Financial and Operating Data................  16
  Metamor Summary Consolidated Financial Data.............................  18

Risk Factors..............................................................  19
  Risk Factors Relating to the Merger.....................................  19
  Risk Factors Relating to PSINet.........................................  20
  Risk Factors Relating to Metamor........................................  28

The Companies.............................................................  29
  PSINet Inc. ............................................................  29
  Metamor Worldwide, Inc. ................................................  31

The Special Meetings......................................................  34
  The PSINet Special Meeting..............................................  34
  The Metamor Special Meeting.............................................  35
  Voting of Proxies.......................................................  36
  Revocability of Proxies.................................................  36
  Solicitation of Proxies.................................................  37

The Merger................................................................  38
  Background to the Merger................................................  38
  PSINet's Reasons for the Merger and Board of Directors' Recommendation..  41
  Metamor's Reasons for the Merger and Board of Directors'
   Recommendation.........................................................  43
  Opinion of PSINet's Financial Advisor...................................  45
  Opinion of Metamor's Financial Advisor..................................  54
  Interests of Metamor Directors and Management in the Merger.............  59
  Tax Treatment...........................................................  61
  Form of the Merger......................................................  61
  Merger Consideration....................................................  61
  Conversion of Shares; Procedures for Exchange of Certificates;
   Fractional Shares......................................................  61
  Effective Time of the Merger............................................  62
  Listing of PSINet Common Stock on The Nasdaq Stock Market...............  62
  Material United States Federal Income Tax Consequences of the Merger....  62
  Accounting Treatment....................................................  64
  Regulatory Matters......................................................  64
  Appraisal Rights........................................................  64
  Continuation of Metamor Employee Benefits...............................  64
  Effect on Options Outstanding under Metamor Stock Plans.................  65
  Resale of PSINet Common Stock...........................................  65
  Investment by PSINet in Xpedior.........................................  65

The Merger Agreement......................................................  66
  Conditions to the Completion of the Merger..............................  66
  No Solicitation of Alternate Transactions...............................  67
  Termination.............................................................  68
  Termination Fees........................................................  68
  Conduct of Business Pending the Merger..................................  69
  Repayment of Metamor Debt; Convertible Notes............................  71
  Amendment and Waiver....................................................  71

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

  Expenses................................................................  72
  Representations and Warranties..........................................  72
  Amendments to the Metamor Certificate of Incorporation..................  72

Unaudited Pro Forma Condensed Combined Financial Information..............  73

Pro Forma Capitalization of PSINet........................................  82

Description of PSINet Capital Stock.......................................  83
  Common Stock............................................................  83
  Preferred Stock.........................................................  83
  Registration Rights.....................................................  86
  New York Anti-Takeover Law, Certain Charter and By-law Provisions and
   Other Anti-takeover Considerations.....................................  87
  Shareholder Rights Plan.................................................  89
  Transfer Agent and Registrar............................................  90

Comparison of Rights of Holders of Common Stock of PSINet and Metamor.....  90

PSINet Employee Stock Purchase Plans......................................  96

PSINet Executive Compensation.............................................  99

Legal Matters............................................................. 103

Experts................................................................... 103

Other Matters............................................................. 104

Where You Can Find More Information....................................... 104

Documents Incorporated by Reference....................................... 105

Special Note Regarding Forward-Looking Statements......................... 106

 Annexes
 -------
 Annex 1 Agreement and Plan of Merger
 Annex 2 Opinion of FleetBoston Robertson Stephens Inc.
 Annex 3 Opinion of Lazard Freres & Co. LLC
 Annex 4 Proposed Amendments to PSINet's Employee Stock Purchase Plans

                           QUESTIONS AND ANSWERS

Q: Why are PSINet and Metamor proposing to merge?

A: PSINet is a leading global provider of Internet and eCommerce solutions to businesses. As an Internet Super Carrier, it provides Internet connectivity and Web hosting services to approximately 100,000 corporate customers in 28 countries. Including its ISP, carrier, small office/home office (SOHO) and consumer businesses, PSINet serves over 2.0 million end users around the world. It serves approximately 90 of the 100 largest metropolitan statistical areas in the U.S. and has a presence in the 20 largest telecommunications markets globally.

  Metamor is a leading provider of information technology, or IT, solutions and offers a broad array of IT solutions through its four business units:

    . Metamor Enterprise Solutions, a provider of comprehensive enterprise value chain services, including supply chain management, enterprise resource planning and customer relationship management;

    . Metamor Global Solutions, a provider of global application development and outsourcing;

    . Metamor Industry Solutions, a provider of industry segment solutions; and

    . Metamor European Operations, a provider of IT consulting and ERP solutions in the European market.

  Metamor also owns approximately 80% of Xpedior Incorporated, a publicly-traded company that provides innovative, comprehensive eBusiness solutions for Global 2000 companies and emerging Internet businesses.

  Metamor's IT service offerings are complementary to PSINet's hosting and network capabilities, with virtually no overlap in customers or services. The combined companies will have the ability to offer a broad array of "end-to-end" solutions to business customers of all sizes. This type of comprehensive solution is in high demand in the middle market where the combined company will focus a major portion of its marketing efforts.

Q: What will happen in the merger?

A: Metamor will become a wholly owned subsidiary of PSINet, and Metamor's stockholders will become shareholders of PSINet.

Q: What will Metamor stockholders receive?

A: In exchange for each of their Metamor shares, Metamor stockholders will receive 0.9 of a share of PSINet common stock.

Q: Why is PSINet Proposing to Amend its Employee Stock Purchase Plans?

A: PSINet is proposing to amend its Employee Stock Purchase Plans to increase the number of shares of PSINet's common stock that may be issued under the plans from 2,115,000 shares to 4,115,000 shares and to permit PSINet to allow employees of acquired companies to begin participating in the plans at such times and on such terms as the committee administering the plans may determine. The amendment to increase the number of shares is necessary to accommodate the significant increase in the number of employees of PSINet as a result of the merger. The amendment to provide flexibility with respect to employees of acquired companies is necessary to permit Metamor employees to begin participating in the plans prior to the commencement of a new offering period under the plans, subject to the discretion of the committee administering the plans.

Q:  What do I need to do now?

A: After carefully reading and considering the information contained in this document, please cast your vote. You may vote by telephone, over the Internet or by completing and signing your proxy and returning it in the enclosed return envelope as soon as possible, so that your shares may be represented at the applicable special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the issuance of the PSINet common stock and the amendments to PSINet's Employee Stock Purchase Plans if you are a PSINet shareholder and in favor of adoption of the merger agreement if you are a Metamor stockholder.

  The special meetings will take place on June 15, 2000. You may attend the applicable special meeting and vote your shares in person, rather than providing your proxy.

Q:  How do I vote by telephone or over the Internet?

A: If you are a PSINet shareholder, you may vote as follows:

  .  you may vote using a telephone by calling 1-877-PRX-VOTE (1-877-779-
     8683) from a touch tone telephone 24 hours a day 7 days a week; or

  . you may vote using the Internet by visiting the website http://www.eproxyvote.com/psix-1.

  If you are a Metamor stockholder, you may vote as follows:

  . you may vote using a telephone by calling 1-800-PROXIES (1-800-776-9437) from a touch tone telephone 24 hours a day 7 days a week; or

  . you may vote using the Internet by visiting the website http://www.voteproxy.com.

  When you call the applicable number or visit the applicable web site, simply follow the instructions provided. In order to vote, you will need to provide your social security number and the PIN number from your proxy card in the case of PSINet shareholders or the control number from your proxy card in the case of Metamor stockholders. The telephone and Internet voting systems will preserve the confidentiality of your vote and will confirm your voting instructions with you. You may also use the systems to change your selections on any or all of the proposals to be voted.

Q:  Can I change my vote after I have provided my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation to the Corporate Secretary of PSINet or Metamor, as applicable, at the address set forth below or submit your new proxy in the same way you submitted your prior proxy. Third, you can attend the applicable special meeting and vote in person.

Q: If my PSINet or Metamor shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your PSINet or Metamor shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted. PSINet shares that are not voted may reduce the likelihood that a quorum will be present at the PSINet special meeting. Metamor shares that are not voted will have the effect of a vote against the merger.

Q:  Should I send in my Metamor stock certificates now?

A: No. You should continue to hold your Metamor stock certificates until after the merger is completed. After the merger is completed you will receive a transmittal letter from the paying agent with instructions on how to surrender your Metamor stock certificates. PSINet shareholders will not need to surrender their PSINet stock certificates at any time.

Q: When do you expect the merger to be completed?

A: We expect the merger to be completed immediately after the special meetings.

Q: Will the rights of Metamor stockholders before the merger be different than their rights as PSINet shareholders after the merger?

A: Yes. For a summary of material differences between the rights of Metamor stockholders and the rights of PSINet shareholders, see pages 90 through 95.

Q:  Am I entitled to appraisal rights?

A: No. Neither holders of PSINet common stock nor holders of Metamor common stock are entitled to appraisal rights in connection with the merger.

Q:  What are my tax consequences as a result of the merger?

A: PSINet shareholders will not have any tax consequences as a result of the merger. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, holders of Metamor common stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their Metamor common stock for PSINet common stock in the merger, except with respect to cash received instead of fractional shares of PSINet common stock. We describe the material U.S. federal income tax consequences of the merger in more detail beginning on page 62, although your tax consequences will depend upon the facts of your own situation. You should consult your own tax advisor for a full understanding of the consequences of the merger on your tax position.

Q:  Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this document or the enclosed proxy, you should contact either:

                PSINet Inc.                       Metamor Worldwide, Inc.
                                             4400 Post Oak Parkway, Suite 1100
          44983 Knoll Square
                                                   Houston, Texas 77027
       Ashburn, Virginia 20147
       Attention: Investor Relations           Attention: Investor Relations
                                                 Telephone: (713) 548-3488
      Telephone: (703) 726-1577
                                                 Facsimile: (713) 963-9711
      Facsimile: (703) 726-4261

     email: investor-relations@psi.com       email: investor@metamor.com

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should carefully read this entire document and the other documents to which we have referred you. See "Where You Can Find More Information" on page 104. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. (As used in this document, "we" and "our" refers to PSINet and Metamor together.)

                                 The Companies

PSINet Inc.

44983 Knoll Square

Ashburn, Virginia 20147

Telephone: (703) 726-4100

   PSINet is a leading global provider of Internet and eCommerce solutions to businesses. With its worldwide fiber network and related optronic equipment, multiple Internet and eCommerce hosting centers, full suite of Internet access and eCommerce products, extensive global distribution network and global brand name recognition, PSINet has become an Internet Super Carrier or ISC. It offers a robust suite of products that enable its customers to utilize the Internet around the globe for mission critical applications carried over a worldwide fiber optic network that is capable of transmission speeds in excess of three terabits per second. It provides Internet connectivity and Web hosting services to approximately 100,000 corporate customers in 28 countries. Including its Internet service provider (ISP), carrier, small office/home office (SOHO) and consumer businesses, PSINet serves over 2.0 million end users around the world. It serves approximately 90 of the 100 largest metropolitan statistical areas in the U.S. and has a presence in the 20 largest telecommunications markets globally.

   PSINet's services and products include dedicated, dial-up and digital subscriber line (DSL) Internet access services connections, Web hosting and collocation services, transaction network services, virtual private networks
(VPNs), eCommerce solutions, voice-over-Internet protocol (IP), e-mail and managed security services. It also provides wholesale and private label network connectivity and related services to other ISPs and telecommunications carriers to further utilize its network capacity. PSINet operates eight Internet and eCommerce hosting centers with an aggregate of 250,000 square feet in North America, Europe and Asia and plans to open sixteen more hosting centers having more than 1,750,000 additional square feet.

Metamor Worldwide, Inc.
4400 Post Oak Parkway, Suite 1100
Houston, Texas 77027
Telephone: (713) 548-3400

   Metamor is a leading provider of information technology (IT) solutions with one of the broadest and most diverse service offerings available in the industry. It was founded in 1993 as a traditional staffing services business under the name COREStaff, Inc. In 1994, Metamor began offering information technology services to its clients and in 1998 it divested itself of its traditional staffing services business. In 1999, Metamor completed the initial public offering of 20% of its eBusiness solutions subsidiary, Xpedior Incorporated. On December 16, 1999, Xpedior began trading on The Nasdaq Stock Market under the symbol "XPDR." Metamor still owns approximately 80% of the outstanding stock of Xpedior.

   Information technology solutions consist of solutions relating to systems that support the flow of information within and between companies and institutions through electronic means, including computer systems, software and peripheral systems. To meet the needs of its clients and implement solutions with flexible project delivery capabilities, Metamor offers a broad array of information technology solutions through its four business units:

  . Metamor Enterprise Solutions, a provider of comprehensive enterprise value chain services, including supply chain management, enterprise resource planning (ERP) and customer relationship management;

  . Metamor Global Solutions, a provider of global application development and outsourcing;

  .  Metamor Industry Solutions, a provider of industry segment solutions;
     and

  . Metamor European Operations, a provider of IT consulting and ERP solutions in the European market.

                            Recent Developments

   For the quarter ended March 31, 2000, PSINet reported, on a consolidated basis, revenue of $222.9 million, EBITDA of $(15.5) million, and net loss available to common shareholders of $(204.2) million, compared to revenue of $104.9 million, EBITDA of $(6.8) million, and net loss available to common shareholders of $(59.3) million reported in the comparable period in 1999. The results for the quarter ended March 31, 2000 included a restructuring charge of $16.9 million and $59.0 million of write-offs of assets and accelerated depreciation and amortization of certain tangible and intangible assets. These amounts relate to a plan developed and approved during the first quarter of 2000 directed at developing a global brand image, eliminating network redundancies, streamlining operations and product offerings and leveraging acquisition synergies. PSINet defines EBITDA as earnings (losses) before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expenses, charge for acquired in-process research and development, restructuring charge and costs related to the planned distribution or sale of its consumer business.

   As a result of acquisitions in 1998 and 1999, PSINet has amassed a significant number of consumer customers throughout its operating regions. Its primary strategic focus is on providing services to business and wholesale customers. Accordingly, in February and March 2000 PSINet announced that it has begun consolidating its worldwide retail consumer operations into a new retail business unit known as Inter.net. Inter.net will be run by an experienced management team and will consist of nearly 500 staff specialists in consumer sales, marketing and customer support, as well as the existing billing and customer support systems. Inter.net will initially serve approximately 550,000 consumer accounts distributed throughout global markets (mostly outside of the United States), with over 30 localized consumer portals in more than 20 countries. PSINet is currently assessing its options regarding Inter.net, including a possible IPO or spin-off of the business, to best maximize PSINet shareholder value. As a result, during the first quarter of 2000 PSINet incurred approximately $1.1 million of incremental direct costs related to the consolidation and planned distribution or sale of its consumer business.

   For the quarter ended March 31, 2000, Metamor reported, on a consolidated basis, revenues of $158.4 million and a net loss of $(5.7) million, compared to revenues of $121.7 million and net income of $9.2 million reported in the comparable period in 1999. Excluding Xpedior, Metamor's core units reported revenues of $107.4 million for the quarter ended March 31, 2000 on a combined basis.

                   The PSINet Special Meeting (page 34)

   The special meeting of PSINet shareholders will be held on Thursday, June 15, 2000, at 10:00 a.m., local time, at PSINet's offices located at 44983 Knoll Square, Ashburn, Virginia. At the special meeting, PSINet will ask its shareholders of record on April 25, 2000 to vote on two proposals:

  . a proposal to approve the issuance of shares of common stock, par value $0.01 per share, of PSINet pursuant to the agreement and plan of merger among PSINet Inc., PSINet Shelf IV Inc. (a wholly owned subsidiary of PSINet Inc.) and Metamor Worldwide, Inc. under which Metamor will become a wholly owned subsidiary of PSINet; and

  . a proposal to amend PSINet's Employee Stock Purchase Plans to increase the number of shares of PSINet common stock that may be issued under the plans and to provide PSINet with additional flexibility with respect to employees of acquired companies.

The shares of PSINet common stock that will be issued in connection with the merger will include shares to be issued as merger consideration to the Metamor stockholders, shares issuable under Metamor options that are assumed by PSINet (including outstanding options under Metamor's Employee Stock Purchase Plan) and shares issuable upon the conversion of outstanding convertible notes of Metamor that are not converted prior to the merger. The proposed amendments to PSINet's Employee Stock Purchase Plans would increase the aggregate number of shares of PSINet's common stock that may be issued under the plans by 2,000,000 shares from 2,115,000 shares to 4,115,000 shares and would permit PSINet to allow employees of acquired companies to begin participating in the plans at such times and on such terms as the committee administering the plans may determine.

   The approval of the amendments to the Employee Stock Purchase Plans is not a condition to the completion of the merger, and the approval of the issuance of the shares of PSINet common stock in connection with the merger is not a condition to the amendment of the Employee Stock Purchase Plans.

Record Date; Voting Power

   PSINet shareholders are entitled to vote at the PSINet special meeting if they owned PSINet shares as of the close of business on April 25, 2000, the record date for the meeting.

   On the record date, there were 157,329,642 shares of PSINet common stock entitled to vote at the PSINet special meeting. PSINet shareholders will have one vote at the PSINet special meeting for each share of PSINet common stock that they owned on the record date.

Quorum; Vote Required

   A majority of the outstanding shares of PSINet's common stock entitled to vote at the PSINet special meeting is required to establish a quorum at the special meeting. The affirmative vote of a majority of the votes cast at the PSINet special meeting with respect to the issuance of the PSINet common stock is required for the approval of the issuance of the PSINet common stock in connection with the merger. The affirmative vote of a majority of the votes cast at the PSINet special meeting with respect to the Employee Stock Purchase Plan amendments is required for the approval of the plan amendments.

Voting by PSINet Directors and Executive Officers

   Based on information available to PSINet, it believes that as of the record date its directors and executive officers and their affiliates owned and were entitled to vote approximately 11,500,000 shares of PSINet common stock, or approximately 7.3% of the shares of PSINet common stock outstanding on the record date. William Schrader, PSINet's Chairman and Chief Executive Officer, has agreed to vote 11,117,354 shares of

PSINet common stock that he is entitled to vote at the PSINet special meeting, which represents 7.1% of the outstanding PSINet common stock entitled to vote at the meeting, "for" the approval of the issuance of the PSINet common stock in connection with the merger.

                   The Metamor Special Meeting (page 35)

   The special meeting of Metamor stockholders will be held on Thursday, June 15, 2000, at 9:00 a.m., local time, at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas. At the special meeting, Metamor will ask its stockholders of record on April 25, 2000 to vote upon a proposal to adopt the merger agreement.

Record Date; Voting Power

   Metamor stockholders are entitled to vote at the special meeting if they owned Metamor shares as of the close of business on April 25, 2000, the record date for the meeting.

   On the record date, there were 34,700,992 shares of Metamor common stock entitled to vote at the Metamor special meeting. Metamor stockholders will have one vote at the Metamor special meeting for each share of Metamor common stock that they owned on the record date.

Vote Required

   The affirmative vote of a majority of the shares of Metamor common stock outstanding on the record date is required to adopt the merger agreement.

Voting by Metamor Directors and Executive Officers

   Based on information available to Metamor, it believes that as of the record date, Metamor directors and executive officers and their affiliates owned and were entitled to vote 2,652,895 shares of Metamor's common stock, or approximately 7.6% of the shares of Metamor common stock outstanding on the record date. Peter Dameris, Metamor's Chairman, Chief Executive Officer and President, has agreed to vote 48,650 shares of Metamor common stock that he is entitled to vote at the Metamor special meeting, representing less than one percent of the outstanding Metamor common stock entitled to vote at the meeting, "for" the adoption of the merger agreement.

                           The Merger (page 38)

   The merger agreement is attached as Annex 1 to this document. We encourage you to read the merger agreement. It is the principal document governing the merger.

Structure of the Merger

   Subject to the terms and conditions of the merger agreement, PSINet Shelf IV Inc., a wholly owned subsidiary of PSINet, will merge with and into Metamor. At the effective time of the merger, the separate corporate existence of PSINet Shelf IV Inc. will end. Metamor will be the surviving corporation in the merger and will continue its corporate existence as a wholly owned subsidiary of PSINet.

What Metamor Stockholders Will Receive in the Merger (page 61)

   The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of Metamor common stock will be converted into the right to receive PSINet common stock at an exchange ratio of 0.9 of a share of PSINet common stock for each share of Metamor common stock.

Treatment of Metamor Stock Options (page 65)

   At the effective time of the merger, each outstanding option to purchase Metamor common stock will be assumed by PSINet and converted into an option to purchase a number of shares of PSINet common stock equal to the number of Metamor shares covered by the option multiplied by the exchange ratio (i.e., 0.9:1.0), with an exercise price equal to the exercise price in effect prior to the merger divided by the exchange ratio. The assumed options will otherwise be subject to their existing terms and conditions. The vesting of some Metamor stock options will automatically accelerate as a result of the merger, including options to purchase approximately 132,000 shares of Metamor stock held by officers and directors of Metamor.

Repayment of Metamor Debt; Convertible Notes

   Metamor and PSINet have agreed to cooperate to pay or satisfy at the effective time of the merger the outstanding debt of Metamor and its subsidiaries, with limited exceptions. This debt includes an aggregate of approximately $40.2 million of borrowings or commitments under Metamor's revolving credit facility, as of April 25, 2000, and approximately $227 million face amount of convertible subordinated notes of Metamor. The parties expect that the convertible notes will be called for redemption on August 18, 2000 (the earliest call date for the notes). The convertible notes are convertible into Metamor common stock at an effective conversion price of $37.95 per share (based on the applicable redemption price on the earliest redemption date). The convertible notes will become convertible into PSINet common stock upon consummation of the merger at an appropriately adjusted conversion rate. The notes may be converted by the holders of the notes at any time prior to the redemption date, and any notes not converted prior to the redemption date will be redeemed for cash.

Ownership of PSINet Following the Merger

   Based on the number of outstanding Metamor shares on its record date and assuming that no convertible notes of Metamor are converted, no outstanding options of Metamor are exercised, and no Metamor shares are purchased under Metamor's employee stock purchase plan prior to the merger, Metamor stockholders will receive approximately 31.2 million shares of PSINet common stock in the merger. As of the record date, the total number of shares of PSINet common stock that may be issued as a result of the Metamor transaction is approximately 40.6 million if all outstanding Metamor convertible notes are converted, all Metamor options that are outstanding or permitted to be granted prior to the merger are exercised, and 350,000 Metamor shares are purchased under Metamor's employee stock purchase plan. Based on these numbers and on the number of outstanding shares of PSINet common stock on its record date, following the merger former Metamor stockholders, noteholders and option holders will own in the aggregate between 19.9% and 25.8% of the outstanding shares of PSINet common stock.

Investment by PSINet in Xpedior (page 65)

   PSINet and Xpedior have entered into a letter of intent relating to an investment by PSINet of $50 million in Xpedior preferred stock simultaneously with the closing of the merger. While the making of this investment is conditioned upon the completion of the merger, it is not a condition to the consummation of the merger.

Appraisal Rights (page 64)

   Neither PSINet shareholders nor Metamor stockholders will have appraisal rights in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger (page 62)

   The merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. It is a condition to the completion of the merger that Metamor receive an opinion from its attorneys to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; provided, however, in the event that Metamor's counsel is unwilling to render an opinion the condition will be satisfied if an opinion that is reasonably satisfactory to Metamor is rendered by attorneys for PSINet. It is also a condition to the completion of the merger that PSINet receive an opinion from its attorneys to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; provided, however, in the event that PSINet's counsel is unwilling to render an opinion the condition will be satisfied if an opinion that is reasonably satisfactory to PSINet is rendered by attorneys for Metamor. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, holders of Metamor common stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their Metamor common stock for PSINet common stock in the merger, except with respect to cash received instead of fractional shares of PSINet common stock.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (page 64)

   The merger will be accounted for as a "purchase" of Metamor by PSINet.

Regulatory Matters (page 64)

   United States antitrust laws prohibit PSINet and Metamor from completing the merger until after they have furnished specified information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. PSINet and Metamor each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on April 10, 2000, and early termination of the waiting period was granted on April 26, 2000.

Boards of Directors Recommendations (pages 41 and 43)

   PSINet's board of directors believes that the terms of the merger and the merger agreement are fair to and in the best interests of PSINet and its shareholders and unanimously recommends that PSINet's shareholders vote "for" the approval of the issuance of the PSINet common stock in connection with the merger. Metamor's board of directors believes that the terms of the merger and the merger agreement are fair to and in the best interests of Metamor and its stockholders and unanimously recommends that Metamor's stockholders vote "for" the adoption of the merger agreement.

   To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see the information beginning on pages 38 and 19, respectively.

Fairness Opinions of Financial Advisors (pages 45 and 54)

   In deciding to approve the merger, PSINet's board of directors considered, among other things, the opinion of its financial advisor, FleetBoston Robertson Stephens Inc. (Robertson Stephens), dated March 21, 2000, to the effect that, as of such date and based upon and subject to the various considerations set forth in such opinion, the exchange ratio in connection with the merger is fair to PSINet from a financial point of view.

This opinion is attached as Annex 2 to this document. The U.S. financial markets have been volatile, particularly for technology companies, since March 21, 2000, so we encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion is not a recommendation to shareholders of PSINet as to how they should vote with respect to the proposed issuance of the PSINet common stock.

   In deciding to approve the merger, Metamor's board of directors considered, among other things, the opinion of its financial advisor, Lazard Freres & Co. LLC (Lazard), dated March 21, 2000, to the effect that, as of such date and based upon and subject to the various considerations set forth in such opinion, the exchange ratio in connection with the merger is fair to Metamor stockholders from a financial point of view. This opinion is attached as Annex 3 to this document. The U.S. financial markets have been volatile, particularly for technology companies, since March 21, 2000, so we encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion is not a recommendation to stockholders of Metamor as to how they should vote with respect to the proposed merger.

Interests of Metamor Directors and Management in the Merger (page 59)

   Metamor stockholders should note that a number of directors and officers of Metamor have interests in the merger as directors or officers that are different from, or in addition to, those of a Metamor stockholder. For a description of these differences see pages 59 through 61.

Conditions to the Merger (page 66)

   PSINet and Metamor will complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

  . PSINet's shareholders must approve the issuance of the shares of PSINet common stock in connection with the merger at the PSINet special meeting;

  . Metamor's stockholders must adopt the merger agreement at the Metamor special meeting;

  . the waiting period required under applicable antitrust laws shall have expired or been terminated;

  . Metamor's outstanding debt (including Metamor's 2.94% Convertible Subordinated Notes having a face amount of approximately $227 million and amounts due under Metamor's $80 million revolving credit facility of which $40.2 million was outstanding or committed as of April 25, 2000) must be paid or satisfied prior to the effectiveness of the merger, with funds to be provided by PSINet at the closing;

  . the PSINet common stock issuable to Metamor stockholders in the merger and pursuant to the assumed Metamor options must have been approved for listing on The Nasdaq Stock Market;

  . no court with appropriate jurisdiction has issued an order, judgment, decree, injunction or ruling which restrains, enjoins or prohibits the completion of the merger;

  . the registration statement of which this document forms a part must remain effective;

  . PSINet, PSINet Shelf IV Inc. and Metamor must satisfy the representations, warranties and covenants contained in the merger agreement with specified materiality qualifications; and

  . each of PSINet and Metamor must have received the tax opinions described above.

Termination of the Merger Agreement (page 68)

   The merger agreement may be terminated for the following reasons:

   1. PSINet and Metamor can agree by mutual written consent to terminate the merger agreement at any time without completing the merger.

  2. PSINet or Metamor can terminate the merger agreement if:

    . the merger is not consummated on or before October 31, 2000 (unless the reason for the delay is a material breach under the merger agreement by the party seeking to terminate);

    . the approvals required from the PSINet shareholders and Metamor stockholders are not obtained at the special meetings;

    . any court issues any order or takes other legal action which permanently enjoins or prohibits the completion of the merger and, after reasonable efforts by PSINet and Metamor, the court's action is final and nonappealable; or

    . the other party has breached in any material respect any of its representations, warranties or obligations under the merger agreement which causes one or more of the closing conditions to be incapable of being satisfied by October 31, 2000.

   3. Before the Metamor special meeting, Metamor can terminate the merger agreement if Metamor's board of directors receives an unsolicited proposal by a third party to acquire Metamor on terms determined by Metamor's board of directors to be more favorable to Metamor stockholders than the terms of the merger with PSINet. In the event that Metamor's board of directors decides to accept a superior proposal, it must first give PSINet the opportunity to negotiate and make adjustments to the terms of the merger agreement that would enable PSINet to proceed with the merger.

   4. PSINet can terminate the merger agreement if Metamor's board of directors withdraws or adversely modifies its approval or approves or recommends an unsolicited third party proposal.

Non-Solicitation (page 67)

   In the merger agreement, Metamor has agreed not to discuss alternative transactions to the merger with third parties, with specified exceptions designed to preserve the Metamor board's right to exercise its fiduciary duties.

   PSINet has agreed not to enter into any agreement that would expressly prevent the merger or is conditioned upon the merger not occurring.

Termination Fees (page 68)

   Metamor must pay PSINet a termination fee of $45 million if:

   1. Metamor terminates the merger agreement in order to accept a more favorable proposal or withdraws or modifies its approval or recommendation of the merger in connection with the Metamor special meeting after receipt of a more favorable proposal;

   2. PSINet terminates the merger agreement because Metamor's board of directors approves or recommends a more favorable third party proposal;

   3. the merger agreement is terminated because holders of Metamor common stock fail to adopt the merger agreement at the Metamor special meeting as it may be adjourned from time to time, a third party acquisition proposal is publicly disclosed prior to the completion of the Metamor special meeting, and within 12 months after the termination Metamor enters into a definitive agreement with any third party with respect to an acquisition proposal or an acquisition proposal is consummated; or

   4. the merger agreement is terminated by PSINet based on a material breach of the agreement by Metamor; by Metamor or PSINet if the closing of the merger fails to occur by October 31, 2000; or by PSINet based on Metamor's withdrawal or adverse modification of its recommendation of the merger agreement and, in each case:

    . there has been a third party acquisition proposal between the date of the merger agreement and the date of termination;

    . following the existence of the acquisition proposal, prior to the termination, Metamor has intentionally breached in any material respect (and not cured) any of its material agreements under the merger agreement; and

    . within 12 months of the termination Metamor enters into a definitive agreement relating to an acquisition proposal or an acquisition proposal is completed.

   PSINet must pay Metamor a termination fee of $45 million if:

   1. the PSINet shareholders have not approved the issuance of the PSINet common stock at the PSINet special meeting as it may be adjourned from time to time, and

   2. either

    . prior to the PSINet special meeting, the board of directors of PSINet approved a bona fide written proposal or offer or entered into a definitive agreement with respect to the acquisition of PSINet or a majority interest in PSINet by another entity, or

    . such a transaction is announced to the public at any time after the date of the merger agreement and prior to the PSINet special meeting and within 12 months following the final adjournment of the PSINet special meeting, PSINet enters into a definitive agreement with any third party with respect to the acquisition of PSINet or a majority interest in PSINet by any third party or such an acquisition by any third party is consummated.

          Comparative Per Share Market Price and Dividend Information

   PSINet common stock is listed for trading on The Nasdaq Stock Market under the trading symbol "PSIX" and Metamor common stock is listed on The Nasdaq Stock Market under the trading symbol "MMWW."

   The following table shows the closing prices for PSINet and Metamor shares and the equivalent price per share of Metamor common stock based on the exchange ratio on March 21, 2000, the last full trading day before the public announcement of the proposed merger, and on May 11, 2000, the most recent date for which quotations were available prior to the printing of this document.

                                                                Equivalent price
                                               PSINet  Metamor     per share
                                               Common   Common     of Metamor
         Date                                  Stock    Stock     Common Stock
         ----                                 -------- -------- ----------------
      March 21, 2000......................... $49.5000 $16.0000     $44.5500
      May 11, 2000...........................  25.8750  20.9375      23.2875

   Neither Metamor nor PSINet has ever declared or paid any cash dividends on its common stock. Except as required with respect to PSINet's preferred stock, PSINet currently intends to retain all of its earnings, if any, for use in its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future. In addition, PSINet's debt securities contain limitations on its ability to declare and pay cash dividends.

   The following table sets forth, for the periods indicated, the high and low sales prices per share of PSINet common stock and Metamor common stock on The Nasdaq Stock Market. For current price information, stockholders are urged to consult publicly available sources.

                                               PSINet Common        Metamor
                                                   Stock         Common Stock
                                             ----------------- -----------------
              Calendar Period                  High     Low      High     Low
              ---------------                -------- -------- -------- --------
Year Ended December 31, 1998:
  First Quarter............................. $ 6.4375 $ 2.5000 $39.6250 $20.7500
  Second Quarter............................   7.6250   5.0000  39.2500  28.5000
  Third Quarter.............................  10.9688   5.0625  37.6250  22.0000
  Fourth Quarter............................  12.5313   4.1875  29.1250  17.8750
Year Ended December 31, 1999:
  First Quarter.............................  23.1250  10.5000  29.1250  12.8750
  Second Quarter............................  36.8750  17.3750  28.7500  12.5625
  Third Quarter.............................  32.6875  16.7500  25.3750  13.7500
  Fourth Quarter............................  35.2500  15.5312  41.6250  15.6875
Year Ending December 31, 2000:
  First Quarter.............................  60.9375  27.2500  35.7500  15.2500
  Second Quarter (through May 11, 2000).....  35.0000  18.1250  28.8750  15.0000

             Unaudited Pro Forma Comparative Per Share Information

   We have summarized below information concerning earnings, cash dividends and book value per share for:

  .  PSINet on a historical basis;

  .  Metamor on a historical basis;

  .  the combination of PSINet and Metamor on a pro forma basis; and

  . the equivalent of one share of Metamor common stock, based on the exchange ratio of 0.9 of a share of PSINet common stock for each share of Metamor common stock.

   You should read the information set forth below in conjunction with the audited financial statements of Metamor and PSINet incorporated by reference in this document and the unaudited condensed combined consolidated financial information and related notes presented elsewhere in this document. See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information."

                                                                 Equivalent of
                                   PSINet    Metamor              One Metamor
                                 Historical Historical Pro Forma     Share
                                 ---------- ---------- --------- -------------
     Fiscal year ended December
      31, 1999:
       Basic earnings per
        share...................   (3.49)      0.96      (3.45)      (3.11)
       Diluted earnings per
        share...................   (3.49)      0.96      (3.45)      (3.11)
       Cash dividends declared
        per share...............       0          0          0           0
       Book value per share.....    4.93      13.26      16.08       14.47

  PSINet Summary Unaudited Pro Forma Condensed Combined Financial Information
       (In millions of U.S. dollars, except share and per share amounts)

   The following Summary Unaudited Pro Forma Condensed Combined Financial Information of PSINet gives pro forma effect to the merger as well as to other transactions, as more fully discussed under "Unaudited Pro Forma Condensed Combined Financial Information," as if they had occurred on January 1, 1999 for the statement of operations data and on December 31, 1999 for the balance sheet data.

   If PSINet had actually completed the merger in prior periods, Metamor might have performed differently. You should not rely on the pro forma financial information as an indication of the results that PSINet would have achieved if the merger had taken place earlier or of the future results that the companies will achieve after completion of the merger. For further information concerning the following summary pro forma financial information, including the adjustments made in preparing it, please refer to "Unaudited Pro Forma Condensed Combined Financial Information" incorporated by reference into this document.

                                                                     Pro Forma
                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
Combined Statement of Operations Data:
Internet access revenue...........................................    $  758.8
Services revenue..................................................       577.0
                                                                      --------
    Total revenue.................................................     1,335.8
Operating costs and expenses:
  Data communications and operations..............................       523.4
  Cost of services revenue........................................       341.0
  Selling, general and administrative.............................       403.2
  Depreciation and amortization...................................       350.1
  Charge for acquired in-process R&D..............................        88.7
                                                                      --------
    Total operating costs and expenses............................     1,706.4
                                                                      --------
Loss from operations..............................................      (370.6)
Interest expense..................................................      (196.2)
Interest income...................................................        56.0
Other income, net.................................................         1.1
                                                                      --------
Loss from continuing operations before income taxes...............      (509.7)
Income tax benefit (expense)......................................         --
                                                                      --------
Loss from continuing operations...................................      (509.7)
Return to preferred shareholders..................................       (55.8)
                                                                      --------
Loss from continuing operations available to common shareholders..    $ (565.5)
                                                                      ========
Basic and diluted loss per share from continuing operations.......    $  (3.45)
                                                                      ========
Shares used in computing basic and diluted loss per share from continuing operations
 (in thousands)...................................................     163,765
                                                                      ========
                                                                     Pro Forma
                                                                       As of
                                                                    December 31,
                                                                        1999
                                                                    ------------
Combined Balance Sheet Data:
Cash, cash equivalents, short-term investments and marketable se-
 curities.........................................................    $2,261.9
Restricted cash and short-term investments........................       154.1
Total assets......................................................     7,142.9
Current portion of debt...........................................       115.0
Long-term debt, less current portion..............................     3,394.4
Shareholders' equity..............................................     2,991.6

         PSINet Summary Consolidated Financial and Operating Data

   The following table sets forth for the periods indicated summary consolidated financial and operating data for PSINet. The consolidated balance sheet data, consolidated statement of operations data and consolidated cash flow data as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 have been derived from PSINet's audited consolidated financial statements. In 1998 and 1999, PSINet acquired a significant number of businesses, including Transaction Network Services, Inc. (TNI), acquired a significant amount of global fiber optic bandwith, issued a significant amount of debt and equity and, in 1998, incurred a non-recurring arbitration charge. In 1996 PSINet sold its individual subscriber accounts and certain related assets and in 1997 it sold its software subsidiary. These transactions affect the comparability of PSINet's financial position, results of operations and cash flows for those years. The following summary consolidated financial and operating data should be read in conjunction with PSINet's more detailed consolidated financial statements and related notes incorporated by reference into this document.

   The following information gives effect to a two-for-one stock split of PSINet's common stock, effected in the form of a stock dividend on February 11, 2000, to holders of record as of the close of business on January 28, 2000.

   EBITDA is used in the Internet services industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of performance determined in accordance with generally accepted accounting principles. PSINet defines EBITDA as earnings (losses) before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expenses, charge for acquired in-process research and development, restructuring charge and costs related to the planned distribution or sale of its consumer business. PSINet's definition of EBITDA may not be comparable to similarly titled measures used by other companies.

Exchange of Series C Preferred Stock

   In February and March 2000, PSINet exchanged 8,155,192 newly issued shares of its common stock for an aggregate of 4,629,335 shares of its outstanding Series C preferred stock through individually negotiated transactions with a limited number of holders of its Series C preferred stock. The implied premium of approximately $1.7 million incurred in connection with the exchanges, net of cash to be received from the deposit account relating to the exchanged shares, will be recognized as a return to preferred shareholders in the first quarter of 2000. Subsequent to the exchange, PSINet converted the exchanged Series C preferred stock into 7,422,675 shares of its common stock, which is held as treasury stock.

Issuance of Convertible Series D Preferred Stock

   In February 2000, PSINet completed an offering of 16,500,000 shares of 7% Series D cumulative convertible preferred stock for aggregate net proceeds of approximately $740.2 million after expenses (excluding amounts paid by the purchasers of the Series D preferred stock into a deposit account established for the benefit of the holders of the Series D preferred stock). The Series D preferred stock has a liquidation preference of $50 per share.

                                       Year Ended December 31,
                                -----------------------------------------
                                 1995    1996    1997    1998      1999
                                ------  ------  ------  -------  --------
                                (In millions of U.S. dollars, except
                                               share,
                                    per share and operating data)
Consolidated Statement of
 Operations Data:
Revenues:
 U.S........................... $ 36.2  $ 77.6  $104.0  $ 156.0  $  270.6
 International.................    2.5     6.8    17.9    103.6     284.1
                                ------  ------  ------  -------  --------
                                  38.7    84.4   121.9    259.6     554.7
 Other income, net.............    --      5.4     --       --        --
                                ------  ------  ------  -------  --------  ---
                                  38.7    89.8   121.9    259.6     554.7

Operating costs and expenses:
 Data communications and
  operations...................   32.1    70.1    94.4    199.4     396.4
 Sales and marketing...........   23.9    27.1    25.8     57.0     103.8
 General and administrative....   10.6    20.7    23.0     45.3      78.7
 Depreciation and
  amortization.................   14.8    28.0    28.3     63.4     166.5
 Charge for acquired in-
  process research and
  development..................    --      --      --      70.8      88.7
 Intangible asset write-down...    9.9     --      --       --        --
                                ------  ------  ------  -------  --------  ---
   Total operating costs and
    expenses...................   91.3   145.9   171.5    435.9     834.1
                                ------  ------  ------  -------  --------  ---
Loss from operations...........  (52.6)  (56.1)  (49.6)  (176.3)   (279.4)
Interest expense...............   (2.0)   (5.0)   (5.4)   (63.9)   (193.1)
Non-recurring arbitration
 charge........................    --      --      --     (49.0)      --
Loss before income taxes.......  (53.2)  (55.3)  (46.1)  (262.7)   (419.0)
Net loss.......................  (53.2)  (55.1)  (45.6)  (261.8)   (416.2)
Return to preferred
 shareholders..................    --      --     (0.4)    (3.1)    (17.7)
Net loss available to common
 shareholders.................. $(53.2) $(55.1) $(46.0) $(264.9) $ (433.9)
                                ======  ======  ======  =======  ========
Basic and diluted loss per
 share......................... $(1.01) $(0.70) $(0.57) $ (2.66) $  (3.49)
                                ======  ======  ======  =======  ========
Shares used in computing basic
 and diluted loss per shares
 (in thousands)................ 52,970  78,756  80,612   99,612   124,386
                                ======  ======  ======  =======  ========
Other Financial Data:
EBITDA:
 U.S........................... $(26.9) $(20.5) $(13.1) $ (26.2) $  (39.4)
 International.................   (1.0)   (7.5)   (8.1)   (15.9)     15.2
                                ------  ------  ------  -------  --------
                                $(27.9) $(28.0) $(21.2) $ (42.1) $  (24.2)
                                ======  ======  ======  =======  ========
Capital expenditures........... $ 45.2  $ 38.4  $ 50.1  $ 303.6  $  832.8
Consolidated Cash Flow Data:
Cash flows used in operating
 activities.................... $(30.1) $(32.5) $(15.6) $ (87.6) $ (157.8)
Cash flows used in investing
 activities....................  (22.0)   (7.9)  (15.6)  (783.9) (1,558.6)
Cash flows provided by (used
 in) financing activities......  151.4   (10.5)   12.6    874.2   2,520.3
Operating Data:
Number of POPs.................    241     350     350      500       900
Number of business customers
 accounts......................  8,200  17,800  26,400   54,700    91,000
Number of consumer customer
 accounts...................... 75,000       0   5,300  225,000   562,000


                                            December 31,
                                -----------------------------------------
                                 1995    1996    1997    1998      1999
                                ------  ------  ------  -------  --------
                                    (In millions of U.S. dollars)
Consolidated Balance Sheet
 Data:
Cash, cash equivalent, short-
 term investments and
 marketable securities......... $102.7  $ 56.4  $ 33.3  $ 322.5  $1,601.2
Restricted cash and short-term
 investments...................    --      0.9    20.7    162.5     154.1
Total assets...................  201.8   177.1   186.2  1,284.2   4,492.3
Current portion of debt........   16.6    26.9    39.6     60.0     115.0
Long-term debt, less current
 portion.......................   24.1    26.9    33.8  1,064.6   3,185.2
Shareholders' equity
 (deficit).....................  143.2    89.8    73.4   (120.2)    723.0

                Metamor Summary Consolidated Financial Data

   The following table sets forth for the periods indicated summary consolidated financial data for Metamor. The summary consolidated financial data as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 have been derived from Metamor's audited consolidated financial statements and have been restated to present as discontinued operations Metamor's staffing services business, which was sold during the third quarter of 1998, and its software solutions and project support units, which were sold in the third quarter of 1999. The extraordinary loss during 1996 of $1.4 million ($0.9 million after income taxes) related to the write-off of deferred loan costs of a revolving credit facility that was extinguished in November 1996. The following summary consolidated financial data should be read in conjunction with Metamor's more detailed consolidated financial statements and related notes incorporated by reference in this document.



                                         Year Ended December 31,
                               ------------------------------------------------
                                 1995      1996      1997      1998      1999
                               --------  --------  --------  --------  --------
                               (In thousands of U.S. dollars, except share
                                           and per share data)
Consolidated Statement of
 Operations Data:
Revenue from services........  $ 11,572  $ 30,089  $134,343  $341,174  $576,997
Cost of services.............     8,277    21,537    85,640   201,415   340,973
                               --------  --------  --------  --------  --------
Gross profit.................     3,295     8,552    48,703   139,759   236,024
Operating costs and
 expenses....................     6,033    11,509    39,059   100,552   200,341
                               --------  --------  --------  --------  --------
Operating income (loss)......    (2,738)   (2,957)    9,644    39,207    35,683
Interest expense and other...      (575)     (237)   (1,872)   (6,722)  (18,547)
                               --------  --------  --------  --------  --------
Income (loss) from continuing
 operations before income
 taxes.......................    (3,313)   (3,194)    7,772    32,485    17,136
Provision (benefit) for
 income taxes................    (1,399)     (753)    3,267    13,644     6,952
                               --------  --------  --------  --------  --------
Income (loss) from continuing
 operations..................    (1,914)   (2,441)    4,505    18,841    10,184
Income from discontinued
 operations..................     8,271    19,835    22,298    46,950    22,379
                               --------  --------  --------  --------  --------
Income before extraordinary
 loss........................     6,357    17,394    26,803    65,791    32,563
Extraordinary loss...........       --       (940)      --        --        --
                               --------  --------  --------  --------  --------
Net income...................  $  6,357  $ 16,454  $ 26,803  $ 65,791  $ 32,563
                               ========  ========  ========  ========  ========

Diluted earnings per share...
 Income (loss) from
  continuing operations......  $  (0.13) $  (0.08) $   0.14  $   0.56  $   0.30
 Income from discontinued
  operations.................      0.42      0.65      0.68      1.32      0.66
 Extraordinary loss..........       --      (0.03)      --        --        --
                               --------  --------  --------  --------  --------
Net income...................  $   0.29  $   0.54  $   0.82  $   1.88  $   0.96
                               ========  ========  ========  ========  ========

Number of shares used in
 computing diluted earnings
 per share (in thousands)....    19,715    30,365    32,608    38,665    34,093


                                               December 31,
                               ------------------------------------------------
                                 1995      1996      1997      1998      1999
                               --------  --------  --------  --------  --------
                                      (In thousands of U.S. dollars)
Consolidated Balance Sheet
 Data:
Working capital..............  $  1,206  $  9,251  $ 25,526  $  8,127  $183,703
Total assets.................   124,281   347,999   547,473   703,668   971,809
Long-term debt, net of
 current maturities..........    43,312   107,822   246,883   238,076   209,193
Stockholders' equity.........    75,165   230,917   262,597   338,745   458,155

                                  RISK FACTORS

   In addition to the other information included and incorporated by reference in this proxy statement/prospectus, investors should consider carefully the matters described below in determining whether to approve the issuance of the PSINet common stock or adopt the merger agreement.

Risk Factors Relating to the Merger

The exchange ratio for Metamor common stock to be acquired in the merger is fixed and will not be adjusted if there is any change in stock price

   Under the merger agreement, each share of Metamor common stock will be converted into the right to receive 0.9 of a share of PSINet common stock. This exchange ratio is a fixed number and will not be adjusted if there is any increase or decrease in the price of PSINet common stock or Metamor common stock. The closing price of PSINet's common stock has declined from $49.50 per share on the day prior to the announcement of the proposed merger to $25.875 on May 11, 2000. The prices of PSINet common stock and Metamor common stock at the closing of the merger may vary from their respective prices on the date of this document and on the date of the special meetings. These prices may vary because of changes in the business, operations or prospects of PSINet or Metamor, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Although we expect the merger to be completed on the date of the special meetings, it may be completed on a later date and the prices of PSINet common stock and Metamor common stock on the date of the special meetings may not be indicative of their respective prices on the date the merger is completed.

PSINet may face difficulties in integrating Metamor's business into PSINet's business

   PSINet and Metamor entered into the merger agreement with the expectation that integrating Metamor's IT solutions business with PSINet's technology in Internet connectivity, Web hosting and eCommerce and its suite of value-added products and services designed to maximize utilization of the Internet will present a significant opportunity to create a combined organization that will be a leader in providing global eCommerce and Internet solutions to businesses. PSINet's ability to create such a combined organization will be subject to risks associated with acquisitions including difficulties in integrating combined operations, the potential disruption of operations and the related negative impact on earnings and the incurrence of substantial expenses that could adversely affect its financial condition. PSINet intends to integrate Metamor's business into PSINet. Achieving the anticipated benefits of the merger will depend in large part upon whether the integration of Metamor's business into PSINet is accomplished in an efficient and effective manner. The integration of Metamor's business into PSINet will require, among other things, integration of the products and services, technologies, distribution channels, management information systems and key personnel of Metamor's business into PSINet. Neither PSINet nor Metamor can assure you that the integration of Metamor's business will be accomplished in an efficient and effective manner, if at all. If significant difficulties are encountered in the integration, it could have a material adverse effect on the business, results of operations and financial condition of PSINet.

   The integration of operations and technologies following the merger will require the dedication of management and other personnel which may distract their attention from the day-to-day businesses of PSINet and Metamor, development or acquisition of new products, services and technologies, and the pursuit of other business acquisition opportunities. The difficulties of integrating PSINet and Metamor may be increased by the necessity of coordinating organizations with distinct cultures and widely disbursed operations. Successful integration of the two companies' sales and marketing organizations will require the sales and marketing personnel of each company to learn about the often technically-complex products, services and technologies of the other company.

   In addition, successful combination of the PSINet and Metamor businesses will be dependent at least in part on the retention and integration of the key management, sales, marketing and engineering and other technical employees of Metamor's business into PSINet. Competition for qualified personnel in the IT solutions industry is intense and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. While each of PSINet and Metamor is engaged in ongoing efforts to retain key employees, it may be more difficult for PSINet to retain such employees after the merger. In particular, in connection with the closing of the merger, approximately 540,000 unvested Metamor stock options held by employees of Metamor will vest (representing 15.7% of the total unvested stock options of Metamor held by its employees). In addition, 620,000 unvested Xpedior stock options held by employees of Metamor will vest in connection with the merger. The acceleration of these options could potentially reduce the retention incentive to Metamor employees provided by the options. Neither PSINet nor Metamor can assure you that Metamor employees will remain with PSINet. The loss of services of key employees of Metamor could have a material adverse effect on the business, results of operations and financial condition of PSINet.

The price of PSINet common stock may be affected by factors different from those affecting the price of Metamor common stock

   Upon completion of the merger, holders of Metamor common stock will become holders of PSINet common stock. PSINet's business differs from that of Metamor, and PSINet's results of operations, as well as the price of PSINet common stock, may be affected by factors different from those that have affected the price of Metamor common stock. For a discussion of PSINet's and Metamor's businesses and other factors to consider, see PSINet's Annual Report on Form 10-K for the year ended December 31, 1999, and Metamor's Annual Report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference in this document.

Risk Factors Relating to PSINet

PSINet had approximately $3.3 billion of indebtedness as of December 31, 1999, which could restrict its operations and make it susceptible to economic downturns

   At December 31, 1999, PSINet's total indebtedness was $3.3 billion. Its annual interest expense increased from $63.9 million in 1998 to $193.1 million in 1999. PSINet estimates that its annual interest expense for the year 2000 will be approximately $363.5 million, assuming that it does not incur any additional indebtedness or refinance existing indebtedness.

   If PSINet is unable to generate sufficient cash from operations to service its indebtedness, it will be adversely affected. PSINet historically has been unable to generate sufficient cash flow from operations to meet its operating needs and has relied upon financings to fund its operations. PSINet cannot assure you that its business will generate cash flow from operations, or that future financings will be available, sufficient to fund its operations or satisfy its debt service or working capital requirements. PSINet's leverage could adversely affect its ability to obtain additional financing for working capital, acquisitions or for other purposes. Such leverage could make it more susceptible to economic downturns, contractions in the general market availability of equity or debt financing and competitive pressures. PSINet's leverage could also affect its liquidity as a substantial portion of available cash from operations must be applied to debt service requirements. In the event of a cash short-fall, PSINet could be forced to reduce expenditures or forego potential acquisitions and other elements of its business plan to meet such requirements.

PSINet may continue to incur substantial losses

   Although revenue has increased each year from $84.4 million in 1996 to $554.7 million in 1999, PSINet had net losses available to common shareholders of $55.1 million, $46.0 million, $264.9 million and $433.9 million, and had negative EBITDA of $28.0 million, $21.2 million, $42.1 million and $24.2 million, for each of the years ended December 31, 1996, 1997, 1998 and 1999, respectively. PSINet may continue to have losses and negative EBITDA as it continues its acquisition program and expansion of its global network operations.

   Factors that cause PSINet's operating results to fluctuate include:

  . general economic conditions and specific economic conditions in the Internet access industry;

  .  user demand for Internet services;

  . timing and amount of capital expenditures, other costs and expenses of expanding its network;

  . pricing changes, new product and new service introductions by it and its competitors;

  . the mix of services sold and the mix of channels through which those services are sold;

  . delays in obtaining sufficient supplies or inability to obtain sufficient equipment from limited sources and telecom facilities; and

  .  potential adverse legislative and regulatory developments.

   As a strategic response to a changing competitive environment, PSINet may elect from time to time to make pricing, service or marketing decisions that could have a material adverse effect on its business, results of operations and cash flow. As a result of these factors, PSINet may continue to generate net losses and negative EBITDA.

The terms of PSINet's financing arrangements may restrict the operations of PSINet and its subsidiaries

   PSINet's financing arrangements with its equipment lessors are secured by some of its assets. These financing arrangements require that PSINet satisfy many financial covenants. PSINet's ability to satisfy these financial covenants may be affected by events beyond its control. As a result, PSINet cannot assure you that it will be able to continue to satisfy such covenants. Some of PSINet's indentures also currently prohibit it from paying dividends and repurchasing its capital stock without consent. PSINet's failure to comply with covenants and restrictions could lead to a default under the terms of these agreements. In the event of a default under these financing arrangements, its lenders would be entitled to accelerate the outstanding indebtedness and foreclose upon any assets securing that indebtedness. Lenders would also be entitled to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of its securities.

   Upon completion of the merger, PSINet will control a majority of the voting power of Xpedior. As a result, Xpedior will become subject to restrictions on subsidiaries imposed by PSINet's four indentures unless PSINet takes prescribed action to cause Xpedior to be designated as a subsidiary that is not subject to those restrictions. The indenture restrictions, if applicable, would limit Xpedior's ability to incur indebtedness, issue preferred stock having specified features, make restricted payments including dividends and other distributions, create liens, sell assets or enter into certain mergers, consolidations and acquisitions. Xpedior would be free of the indenture restrictions if PSINet designated it as an "unrestricted subsidiary," if it obtained the consent of a majority in principal amount of noteholders under each of the indentures or if PSINet reduced its ownership of Xpedior voting shares to less than a majority. PSINet is considering various alternatives that would permit Xpedior to be free of the indenture restrictions.

PSINet partially depends on the cash flows of its subsidiaries in order to satisfy its debt obligations

   PSINet's operating cash flow and consequently its ability to service its debt is partially dependent upon the ability of its subsidiaries to distribute their earnings to it in the form of dividends. PSINet also depends on loans, advances or other payments of funds to it by its subsidiaries. If for some reason these funds were restricted, PSINet would be adversely affected. PSINet's subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to its financing commitments or to make any funds available for that purpose. PSINet's subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' financings, applicable law and other factors. PSINet's subsidiaries' creditors generally will have priority to the assets of those subsidiaries over the claims, if any, that PSINet may have against those assets and claims that holders of PSINet's indebtedness may indirectly have.

The growth of PSINet's eCommerce and Web hosting business is subject to a number of risks and uncertainties

   To successfully implement its business plan, PSINet must continue to grow its Internet and eCommerce hosting business. In order to do so, PSINet will need to locate and build Internet and eCommerce hosting centers. PSINet cannot assure you that it can locate suitable sites to build these centers along a fiber path on a cost-effective basis. If PSINet locates suitable sites, it will be subject to construction risks, such as cost overruns and delays, and possible difficulty in obtaining the hardware and telecommunications connectivity necessary to make the Internet and eCommerce hosting centers operational. Also, once completed, PSINet could experience difficulties in filling these centers to break even profit capacity. Given the growing competition in PSINet's industry, speed to market is a critical issue. To the extent PSINet experiences difficulties, delays and unexpected costs, it may be adversely affected.

PSINet may not be able to integrate acquired businesses and may not be able to acquire businesses in the future

   During the two years ended December 31, 1999, PSINet acquired TNI and 60 ISPs and related businesses for aggregate purchase prices and related payments of approximately $1.4 billion exclusive of assumed debt. In order to successfully integrate these businesses into PSINet's own existing business, PSINet needs to expand and refine its management, personnel, accounting, information systems and other resources.

   If PSINet does not effectively expand its capabilities and deploy its resources to meet these needs, its business may be disrupted and adversely affected. Other risks include:

  . possible inability of management to incorporate licensed or acquired technology and rights into PSINet's service offering; and

  . possible impairment of relationships with employees, customers and suppliers as a result of changes in management.

   PSINet cannot assure you that it will be successful in overcoming these risks or other problems encountered in connection with acquisitions, strategic alliances or investments it makes in other companies. PSINet believes that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies it will be able to realize cost savings. However, although PSINet has assembled teams to help it integrate the businesses that it acquires, it cannot assure you that the integration process will be successfully accomplished. PSINet may take charges or make adjustments to the depreciable lives of its assets as it integrates acquired companies and also seeks to reduce its cost structure. PSINet's inability to improve the operating performance of businesses it acquires or to integrate successfully the operations of those companies could have a material adverse effect on it. In addition, as PSINet proceeds with acquisitions in which the consideration consists of cash, a substantial portion of its available cash may be used for those purposes.

   The purchase price of many of the businesses that might become attractive acquisition candidates for PSINet likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods.

   In addition, an intangible asset that frequently arises in connection with the acquisition of a technology company is "acquired in-process research and development," which under present U.S. accounting standards must be expensed immediately upon acquisition. Such expenses, in addition to the financial impact of acquisitions, could have a material adverse effect on it and could cause substantial fluctuations in its quarterly and yearly operating results. During 1999, PSINet recorded $88.7 million of charges for acquired in-process research and development in connection with three acquisitions. Furthermore, in connection with acquisitions or strategic alliances, PSINet could incur substantial expenses including the expenses of integrating the business of the acquired company or the strategic alliance with its existing business.

   Although PSINet has been successful to date in identifying acquisition candidates at prices it considers to be reasonable, it cannot assure you that this will continue. PSINet expects that competition for appropriate acquisition candidates may be significant. It may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater resources than it has. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. PSINet cannot assure you that it will be able to successfully identify and acquire suitable companies on acceptable terms and conditions.

   If PSINet does not effectively expand its capabilities and deploy its resources to meet these needs, its business may be disrupted and adversely affected.

PSINet's growth and expansion may strain its ability to manage its operations and its financial resources

   PSINet's rapid growth has placed a strain on its administrative, operational and financial resources and has increased demands on its systems and controls. PSINet has more than 900 points of presence (POPs) and it plans to continue to expand the capacity of existing POPs as customer-driven demand dictates. In addition, PSINet has completed a number of acquisitions of companies and telecommunications bandwidth during 1998 and 1999 and plans to continue to do so. The process of consolidating the businesses and implementing the strategic integration of acquired businesses with PSINet's existing business may take a significant amount of time. It may also place additional strain on PSINet's resources and could subject it to additional expenses. PSINet cannot assure you that its existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor its growth. PSINet's continued growth and personnel turnover may also increase its need for qualified personnel. PSINet cannot assure you that it will be successful in attracting, integrating and retaining qualified personnel.

PSINet's success depends on providing increasing bandwidth to carry more information faster than its competitors, which is expensive, requires it to make significant future commitments and depends on technology that can become obsolete quickly

   At December 31, 1999, PSINet was obligated to make future cash payments totaling $388.9 million for acquisitions of global fiber-based and satellite telecommunications bandwidth, including indefeasible rights of use (IRUs) or other rights. In addition, if certain additional fiber-based bandwidth is delivered as expected in 2001, PSINet will have additional payment obligations ranging from $120.0 to $180.0 million, depending on when the bandwidth is delivered. PSINet also expects that there will be additional costs, such as connectivity and equipment charges to take full advantage of this acquired bandwidth and IRUs. Some of this fiber-based and satellite telecommunications bandwidth may require acquisition and installation of equipment necessary to access and light the bandwidth in order to make it operational. PSINet anticipates making significant investments to acquire and build-out new Internet and eCommerce hosting centers in key financial and business centers throughout the world and to purchase other facilities. PSINet currently anticipates that capital expenditures will be approximately $1.5 billion for the year ending December 31, 2000. Additionally, in connection with its awards of external and local wireless licenses in Hong Kong, PSINet has committed to invest approximately $385.8 million to build a next generation IP network in Hong Kong. If PSINet cannot continue to provide bandwidth, its business will suffer.

In order to compete effectively PSINet needs to continually develop new products and services that gain market acceptance and keep the confidence of its customers

   PSINet has introduced new enterprise service offerings, including value-added, IP-based enterprise communication services and DSL-based Internet access services. The failure of these services, particularly DSL-based services, to gain market acceptance in a timely manner could have an adverse effect on PSINet. To the extent that new or enhanced services are introduced and are not reliable, or there are quality or compatibility problems, it could negatively impact market acceptance of such services and adversely affect PSINet's ability to attract or retain customers and subscribers. PSINet's services may contain undetected errors or defects that could result in additional development or remediation costs and loss of credibility with its customers and subscribers.

   Additionally, if PSINet is unable to meet customer demand for network capacity, its network could become congested during peak periods. Congestion could adversely affect the quality of service it is perceived to provide. Conversely, due to the high fixed cost nature of its infrastructure, if PSINet's network is under- utilized, it could adversely affect its ability to provide cost-efficient services. PSINet's failure to match network capacity to demand could have an adverse effect on it.

If PSINet does not continue to expand internationally, its business may suffer

   A key component of PSINet's business strategy is its continued expansion into international markets. Revenue from PSINet's non-U.S. operations continues to increase as a percentage of consolidated results, comprising 51% of revenue for 1999. By comparison, PSINet's non-U.S. operations comprised 40% of revenue for all of 1998. As a result of PSINet's acquisition of TNI, its revenue mix will likely change again in 2000 because TNI's revenues are derived primarily from U.S. operations. PSINet may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct its foreign operations successfully. To the extent that PSINet cannot do so, its business may be adversely affected. In addition, there are a number of risks involved with doing business abroad including:

  . unexpected changes in or delays resulting from foreign laws, regulatory requirements, tariffs, customs, duties and other trade barriers;

  .  difficulties in staffing and managing foreign operations;

  .  longer payment cycles and problems in collecting accounts receivable;

  . fluctuations in currency exchange rates and foreign exchange controls which restrict or prohibit repatriation of funds;

  .  technology export and import restrictions;

  .  delays resulting from customs brokers or government agencies;

  . seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

  . potentially adverse tax consequences, which could adversely impact the success of PSINet's international operations.

   Asia-Pacific and Latin American countries in which PSINet operates have experienced economic difficulties and uncertainties during the past few years. Economic difficulties and uncertainties in varying regions of the world could also adversely affect PSINet.

The loss of key management personnel could have a material adverse effect on PSINet

   PSINet's success is highly dependent upon the personal abilities of its senior executive management, which includes its Chairman of the Board and Chief Executive Officer and founder and its President and Chief

Operating Officer. PSINet has employment agreements with both of these senior executive officers. The loss of the services of key management personnel could have a material adverse effect on PSINet.

   PSINet experiences personnel turnover from time to time. Three of PSINet's financial and accounting executives recently have taken positions with other companies. PSINet has filled the positions on an interim basis while it is actively recruiting to fill these positions permanently. It does not expect the departure of these executives to have a material adverse effect on it. The transition of financial and accounting management could result in some disruption to PSINet's ongoing operations. If PSINet fails to complete this transition in a timely manner, its financial and accounting systems and operations may suffer.

PSINet could be adversely affected by changes in suppliers or delays in delivery of their products and services

   From time to time, PSINet is dependent on third party suppliers for its leased-line connections, or bandwidth, and some hardware components. Some of these suppliers are or may become competitors. To the extent these suppliers increase prices, PSINet may be adversely affected. Moreover, any failure or delay on the part of PSINet's network providers to deliver bandwidth to it or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect PSINet.

   In the case of hardware suppliers, although PSINet attempts to maintain a minimum of two vendors for each required product, it is not always able to do so. Some components that PSINet uses to provide networking services are currently supplied only by one source. PSINet has from time to time experienced delays in the receipt of hardware components and telecommunications facilities, including delays in delivery of Primary Rate Interface telecommunications facilities, which connect its dial-up customers to its network. A failure by a supplier to deliver products and services on a timely basis, or the inability to develop alternative sources for such products and services, could adversely affect PSINet's business.

   Recent legislative and regulatory actions may affect the prices that PSINet is charged by the regional bell operating companies and other bandwidth carriers, which could adversely affect PSINet's business.

PSINet's network is susceptible to failure, shutdown and disruption

   PSINet has implemented many network security measures, such as limiting physical and network access to its routers. Nonetheless, PSINet's network infrastructure is potentially vulnerable to computer viruses, break-ins, denials of service and similar disruptive problems that could lead to interruptions in service to its customers. Third parties could also potentially jeopardize the security of confidential information stored in the computer systems of PSINet's customers. Any one of these disruptions could deter potential customers, result in loss of customer confidence and adversely affect PSINet's existing customer relationships. PSINet also cannot assure you that it will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network, whether because of an "act of God" or otherwise.

   These disruptions may also result in claims against PSINet or liability to it. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have an adverse effect on PSINet or its reputation or on its ability to attract and retain customers for its products.

PSINet may be liable for information distributed on its network

   The law relating to liability of ISPs for information disseminated through their networks is not completely settled. A number of lawsuits have sought to impose such liability for defamatory speech, infringement of copyrighted materials and other claims. A U.S. Circuit Court of Appeals case held that an ISP was protected by a provision of the Communications Decency Act from liability for material posted on its system but this case may not be applicable in other factual circumstances. Other courts have held that online service providers and ISPs may, under some circumstances, be subject to damages for copying or distributing copyrighted materials.

However, in an effort to protect certain qualified ISPs, the Digital Millennium Copyright Act provides qualified ISPs with a "safe harbor" from liability for copyright infringement. PSINet has taken steps to qualify for the "safe harbor" but there is no assurance that it will be found to have qualified, if challenged in court. In 1998, the Child Online Protection Act was enacted requiring limitations on access to pornography and other material deemed "harmful to minors." This legislation has been attacked in court as a violation of the First Amendment. PSINet is unable to predict the outcome of this case at this time. The imposition upon ISPs or Web server hosts of potential liability for materials carried on or disseminated through their systems could require it to implement measures to reduce its exposure to such liability. Such measures may require that PSINet spend substantial resources or discontinue some product or service offerings. Any of these actions could have an adverse effect on PSINet's business, operating results and financial condition.

   The regulation and liability of ISPs regarding information disseminated through their networks is also undergoing a process of development in other countries. For example, a recent court decision in England held an ISP liable for certain allegedly indecent content carried through its network under factual circumstances in which the ISP had failed to delete it when asked to do so by the complainant. This case is reported to have settled at the end of March 2000 with the ISP paying the claimant (Pounds)200,000. Legal developments in other countries may impact PSINet due to its operations in those countries as well as the ubiquity of the Internet. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including PSINet.

   One particular area of uncertainty in this regard results from the entry into effect of European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data. The EU Directive imposes obligations in connection with the protection of personal data collected or processed by third parties. Under some circumstances, PSINet may be regarded as subject to the EU Directive's requirements. The United States and the European Union currently are negotiating the application of the EU Directive to U.S. companies.

Asserting and defending intellectual property rights may adversely impact results of operations regardless of the outcome

   Competitors increasingly assert intellectual property infringement claims against each other. The success of PSINet's business depends on its ability to successfully defend its intellectual property. These types of claims may have a material adverse impact on it regardless of whether or not PSINet is successful. From time to time, PSINet has received claims that it has infringed upon the rights of others. If a competitor were successful bringing a claim against PSINet, PSINet's business might suffer. PSINet cannot assure you that it will be successful defending or asserting its intellectual property rights.

PSINet is subject to foreign currency and exchange risks

   During the year ended December 31, 1999, 51% of PSINet's revenue was derived from operations outside the United States and 21% of its assets were located outside the United States. PSINet anticipates that a significant percentage of its future revenue and operating expenses will continue to be generated from operations outside the United States, including investment in foreign companies. Accordingly, PSINet will be subject to significant foreign currency and exchange risks. PSINet's obligations and those of its customers in foreign currencies will be subject to unpredictable and indeterminate fluctuations in the event that such currencies change in value relative to U.S. dollars. Furthermore, PSINet and its customers may be subject to exchange control regulations which might restrict or prohibit the conversion of such currencies into U.S. dollars. Although PSINet has not entered into hedging transactions to limit its foreign currency risks, as a result of the increase in its foreign operations and its issuance of euro-denominated indebtedness, it may implement such practices in the future. PSINet cannot assure you that it will be successful in these activities or that they will not have an adverse effect on its financial condition.

PSINet is subject to competitive pressures that may adversely impact it

   The market for Internet connectivity and related services is extremely competitive. PSINet's current and prospective competitors include national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television and direct broadcast satellite providers, wireless communications providers and on-line service providers. While PSINet believes that its network, products and customer service distinguish it from its competitors, some of these competitors have greater market presence, brand recognition, and financial, technical and personnel resources.

New regulations may adversely affect PSINet

   PSINet's activities subject it to varying degrees of federal, state and local regulation. The Federal Communications Commission (FCC) exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications.

   PSINet's Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC has indicated that some services offered over the Internet, such as phone-to-phone IP telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined. PSINet is unable to predict what regulations may be adopted in the future, or to what extent existing laws and regulations may be found applicable, or the impact that any new or existing laws may have on its business. PSINet cannot assure you that new laws or regulations relating to Internet services will not have an adverse effect on it. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, would affect PSINet's costs of serving dial-up customers and could have an adverse effect on it.

If PSINet becomes subject to provisions of the Investment Company Act of 1940, its business operations may be restricted

   PSINet has significant amounts of cash and pending its utilization of all the net proceeds from its debt and equity offerings will have an even greater amount of cash invested in short-term investment grade and government securities. The Investment Company Act of 1940 places restrictions on the capital structure and business activities of companies registered thereunder. PSINet has active business operations in the Internet industry and does not propose to engage in investment activities in a manner or to an extent which would require it to register as an investment company under the Investment Company Act of 1940. The Investment Company Act of 1940 permits a company to avoid becoming subject to it for a period of up to one year despite the holding of investment securities in excess of the amount permitted if, among other things, its board of directors has adopted a resolution which states that it is not the company's intention to become an investment company. PSINet's board of directors has adopted such a resolution that would become effective in the event it is deemed to fall within the definition of an investment company. If PSINet were to be determined to be an investment company, its business would be adversely affected.

The market price and trading volume of PSINet's stock may be volatile

   The market price and trading volume of PSINet's common stock has been and may continue to be highly volatile. Factors such as variations in PSINet's revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances or acquisitions involving PSINet's competitors or price reductions by PSINet, PSINet's competitors or providers of alternative services could cause the market price of PSINet's common stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. The broad market fluctuations have adversely affected and may continue to adversely affect the market price of PSINet's common stock and convertible preferred stock. In addition, fluctuating markets could adversely affect PSINet's ability to finance its requirements for acquisitions and working capital.

PSINet does not anticipate paying cash dividends on its common stock

   PSINet has never declared or paid any cash dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, PSINet's debt securities contain limitations on its ability to declare and pay cash dividends.

Risk Factors Relating to Metamor

   Investors are urged to read the risk factors relating to Metamor's business contained in Metamor's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 which is incorporated by reference in this document. After the merger, these risk factors will apply to the combined entity. To the extent that the businesses of PSINet and Metamor are subject to similar risks, the combined entity may be more susceptible to such risks than either PSINet or Metamor would be as an individual company.

                                 THE COMPANIES

PSINet Inc.

   PSINet is a leading global provider of Internet and eCommerce solutions to businesses. As an Internet Super Carrier (ISC), it offers a robust suite of products globally that enables its customers to utilize the Internet for mission critical applications carried over a worldwide fiber optic network that is capable of transmission speeds in excess of three terabits per second. PSINet defines the elements of an ISC to include:

  . Worldwide fiber network and related optronic equipment--PSINet operates one of the largest global data communications networks. It is Internet optimized and built with PSINet's fiber, satellite and wireless facilities which circumnavigate the globe, and is designed to enable PSINet's customers to connect to the Internet and access their corporate networks and systems resources from most of the world's major business and population centers.

  . Multiple Internet and eCommerce hosting centers--PSINet currently has open eight global Internet and eCommerce hosting centers located in Amsterdam, Herndon (Virginia/DC), La Chaux-de-Fonds (Switzerland), London, Los Angeles, New York City, Toronto and Tokyo. These data centers contain a total of approximately 250,000 square feet. In addition, PSINet plans to open the following 16 global Internet and eCommerce hosting centers: eight in its U.S./Canada segment (Atlanta, Austin, Boston, Dallas, Loudoun (Virginia/DC), Miami, San Francisco and Toronto); three in its Europe segment (Berlin, Geneva and Paris); three in its Asia/Pacific segment (Hong Kong, Seoul and Sydney) and two in its Latin America segment (Buenos Aires and Mexico City). These data centers are expected to range from 60,000 to 360,000 square feet each. Once all of these hosting facilities are completed, PSINet will have more than 2 million square feet of state-of-the-art infrastructure in key financial and business centers around the world.

  . Full suite of products--PSINet offers a full suite of Internet access and eCommerce products for corporate customers in 28 countries that not only allow them to access the Internet but also to host their mission critical business applications. It has a private label business unit, serving leading Internet Service Providers (ISPs) and telephone companies with Internet services supporting nearly 1 million consumers. In addition, through its Virtual ISP (VISP) programs, PSINet provides a full private label solution to organizations who wish to offer Internet services to their customers, employees or members.

  . Extensive global distribution--PSINet has over 1,000 sales personnel and 2,500 Value Added Resellers (VAR), systems integrators and Web design professionals throughout the world.

  . Global brand name recognition--PSINet's brand name is increasingly recognized throughout the world for Internet and eCommerce services and applications that meet the needs of business customers, supported by local language sales, provisioning and service.

   PSINet offers a suite of value-added products and services that allow its customers, through their use of the Internet, to more efficiently transact and conduct eCommerce with their customers, suppliers, business partners and remote office locations. PSINet provides Internet connectivity and Web hosting services to approximately 100,000 corporate accounts, which together with its ISP, carrier, small office/home office (SOHO) and consumer businesses around the world serve over 2.0 million end users. PSINet's services and products include dedicated, dial-up and digital subscriber line (DSL) Internet access services connections, Web hosting and collocation services, transaction network services, virtual private networks (VPNs), eCommerce solutions, voice-over-Internet protocol (IP), e-mail and managed security services. PSINet also provides wholesale and private label network connectivity and related services to other ISPs and telecommunications carriers to further utilize its network capacity. It serves approximately 90 of the 100 largest metropolitan statistical areas in the U.S., has a presence in the 20 largest telecommunications markets globally and operates in 28 countries. PSINet conducts its business through operations organized into five geographic operating segments--U.S./Canada, Latin America, Europe, Asia/Pacific and India/Middle East/Africa.

   PSINet operates one of the largest global commercial data communications networks. Its Internet-optimized network extends around the globe and is connected to more than 900 POPs that enable its customers to connect to the Internet. Its network reach allows PSINet customers to access their corporate network and systems resources through local calls in over 150 countries. It expands the reach of its network by connecting with other large ISPs through contractual arrangements, called peering agreements, that permit the exchange of information between its network and the networks of its peering partners. PSINet offers free peering to ISPs in more than 100 cities in the continental U.S., which provides each party with the opportunity to bypass the often congested and unreliable public exchange points, thereby improving overall network performance and customer satisfaction. PSINet currently has eight global Internet and eCommerce hosting centers operating and plans to open 16 more centers. It also has three network operating centers that monitor and manage network traffic 24-hours per day, seven-days per week.

   PSINet's mission is to build the premier global IP-based communications company. It has grown by using multiple sales channels, including direct sales and resellers, and by acquiring other ISPs and related businesses in key markets. It has increased revenues by providing services and products that enhance its customers' business processes by helping them to effectively use the Internet. It has embarked on an initiative to aggressively grow its hosting center business through the construction of more than $1.0 billion of new facilities.

   As a result of acquisitions in 1998 and 1999, PSINet has amassed a significant number of consumer customers throughout its operating regions. Its primary strategic focus is on providing services to business and wholesale customers. Accordingly, in February and March 2000 PSINet announced that it has begun consolidating its worldwide retail consumer operations into a new retail business unit known as Inter.net. Inter.net will be run by an experienced management team and will consist of nearly 500 staff specialists in consumer sales, marketing and customer support, as well as the existing billing and customer support systems. Inter.net will initially serve approximately 550,000 consumer accounts distributed throughout global markets (mostly outside of the United States), with over 30 localized consumer portals in more than 20 countries. PSINet is currently assessing its options regarding Inter.net, including a possible IPO or spin-off of the business, to best maximize PSINet shareholder value. In the first quarter of 2000, PSINet incurred $1.1 million of incremental costs related to the consolidation and planned distribution or sale of its consumer business.

   In February 2000, PSINet announced the launch of PSINet Ventures, a new corporate venture program. With a combination of cash investments and the exchange of services for equity, PSINet Ventures will partner with innovative Internet entrepreneurs through direct minority equity investments, typically during early and mid-stage financing. PSINet Ventures will focus globally on application service providers (ASPs), content service providers (CSPs), eCommerce providers, Internet infrastructure providers, incubators, and other emerging opportunities that enhance PSINet's financial and competitive technology and service positions. The services for equity structure permits the start-up company to purchase any PSINet service, including managed web hosting and VISP services, in exchange for equity rather than cash.

   During the past two years PSINet has made significant acquisitions of fiber-based bandwidth and related equipment to enhance its network infrastructure and lower its per unit operating costs. In addition, it has acquired more than 65 companies throughout its five geographic operating regions, with many in the same countries where the result is an overlapping network infrastructure. During the first quarter of 2000, PSINet completed and approved a plan that will be directed to eliminating redundancies, streamlining operations, and taking advantage of synergies created by its mergers and acquisitions process. As a result of these actions, during the quarter ended March 31, 2000 PSINet recorded a restructuring charge of $16.9 million and $59.0 million of write-off of assets and accelerated depreciation and amortization of certain tangible and intangible assets.

Metamor Worldwide, Inc.

   Metamor is a leading provider of information technology (IT) solutions with one of the broadest and most diverse service offerings available in the industry. It was founded in 1993 as a traditional staffing services business under the name COREStaff, Inc. In 1994, Metamor began offering information technology services to its clients and in 1998 it divested itself of its traditional staffing services business. In 1999, Metamor completed the initial public offering of 20% of its eBusiness solutions subsidiary, Xpedior Incorporated. On December 16, 1999, Xpedior began trading on The Nasdaq Stock Market under the symbol "XPDR." Metamor still owns approximately 80% of the outstanding stock of Xpedior. As a result of the proposed merger with PSINet, Metamor has withdrawn its request for a private letter ruling from the IRS related to the tax-free distribution of Xpedior common stock to Metamor stockholders. Once the merger is completed, PSINet intends to explore its available alternatives while maintaining a close operating relationship with Xpedior.

   Information technology solutions consist of solutions relating to systems that support the flow of information within and between companies and institutions through electronic means, including computer systems, software and peripheral systems. To meet the needs of its clients and implement solutions with flexible project delivery capabilities, Metamor offers a broad array of information technology solutions through its four business units: Metamor Enterprise Solutions, a provider of comprehensive enterprise value chain services, including supply chain management (SCM), enterprise resource planning
(ERP) and customer relationship management (CRM); Metamor Global Solutions, a provider of global application development and outsourcing; Metamor Industry Solutions, a provider of industry segment solutions; and Metamor European Operations, a provider of IT consulting and ERP solutions in the European markets.

   Many of Metamor's clients are Global 2000 corporations. Metamor also has a significant presence in the middle market with client companies ranging in size from $200 million to $2 billion in annual revenues. Metamor offers its clients a broad range of IT solutions. With offices across the United States and abroad, Metamor's flexible delivery of value-added services is provided through a combination of geographic presence, industry focus and specialized technology practices. These services include the following:

  . Strategy and planning--Involves working with a client to determine how information flows can be leveraged to cut costs, increase productivity, and in many cases drive revenue. To evaluate systems, consultants study business processes, audiences, channels and users to determine what applications and level of IT infrastructure are necessary to meet clients' strategic goals.

  . Process improvement--Leverages past IT investments by ensuring appropriate infrastructure, eliminating inefficiencies and migrating to newer technologies.

  . Enterprise resource planning--Includes strategic planning, package evaluations, business system analysis, infrastructure analysis, customization, implementation, maintenance, help desk support, upgrade planning and deployment, training and education, web enablement and change management services. Experienced project teams, including project leaders, functional and technical leads, developers and application database administrators, leverage past experience while implementing these complex systems.

  . Customer relationship management--Includes assessment, planning, implementation and on-going support services of CRM solutions that automate such functions as lead generation, opportunity management, workflow analysis, field service and client care.

  . Supply chain management--Includes assessment, planning, implementation and on-going support of SCM solutions that optimize the way goods are produced, from long-term sourcing and capital plans to short-term scheduling on manufacturing floors. Benefits include more efficient production, more timely products and service delivery, and the information necessary to isolate and circumvent problems throughout the supply chain.

  . eStrategy--Defines eEnabled business processes, system and application requirements and the operational roles associated with new eBusiness strategies. An initial assessment is followed by a

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

     formal plan to launch or improve the success of eBusiness objectives including technology recommendations, time frames and infrastructure needs.

  . eDevelopment--Designing and delivering browser-enabled solutions for eCommerce, intranets, extranets, and web sites. Consultants determine the technology combination best suited for a client's unique needs, including database and integration, web site design and development, intranet systems and architecture.

  . eMarketing--Includes defining sales channels, analyzing client bases to identify high-value clients, creating strategies to capture client needs and preferences and defining a process for mass customized messaging driven by client requirements.

  . eEnablement--Integrating package, custom and legacy systems with Internet technologies to bridge the gap between operations, clients and suppliers.

  . Custom application development--Involves leveraging expertise in industry dynamics, process management, and application and architecture design to construct scalable and flexible custom software applications. Solutions take into account the business processes surrounding the new system and the unique needs of the end user.

  . System integration--Provide customized integration services, from implementing new third-party software, to preparing for the integration of systems from acquired companies.

  . Enterprise application integration--Allows interoperability between two or more enterprise applications by implementing a set of technologies that allow the movement and exchange of information between different applications and business processes within and between organizations.

  . Knowledge management--Implementing systems that can uncover important information about an organization's clients, suppliers and internal operations that is buried within multiple sources, inaccurate, or otherwise unusable. Components of a knowledge management system include data warehousing, data mining, business analysis and business intelligence solutions.

  . Quality assurance and testing--Using a proven testing methodology, certified software test engineers provide user, unit and acceptance testing using automated testing tools.

  . Training--Developing highly customized courseware focused on the end-user and offering prepackaged application software training for clients who choose to initiate, or continue, their training in-house.

  . Application maintenance--Ensuring the ongoing accessibility, functionality and interoperability of customized applications, third party applications and applications developed by Metamor.

  . Networking services--Supporting complex distributed network infrastructures through planning and modeling, design, implementation, technical support, desktop management, security, disaster avoidance and data/voice/video integration.

  . Total IT management--Providing the complete IT department, from the chief information officer function (strategy and management) through the help desk.

   Metamor has developed a sales and marketing strategy that focuses on national, regional and local accounts within specific industries. Regional and local accounts are targeted by account managers at the regional offices, enabling Metamor to capitalize on the local expertise and established relationships of its regionally-dispersed employees. Where appropriate, the sales efforts are supported with specific expertise from the functional Centers of Excellence and Practice areas. Such accounts are solicited through personal sales presentations, referrals from clients and advertising in a variety of local and national media, including newspapers, trade and industry publications, radio and outdoor advertising. Metamor also conducts public relations activities designed to enhance public recognition of Metamor and its services. Local employees are

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encouraged to be active in civic organizations and industry trade groups to facilitate the development of new client relationships.

   Metamor's national sales and marketing efforts are coordinated by management at the corporate level, which enables Metamor to develop a consistent, focused strategy to pursue new business opportunities. Metamor employs the Solutions Selling(R) methodology, and has trained all of its sales staff so that it can more effectively sell its solutions based IT services. The Company continues to penetrate existing customers, to expand existing business while offering solutions based services to new customers in its strategic vertical industries. This strategy allows Metamor to leverage the capabilities of each of its business units and cross-sell its solutions using a single, standard sales and marketing approach.

   In the IT services industry, the demand for project managers, system architects, business analysts and other technology consultants significantly exceeds supply. Metamor's success depends in large part on its ability to attract, develop, motivate and retain highly-skilled IT consultants. Metamor has strong recruiting channels in the United States, Europe and India to hire experienced IT consultants. Metamor also has a program focused on hiring and training recent college graduates. To ensure the high quality of its personnel, Metamor follows a selection process that includes interviews, tests and reference checks. At December 31, 1999, Metamor employed approximately 4,650 full-time employees and consultants, of whom approximately 1,500 are foreign nationals working in the United States under H1-B permits. As of December 31, 1999, Xpedior had 1,317 full-time employees, comprised of 1,045 professionals and 272 administrative and support employees.


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

                              THE SPECIAL MEETINGS

   We are furnishing this proxy statement/prospectus to shareholders of PSINet and stockholders of Metamor as part of the solicitation of proxies by the PSINet and Metamor boards of directors for use at the special meetings of PSINet and Metamor.

The PSINet Special Meeting

   Date, Time and Place. PSINet's board of directors is soliciting proxies in the form accompanying this document for use at the special meeting of PSINet shareholders. The special meeting of PSINet shareholders will be held on Thursday, June 15, 2000, at 10:00 a.m., local time, at PSINet's offices located at 44983 Knoll Square, Ashburn, Virginia.

   Purpose of Special Meeting. At the special meeting, PSINet will ask holders of PSINet common stock as of the record date to approve the issuance of PSINet common stock in connection with the merger and to approve certain amendments to PSINet's 1999 Employee Stock Purchase Plan and 1999 International Employee Stock Purchase Plan (the Purchase Plans).

   Record Date; Stock Entitled to Vote; Quorum. PSINet's board of directors has fixed the close of business (5:00 p.m. local time in Virginia) on April 25, 2000 as the record date. Only holders of record of PSINet common stock at the close of business on the record date are entitled to notice of and to vote at the PSINet special meeting. On the record date, 157,329,642 shares of PSINet common stock were issued and outstanding and held by approximately 829 holders of record.

   A quorum will be present at the PSINet special meeting if a majority of the shares of PSINet common stock issued and outstanding and entitled to vote on the record date are represented at the meeting in person or by proxy. In the event that a quorum is not present at the PSINet special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of PSINet common stock on the record date are entitled to one vote per share at the PSINet special meeting.

   Voting by PSINet Directors and Executive Officers. Based on information available to PSINet, it believes that as of the record date its directors and executive officers and their affiliates owned and were entitled to vote approximately 11,500,000 shares of PSINet common stock, or approximately 7.3% of the shares of PSINet common stock outstanding on the record date.

   Proposal One--The Merger (pp. 38 through 95). The first proposal to be acted upon at the PSINet special meeting is a proposal to approve the issuance of PSINet common stock in connection with the merger. The shares of PSINet common stock that will be issued in connection with the merger will include shares to be issued as merger consideration to the Metamor stockholders, shares issuable under Metamor options that are assumed by PSINet (including outstanding options under Metamor's Employee Stock Purchase Plan) and shares issuable upon the conversion of outstanding convertible notes of Metamor that are not converted prior to the merger.

   The approval of the issuance of the PSINet common stock in connection with the merger requires the affirmative vote of a majority of the total votes cast with respect to such matter at the PSINet special meeting. William Schrader, PSINet's Chairman and Chief Executive Officer, has agreed to vote 11,117,354 shares of PSINet common stock that he is entitled to vote at the PSINet special meeting, representing 7.1% of the outstanding PSINet common stock entitled to vote at the meeting, "for" the approval of the issuance of the PSINet common stock in connection with the merger.

   PSINet's board of directors has determined that the merger is fair to, and in the best interests of, PSINet shareholders. The board has unanimously approved the merger and the issuance of the PSINet common stock in connection with the merger and unanimously recommends that PSINet shareholders vote "for" the issuance of the PSINet common stock.

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


   Proposal Two--Amendments to Employee Stock Purchase Plans (pp. 96 through
103). The second proposal to be acted upon at the PSINet special meeting is a proposal to approve amendments to the Purchase Plans. The amendments would increase the aggregate number of shares of PSINet common stock that may be issued under the Purchase Plans by 2,000,000 shares from 2,115,000 shares to 4,115,000 shares and would permit PSINet to allow employees of acquired companies to begin participating in the Purchase Plans at such times and on such terms as the committee administering the Purchase Plans may determine. The forms of the proposed amendments to the Purchase Plans are attached to this document as Annex 4. See "PSINet's Employee Stock Purchase Plans" for a description of the Purchase Plans.

   The increase in the number of shares that may be issued under the Purchase Plans is necessary to accommodate the significant increase in the number of PSINet's employees as a result of the merger. The amendment to provide flexibility with respect to employees of acquired companies is necessary to permit Metamor employees to begin participating in the Purchase Plans prior to the commencement of a new offering period under the Purchase Plans, subject to the discretion of the committee administering the Purchase Plans. PSINet wants to ensure that its employees will be able to participate in the Purchase Plans without interruption to assist it in attracting, retaining and motivating employees. In addition, if PSINet is required to restrict participation in the Purchase Plans because of an inadequate number of shares, under applicable accounting principles, it may be required to recognize expenses in connection with the Purchase Plans that it would not otherwise be required to treat as expenses.

   The approval of the amendments to the Purchase Plans requires the affirmative vote of a majority of the total votes cast with respect to such matter at the PSINet special meeting.

   PSINet's board of directors has determined that the proposed amendments to the Purchase Plans are in the best interests of PSINet shareholders. The board has unanimously approved the amendments and unanimously recommends that PSINet shareholders vote "for" the amendments to the Purchase Plans.

   The approval of the amendments to the Purchase Plans is not a condition to the completion of the merger, and the approval of the issuance of the PSINet common stock in connection with the merger is not a condition to the amendment of the Purchase Plans.

The Metamor Special Meeting

   Date, Time and Place. Metamor's board of directors is soliciting proxies in the form accompanying this document for use at the special meeting of Metamor stockholders. The special meeting of Metamor stockholders will be held on Thursday, June 15, 2000, at 9:00 a.m., local time, at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas.

   Purpose of Special Meeting. At the special meeting, we are asking holders of Metamor common stock to adopt the merger agreement. Metamor's board of directors has determined that the merger is fair to, and in the best interests of, Metamor stockholders. By the unanimous vote of those voting, the Metamor board has approved the merger agreement and the merger and recommends that Metamor stockholders vote "for" adoption of the merger agreement.

   Record Date; Stock Entitled to Vote; Quorum. Metamor's board of directors has fixed the close of business (5:00 p.m. local time in Texas) on April 25, 2000 as the record date. Only holders of record of Metamor common stock at the close of business on the record date, are entitled to notice of and to vote at the Metamor special meeting. On the record date, 34,700,992 shares of Metamor common stock were issued and outstanding and held by 221 holders of record.

   A quorum is present at the Metamor special meeting if one-third of the shares of Metamor common stock issued and outstanding and entitled to vote on the record date are represented at the meeting in person or by proxy; however, the adoption of the merger agreement will require approval of the holders of a majority of the outstanding shares of Metamor common stock. In the event that a quorum is not present at the Metamor special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Metamor common stock on the record date are entitled to one vote per share at the Metamor special meeting on the proposal to adopt the merger agreement.

   Votes Required. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of Metamor common stock outstanding on the record date.

   Voting by Metamor Directors and Executive Officers. Based on information available to Metamor, it believes that as of the record date, Metamor directors and executive officers and their affiliates owned and were entitled to vote 2,652,895 shares of Metamor common stock, or approximately 7.6% of the shares of Metamor common stock outstanding on the record date. Peter Dameris, Metamor's Chief Executive Officer and President, has agreed to vote 48,650 shares of Metamor common stock that he is entitled to vote at the Metamor special meeting, representing less than one percent of the outstanding Metamor common stock entitled to vote at the meeting, "for" the adoption of the merger agreement.

Voting of Proxies

   All PSINet and Metamor shares represented by properly executed proxies received in time for the applicable special meeting will be voted at the applicable special meeting in the manner specified by the proxies. Properly executed proxies that do not contain voting instructions will be voted "for" the approval of the issuance of the PSINet common stock or the adoption of the merger agreement, as the case may be. Shares of PSINet and Metamor common stock represented at the applicable special meeting but not voting, including shares of PSINet common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

   Only shares affirmatively voted for a proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Brokers who hold shares of PSINet or Metamor common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These unvoted shares are referred to as broker non-votes. Shares represented by broker non-votes will be counted as present for determining the existence of a quorum and, in the case of the Metamor special meeting, have the effect of votes against adoption of the merger agreement. The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meetings, including adjournments to permit further solicitations of proxies. No proxy voted against a proposal will be voted in favor of any adjournment or postponement.

   PSINet and Metamor do not expect any matter other than the proposals described in this document to be brought before either special meeting. If, however, either the PSINet or Metamor board of directors properly presents other matters at the applicable special meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

   The grant of a proxy by telephone, over the Internet or on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of PSINet or Metamor, as applicable, a duly executed revocation of proxy, by submitting in the same manner as the prior proxy a duly executed proxy bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not itself constitute revocation of a proxy.

Solicitation of Proxies

   PSINet will bear the cost of the solicitation of proxies from its shareholders, and Metamor will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of PSINet and Metamor and their respective subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. PSINet and Metamor will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. PSINet or Metamor, as applicable, will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

   MacKenzie Partners, Inc. will assist in the solicitation of proxies by PSINet. PSINet will pay MacKenzie Partners, Inc. a fee, not to exceed $5,000 plus reimbursement of certain out-of-pocket expenses, and will indemnify them against any losses arising out of their proxy solicitation services on behalf of PSINet. Georgeson Shareholder Communications Inc. will assist in the solicitation of proxies by Metamor. Metamor will pay Georgeson Shareholder Communications Inc. a fee, not to exceed $10,000 plus reimbursement of certain out-of-pocket expenses, and will indemnify them against any losses arising out of their proxy solicitation services on behalf of Metamor.

   Metamor stockholders should NOT send stock certificates with your proxy cards. You will receive instructions on when and where to surrender your stock certificates after the merger.


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

                                   THE MERGER

   The following discussion summarizes the material terms of the merger and the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex 1 to this document.

Background to the Merger

   Within the last year, PSINet began to receive feedback from its sales force that it would be advantageous to add certain eCommerce and information technology, or IT, services to its portfolio of customer offerings. As a result, one goal of PSINet's Internet Super Carrier strategy became attaining the ability to offer a complete portfolio of IT communications, hosting, out-sourced applications and system integration services. PSINet, after consultation with its financial advisor Donaldson, Lufkin & Jenrette Securities Corporation (DLJ), identified the acquisition of a large IT service provider as the best way to obtain such capabilities on an expedited basis.

   On Tuesday, March 7, 2000, at the request of PSINet's senior management, DLJ identified to and discussed with PSINet one privately held entity and four publicly traded corporations, including Metamor and Xpedior, that offered the type of IT services that appeared to match PSINet's previously identified needs. PSINet asked DLJ to investigate the possibility of a transaction with Metamor and Xpedior.

   On Wednesday, March 8, at the request of PSINet's senior management, representatives of PSINet's financial advisor contacted representatives of a separate team at DLJ who were acting as financial advisors to Metamor to express PSINet's interest in exploring the possibility of a strategic business combination with Metamor. Metamor responded that it would entertain a dialog with PSINet and that its management team was considering strategic relationships that would expand its application service provider and application outsourcing offerings to middle market business customers.

   On Thursday, March 9, PSINet's legal and financial advisors commenced an intensive due diligence review of the publicly available information regarding Metamor and Xpedior that continued through the weekend. Representatives of PSINet's financial advisor and finance department also conducted financial analyses intended to demonstrate the effects of an acquisition by PSINet of Metamor and/or Xpedior by one or more mergers. In anticipation of exchanging information, the parties entered into a confidentiality agreement on March 10, 2000.

   On Friday, March 10, Harold Wills, PSINet's President and Chief Operating Officer, and William Schrader, PSINet's Chairman and Chief Executive Officer met in Houston with Peter Dameris, Metamor's Chairman, Chief Executive Officer and President, and David Campbell, Xpedior's President and Chief Executive Officer. During this initial meeting, the parties explored potential business relationships among PSINet, Metamor and Xpedior, including a possible business combination. They also discussed valuation issues relating to Metamor and Xpedior. At the conclusion of the meeting, it was decided that it would be advantageous to all of the parties to continue discussions and due diligence relating to a potential business combination.

   On Saturday, March 11, Harold Wills and other members of PSINet's senior management team, accompanied by representatives of its financial advisor, met with members of Metamor's and Xpedior's senior management and representatives of Metamor's financial advisor to commence high level financial due diligence and to present detailed information on each company's capabilities and discuss the complementary service offerings that the combined company could bring to the market. This due diligence continued over the weekend and involved several conference calls between PSINet's finance department and representatives of its financial advisor, on the one hand, and Metamor's finance department and representatives of its financial advisor on the other hand.

   The senior management of the companies continued to discuss the strategic fit between Metamor, Xpedior and PSINet between March 12 and March 21, with senior management and their advisors meeting in Virginia several times beginning March 17. During that period, the parties had discussions regarding the relative valuation of the companies and the general terms and conditions of the proposed transaction. Also during this period, Metamor and PSINet retained separate independent financial advisors, in addition to their separate financial advisor teams at DLJ, to advise their boards of directors as to the fairness of a transaction to Metamor's stockholders and PSINet. Metamor engaged Lazard and PSINet engaged Robertson Stephens as their independent financial advisors.

   On Monday, March 13, senior management from PSINet and Metamor continued their discussions regarding a potential business combination by telephone. The two companies also reviewed and discussed with representatives of their financial advisors a proposed fixed exchange ratio based on an implied price of approximately $45 per share of Metamor common stock. The parties agreed to continue discussions on the basis of this valuation.

   On the evening of Wednesday, March 15, a special board meeting of PSINet was held by telephone to discuss a possible transaction with Metamor and Xpedior. At the meeting, Mr. Wills provided information concerning Metamor and Xpedior to the board and discussed strategic alternatives available to PSINet. The board then discussed the possible relative valuation of the companies as well as a possible business combination and presented questions to PSINet's senior management and counsel attending the meeting. At the conclusion of the meeting, the board indicated its support for PSINet's management continuing to pursue a transaction with Metamor and Xpedior.

   On Thursday, March 16, members of PSINet's senior management gave an overview presentation about PSINet to members of Metamor's senior management at meetings in Houston. At these meetings members of Metamor's senior management gave business, financial and operational presentations to members of PSINet's senior management and PSINet's representatives of PSINet's financial advisor regarding Metamor's European Operations and Global and Industry Solutions business units. Simultaneously, PSINet's counsel and its independent accountants visited Metamor's offices to conduct legal and accounting due diligence reviews of Metamor. That night, PSINet's counsel first transmitted a draft merger agreement to Metamor and its legal and financial advisors that contemplated a stock for stock exchange with a fixed exchange ratio.

   On Friday, March 17, Metamor's and Xpedior's senior management continued presentations in Northern Virginia to PSINet's senior management and representatives of PSINet's financial advisors. These presentations focused on Xpedior and Metamor's Enterprise Solutions business unit. Members of PSINet's senior management also made an overview presentation about PSINet to Xpedior's senior management. On March 17, representatives of Metamor visited PSINet's offices to conduct further legal, operational and financial due diligence reviews of PSINet. On March 17, PSINet's representatives at DLJ discussed with Metamor's representatives at DLJ a proposed fixed exchange ratio of 0.9:1.0 based on a value of $45 per share for Metamor common stock and a value of $50 per share for PSINet common stock. Commencing late on March 17, 2000 and continuing over the weekend, the parties and their counsel engaged in negotiations regarding the terms and structure of the proposed transactions.

   On Saturday, March 18, PSINet informed Metamor that, after discussions with Xpedior, PSINet and Xpedior had agreed that PSINet would not include as part of the proposed transaction an acquisition of the approximately 20% of Xpedior that Metamor did not own for many of the same reasons that Xpedior's business was segregated from Metamor, including employee retention and compensation issues. It would instead consider making a direct investment in Xpedior convertible preferred stock. Metamor's management, together with Metamor's in-house legal counsel and outside legal and financial advisors reviewed and discussed the draft of the merger agreement distributed by PSINet, including the price and other terms of the proposed merger.

   On Sunday, March 19, members of PSINet management and its advisors at DLJ participated in a conference call with members of Metamor's and Xpedior's management in which they discussed potential operational and business synergies between PSINet and Metamor and Xpedior.

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

   On the evening of March 19, Metamor's board of directors held a telephonic meeting to discuss the proposed transaction including a review of the discussions to date, the proposed exchange ratio, and to better understand the results of Metamor's ongoing due diligence review and the merits of the proposed merger. At the meeting, which was also attended by Metamor's outside legal and financial advisors, the Metamor board was informed of and discussed the proposed terms of the merger and reminded of its fiduciary duties in considering the merger under applicable law. At the conclusion of the meeting, the board authorized management to continue negotiations with PSINet.

   From March 19 through the execution of the merger agreement, PSINet, Metamor and their legal and financial advisors continued to negotiate the terms of the merger and legal, operational, financial and technological due diligence reviews continued for both companies. During this same period, PSINet, Xpedior and their financial advisors and counsel negotiated the terms of and drafted a letter of intent outlining the proposed investment by PSINet in convertible preferred stock of Xpedior.

   On Monday, March 20, Robertson Stephens provided PSINet with a summary of certain financial analyses performed by Robertson Stephens and PSINet's management circulated this analysis to PSINet's board of directors with the current draft of the merger agreement, due diligence summaries and ancillary materials relating to the merger. That evening, PSINet held a telephonic special meeting of its board of directors at which PSINet's management outlined for the board its objectives for the merger. PSINet's management provided an overview of Metamor's business and an analysis of PSINet's position in the Internet, eCommerce and IT markets, focusing on the strategic fit between PSINet and Metamor and the anticipated synergies from the merger. PSINet's outside counsel summarized the terms of the merger agreement and discussed the fiduciary duties of the board of directors in considering the merger under applicable law. PSINet's representatives at DLJ discussed the synergies of the proposed merger and the proposed terms of the merger. The board heard presentations from, and asked questions of, PSINet's management and PSINet's accountants and in-house and outside counsel regarding the financial, operational, legal, tax and accounting due diligence process and results. At the meeting, Robertson Stephens made a presentation summarizing certain financial analyses performed by Robertson Stephens. The PSINet board consulted with DLJ regarding Robertson Stephens' presentation and its assessment of the merger. The board discussed the input received from PSINet's management and advisors and the benefits and risks of the proposed merger.

   On Monday, March 20, Metamor's management circulated to Metamor's board a draft of the merger agreement and a summary of the financial presentation prepared by Lazard. Beginning in the evening of March 20 and continuing into the morning of Tuesday, March 21, Metamor's board of directors held a telephonic meeting to review the merger agreement and to consider the merits of a possible business transaction with PSINet. Members of Metamor's senior management reviewed for the board of directors the operational synergies between the two companies and the results of their due diligence investigation. Representatives of Lazard made a detailed financial presentation to Metamor's board and orally advised the board that, in its opinion, as of that date and based upon and subject to the factors and assumptions it described, the exchange ratio in connection with the merger is fair to Metamor's stockholders from a financial point of view. DLJ was not requested to, and did not, render any opinion to Metamor's board of directors in connection with the merger. Representatives of Metamor's outside legal counsel reviewed with Metamor's board of directors the specific terms of the transaction, as embodied in the merger agreement. After a significant period of discussion and questions, Metamor's directors in attendance then unanimously voted to approve the merger and the merger agreement and directed its management to complete negotiation of the merger agreement on the terms discussed. One director was not present for the vote.

   Beginning in the afternoon and continuing into the evening of Tuesday, March 21, PSINet held a second telephonic special meeting of its board of directors to consider the merger agreement. PSINet management and its representatives provided the board with an update as to the status of the negotiations with Metamor and Xpedior and the board discussed with management how outstanding issues had been resolved. Although DLJ was not requested to, and did not, render any opinion to PSINet's board of directors in connection with the merger, representatives of DLJ reviewed with the PSINet board other transactions with which they were familiar where the exchange ratio implied large premiums to the pre-announcement stock price of the target. Robertson Stephens updated its financial analyses of the financial terms of the proposed transaction and orally advised PSINet's board of directors that, in its opinion, as of that date and based upon and subject to the factors and assumptions it described, the exchange ratio in connection with the merger is fair to PSINet from a financial point of view. The board then deliberated on the proposed merger and engaged in a discussion and asked questions concerning the proposed transactions. Following this discussion, the board unanimously approved the merger agreement, the letter of intent regarding the investment in Xpedior and the transactions contemplated by the merger agreement and letter of intent and authorized the execution, delivery and performance of the merger agreement, the letter of intent and any related documents on behalf of PSINet.

   Messrs. Wills and Dameris executed and delivered the merger agreement on behalf of PSINet and Metamor on the evening of Tuesday, March 21, 2000. At the same time, representatives of PSINet and Xpedior executed and delivered a letter of intent regarding the acquisition by PSINet of convertible preferred stock of Xpedior and Messrs. Dameris and Schrader executed their respective voting agreements. Before the market opened on Wednesday, March 22, PSINet, Metamor and Xpedior issued a joint press release announcing the transactions.

   The registration statement of which this document is a part was originally filed with the SEC on April 14. During the following weeks, PSINet, Metamor and their advisors continued the preparation of this document and finalized their plans for the special meetings.

   On April 24, the Metamor board executed a written consent setting the record date for the Metamor special meeting. On April 28, the Metamor board met to receive an update on the status of the transaction and operations of each of Metamor and PSINet. At that meeting, management of Metamor also advised the board that based on the additional information it had obtained since the execution of the merger agreement, including favorable reactions from customers and employees, it remained committed to the strategic benefits that the merger could bring to Metamor. On May 11, the Metamor board met to approve the mailing of this document and to set the date for the special meeting. At this meeting, the Metamor board was again updated by management concerning the status of the transaction and the operations of PSINet and Metamor, approved changes to compensation arrangements for certain officers (as described under "The Merger--Interests of Metamor's Directors and Management in the Merger") and approved and authorized the mailing of this document.

   On April 16, the PSINet board conducted a telephonic meeting and received an update on the status of the transaction and reviewed the operations of each of PSINet and Metamor. On April 25, the PSINet board conducted a telephonic meeting at which it fixed the record date for the PSINet special meeting, set a date for the special meeting, approved the amendments to the Purchase Plans and discussed the status of the transaction and the preparation of the registration statement of which this document is a part.

PSINet's Reasons for the Merger and Board of Directors' Recommendation

   Reasons for the Merger. In reaching its decision to approve the merger agreement and the merger, PSINet's board of directors consulted with its management and advisors and independently considered the proposed merger agreement and the transactions contemplated thereby. Based upon, among other things, this review, PSINet's board of directors approved the merger agreement and the transactions contemplated by the agreement.

   The strategic basis for the merger is PSINet's belief that the integration of Metamor's IT business and experienced consulting staff with PSINet's Internet connectivity, eCommerce, Web hosting and suite of value-added products and services will present a significant opportunity to create a combined organization that will be a leader in providing global eCommerce and Internet solutions to businesses. PSINet believes that Metamor's eBusiness, application development and software package service offerings will enable PSINet to leverage its telecommunications network assets and hosting centers to allow the combined company to provide its customers with end-to-end solutions. When the eCommerce business of Transaction Network Systems, Inc., which PSINet acquired in November 1999, is added to the mix, the combined company appears to be in a position to accomplish PSINet's goal of providing its customers with a complete portfolio of bundled services, including access, business-to-business eCommerce, ASP, communications, hosting, out-sourced applications and system integration services. Metamor's global presence and 90,000 enterprise customers will also create significant worldwide cross-selling opportunities and will set the stage for potentially rapid global expansion. Finally, Metamor's cash flows may reduce the variability of PSINet's cash flow by supplementing PSINet's revenues with sales of products and services that produce recurring revenue on a per project basis.

   The foregoing assessment of the merger is based on PSINet's expectations about future performance. Neither PSINet nor Metamor can assure you that after the merger any of the results, efficiencies or opportunities described in this document will be achieved. See "Risk Factors--Risks Relating to the Merger."

   In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the PSINet board also considered, among other things, the following factors:

  . the potential effect on shareholder value of a combination with Metamor in light of the financial condition and prospects of PSINet and Metamor and the current economic and industry environment, including, but not limited to the complementary service offerings of PSINet, Metamor and Xpedior and the possibility of synergies from combining PSINet's and Metamor's product and service offerings and sales and marketing organizations;

  . its knowledge of the business operations, properties, assets, financial condition and operating results of Metamor;

  . PSINet's future prospects and whether such prospects could be significantly enhanced by the merger and the anticipated operating results of Metamor;

  . the exchange ratio in light of Metamor's and PSINet's current and historical stock market value and current financial market conditions;

  . the results of due diligence investigations by PSINet's management and legal, financial and accounting advisors concerning the business, products and services, technology, operations, financial condition and prospects of Metamor;

  . the terms and conditions of the merger agreement, which were the product of extensive arms' length negotiations;

  . the compatibility of the respective business philosophies and corporate cultures of PSINet and Metamor;

  . the availability of other strategic alternatives and the attractiveness of such alternatives;

  . the management resources available to address the management needs of PSINet and management's experience in managing operations at different locations in integrating acquisitions;

  . the anticipated impact of the merger on PSINet's and Metamor's customers, suppliers and employees; and

  . the opinion of PSINet's financial advisor, Robertson Stephens, that, as of the date of the merger agreement and subject to the conditions set forth in Robertson Stephens' opinion, dated as of such date and addressed to PSINet's board of directors, the exchange ratio in connection with the merger is fair to PSINet from a financial point of view.

   PSINet's board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the risk that despite the efforts of PSINet, management, marketing, consulting and technical personnel of Metamor might not choose to remain employed by the combined company;

  . the risk that the combined company's ability to achieve synergies would be dependent upon customer acceptance of bundled service offerings and the pricing of bundled services, including the maintenance of current pricing levels and retention of key customers;

  . the risk that the operations of the two companies would not be successfully integrated;

  . the amount of the premium being paid in the merger compared to Metamor's current stock price and the potential impact on PSINet and its stock price;

  . the other risks associated with PSINet's and Metamor's businesses and with the merger described under "Risk Factors;"

  . the impact of the issuance of a large number of shares of PSINet common stock in connection with the merger; and

  . the risk that the merger would not be completed, including a failure resulting from the shareholders of PSINet not approving the issuance of the PSINet common stock.

   PSINet's board of directors believed that, overall, these risks were outweighed by the potential benefits of the merger.

   The foregoing discussion is not exhaustive of all factors considered by PSINet's board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the merger and the merger agreement, PSINet's board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger and the merger agreement. In addition, each member of PSINet's board of directors may have considered other factors on an individual basis, including factors unknown to PSINet, or given different weight to different factors considered.

   Recommendation of PSINet's board of directors. After careful consideration, PSINet's board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, PSINet and its shareholders and has approved the merger agreement and the merger. PSINet's board of directors unanimously recommends that the shareholders of PSINet vote "for" the issuance of PSINet's common stock in connection with the merger.

Metamor's Reasons for the Merger and Board of Directors' Recommendation

   Reasons for the Merger. In reaching its decision to approve the merger agreement and the merger, Metamor's board of directors consulted with its management and advisors and independently considered the proposed merger agreement and the transactions contemplated thereby. Based upon, among other things, this review, Metamor's board of directors approved the merger agreement and the transactions contemplated by the agreement. Metamor's board of directors determined that the merger would be beneficial to Metamor and its stockholders and that stockholders of Metamor should vote FOR the adoption of the merger agreement. In approving the merger, Metamor's board of directors considered the following matters:

  . Metamor's stockholders will have the opportunity to participate in the growth potential of the combined company after the merger, which may create more long-term value for its stockholders;

  . the combined company should have the ability to commit greater resources to both current and emerging IT and IP solution development efforts and to fund the future growth of its businesses;

  . the premium that the exchange ratio represented at the time of the signing of the merger agreement;

  . the integration of Metamor's enterprise value chain solutions, including packaged software solutions in supply chain management, enterprise resource planning and customer relationship management, with PSINet's application hosting and data centers around the world will enable the combined company to offer a stronger end-to-end application service provider and eCommerce solution to its customers and potentially significantly shorten the time to market for these global service offerings;

  . the merger will provide access to PSINet's capital and technical resources which should accelerate Metamor's and Xpedior's product development and sales and marketing efforts;

  . the global geographic coverage of PSINet's operations will allow the combined company to expand its service offerings in Europe, the United Kingdom, Asia and Latin America;

  . Metamor's established relationships with large, strategic customers, partners and other third parties, larger solutions sales force and well established distribution channels will increase the number of prospective customers for PSINet's service offerings and products;

  .  Metamor will gain access to PSINet's customer bases; and

  . the opinion of Metamor's financial advisor, Lazard, that, as of the date of the merger agreement and subject to the conditions set forth in Lazard's opinion, dated as of such date and addressed to Metamor's board of directors, the exchange ratio in connection with the merger is fair to Metamor's stockholders from a financial point of view.

   In the course of its deliberations, Metamor's board of directors reviewed with Metamor's management and outside advisors a number of additional factors relevant to the merger, including:

  . historical information concerning PSINet's and Metamor's respective businesses, financial performance and condition, operations, technology, management and competitive position;

  . Metamor management's view as to the financial condition, results of operations and businesses of PSINet and Metamor before and after giving effect to the merger based on earnings estimates and business, financial and legal due diligence investigations conducted by Metamor's management, financial advisors and legal advisors;

  . current industry and financial market conditions and historical market prices, volatility and trading information with respect to PSINet common stock and Metamor common stock;

  . an analysis of the market value of PSINet common stock to be issued in exchange for each share of Metamor common stock in light of comparable merger transactions;

  . Metamor management's view as to the prospects of Metamor if Metamor was to remain an independent company;

  . Metamor management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Metamor;

  . the potential impact of the merger on Metamor's customer and employee relationships;

  . potential conflicts of interest of Metamor's management resulting from their interests in the merger;

  . the terms of the merger agreement regarding Metamor's right to consider and negotiate other strategic transaction proposals, as well as the termination fee provisions; and

  .  that the merger is expected to be a tax-free reorganization.

   Metamor's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including;

  . the risk that the operations of Metamor and PSINet might not be successfully integrated or that the potential benefits sought in the merger might not be fully realized;

  . the history of PSINet's operating losses and negative operating cash flows;

  . the risk that the high valuation multiples at which PSINet's common stock had traded might not be sustained in the future;

  . the fact that the exchange ratio is fixed at 0.9, with no adjustment if the value of PSINet common stock decreased;

  . the possibility that the merger might not be completed, and the effect of the public announcement of the merger on:

    .  Metamor's sales and operating results,

    . Metamor's ability to attract and retain key management, marketing and technical personnel; and

    .  Metamor's ongoing development projects;

  . the possibility of customer or supplier confusion after the announcement of the proposed merger;

  . the fact that the transaction requires approval of PSINet shareholders, in addition to Metamor stockholders;

  . the difficulty that will be encountered in managing separate operations at different geographic locations; and

  .  the potential loss of key employees as a result of the merger.

   Metamor's board of directors believed that, overall, these risks were outweighed by the potential benefits of the merger.

   The foregoing discussion is not exhaustive of all factors considered by Metamor's board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the merger and the merger agreement, Metamor's board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger and the merger agreement. In addition, each member of Metamor's board of directors may have considered other factors on an individual basis, including factors unknown to Metamor, or given different weight to different factors considered.

   Recommendation of Metamor's Board of Directors. After careful consideration, Metamor's board of directors believes that the merger and the merger agreement are fair to Metamor's stockholders and in their best interests. Metamor's board of directors has approved the merger and the merger agreement and recommends that the stockholders of Metamor vote "for" the adoption of the merger agreement.

Opinion of PSINet's Financial Advisor

   Pursuant to an engagement letter dated March 17, 2000, PSINet engaged Robertson Stephens to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to PSINet.

   On March 21, 2000 at a meeting of the PSINet board held to evaluate the proposed merger, Robertson Stephens delivered to the PSINet board its oral opinion, which was subsequently confirmed in writing as of March 21, 2000, that, as of such date and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio is fair from a financial point of view to PSINet. No limitations were imposed by the PSINet board on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio was determined through negotiations between the respective managements of PSINet and Metamor. Robertson Stephens was not asked by PSINet to, and did not, recommend that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

   The full text of the Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex 2 to this document. PSINet shareholders are urged to read the Robertson Stephens opinion in its entirety. The Robertson Stephens opinion was prepared for the benefit and use of the PSINet board in its consideration of the merger and does not constitute a recommendation to shareholders of PSINet as to how they should vote upon, or take any other action with respect to, the issuance of PSINet's common stock.

   The Robertson Stephens opinion does not address:

  . the relative merits of the merger and the other business strategies that the PSINet board has considered or may be considering; or

  . the underlying business decision of the PSINet board to proceed with the merger.

   The summary of the Robertson Stephens opinion set forth in this document is qualified in its entirety by reference to the full text of the Robertson Stephens opinion.

   In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens, among other things:

  . reviewed certain publicly available financial statements and other business and financial information of Metamor, Xpedior and PSINet, respectively;

  . reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking financial information, concerning Metamor prepared by the managements of Metamor and PSINet, respectively, and concerning Xpedior prepared by the managements of Xpedior, Metamor and PSINet, respectively;

  . reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking financial information (including, specifically, forecasts of certain revenue synergies and cost savings that are expected to result from the merger), concerning PSINet prepared by the management of PSINet;

  . reviewed certain publicly available estimates of research analysts regarding Metamor, Xpedior and PSINet, respectively;

  . held discussions with the respective managements of Metamor, Xpedior and PSINet concerning the businesses, past and current operations, financial condition and future prospects of each of Metamor, Xpedior and PSINet, independently and combined, including discussions with the managements of Metamor, Xpedior and PSINet concerning the expected synergies, as well as their views regarding the strategic rationale for the merger;

  . reviewed the financial terms and conditions set forth in the merger agreement;

  . reviewed the stock price and trading history of Metamor, Xpedior and PSINet;

  . compared the financial performance of Metamor and Xpedior and the prices and trading activity of Metamor common stock and Xpedior common stock with that of certain other publicly traded companies comparable with Metamor and Xpedior;

  . compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions it deemed relevant;

  . reviewed the pro forma impact of the merger on PSINet's EBITDA per share and revenue per share;

  . prepared a discounted cash flow analysis for each of Metamor and Xpedior;

  . participated in discussions among representatives of Metamor, Xpedior and PSINet and their financial and legal advisors; and

  . made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

   In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the management of Metamor, Xpedior and PSINet) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of management of Metamor, Xpedior and PSINet that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Metamor, Xpedior or PSINet, nor was Robertson Stephens furnished with any such evaluation or appraisal.

   With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of Metamor, Xpedior and PSINet that Robertson Stephens reviewed (including the expected synergies), Robertson Stephens assumed that such forecasts and projections (including the expected synergies):

  . had been reasonably prepared in good faith on the basis of reasonable assumptions;

  . reflected the best available estimates and judgments as to the future financial condition and performance of Metamor, Xpedior and PSINet, respectively; and

  .  will be realized in the amounts and in the time periods estimated.

   In this regard, Robertson Stephens noted that each of Metamor, Xpedior and PSINet face exposure to the Year 2000 problem. Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Metamor, Xpedior and PSINet with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. Robertson Stephens also relied upon statements from PSINet's management regarding the strategic value of the merger and its assessment that the merger represents a compelling and significant strategic opportunity for PSINet in the eServices segment.

   In addition, Robertson Stephens assumed that:

  . the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles (U.S. GAAP); and

  . the historical financial statements of each of Metamor, Xpedior and PSINet reviewed by it had been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

   Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

   Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of the Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to PSINet. Robertson Stephens does not express any opinion as to:

  . the value of any employee agreement or other arrangement entered into in connection with the merger;

  .  any tax or other consequences that might result from the merger; or

  . what the value of PSINet common stock will be when issued to Metamor's stockholders pursuant to the merger or the price at which shares of PSINet common stock may be traded in the future.

   The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering the Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE ROBERTSON STEPHENS OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY ROBERTSON STEPHENS AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE.

   As described in more detail below, using the results of these analyses, Robertson Stephens derived an implied equity valuation for Metamor (including the interest in Xpedior owned by Metamor) ranging from $1.533 billion to $2.312 billion, an implied equity value per share for Metamor (including its interest in Xpedior) ranging from $34.34 to $51.81 and an implied exchange ratio for Metamor (including its interest in Xpedior) ranging from 0.694 to 1.047:1.0.

  Metamor Analyses

   Robertson Stephens performed several analyses to determine implied valuation ranges for Metamor, exclusive of its interest in Xpedior, as summarized below.

   Comparable Companies Analysis. Using publicly available information, Robertson Stephens analyzed, among other things, the total capitalization and trading multiples of Metamor and selected publicly traded companies in the IT services industry that have similar business and operating profiles, including:

  .  American Management Systems, Inc.

  .  Cambridge Technology Partners, Inc.

  .  Complete Business Solutions, Inc.

  .  Computer Sciences Corporation

  .  Keane, Inc.

  .  MasTec, Inc.

  .  Metro Information Services, Inc.

  .  RCM Technologies, Inc.

   Multiples compared by Robertson Stephens included total capitalization to revenues or estimated revenues and EBITDA and estimated EBITDA for calendar years 1999, 2000 and 2001. All multiples were based on closing stock prices as of March 17, 2000.

   Using the ranges of multiples set forth in the table below that Robertson Stephens derived from multiples for the comparable companies, the following Metamor equity values, Metamor equity values per share and exchange ratios were implied (in each case, exclusive of Metamor's interest in Xpedior):

                                                                                      Implied
                           Multiple      Implied Metamor     Implied Metamor Equity   Exchange
                            Range          Equity Value         Value Per Share        Ratio
                         ------------ ---------------------- ---------------------- ------------
1999 Revenues...........  1.2x-- 1.8x   $715--$  979 million     $16.02--$21.93     0.324--0.443
2000 Revenues...........  1.0x-- 1.6x   $643--$  945 million     $14.40--$21.16     0.291--0.428
2001 Revenues...........  0.8x-- 1.3x   $643--$  957 million     $14.40--$21.45     0.291--0.433


1999 EBITDA.............  9.0x--15.0x   $664--$1,013 million     $14.87--$22.71     0.301--0.459
2000 EBITDA.............  8.0x--12.0x   $597--$  826 million     $13.38--$18.51     0.270--0.374
2001 EBITDA.............  7.5x--10.5x   $754--$1,000 million     $16.90--$22.41     0.341--0.453

   Robertson Stephens also applied a control premium of 40.0% to the results of the foregoing analysis, which implied the following Metamor equity values, equity values per share and exchange ratios (in each case, exclusive of Metamor's interest in Xpedior):

                                                                                      Implied
                           Multiple      Implied Metamor     Implied Metamor Equity   Exchange
                            Range          Equity Value         Value Per Share        Ratio
                         ------------ ---------------------- ---------------------- ------------
1999 Revenues...........  1.8x-- 2.9x $1,001--$1,370 million     $22.43--$30.70     0.453--0.620
2000 Revenues...........  1.5x-- 2.6x $  900--$1,322 million     $20.16--$29.63     0.407--0.599
2001 Revenues...........  1.2x-- 2.1x $  900--$1,340 million     $20.16--$30.03     0.407--0.607


1999 EBITDA............. 13.6x--24.3x $  929--$1,419 million     $20.82--$31.79     0.421--0.642
2000 EBITDA............. 12.2x--20.2x $  836--$1,157 million     $18.73--$25.92     0.378--0.524
2001 EBITDA............. 11.2x--17.1x $1,056--$1,400 million     $23.66--$31.38     0.478--0.634

   Precedent Transaction Analysis. Using publicly available information, Robertson Stephens analyzed the consideration offered and the implied transaction value multiples paid or proposed to be paid in selected acquisition transactions in the IT services industry, including:

  .  Entex-InfoTech Acquisition/CompuCom Systems, Inc. (Safeguard) (May 11,
     1999)

  .  Wang Global Inc./Getronics NV (May 4, 1999)

  .  Beechwood/The Cap Gemini Group (April 8, 1999)

  .  BancTec, Inc./Welsh Carson Anderson & Stowe (April 5, 1999)

  .  Analysis & Technology/Anteon Corp. (March 8, 1999)

  .  GE Capital Consulting/Metamor Worldwide, Inc. (March 5, 1999)

  .  Computer Management Sciences/Computer Associates (February 8, 1999)

  .  Decan/Metamor Worldwide, Inc. (February 4, 1999)

  .  Delphi Group, plc/Adecco SA (February 4, 1999)

  .  SPR Inc./Metamor Worldwide, Inc. (January 11, 1999)

  .  AtWeb, Inc./Netscape Communications (November 11, 1998)

  .  Strategix Solutions/Randstad Holding NV (August 27, 1998)

  .  Claremont Technology Group/Complete Business Solutions (April 9, 1998)

   In analyzing these "precedent transactions", Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of last twelve month (LTM) revenues and EBITDA and estimated next twelve month
(NTM) revenues. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied Metamor equity valuations, Metamor equity valuations per share and exchange ratios derived from applying a range of multiples that Robertson Stephens derived from the precedent transactions (in each case, exclusive of Metamor's interest in Xpedior):

                                        Implied Metamor
                           Multiple          Equity        Implied Metamor Equity    Implied
                            Range          Valuation          Value Per Share     Exchange Ratio
                         ------------ -------------------- ---------------------- --------------
LTM Revenues............  1.3x-- 2.3x $763--$1,242 million     $17.09--$27.84      0.345--0.562
NTM Revenues............  1.1x-- 1.9x $693--$1,096 million     $15.53--$24.55      0.314--0.496
LTM EBITDA.............. 12.0x--18.0x $839--$1,188 million     $18.79--$26.63      0.380--0.538

   No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to Metamor, PSINet or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

   Discounted Cash Flow Analysis. Robertson Stephens performed a discounted cash flow analysis of the after-tax free cash flows of Metamor for calendar years 2000 through 2005. Robertson Stephens first discounted the projected, after-tax free cash flows through December 31, 2005 using discount rates ranging from 14.0% to 18.0%. Metamor after-tax free cash-flows were calculated as the after-tax operating earnings of Metamor adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. Robertson Stephens then added to the present value of the cash flows the terminal value of Metamor at December 31, 2005, discounted back at the same discount rate to represent a present value. The terminal value was computed by multiplying the projected EBITDA for Metamor in calendar year 2005 by terminal multiples ranging from 8.0x to 10.0x. The range of terminal multiples selected reflects Robertson Stephens' judgment as to an appropriate range of multiples at the end of the reference period. The following table summarizes the resulting implied equity valuations, equity values per share and exchange ratios (in each case, exclusive of Metamor's interest in Xpedior):

       Discount      Implied Metamor    Implied Metamor Equity    Implied
        Rates        Equity Valuation      Value Per Share     Exchange Ratio
       --------    -------------------- ---------------------- --------------
     14.0%--18.0%  $994--$1,389 million     $22.26--$31.13      0.450--0.629

  Xpedior Analyses

   Robertson Stephens also performed several analyses to determine implied valuation ranges for Xpedior, as summarized below.

   Comparable Companies Analysis. Using publicly available information, Robertson Stephens analyzed, among other things, the total capitalization and trading multiples of Xpedior and the previously identified comparable companies in the IT services industry, as well as the selected publicly traded companies in the eBusiness consulting industry that have similar business and operating profiles, including:

  .  AppNet, Inc.

  .  C-bridge Internet Solutions, Inc.

  .  Modem Media Poppe Tyson, Inc.

  .  Predictive Systems, Inc.

  .  Proxicom, Inc.

  .  Razorfish, Inc.

  .  Sapient Corporation

  .  Scient Corporation

  .  Tanning Technology Corp.

  .  U.S. Interactive, Inc.

  .  Viant Corp.

  .  Whittman-Hart, Inc.

   Multiples compared by Robertson Stephens included total capitalization to revenues or estimated revenues for calendar years 1999, 2000 and 2001. All multiples were based on closing stock prices as of March 17, 2000.

   In deriving an appropriate multiple range from these companies, Robertson Stephens applied a weighting factor of 1/3 for the eBusiness companies and 2/3 for the IT services companies. Using the derived range of multiples set forth in the table below, the following Xpedior equity values and equity values per share are implied:

                                                                     Implied
                                                                     Xpedior
                                Multiple      Implied Xpedior      Equity Value
                                  Range         Equity Value        Per Share
                               ----------- ---------------------- --------------
1999 Revenues................. 8.0x--12.0x $1,220--$1,793 million $20.49--$30.12
2000 Revenues................. 4.5x-- 7.0x $1,090--$1,655 million $18.31--$27.79
2001 Revenues................. 3.0x-- 4.5x $1,255--$1,846 million $21.08--$31.00

   Precedent Transaction Analysis. Using publicly available information, Robertson Stephens analyzed the consideration offered and the implied transaction value multiples paid or proposed to be paid in selected acquisition transactions in the eBusiness consulting industry, including:

  .  Tallan/CMGI Inc. (February 14, 2000)

  .  Cell Networks AB/Mandator AB (February 8, 2000)

  .  USWeb/CKS Corp./Whittman-Hart Inc. (December 13, 1999)

  .  I-Cube/Razorfish Inc. (August 10, 1999)

  .  International Network Services/Lucent Technologies Inc. (August 10,
     1999)

  .  Mitchell Madison Group/USWeb/CKS (July 30, 1999)

  .  Information Advantage Software/Sterling Software Inc. (July 15, 1999)

  .  Think New Ideas, Inc./Answerthink Consulting Group (June 24, 1999)

  .  Computer Management Sciences/Computer Associates (February 8, 1999)

  .  Strategic Decision Group/Metzler Group (February 8, 1999)

   In analyzing these "precedent transactions", Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of LTM revenues and estimated NTM revenues. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied Xpedior equity valuations and equity valuations per share derived from applying a range of multiples that Robertson Stephens derived from the precedent transactions:


                                                                     Implied
                                                                     Xpedior
                                Multiple      Implied Xpedior      Equity Value
                                  Range       Equity Valuation      Per Share
                               ----------- ---------------------- --------------
     LTM Revenues............. 8.0x--12.0x $1,220--$1,793 million $20.49--$30.12
     NTM Revenues............. 4.5x-- 7.5x $1,090--$1,768 million $18.31--$29.69

   No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to Metamor, Xpedior, PSINet or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

   Discounted Cash Flow Analysis. Robertson Stephens performed a discounted cash flow analysis of the after-tax free cash flows of Xpedior for calendar years 2000 through 2005. Robertson Stephens first discounted the projected, after-tax free cash flows through December 31, 2005 using discount rates ranging from 25.0% to 35.0%. Xpedior after-tax free cash-flows were calculated as the after-tax operating earnings of Xpedior adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. Robertson Stephens then added to the present value of the cash flows the terminal value of Xpedior at December 31, 2005, discounted back at the same discount rate to represent a present value. The terminal value was computed by multiplying the projected EBITDA for Xpedior in calendar year 2005 by terminal multiples ranging from 10.0x to 12.0x. The range of terminal multiples selected reflects Robertson Stephens' judgment as to an appropriate range of multiples at the end of the reference period. The following table summarizes the resulting implied equity valuations and equity values per share:


                                                                     Implied
                                                                     Xpedior
                                              Implied Xpedior      Equity Value
                Discount Rates                Equity Valuation      Per Share
                --------------             ---------------------- --------------
     25.0%--35.0%......................... $1,289--$2,294 million $21.65--$38.53

   Summation of the Metamor Analyses and the Xpedior Analyses

   Using the results of the above Metamor analyses and Xpedior analyses, Robertson Stephens derived implied valuation ranges for each of Metamor (exclusive of its interest in Xpedior) and Xpedior and added such ranges to derive an aggregate implied valuation range for Metamor. The following table summarizes the implied Metamor equity valuations, equity valuations per share and exchange ratios based on the combined value of Metamor and its approximately 67% ownership interest in Xpedior on a fully diluted as converted basis:

                                                                  Implied
                                                               Metamor Equity
                                              Implied            Value Per       Implied
                                          Equity Valuation         Share      Exchange Ratio
                                      ------------------------ -------------- --------------
   Metamor (exclusive of Xpedior)...  $  730 -- $1,064 million $16.37--$23.83  0.331--0.481
   Xpedior..........................  $1,194 -- $1,858 million       --             --
   67% of Xpedior Owned by Metamor..  $  802 -- $1,248 million $17.98--$27.97  0.363--0.565
   Metamor Total....................  $1,533 -- $2,312 million $34.34--$51.81  0.694--1.047

   Other Analyses

   Exchange Ratio Analysis. Robertson Stephens compared the historical ratios of the closing price of Metamor common stock to the closing price of PSINet common stock over various periods. The following table sets forth certain ratios of the closing prices of Metamor common stock compared to PSINet common stock for various periods ending March 17, 2000:

                                            Ratio of closing prices
                                            of Metamor Common Stock
                                                  Compared to
                                              PSINet Common Stock
                                  -----------------------------------------------------------------
      Period Ending
      March 17, 2000              Average                        High                         Low
      --------------              -------                       ------                       ------
     5 trading days               0.330x                        0.349x                       0.312x
     10 trading days              0.324x                        0.349x                       0.299x
     20 trading days              0.378x                        0.469x                       0.299x
     30 trading days              0.433x                        0.644x                       0.299x
     LTM trading days             0.811x                        1.279x                       0.299x

   Deal Premium Analysis. Robertson Stephens also considered the premium that an exchange ratio of 0.900x (which implied a price per share of $44.55 based on the closing price of PSINet common stock on March 21, 2000) represented to the closing price of Metamor common stock over various periods. The results of this analysis are summarized below:

                                                               Five   Premium to
                                                       Days     Day    Five Day
                                                     Prior to Average  Average
                                                      March   Metamor  Metamor
     Date                                            17, 2000  Price    Price
     ----                                            -------- ------- ----------
     March 17, 2000.................................      --  $16.78    165.6%
     March 6, 2000..................................  10 days $20.15    121.1%
     February 4, 2000...............................  30 days $28.56     56.0%
     December 23, 1999..............................  60 days $29.63     50.3%
     November 9, 1999...............................  90 days $21.98    102.7%
     July 2, 1999................................... 180 days $23.19     92.1%
     March 16, 1999.................................   1 year $14.74    202.3%

   Pro Forma Analyses. Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenue per share and EBITDA per share of the combined company for fiscal years 2000 and 2001. The following table summarizes the results of such analysis assuming no synergies (accretion was greater in fiscal year 2001 assuming synergies):

     Fiscal Year 2000 estimated revenue per share accretion............... 20.5%
     Fiscal Year 2001 estimated revenue per share accretion............... 27.2%
     Fiscal Year 2000 estimated EBITDA per share accretion................ 22.1%
     Fiscal Year 2001 estimated EBITDA per share accretion................ 28.2%

   The actual results achieved by the combined company may vary from projected results and the variations may be material.

   Other Factors and Comparative Analyses. In rendering its opinion, Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of selected published analysts' reports on Metamor, Xpedior and PSINet.

   While the foregoing summary describes certain analyses and factors that Robertson Stephens deemed material in its presentation to the PSINet board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of Metamor, Xpedior and PSINet. The analyses performed by Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Metamor common stock, Xpedior common stock or PSINet common stock may be traded at any future time.

   The engagement letter between Robertson Stephens and PSINet provides that Robertson Stephens is entitled to receive a fee for its services, a substantial portion of which is contingent upon completion of the merger. PSINet has also agreed to reimburse Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to PSINet. The terms of the fee arrangement with Robertson Stephens, which PSINet and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between PSINet and Robertson Stephens, and the PSINet board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger. Robertson Stephens has provided certain investment banking services to PSINet for which it has been paid fees, including acting as financial advisor to PSINet with respect to certain acquisitions and minority investments. Robertson Stephens maintains a market in the shares of PSINet common stock. In the ordinary course of its business, Robertson Stephens may trade in PSINet's securities, Metamor's securities and Xpedior's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in PSINet's securities, Metamor's securities or Xpedior's securities.

   Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with PSINet.

   Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Opinion of Metamor's Financial Advisor

   On March 21, 2000, Lazard delivered its oral opinion to Metamor's board of directors, which opinion was subsequently confirmed in writing, to the effect that, as of March 21, 2000, based upon and subject to the various considerations set forth in its opinion, the exchange ratio in connection with the merger is fair to the holders of Metamor common stock from a financial point of view.

   The full text of the Lazard opinion, dated March 21, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with this opinion, is attached hereto as Annex 3. This summary discussion of such opinion of Lazard is qualified in its entirety by reference to the full text of such opinion.

   The engagement of Lazard and its opinion are for the benefit of Metamor's board of directors and its opinion was rendered to Metamor's board of directors in connection with Metamor's board of directors' consideration of the merger. Lazard's opinion is directed only to the fairness of the exchange ratio from a financial point of view to the holders of Metamor common stock and does not address any other aspects of the merger. The Lazard opinion does not constitute, and should not be construed as, a recommendation to any holder of Metamor common stock as to how such holder should vote with respect to the merger. Holders of Metamor's common stock are urged to read the Lazard opinion in its entirety.

   In connection with rendering its opinion, dated March 21, 2000, to Metamor's board of directors, Lazard:

  . reviewed the financial terms and conditions of a draft merger agreement dated March 21, 2000;

  . analyzed certain historical business and financial information relating to PSINet, Metamor and Xpedior;

  . reviewed various financial forecasts and other data provided to Lazard by PSINet and Metamor relating to their respective businesses including, in the case of Metamor, Xpedior's business;

  . held discussions with members of the senior management of PSINet, Metamor and Xpedior with respect to the businesses and prospects of PSINet, Metamor and Xpedior, respectively, and the strategic objectives of each;

  . reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to those of PSINet, Metamor and Xpedior;

  . reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of Metamor and Xpedior;

  . reviewed the historical stock prices and trading volumes of shares of PSINet common stock, Metamor common stock and Xpedior common stock; and

  . conducted such other financial studies, analyses and investigations as it deemed appropriate.

   Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of PSINet, Metamor or Xpedior, or concerning the solvency of or issues relating to solvency concerning PSINet, Metamor or Xpedior. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of PSINet, Metamor and Xpedior as to the future financial performance of PSINet, Metamor and Xpedior, respectively. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

   The written opinion of Lazard was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, March 21, 2000. In rendering its opinion, Lazard did not address the relative merits of the merger, any alternative potential transaction or Metamor's underlying decision to effect the merger. In that regard, Lazard was not authorized by Metamor to solicit, nor did Lazard solicit, third-party indications of interest for the acquisition of all or any part of Metamor.

   In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the draft merger agreement dated March 21, 2000, without any waiver of any material terms or conditions by Metamor and that obtaining the necessary regulatory approvals, if any, for the merger would not have an adverse effect on Metamor, PSINet or Xpedior. Lazard also assumed that the definitive merger agreement would not differ in any material respects from the draft furnished to it.

   The following is a summary of the material financial and comparative analyses performed by Lazard in connection with providing to, and reviewing with, Metamor's board of directors its oral opinion at the meeting of Metamor's board of directors on March 21, 2000.

   Comparable Publicly Traded Companies Analysis. Lazard compared certain actual and estimated financial, operating and stock market information for Metamor, not including its equity interest in Xpedior (the "Metamor Residual"), and for a group of publicly traded companies in lines of business which Lazard believed to be reasonably comparable to those of the Metamor Residual in the traditional IT solutions industry. The selected public companies included in the Metamor Residual comparable company analysis (collectively defined as the "Metamor Residual Comparable Companies") included:

  .  Affiliated Computer Services, Inc.;

  .  American Management Systems, Incorporated;

  .  Cambridge Technology Partners (Massachusetts), Inc.;

  .  Complete Business Solutions, Inc.;

  .  Computer Horizons Corp.; and

  .  Keane, Inc.

   Lazard compared the market value of each of the Metamor Residual Comparable Companies as a multiple of its estimated 2000 cash net income (determined by adjusting GAAP net income for the after-tax stock compensation charges and goodwill). This analysis indicated that the Metamor Residual Comparable Companies' market value as a multiple of 2000 estimated cash net income was as follows:

                                                               Low  Median High
                                                              ----- ------ -----
      2000 Estimated Cash Net Income......................... 15.2x 20.0x  38.4x

   Based on the Metamor Residual Comparable Companies' market value as a multiple of 2000 estimated cash net income above, Lazard developed a valuation multiple range to apply to the Metamor Residual 2000 estimated cash net income. This analysis resulted in an implied value range per share of the Metamor Residual of $12.47 to $14.68.

   Lazard also compared certain actual and estimated financial, operating and stock market information for Xpedior, and for two groups of publicly traded companies in lines of business which Lazard believed to be reasonably comparable to those of Xpedior in the Internet based IT solutions industry. The selected public companies included in the first group of the Xpedior comparable company analysis (collectively defined as the "Xpedior Group One Comparable Companies") included:

  .  AGENCY.COM Ltd.;

  .  AppNet, Inc.; and

  .  Luminant Worldwide Corporation.

   The selected public companies included in the second group of the Xpedior comparable company analysis (collectively defined as the "Xpedior Group Two Comparable Companies") included:

  .  Braun Consulting, Inc.;

  .  iXL Enterprises, Inc.;

  .  Proxicom, Inc.;

  .  Razorfish, Inc.;

  .  Sapient Corporation;

  .  Scient Corporation; and

  .  Viant Corporation.

   Lazard compared the enterprise value of each of the Xpedior Group One Comparable Companies and the Xpedior Group Two Comparable Companies as a multiple of its estimated 2000 revenue. This analysis indicated that the Xpedior Group One Comparable Companies' and the Xpedior Group Two Comparable Companies' enterprise value as a multiple of 2000 estimated revenue were as follows:


                                                                     Low   High
                                                                    ----- ------
      Group One 2000 Estimated Revenue............................. 2.36x  9.10x
      Group Two 2000 Estimated Revenue............................. 7.90x 30.72x

   Based on the Xpedior Group One Comparable Companies' and the Xpedior Group Two Comparable Companies' enterprise value as a multiple of 2000 estimated revenue above, Lazard developed a valuation multiple range to apply to Xpedior's 2000 estimated revenue. This analysis resulted in an implied value range per share of Xpedior common stock of $18.65 to $27.55, which results in an implied market value to Metamor of its equity interest of Xpedior common stock of $19.89 to $30.11 per share of Metamor common stock.

   Based upon the foregoing data and projections for Metamor and Xpedior provided to Lazard, the implied per share equity valuation of Metamor common stock analyzing the Metamor Residual and Xpedior on a "sum-of-the-parts" basis was estimated to range from $32.00 to $45.00.

   Selected Precedent Transaction Analysis. Lazard reviewed selected financial, operating and stock market information relating to selected acquisition transactions in the traditional IT solutions industry. The selected traditional IT solutions precedent transactions included in the Metamor Residual precedent transaction analysis (collectively defined as the "Metamor Residual Precedent Transactions") included:

  .  Compuware Corporation/Data Processing Resources Corporation (June 1999);

  .  Electronic Data Systems Corporation/MCI Systemhouse (February 1999);

  .  Computer Task Group, Incorporated/Elumen Solutions, Inc. (January 1999);

  .  Affiliated Computer Services, Inc./BRC Holdings, Inc. (October 1998);

  . First Consulting Group, Inc./Integrated Systems Consulting Group, Inc. (September 1998);

  . Data Processing Resources Corporation/Systems & Programming Consultants, Inc. (June 1998);

  .  CIBER, Inc./The Summit Group, Inc. (April 1998);

  . Complete Business Solutions, Inc./Claremont Technology Group, Inc. (April 1998); and

  .  Renaissance Worldwide, Inc./Triad Data, Inc. (April 1998).

   Lazard compared the enterprise value of each of the Metamor Residual Precedent Transactions as a multiple of the latest twelve months' ("LTM") net income at the time of the announcement of such Metamor Residual Precedent Transaction. This analysis indicated that the Metamor Residual Precedent Transactions' enterprise value as a multiple of LTM net income was as follows:

                                                               Low  Median High
                                                              ----- ------ -----
      LTM Net Income......................................... 16.1x 28.0x  51.6x

   Based on the Metamor Residual Precedent Transactions' enterprise value as a multiple of LTM net income above, Lazard developed a valuation multiple range to apply to the Metamor Residual 1999 actual net income. This analysis resulted in an implied value range per share of the Metamor Residual of $11.76 to $14.11.

   Lazard also reviewed selected financial, operating and stock market information relating to selected acquisition transactions in the Internet based IT solutions industry. The selected Internet based IT solutions precedent transactions included in the Xpedior precedent transaction analysis (collectively defined as the "Xpedior Precedent Transactions") included:

  .  Whittman-Hart, Inc./USWeb Corporation (December 1999);

  .  Braun Consulting, Inc./Emerging Technologies Consultants, Inc. (December
     1999);

  .  Razorfish, Inc./International Integration Incorporated (August 1999);

  .  AnswerThink Consulting Group, Inc./THINK New Ideas, Inc. (June 1999);
     and

  .  Sapient Corporation/Adjacency, Inc. (March 1999).

   Lazard compared the enterprise value of each of the Xpedior Precedent Transactions as a multiple of its LTM revenue. This analysis indicated that the Xpedior Precedent Transactions' enterprise value as a multiple of LTM revenue was as follows:

                                                            Low    Median  High
                                                           ------  ------ ------
      LTM Revenue.........................................  4.22x  9.99x  14.10x

   Based on the Xpedior Precedent Transactions' enterprise value as a multiple of LTM revenue above, Lazard developed a valuation multiple range to apply to Xpedior's 1999 actual revenue. This analysis resulted in an implied value range per Xpedior Share of $23.72 to $28.80, which results in an implied market value to Metamor of its equity interest of Xpedior common stock of $25.79 to $31.53 per share of Metamor common stock.

   Based upon such information for the Metamor Residual Precedent Transactions and the Xpedior Precedent Transactions, the implied per share equity valuation of Metamor common stock analyzing the Metamor Residual and Xpedior on a "sum-of-the-parts" basis was estimated to range from $37.00 to $46.00.

   Stock Trading History. Lazard examined the historical trading prices and volumes for Metamor common stock during the 52-week period ending on March 17, 2000. Lazard indicated that based on the closing stock price of PSINet common stock on March 17, 2000 of $49.75 per share, the exchange ratio implied a 188.9% premium over the closing price per share of Metamor common stock, on March 17, 2000. The following is the intra-day price of Metamor common stock and the implied exchange ratio per share of Metamor common stock to PSINet common stock:

                                                                Metamor Implied
                                                                 Stock  Exchange
                                                                 Price   Ratio
                                                                ------- --------
      Market price on 3/17/00.................................. $15.50   0.312x
      Ten-day prior average ending on 3/17/00.................. $17.73   0.356x
      Three-month average ending on 3/17/00.................... $24.66   0.496x
      One-year average ending on 3/17/00....................... $21.41   0.430x
      52-Week High (12/13/99).................................. $41.63   0.837x
      52-Week Low (4/9/99)..................................... $12.56   0.253x

   Pro Forma Contribution Analysis. Lazard analyzed the relative contributions by Metamor and PSINet to the pro forma combined companies and compared the relative contribution by Metamor to certain financial data for the pro forma combined companies. These analyses indicated that Metamor's pro forma ownership percentage of the pro forma combined companies was 17% and that the relative contribution by Metamor to certain financial data for the pro forma combined companies was as follows:

                                                          Metamor's Percentage
                                                              Contribution
                                                          --------------------
      2000 Estimated Revenue.............................          41%
      2001 Estimated Revenue.............................          36%

                                                           Metamor's Percentage
                                                               Contribution
                                                           --------------------
      2000 Estimated EBITDA...............................          43%
      2001 Estimated EBITDA...............................          36%
      Enterprise Value....................................           6%
      Net Debt............................................           9%
      Equity Value........................................           5%

   The summary set forth above does not purport to be a complete description of the analysis performed by Lazard, although it is a summary of the material financial and comparative analyses performed by Lazard in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying the Lazard opinion. No company or transaction used in the above analysis as a comparison is identical to Metamor or Xpedior or the transaction contemplated by the merger agreement. In arriving at its opinion, Lazard considered the results of all such analyses and did not assign relative weights to any of the analyses. The analyses were prepared solely for purposes of Lazard providing its opinion that, as of March 21, 2000, the exchange ratio is fair to the holders of Metamor common stock from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses.

   In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PSINet, Metamor or Xpedior, Lazard or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses.

   Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Metamor's board of directors selected Lazard to act as its investment banker because of Lazard's expertise and its reputation in investment banking and mergers and acquisitions.

   In connection with Lazard's services as investment banker to Metamor, Metamor has agreed to pay Lazard a customary fee for its services, a substantial portion of which is contingent upon the consummation of the merger. Lazard has in the past provided financial advisory services to Metamor for which it received usual and customary compensation. Metamor has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses (including fees of its outside legal counsel) and to indemnify Lazard and certain related parties against certain liabilities, including liabilities arising under the federal securities laws, relating to, or arising out of, its engagement.

   In the ordinary course of its business, Lazard and its affiliates may actively trade in the securities of Metamor for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position.

Interests of Metamor Directors and Management in the Merger

   In considering the recommendation of Metamor's board of directors in favor of the merger, stockholders of Metamor should be aware that the directors and executive officers of Metamor have interests in the merger that are different from, or in addition to, the interests of stockholders of Metamor. Those interests relate to or arise from, among other things, the terms of the merger agreement providing for the continued indemnification of current directors and officers of Metamor, the accelerated vesting of some outstanding Metamor and Xpedior stock options and the continuation of Metamor employee benefits.

   Indemnification and Insurance. The merger agreement provides that all rights of indemnification and exculpation from liabilities existing in favor of the current and former directors or officers of Metamor and its subsidiaries as provided in their respective certificates of incorporation and by-laws of Metamor will be assumed by the surviving corporation in the merger, and will continue in full force and effect with respect to their activities prior to the merger in accordance with their terms for at least six years after the effective time of the merger. In addition, PSINet will provide similar indemnification of the Metamor directors and officers. The merger agreement provides that for three years after the effective time of the merger, PSINet will maintain directors' and officers' liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by Metamor's directors' and officers' liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement.

   Employment Agreements. Metamor has employment agreements with each of Messrs. Dameris, Pierce and Tusa and Ms. Reed. The employment agreements for Messrs. Dameris and Pierce generally provide for severance benefits equal to one year of base salary in the event of termination upon death or total disability or upon non-renewal after the initial term; two years of base salary in the event of termination without cause or constructive termination; and two years of base compensation plus one year of bonus and the acceleration of vesting of all outstanding options in the event of a change of control and termination without cause or constructive termination. The employment agreements for Mr. Tusa and Ms. Reed generally provide for severance benefits equal to one year of base salary in the event of termination upon death or total disability or upon non-renewal after the initial term; eighteen months of base salary in the event of termination without cause or constructive termination; and eighteen months of base compensation plus one year of bonus and the acceleration of vesting of all outstanding options in the event of a change of control and termination without cause or constructive termination. These agreements will be amended in May 2000 to provide that (i) the severance benefit will be increased by the amount of any excise taxes imposed in respect of the severance payment by Section 4999 of the Internal Revenue Code and income taxes and excise taxes thereon in the event that, after a change of control, the employee is involuntarily discharged without cause or the employee terminates his or her employment because of a reduction in base compensation, a demotion to an inferior job or a requirement to relocate outside the Houston, Texas metropolitan area, and (ii) vested options held by the employee upon termination may be exercised for a period of 15 months after termination. The merger will constitute a change of control for purposes of these agreements.

   Metamor Options. Under terms of Metamor's Long-Term Incentive Plan, all options granted prior to January 1, 1999, totaling approximately 1,151,000 options as of the record date (of which 539,014 were not presently vested) will automatically vest under the terms of the Plan as a result of the merger. In addition, options to purchase approximately 35,000 shares of common stock granted to Metamor's non-employee directors (including options to purchase 28,000 shares scheduled to be granted to Metamor's non-employee directors at its annual meeting) will fully vest upon consummation of the merger. In addition to 96,700 options held by Messrs. Dameris, Pierce and Tusa and Ms. Reed that will automatically vest as a result of the merger, such persons hold options to purchase 477,500 shares of common stock that will automatically vest under the terms of the plan in the event of their termination without cause or constructive termination after the merger.

   Xpedior Options. Under terms of Xpedior's Stock Incentive Plan, options to purchase 620,000 shares of Xpedior common stock granted to Metamor employees and directors will automatically vest under the terms of the plan in the event of a change of control of Metamor, including the merger, and the termination without cause or constructive termination of such employees.

   PSINet Options. In the event that PSINet and Mr. Dameris reach agreement on the terms of an employment agreement, upon consummation of the merger, PSINet will grant Mr. Dameris options to purchase 100,000 shares of PSINet common stock at the then current market price containing vesting and other terms and conditions to be determined.

Tax Treatment

   Completion of the merger is conditioned upon its being treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the receipt by PSINet and Metamor of opinions from Nixon Peabody LLP and/or Vinson & Elkins L.L.P. that the merger qualifies as a reorganization under such section.

Form of the Merger

   Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, PSINet Shelf IV Inc. will be merged with and into Metamor. The separate existence of PSINet Shelf IV Inc. will cease and Metamor will survive the merger as a wholly owned Delaware subsidiary of PSINet.

Merger Consideration

   In the merger, each share of outstanding Metamor stock will be converted into the right to receive 0.9 of a share of PSINet common stock. If, at any time during the period between the date of the merger agreement and the merger, the number of shares of Metamor common stock or PSINet common stock issued and outstanding is adjusted as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transaction with an effective date or record date prior to the merger, the exchange ratio and any other items dependent on the exchange ratio will be appropriately adjusted.

   Metamor stockholders will receive cash for any fractional shares of PSINet common stock which they would otherwise receive in the merger. As of the effective time of the merger, all shares of Metamor common stock will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of Metamor common stock will cease to have any rights as a stockholder except the right to receive PSINet common stock and cash in lieu of fractional shares.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional
Shares

   The conversion of Metamor common stock into the right to receive PSINet common stock will occur automatically at the effective time of the merger. First Chicago Trust Company, as the paying agent, will provide instructions to Metamor stockholders for surrendering their Metamor stock certificates promptly following the merger. Metamor stockholders should not return stock certificates with the enclosed proxy.

   Following the merger, each holder of a certificate representing Metamor common stock will be asked to surrender and deliver the certificate to the paying agent together with a properly completed and executed transmittal letter. Promptly after surrender and delivery, the holder will receive a certificate representing the number of whole shares of PSINet common stock for which the holder's shares of Metamor common stock has been converted, together with a check for any cash in lieu of any fractional share of PSINet common stock. Until so surrendered and exchanged, each certificate formerly representing an outstanding share of Metamor common stock will be treated for all purposes to evidence only the right to receive PSINet common stock and any cash payable in lieu of fractional shares. The merger agreement provides that Metamor stockholders' rights as shareholders of PSINet will commence when the merger occurs; however, any dividends or distributions will not be paid to a Metamor stockholder until such stockholder has surrendered his or her Metamor stock certificate(s).

   At the effective time, the stock transfer books of Metamor will be closed and no transfer of shares of Metamor common stock will be made after that, other than registration of transfers of shares of Metamor common stock that occurred prior to the effective time. If certificates representing Metamor common stock are presented for transfer to the transfer agent for Metamor, PSINet or PSINet Shelf IV Inc. after the effective time, they will be delivered to the paying agent and exchanged for PSINet common stock and any cash payable in lieu of fractional shares.

   Any shares of PSINet common stock or any cash that remains undistributed to Metamor stockholders after four months have elapsed following the effective time will be delivered to PSINet by the paying agent, upon demand, and any former stockholders of Metamor who have not previously complied with these procedures for exchange may look only to PSINet for payment of their claim for PSINet common stock and any cash payable in lieu of fractional shares.

   Neither the paying agent nor any of Metamor, PSINet or PSINet Shelf IV Inc. will be liable to any holder of shares of Metamor common stock with respect to any shares of PSINet common stock (or dividends or distributions with respect to PSINet common stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

   If any Metamor certificates have been lost, stolen or destroyed, the paying agent may require the claiming holder to make an affidavit of that fact and deliver a bond as the paying agent may reasonably require, and the paying agent may then issue the PSINet common stock and pay any cash payable in lieu of fractional shares to which the holder of the lost, stolen or destroyed certificates is entitled.

   Stockholders of Metamor will not be required to pay any transfer taxes with respect to the issuance of the PSINet common stock, unless any PSINet common stock is to be issued in a name other than that in which the certificate surrendered has been registered. In such case, the person requesting the issuance must pay to PSINet any transfer taxes payable by reason of the transfer, or of any prior transfer of the surrendered certificate, or establish to the satisfaction of PSINet that the taxes have been paid or are not payable.

Effective Time of the Merger

   The merger will become effective once the certificate of merger has been filed with the Secretary of State for the State of Delaware and has become effective in accordance with Delaware law.

Listing of PSINet Common Stock on The Nasdaq Stock Market

   It is a condition to the completion of the merger that PSINet common stock issuable to Metamor stockholders in the merger and upon exercise of the assumed Metamor options be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

Material United States Federal Income Tax Consequences of the Merger

   The following discussion is a summary description of the material U.S. federal income tax consequences of the merger applicable to Metamor stockholders. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a Metamor stockholder. This discussion is based upon the provisions of the Internal Revenue Code, existing regulations, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Metamor stockholders who hold their Metamor shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not apply to the following:

  . stockholders who received their Metamor shares pursuant to the exercise of employee stock options or similar securities or otherwise as compensation;

  . stockholders who hold their Metamor shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  . stockholders (including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities, and stockholders subject to the alternative minimum tax) who may be subject to special rules;

  .  stockholders whose functional currency is not the U.S. dollar; or

  . stockholders who, for U.S. federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships, or foreign estates or trusts.

   THIS DISCUSSION ALSO DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE OR LOCAL LAWS. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX EFFECT TO YOU OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

   Tax Opinion and Merger. The consummation of the merger is contingent upon the receipt by:

  . PSINet of an opinion from its attorneys to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; provided, however, in the event that such counsel is unwilling to render such an opinion this condition shall be satisfied if such an opinion that is reasonably satisfactory to PSINet is rendered by attorneys for Metamor; and

  . Metamor of an opinion from its attorneys to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; provided, however, in the event that such counsel is unwilling to render such an opinion this condition shall be satisfied if such an opinion that is reasonably satisfactory to Metamor is rendered by attorneys for PSINet.

   The opinions will be based upon certain customary assumptions and representations of fact, including representations of fact contained in certificates of officers of PSINet, Metamor and others. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, neither PSINet nor Metamor can assure you that the Internal Revenue Service will not contest the conclusions expressed in the opinions or that a court will not sustain such contest.

   The following discussion of U.S. federal income tax consequences of the merger to Metamor stockholders assumes that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, based on such opinions.

   Tax Impact from the Merger. Metamor stockholders will not recognize any gain or loss as a result of the exchange of their shares of Metamor common stock for PSINet common stock (except with respect to the receipt of cash in lieu of fractional shares of PSINet, as discussed below). The aggregate adjusted tax basis of PSINet shares received (including any fractional shares deemed received) will equal the Metamor stockholder's aggregate adjusted tax basis in the Metamor shares surrendered. The holding period of the PSINet shares received pursuant to the merger will include the holding period of the Metamor shares surrendered.

   Taxation of Cash Paid in Lieu of Fractional Shares. Metamor stockholders who receive cash in lieu of a fractional PSINet share will be treated as having first received such fractional PSINet share in the merger and then as having received cash in exchange for the fractional share interest. Thus, each such Metamor stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional PSINet share and the portion of the basis in the Metamor shares allocable to that fractional interest.

   Material Federal Income Tax Consequences to PSINet, Metamor and PSINet Shelf IV Inc. None of PSINet, Metamor or PSINet Shelf IV Inc. will recognize gain or loss as a result of the merger.

Accounting Treatment

   The acquisition of Metamor will be accounted for as a purchase business combination and, accordingly, the purchase price of Metamor will be allocated to tangible and intangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to goodwill to be amortized over the estimated economic life of the goodwill. PSINet is undertaking a study by an independent third party to determine the allocation of the total purchase price of the merger to the various assets acquired, including in-process research and development, and the liabilities assumed. Any portion of the purchase price allocated to in-process research and development will be recognized as a charge against income in PSINet's financial statements for the period in which the merger closes. The results of operations of Metamor will be included in PSINet's consolidated results of operations upon the consummation of the merger.

Regulatory Matters

   United States Antitrust. Under the Hart-Scott-Rodino Act and related rules, the merger may not be completed unless applicable waiting period requirements have been satisfied. On April 10, 2000, PSINet and Metamor each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and early termination of the waiting period was granted on April 26, 2000. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of PSINet or Metamor. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Based upon the advice of counsel, neither PSINet nor Metamor expect any conditions to be imposed by either the Antitrust Division or the Federal Trade Commission.

   Other. Neither PSINet nor Metamor is aware of any other governmental filings or consents that are required in connection with the merger. If any such additional filings or consents are required, such filings or consents may delay or prevent the closing of the merger or have other adverse consequences to PSINet and/or Metamor.

Appraisal Rights

   Neither the shareholders of PSINet nor the stockholders of Metamor are entitled to dissenters' rights of appraisal in connection with the merger under New York law or Delaware law, respectively.

Continuation of Metamor Employee Benefits

   PSINet has agreed that, from the effective time of the merger until the second anniversary of the effective time of the merger, it will provide, or cause to be provided, benefit plans, programs and arrangements to employees of Metamor that are no less favorable in the aggregate to those provided to employees of Metamor immediately before the effective time of the merger.

   PSINet has agreed that, to the extent permitted under applicable benefit plans or insurance policies:

  . it will credit continuing employees of Metamor with their service with Metamor and its affiliates for purposes of participation, vesting and entitlement to benefits in any employee benefits plans, programs or arrangements in which they subsequently participate after the effective time of the merger;

  . it will provide each Metamor employee with credit for any co-payments and deductibles paid before the effective time of the merger in satisfying any applicable deductible or out-of-pocket requirements; and

  . it will not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Metamor employees.

Effect on Options Outstanding under Metamor Stock Plans

   Under the merger agreement, at the effective time of the merger, the outstanding options to purchase Metamor common stock not previously exercised will become exercisable for shares of PSINet common stock in accordance with their existing terms. Each option to acquire shares of Metamor common stock will be converted into an option to acquire PSINet common stock on the same terms and conditions, except that:

  . the number of shares of PSINet common stock subject to the option will be equal to the number of shares of Metamor common stock subject to the option multiplied by 0.9;

  . the per share exercise price of the option will be the per share exercise price for the option prior to the merger divided by 0.9; and

  . an aggregate of approximately 540,000 Metamor stock options will become fully vested as a result of the merger, including 85,200 options held by executive officers of Metamor.

   Metamor has agreed not to issue any additional stock options prior to the effective time of the merger other than up to 300,000 options to new employees, employees who have received promotions and members of Metamor's board of directors at its annual meeting. The non-employee directors of Metamor are each scheduled to receive 4,000 options at the time of Metamor's annual meeting on May 18, 2000. These options will become fully vested as a result of the merger.

Resale of PSINet Common Stock

   PSINet common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any Metamor stockholder who may be deemed to be an "affiliate" of Metamor or PSINet for purposes of Rule 145 under the Securities Act. Under Rule 145 each such affiliate may not transfer any PSINet common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act.

Investment by PSINet in Xpedior

   PSINet and Xpedior have entered into a letter of intent relating to an investment by PSINet of $50 million in Xpedior preferred stock simultaneously with the closing of the merger. It is anticipated that the preferred stock to be issued by Xpedior will bear annual dividends of 8 1/2% cumulative quarterly and payable upon conversion or liquidation in stock (based upon the trailing five day average closing bid price for Xpedior common stock) or cash at Xpedior's option. In addition, it is anticipated that the Xpedior preferred stock will be convertible into Xpedior common stock at $37.50 per share; provided, the conversion price is expected to be reset after each of the first three anniversaries of issuance, if, at the applicable anniversary date, the 30 trading day average closing bid price of Xpedior's common stock is below the conversion price then in effect. If the conversion price is adjusted, the new conversion price will be the 30 trading day average closing bid price prior to the first two anniversaries and 95% of the 30 trading day average closing bid price prior to the third anniversary date. It is also anticipated that Xpedior will have the right to force the holders of the Xpedior preferred stock to convert all of the preferred stock into Xpedior common stock at the conversion price then in effect if the average current market price of Xpedior common stock has exceeded 225% of the conversion price then in effect for at least 30 consecutive trading days and specified volumes of Xpedior common stock have traded during that period. Moreover, it is anticipated that Xpedior will grant registration rights in connection with the issuance of the preferred stock.

   This summary of the transaction with Xpedior is subject to the preparation, negotiation and execution of definitive documentation, and is subject to change in the course of that process. The investment by PSINet in the Xpedior preferred stock is conditioned on the completion of the merger; however, the investment is not a condition to the merger.

                              THE MERGER AGREEMENT

   The following description summarizes the material provisions of the merger agreement. You should read carefully the merger agreement, which is attached as Annex 1 to this document.

Conditions to the Completion of the Merger

   Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include the following:

  . PSINet's shareholders must approve the issuance of the shares of PSINet common stock at the PSINet special meeting;

  . Metamor's stockholders must adopt the merger agreement at the Metamor special meeting;

  . the waiting period required under applicable antitrust laws shall have expired or been terminated;

  . Metamor's outstanding debt (including Metamor's 2.94% Convertible Subordinated Notes having a face amount of approximately $227 million and amounts due under Metamor's $80 million revolving credit facility of which $40.2 million was outstanding or committed as of April 25, 2000) must be paid or satisfied prior to the effectiveness of the merger, with funds to be provided by PSINet immediately prior to the closing;

  . the PSINet common stock issuable to Metamor stockholders in the merger and pursuant to the assumed Metamor options must have been approved for listing on The Nasdaq Stock Market;

  . no court with appropriate jurisdiction has issued an order, judgment, decree, injunction or ruling which restrains, enjoins or prohibits the completion of the merger;

  . the registration statement of which this document forms a part must remain effective; and

  . each of PSINet and Metamor must have received the tax opinions described above.

   In addition, each of PSINet's and Metamor's obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  . the representations and warranties of the other party set forth in the merger agreement shall be true and correct in all respects with specified materiality exceptions as though made on and as of the effective date of the merger;

  . the other party to the merger agreement having performed or complied with all agreements and covenants required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed, in all material respects; and

  . PSINet and Metamor having received from Nixon Peabody LLP and/or Vinson & Elkins L.L.P. the opinions stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code as described in "The Merger--Material United States Federal Income Tax Consequences of the Merger."

   PSINet and Metamor can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. PSINet and Metamor cannot at this point determine whether either of them would resolicit proxies in the event that it decides to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to the decision to complete the merger and whether PSINet or Metamor, as applicable, believes there has been a material change in the terms of the merger and its effect on the PSINet shareholders or Metamor stockholders. In making its determination, PSINet or Metamor would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to its shareholders or stockholders from a financial point of view, the availability of alternative transactions and, in the case of Metamor, the prospects of Metamor as an independent entity. If either PSINet or Metamor

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determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, it would resolicit proxies.

No Solicitation of Alternate Transactions

   The merger agreement provides that Metamor will not, nor will its subsidiaries, nor any of their directors, officers or employees, or any investment banker, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly through another person:

  . initiate, solicit, induce, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any acquisition proposal, as defined below;

  . participate in any discussions, provide any confidential information or data relating to, or engage in any negotiations regarding, any acquisition proposal or knowingly facilitate any effort or attempt to implement an acquisition proposal or accept an acquisition proposal;

provided, however, that if, at any time prior to the date of the special meeting, Metamor's board of directors following consultation with its financial advisors determines in good faith, that an unsolicited bona fide written acquisition proposal could reasonably be expected to result in a superior proposal, as defined below, Metamor may participate in negotiations or discussions regarding such acquisition proposal and provide information to the person or persons making the proposal after giving notice of the existence and terms of any such proposal or proposals to PSINet at least one day before commencing negotiations or discussions or providing information. Also, before providing any information or data Metamor must receive a confidentiality agreement containing restrictions comparable to those then in force between PSINet and Metamor.

   The merger agreement provides that:

  . the term "acquisition proposal" means any inquiry, proposal or offer from any person relating to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Metamor, or any purchase or sale of all or any significant portion of the assets of Metamor or more than 10% of the Metamor common stock or the assets or capital sock of any of its subsidiaries; and

  . the term "superior proposal" means any bona fide unsolicited written acquisition proposal made by a third party to acquire a majority of the voting power of the shares of Metamor common stock then outstanding or all or substantially all the assets of Metamor, for consideration consisting of cash and/or securities, that Metamor's board of directors concludes in good faith, after consultation with its financial advisors and legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party, would, if consummated, result in a transaction materially more favorable from a financial point of view to Metamor's stockholders than the merger and which is reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is, in the good faith judgment of Metamor's board of directors, reasonably capable of being financed.

   Except as expressly permitted by the merger agreement, neither Metamor's board of directors nor any committee of the board will:

  . withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to PSINet, or take any action not explicitly permitted by the merger agreement that would be inconsistent with, the approval or recommendation by Metamor's board of directors or that committee of the merger;

  . approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

  . cause Metamor to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal.


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Notwithstanding the foregoing, if prior to the special meeting, Metamor's board of directors determines in good faith, after giving effect to all concessions which may be offered by PSINet, that an acquisition proposal constitutes a superior proposal which was not solicited by Metamor and which did not otherwise result from a breach of the provisions of the merger agreement described above, Metamor's board of directors may withdraw or modify its approval or recommendation of the merger agreement, terminate the merger agreement and enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an acquisition proposal, but only at a time that is after the third day following PSINet's receipt of written notice advising PSINet that Metamor's board of directors has received a superior proposal and will no longer recommend the approval of the merger. Metamor must pay a fee in the amount of $45 million to PSINet as a condition to taking these actions. See "--Termination" and "--Termination Fees."

Termination

   The merger agreement may be terminated at any time before the effective time of the merger, whether before or after adoption of the merger agreement by the stockholders of Metamor:

   1. by mutual written consent of PSINet and Metamor;

   2. by PSINet or Metamor, if the other party has materially breached the merger agreement, which breach has not been cured and which would cause a closing condition to be incapable of being satisfied by October 31, 2000;

   3. by PSINet or Metamor if any court of competent jurisdiction has issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which, after reasonable efforts on the part of PSINet and Metamor to resist, resolve or lift, permanently restrains, enjoins or otherwise prohibits the merger and the order, judgment, decree, injunction or ruling has become final and nonappealable;

   4. by PSINet or Metamor, if the merger has not been completed by October 31, 2000 provided that the terminating party's failure to perform any of its material covenants or obligations under the merger agreement did not result in the failure of the merger to occur on or before this date;

   5. by PSINet or Metamor, if the PSINet or Metamor special meeting (including as they may be adjourned from time to time) concluded without PSINet having obtained the shareholder approval to issue the PSINet common stock in connection with the merger or Metamor having obtained the stockholder approval of the merger agreement;

   6. by PSINet if, before the Metamor special meeting, Metamor's board of directors: (a) withdraws or modifies in any adverse manner its approval of the merger agreement, (b) approves or recommends a superior proposal, or (c) resolves to take either of the foregoing actions; or

   7. by Metamor at any time before the Metamor special meeting, upon three days' prior notice to PSINet, if Metamor's board of directors approves a superior proposal; provided, that (a) Metamor has complied with its agreement not to solicit acquisition proposals, (b) Metamor's board of directors has concluded in good faith, after giving effect to all concessions which may be offered by PSINet described in (c) below, on the basis of the advice of its financial advisors and outside counsel, that the acquisition proposal is a superior proposal and (c) before any termination, Metamor has negotiated, and caused its financial and legal advisors to negotiate, with PSINet to make adjustments in the terms and conditions of the merger agreement as would enable PSINet to proceed with the merger, and (d) Metamor has paid the $45 million termination fee.

Termination Fees

   Termination Fee Payable by Metamor. Metamor must pay PSINet a termination fee of $45 million if:

   1. Metamor terminates the merger agreement in order to accept a more favorable proposal or withdraws or modifies its approval or recommendation of the merger in connection with the Metamor special meeting after receipt of a more favorable proposal;


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   2. PSINet terminates the merger agreement because Metamor's board of directors approves or recommends a more favorable third party proposal;

   3. the merger agreement is terminated because holders of Metamor common stock fail to adopt the merger agreement at the Metamor special meeting as it may be adjourned from time to time, a third party acquisition proposal is publicly disclosed prior to the completion of the Metamor special meeting, and within 12 months after the termination Metamor enters into a definitive agreement with any third party with respect to an acquisition proposal or an acquisition proposal is consummated; or

   4. the merger agreement is terminated by PSINet based on a material breach of the agreement by Metamor; by Metamor or PSINet if the closing of the merger fails to occur by October 31, 2000; or by PSINet based on Metamor's withdrawal or adverse modification of its recommendation of the merger agreement and, in each case:

  . there has been a third party acquisition proposal between the date of the merger agreement and the date of termination;

  . following the existence of the acquisition proposal, prior to the termination, Metamor has intentionally breached in any material respect (and not cured) any of its material agreements under the merger agreement; and

  . within 12 months of the termination Metamor enters into a definitive agreement relating to an acquisition proposal or an acquisition proposal is completed.

   Termination Fee Payable by PSINet. PSINet must pay Metamor a termination fee of $45 million if:

   1. the PSINet shareholders have not approved the issuance of the PSINet common stock at the PSINet special meeting as it may be adjourned from time to time, and

   2. either

  . prior to the PSINet special meeting, the board of directors of PSINet approved a bona fide written proposal or offer or entered into a definitive agreement with respect to the acquisition of PSINet or a majority interest in PSINet by another entity, or

  . such a transaction is announced to the public at any time after the date of the merger agreement and prior to the PSINet special meeting and within 12 months following the final adjournment of the PSINet special meeting, PSINet enters into a definitive agreement with any third party with respect to the acquisition of PSINet or a majority interest in PSINet by any third party or such an acquisition by any third party is consummated.

Conduct of Business Pending the Merger

   Before the effective time of the merger, except as contemplated by the merger agreement or unless PSINet otherwise agrees in writing, Metamor has agreed that it will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted immediately before the signing of the merger agreement and to use reasonable efforts to conduct their business in a manner consistent with the budgets and plans made available to PSINet. Metamor has agreed to, and to cause its subsidiaries to, use all reasonable efforts to preserve intact their business organizations, keep available the services of their employees and consultants, preserve their relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and to use commercially reasonable efforts to protect their intellectual property to the end that their goodwill and on-going businesses will not be impaired in any material respect at the effective time of the merger. Metamor has also agreed that, unless PSINet otherwise agrees in writing, before the effective time of the merger, it will not and will not permit its subsidiaries to:


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  .  declare, set aside, or pay any dividends on, or make any other distributions with respect to, any of its capital stock, other than dividends and distributions by any direct or indirect subsidiary of Metamor to its parent(s);

  . split, combine or reclassify any of its capital stock or, other than pursuant to the exercise or conversion of Metamor stock options or other convertible securities outstanding on the date of the merger agreement, issue or authorize the issuance of any other securities with respect to, instead of or in substitution for shares of its capital stock;

  . purchase, redeem or otherwise acquire, other than pursuant to the exercise or conversion of Metamor stock options or other convertible securities outstanding on the date of the merger agreement, any shares of Metamor capital stock or any of its subsidiaries or any other equity securities of Metamor or its subsidiaries or any rights, warrants, or options to acquire any of those shares or other securities other than purchases, redemptions or acquisitions of equity securities of wholly owned subsidiaries of Metamor or rights, warrants or options to acquire those securities;

  . issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock including any Metamor stock options (other than up to 300,000 options agreed to previously by PSINet and options granted by Xpedior) or other convertible securities, any other voting securities of Metamor or any securities convertible into, or any rights, warrants or options to acquire, any of those shares or voting securities (other than the issuance of Metamor common stock upon the exercise of stock options outstanding on the date of the merger agreement) or amend the terms of any of those securities, rights, warrants or options or take action to accelerate the vesting thereof;

  . grant, award or enter into any compensation or change of control arrangement with any employee;

  . amend its certificate of incorporation or by-laws or comparable organizational documents of any of its subsidiaries;

  . acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or any corporation, partnership, joint venture, association or other business organization or division, or any assets that are material, individually or in the aggregate, to Metamor and its subsidiaries, except in the ordinary course of business;

  . subject to a lien or sell, lease or otherwise dispose of any of its material properties, assets or intellectual property rights, except in the ordinary course of business;

  . incur or modify any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities of Metamor or any of its subsidiaries, guarantee any debt securities of another person (other than indebtedness to, guarantees of, or issuances or sales to Metamor or a wholly owned subsidiary of Metamor), or enter into any "keep well" or other agreement to maintain any financial condition of another person, except, in any case, for borrowings or other transactions incurred in the ordinary course of business under existing credit facilities, including to repay existing indebtedness pursuant to the terms of the indebtedness;

  . except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person, other than to Metamor or any direct or indirect subsidiary of Metamor or settle or compromise any material claims or litigation;

  . take any action that would result in Metamor owning less than 80% of the outstanding Xpedior common stock;

  . take any action or omit to take any action that would cause any of its representations and warranties in the merger agreement to become untrue in any material respect; or

  . authorize any of, or commit or agree to take any of, the foregoing actions.


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   These limitations upon Metamor's conduct do not generally apply to these transactions or actions if they are between Metamor and a wholly owned subsidiary of Metamor or if they are between two wholly owned subsidiaries of Metamor.

   Metamor has agreed to promptly provide PSINet copies of all filings made by Metamor with any governmental entity in connection with the merger agreement and the transactions contemplated by the agreement. Before settling or compromising any material income tax liability of Metamor or any of its subsidiaries, Metamor has agreed to obtain the consent of PSINet. Metamor has also agreed to consult with PSINet and its advisors as to the positions and elections that will be taken or made with respect to tax matters.

   PSINet covenants and agrees that between the date of the merger agreement and the completion of the merger it will not:

  . declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its PSINet common stock, except such dividends or distributions as would give rise to an adjustment to the exchange ratio pursuant to the merger agreement;

  . enter into, or permit any of its subsidiaries to enter into, any written contract pursuant to which PSINet expressly agrees not to consummate the merger, which is otherwise conditioned upon the merger not occurring, or by its express terms would prohibit the merger; or

  . take any action or omit to take any action that would cause any of its representations and warranties in the merger agreement to become untrue in any material respect.

Repayment of Metamor Debt; Convertible Notes

   Metamor and PSINet have agreed to cooperate to pay or satisfy at the effective time of the merger the outstanding debt of Metamor and its subsidiaries, with limited exceptions. This debt includes an aggregate of approximately $40.2 million of borrowings or commitments under Metamor's revolving credit facility, as of April 25, 2000, and approximately $227 million face amount of convertible subordinated notes of Metamor. The parties expect that the convertible notes will be called for redemption on August 18, 2000 (the earliest call date for the notes). The convertible notes are convertible into Metamor common stock at an effective conversion price of $37.95 per share (based on the applicable redemption price on the earliest redemption date). The convertible notes will become convertible into PSINet common stock upon consummation of the merger at an appropriately adjusted conversion rate. The notes may be converted by the holders of the notes at any time prior to the redemption date, and any notes not converted prior to the redemption date will be redeemed for cash.

Amendment and Waiver

   Subject to applicable law:

  . the merger agreement provides that it may be amended by the parties in writing at any time, except that after the approval of the shareholders of PSINet and the stockholders of Metamor has been obtained, no amendment may be entered into which would require further stockholder approval unless further approval is obtained; and

  . at any time before the effective time of the merger, any party may extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and waive compliance by any other party with any agreements or conditions in the merger agreement.

   Under Section 251(d) of the Delaware General Corporation Law, no amendment to the merger agreement made after the adoption of the merger agreement by the stockholders of Metamor may, without further stockholder approval, alter or change the amount or kind of shares, securities, cash, property or rights to be received by Metamor stockholders in the merger, or alter or change any terms and conditions of the merger agreement if the alteration or change would adversely affect the holders of any class or series of stock of Metamor.

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Expenses

   Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the agreement will be paid by the party incurring the fees or expenses, except as otherwise provided in the merger agreement. If the merger agreement is terminated, PSINet and Metamor will share equally the expenses incurred in connection with filing and printing of this document and the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Act and other antitrust laws.

Representations and Warranties

   The merger agreement contains customary representations and warranties relating to, among other things:

  . corporate organization and similar corporate matters of PSINet and Metamor and their respective subsidiaries;

  .  the capital structure of each of PSINet and Metamor;

  . authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of PSINet and Metamor;

  . documents filed by each of PSINet and Metamor with the Securities and Exchange Commission, the accuracy of information contained in those documents and the absence of undisclosed liabilities of each of PSINet and Metamor;

  . the accuracy of information supplied by each of PSINet and Metamor in connection with this document and the registration statement of which it is a part;

  . absence of certain material changes or events concerning PSINet and Metamor;

  .  compliance with applicable laws by Metamor;

  . absence of changes in employee compensation and benefit plans of Metamor;

  . matters relating to the Employee Retirement Income Security Act and other labor matters of Metamor;

  . filing of tax returns and payment of taxes by Metamor and its subsidiaries;

  . board approval and required stockholder vote of Metamor and PSINet to approve the merger and the issuance of the PSINet common stock in connection with the merger;

  . engagement and payment of fees of brokers, investment bankers, finders and financial advisors by each of PSINet and Metamor;

  .  receipt of fairness opinion by Metamor from its financial advisor;

  .  intellectual property and year 2000 matters of Metamor;

  . outstanding and pending material litigation of each of PSINet and Metamor;

  . assets and contracts of Metamor and absence of restrictions on its business activities; and

  .  environmental and insurance matters of Metamor.

Amendments to the Metamor Certificate of Incorporation

   As of the effective time of the merger, the Metamor certificate of incorporation will be restated to be substantially identical to PSINet Shelf IV Inc.'s certificate of incorporation immediately prior to the merger. For a summary of some current provisions of the Metamor certificate of incorporation and the associated rights of Metamor stockholders, see "Comparison of Rights of Holders of Common Stock of PSINet and Metamor."

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          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined balance sheet as of December 31, 1999 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999, which we refer to as the Pro Forma Financial Information, present the pro forma effect of PSINet's acquisitions of Metamor, Transaction Network Services, Inc. (TNI), certain other acquisitions, capital raising activity of PSINet since January 1, 2000 and the exchange of PSINet common stock for a portion of its outstanding Series C preferred stock described below.

   The objective of Pro Forma Financial Information is to provide investors with information about the continuing impact of particular completed or probable transactions by indicating how the transactions might have affected historical financial statements had they occurred at an earlier date.

   Under the terms of the merger agreement with Metamor entered into on March 21, 2000, the aggregate consideration to be paid to Metamor stockholders consists of approximately 31.2 million shares of PSINet's common stock (at a conversion ratio of 0.9 shares of PSINet's common stock for each share of Metamor's common stock outstanding), which represents an aggregate value of approximately $1.35 billion, based upon an average price per share of PSINet's common stock of $43.35 for the period from March 20, 2000 through March 24, 2000. PSINet will also assume options to acquire approximately 4.6 million shares of Metamor common stock which, under the terms of the merger agreement, will be exercisable into approximately 4.1 million shares of PSINet's common stock and represent an aggregate fair value of approximately $142.5 million. Additionally, PSINet will transfer funds to a trustee to be held in an escrow account for the redemption of Metamor's 2.94% Convertible Subordinated Notes having a face amount of approximately $227.0 million and will repay amounts outstanding under Metamor's $80.0 million revolving credit facility ($40.2 million was outstanding as of April 25, 2000) immediately prior to the merger as a condition to closing. Simultaneously with the merger, PSINet has agreed to invest $50.0 million in 8 1/2% preferred stock of Xpedior, a majority owned subsidiary of Metamor. The source of the cash for the repayment of the Metamor outstanding debt and the investment in Xpedior will be cash on hand.

   On November 23, 1999, PSINet acquired TNI. PSINet paid shareholders of TNI aggregate consideration of approximately $339.3 million in cash and approximately 15.2 million shares of PSINet common stock, which represented an aggregate value of approximately $347.7 million, based upon a price per share of PSINet common stock of $22.859 at the time we entered the definitive agreement with TNI. PSINet also assumed options to acquire approximately 463,000 shares of TNI common stock which, at the time we entered into the definitive agreement, were exercisable into 926,000 shares of PSINet common stock and represented an aggregate fair value of approximately $13.0 million. PSINet also repaid outstanding principal and interest under TNI's revolving credit facility in the amount of $52.1 million as a condition to closing. The source of the cash consideration for the TNI merger and the cash for the repayment of the TNI revolving credit facility obligation was cash on hand.

   In addition to the TNI merger, during the year ended December 31, 1999, PSINet completed a total of 43 acquisitions for aggregate purchase prices and related payments of approximately $247.0 million exclusive of assumed debt.

   In February 2000, PSINet completed an offering of 16.5 million shares of 7% Series D cumulative convertible preferred stock ("Series D preferred stock") for net proceeds of approximately $740.2 million after expenses (excluding amounts paid by the purchasers of the Series D preferred stock into the deposit account that is not an asset of PSINet).

   In February and March 2000, PSINet exchanged approximately 8.2 million newly issued shares of its common stock for an aggregate of approximately 4.6 million shares of its Series C preferred stock through individually negotiated transactions with a limited number of holders of the Series C preferred stock. Subsequent to the exchange, PSINet converted the exchanged Series C preferred stock into approximately 7.4

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million shares of PSINet common stock, which are held as treasury shares. In connection with this transaction, PSINet will receive approximately $32.4 million of cash from the deposit account associated with the Series C preferred stock.

   The following unaudited pro forma condensed combined balance sheet at December 31, 1999 presents, on a pro forma basis, PSINet's condensed combined financial position assuming each of the following had occurred on December 31, 1999:

  . PSINet's acquisition of Metamor and the simultaneous investment in Xpedior and the transfer of funds for and the repayment of Metamor debt at closing;

  . PSINet's February 2000 offering of its Series D preferred stock and the application of the net proceeds; and

  . the exchange of PSINet's Series C preferred stock, the subsequent conversion of the Series C preferred stock into PSINet's common stock held as treasury shares and the receipt of cash from the deposit account.

   The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 presents, on a pro forma basis, PSINet's condensed combined results of operations assuming each of the following had occurred on January 1, 1999:

  . PSINet's acquisition of Metamor and the simultaneous investment in Xpedior and the transfer of funds for and the repayment of Metamor debt at closing;

  .  PSINet's acquisition of TNI;

  . PSINet's acquisitions of Planete.net S.A.R.L., Satelnet S.A., Telelinx Ltd., Horizontes Internet Ltd., Wavis Equipamentos de Informatica Ltd., Sao Paulo On-Line Ltda., Internet de Mexico S.A. de C.V., Datanet S.A. de C.V., The Internet Company, Caribbean Internet Service Corp., The Internet Access Company, Argentina On-Line S.A., CSO.net Telecom Services GmbH, Intercomputer, S.A. and Intercomputer Soft, S.A., ABAFoRUM S.A., Netwing EDV-Dienstleistungs GmbH, Global Link, Netsystem S.A., Domain Acesso e Servicos Internet Ltda, Netline Communicaciones S.A., Sinfonet S.A., Vision Network Limited, Servnet Servicos de Informatica e Communicacao Ltda, Elender Informatikai, Infase Comunicaciones, S.L., Internet Network Technologies, Site Internet Ltda, TotalNet Inc, Terzomillennio S.L., Orbinet Telecommunications, Inc., ZebraNet, Inc., SPIN GmbH, Zircon, Mlink Internet, Inc., Netup, Lyceum, Telalink Corporation, Transaction Network Services, Inc, Alpha dot net, Netgate, JoinNet, Correionet, Lynx, and Pacwan (Other Acquisitions) which were consummated during 1999;

  . PSINet's February 2000 offering of its Series D preferred stock and the application of the net proceeds; and

  . the exchange of PSINet's Series C preferred stock, the subsequent conversion of the Series C preferred stock into PSINet's common stock held as treasury shares and the receipt of cash from the deposit account.

   The acquisition of Metamor will be accounted for as a purchase business combination and, accordingly, the purchase price of Metamor will be allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets. PSINet has undertaken a study by an independent third party to determine the allocation of the total purchase price of PSINet's acquisition of Metamor. Until the study is complete, PSINet is unable to determine the allocation of the total purchase price of Metamor. For purposes of this Pro Forma Financial Information, PSINet attributed the excess of the purchase price over the acquired net tangible assets for Metamor of $1.5 billion to goodwill with a twenty year estimated useful life. PSINet's management expects that a portion of the purchase price will be allocated to nongoodwill intangibles. To the extent that a portion of the purchase price of Metamor is allocated among other intangible assets with a useful life shorter than twenty years, the adjustment for amortization expense for the twelve months ended December 31, 1999 would be higher. In addition, PSINet's management is in the process of assessing and formulating its integration plans. PSINet's management does not know the exact amount, if any, of restructuring and other costs to be included in purchase accounting but does not expect them to be material.

   The acquisition of TNI was accounted for as a purchase business combination and, accordingly, the purchase price of TNI has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets. PSINet engaged an independent third party to determine the allocation of the total purchase price of its acquisition of TNI. The evaluation for TNI indicated there were the following intangible assets present: existing technology, tradenames, customer contracts and relationships, existing workforce and goodwill, with estimated useful lives from three to 20 years, and approximately $84.0 million of purchased in-process research and development which is included in PSINet's historical consolidated retained deficit reflected in the unaudited pro forma condensed combined balance sheet and PSINet's historical loss from continuing operations available to common shareholders in the unaudited pro forma condensed combined statement of operations.

   Each of the Other Acquisitions was paid for in cash and has been accounted for as a purchase business combination and, accordingly, the purchase price has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets from the respective dates of acquisition.

   The Pro Forma Financial Information is not intended to be indicative of the results which would actually have been obtained had the transactions described above occurred on the dates indicated or the results which may be obtained in the future. The pro forma adjustments are based upon available information and assumptions that PSINet management believes to be reasonable under the circumstances. The unaudited pro forma condensed combined statement of operations does not give effect to any potential cost savings and synergies that could result from the acquisitions included therein. The Pro Forma Financial Information should be read in conjunction with PSINet's consolidated financial statements and notes thereto and Metamor's consolidated financial statements and notes thereto which are incorporated by reference in this document.

                                  PSINET INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999
       (In millions of U.S. dollars, except per share and share amounts)

                                                                       Transaction
                                                                         Network
                                           Metamor         Metamor       Services
                          PSINet Inc.  Worldwide, Inc. Worldwide, Inc.     Inc.        Other
                          Consolidated  Consolidated     Adjustments   Consolidated Acquisitions
                          ------------ --------------- --------------- ------------ ------------
Internet access
 revenue................    $ 554.7        $  --           $              $152.8       $51.3
Services revenue........        --          577.0                            --          --
                            -------        ------          ------         ------       -----
   Total revenue........      554.7         577.0                          152.8        51.3
Operating costs and
 expenses:
 Data communications
  and operations........      396.4           --                            98.3        28.7
 Cost of services
  revenue...............        --          341.0                            --          --
 Selling, general and
  administrative........      182.5         174.3                           27.8        18.6
 Depreciation and
  amortization..........      166.5          26.0            74.0 (a)       17.6         3.6
 Charge for acquired
  in-process R&D........       88.7           --                             --          --
                            -------        ------          ------         ------       -----
   Total operating costs
    and expenses........      834.1         541.3            74.0          143.7        50.9
                            -------        ------          ------         ------       -----
(Loss) income from
 operations.............     (279.4)         35.7           (74.0)           9.1         0.4
Interest expense........     (193.1)        (20.9)           20.9 (b)       (3.7)       (0.8)
Interest income.........       54.4           --                             1.4         0.2
Other income (expense),
 net....................       (0.9)          2.4                            --         (0.4)
                            -------        ------          ------         ------       -----
(Loss) income from
 continuing operations
 before income taxes....     (419.0)         17.2           (53.1)           6.8        (0.6)
Income tax benefit
 (expense)..............        2.8          (7.0)            5.0 (c)       (5.8)       (0.8)
                            -------        ------          ------         ------       -----
(Loss) income from
 continuing operations..     (416.2)         10.2           (48.1)           1.0        (1.4)
Return to preferred
 shareholders...........      (17.7)          --                             --          --
                            -------        ------          ------         ------       -----
(Loss) income from
 continuing operations
 available to common
 shareholders...........    $(433.9)       $ 10.2          $(48.1)        $  1.0       $(1.4)
                            =======        ======          ======         ======       =====
Basic and diluted loss
 per share from
 continuing
 operations(e)..........    $ (3.49)
                            =======
Shares used in computing
 basic and diluted loss
 per share from
 continuing operations
 (in thousands).........    124,386                        31,224
                            =======                        ======

                                  PSINET INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999
       (In millions of U.S. dollars, except per share and share amounts)

                                                                         Pro
                                                         Adjustments    Forma
                                                         -----------   -------
Internet access revenue................................    $           $ 758.8
Services revenue.......................................                  577.0
                                                           ------      -------
    Total revenue......................................                1,335.8
Operating costs and expenses:
  Data communications and operations...................                  523.4
  Cost of services revenue.............................                  341.0
  Selling, general and administrative..................                  403.2
  Depreciation and amortization........................      62.4 (a)    350.1
  Charge for acquired in-process R&D...................                   88.7
                                                           ------      -------
    Total operating costs and expenses.................      62.4      1,706.4
                                                           ------      -------
(Loss) income from operations..........................     (62.4)      (370.6)
Interest expense.......................................       1.4 (b)   (196.2)
Interest income........................................                   56.0
Other income (expense), net............................                    1.1
                                                           ------      -------
(Loss) income from continuing operations before income
 taxes.................................................     (61.0)      (509.7)
Income tax benefit (expense)...........................       5.8 (c)      --
(Loss) income from continuing operations...............     (55.2)      (509.7)
Return to preferred shareholders.......................     (38.1)(d)    (55.8)
                                                           ------      -------
(Loss) income from continuing operations available to
 common shareholders...................................    $(93.3)     $(565.5)
                                                           ======      =======
Basic and diluted loss per share from continuing opera-
 tions.................................................                $ (3.45)
                                                                       =======
Shares used in computing basic and diluted loss per
 share from continuing operations (in thousands).......     8,155      163,765
                                                           ======      =======

                                  PSINET INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999

   The pro forma adjustments outlined below present separate adjustments related to the acquisition of Metamor and the adjustments related to the other transactions reflected in the unaudited pro forma condensed combined statement of operations.

   The purchase price of each acquisition has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets of up to 20 years from the respective dates of acquisition.

   PSINet has undertaken a study by an independent third party to determine the allocation of the total purchase price of its acquisition of Metamor. Until the study is complete, PSINet is unable to determine the allocation of the total purchase price of Metamor. For purposes of this Pro Forma Financial Information, PSINet has attributed the excess of the purchase price over the acquired net tangible assets for Metamor of $1.5 billion to goodwill with an estimated twenty year useful life. To the extent that a portion of the purchase price of Metamor is allocated among other intangible assets with a useful life shorter than twenty years, the adjustment for amortization expense for the twelve months ended December 31, 1999 would be higher and PSINet would record a deferred tax liability relating to nongoodwill intangibles.

   (a) Reflects the increase in amortization resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology relating to TNI and the other acquisitions and goodwill relating to Metamor). The assigned lives of the acquired intangible assets range from three to 20 years.

                                                                   Amortization
                                                                   ------------
                                                                   (millions of
                                                                       U.S.
                                                                     dollars)
      Metamor merger..............................................    $(74.0)
                                                                      ======
      TNI merger..................................................    $(42.2)
      Other acquisitions..........................................     (20.2)
                                                                      ------
                                                                      $(62.4)
                                                                      ======

   (b) Reflects the following:

                                                                     Interest
                                                                   ------------
                                                                   (millions of
                                                                       U.S.
                                                                     dollars)
      Interest expense avoided through assumed repayment of the
       Metamor 2.94% Convertible Subordinated Notes and the
       Metamor credit facility as of January 1, 1999..............    $ 20.9
                                                                      ======
      Interest expense avoided through assumed repayment of the
       TNI revolving credit facility as of January 1, 1999........    $  1.8
      Other.......................................................      (0.4)
                                                                      ------
                                                                      $  1.4
                                                                      ======

                                  PSINET INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS--
                                  (Continued)

                      For the Year Ended December 31, 1999

   (c) Reversal of tax expense recorded by Metamor and TNI as a result of availability of PSINet taxable losses for the periods presented to offset Metamor and TNI taxable income.

   (d) Reflects the following:

                                                             Return to Preferred
                                                                Shareholders
                                                             -------------------
                                                                (millions of
                                                                U.S. dollars)
      Dividends on the Series D preferred stock............        $(55.3)
      Dividends on the Series C preferred stock avoided
       through assumed exchange for common stock as of Jan-
       uary 1, 1999........................................          17.2
                                                                   ------
                                                                   $(38.1)
                                                                   ======

   (e) Basic and diluted loss per share are computed using net loss available to common shareholders divided by the weighted average number of shares of PSINet's common stock that were outstanding during the period presented and assumes that the issuance of approximately 31.2 million shares of PSINet's common stock in connection with the acquisition of Metamor and the issuance of approximately 8.2 million shares of PSINet's common stock in connection with the Series C preferred stock exchange as if they had occurred on January 1, 1999. Because all common stock equivalents are antidilutive, basic and diluted loss per share are the same for all periods presented.

                                  PSINET INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            As of December 31, 1999
                         (In millions of U.S. dollars)

                                           Metamor         Metamor
                          PSINet Inc.  Worldwide, Inc. Worldwide, Inc.     Other        Pro
                          Consolidated  Consolidated     Adjustments    Adjustments    Forma
                          ------------ --------------- ---------------  -----------   --------
ASSETS
Current assets:
 Cash and cash
  equivalents...........    $  853.6       $ 92.6         $ (204.5)(e)    $  32.4 (g)
                                                                            740.2 (f) $1,514.3
 Restricted cash and
  short-term
  investments...........       154.1          --                                         154.1
 Short-term investments
  and marketable
  securities............       747.6          --                                         747.6
 Accounts receivable,
  net...................       103.6        178.1                                        281.7
 Prepaid expenses and
  other current assets..        83.5         27.9                                        111.4
                            --------       ------         --------        -------     --------
 Total current assets...     1,942.4        298.6           (204.5)         772.6      2,809.1
Property, plant and
 equipment, net.........     1,162.6         53.5                                      1,216.1
Goodwill and other
 intangibles, net.......     1,212.0        573.0           (573.0)(b)
                                                           1,480.4 (b)                 2,692.4
Other assets and
 deferred charges.......       175.3         46.7            204.5 (e)                   426.5
                            --------       ------         --------        -------     --------
 Total assets...........    $4,492.3       $971.8         $  907.4        $ 772.6     $7,144.1
                            ========       ======         ========        =======     ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of
  debt..................    $  115.0                                                  $  115.0
 Trade accounts
  payable...............       141.5       $ 12.2                                        153.7
 Accrued payroll and
  related expenses......        16.1         30.3                                         46.4
 Other accounts payable
  and accrued
  liabilities...........        85.3         68.0         $   22.3 (c)                   175.6
 Accrued interest
  payable...............        94.7          2.5                                         97.2
 Deferred revenue.......        29.5          1.9                                         31.4
                            --------       ------         --------        -------     --------
 Total current
  liabilities...........       482.1        114.9             22.3                       619.3
Long-term debt..........     3,185.2        209.2                                      3,394.4
Deferred income tax
 liabilities............        17.9         15.0            (15.0)(b)                    17.9
Other liabilities.......        84.1          1.0                                         85.1
Minority interest.......         --         173.5           (137.7)(b)                    35.8
                            --------       ------         --------        -------     --------
 Total liabilities......     3,769.3        513.6           (130.4)                    4,152.5
                            --------       ------         --------        -------     --------
Shareholders' equity:
 Convertible preferred
  stock, Series C.......       375.2          --                           (188.8)(g)    186.4
 Convertible preferred
  stock, Series D.......         --           --                            740.2 (f)    740.2
 Common stock...........         1.5          0.4             (0.4)(d)        0.1 (g)
                                                               0.3 (a)        0.1 (h)      2.0
Capital in excess of par
 value..................     1,194.8        308.1            137.7 (b)       (0.1)(h)
                                                            (445.8)(d)      222.8 (g)
                                                           1,495.7 (a)                 2,913.2
Accumulated (deficit)
 earnings...............      (861.5)       146.9           (146.9)(d)       (1.7)(g)   (863.2)
 Treasury stock.........        (2.0)         --                                          (2.0)
 Accumulated other
  comprehensive income..       125.4          2.8             (2.8)(d)                   125.4
 Bandwidth asset to be
  delivered under IXC
  agreement.............      (110.4)         --                                        (110.4)
                            --------       ------         --------        -------     --------
 Total shareholders'
  equity................       723.0        458.2          1,037.8          772.6      2,991.6
                            --------       ------         --------        -------     --------
 Total liabilities and
  shareholders' equity..    $4,492.3       $971.8         $  907.4        $ 772.6     $7,144.1
                            ========       ======         ========        =======     ========

                                  PSINET INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            As of December 31, 1999

   Reflects the acquisition of Metamor and other events as if they had occurred on December 31, 1999, including:

     (a) the assumed issuance of approximately 31.2 million shares of PSINet common stock in connection with the Metamor acquisition (the shares of PSINet common stock assume a value of $43.35 per share, based on the average of the closing price of PSINet common stock on the Nasdaq National Market for the period from March 20, 2000 through March 24, 2000).

     (b) PSINet has undertaken a study by an independent third party to determine the allocation of the total purchase price of the acquisition of Metamor. Until the study is complete, PSINet is unable to determine the allocation of the total purchase price of Metamor. For purposes of this Pro Forma Financial Information, PSINet has attributed the excess of the purchase price over the acquired net tangible assets for Metamor of $1.5 billion to goodwill with an estimated twenty year useful life. To the extent that a portion of the purchase price of Metamor is allocated among other intangible assets, PSINet would record a deferred tax liability related to the nongoodwill intangibles and additional goodwill.

     (c) the estimated closing costs and estimated purchase liabilities associated with the Metamor acquisition.

     (d) the elimination of the Metamor common stock, capital in excess of par value, retained earnings and accumulated other comprehensive income.

     (e) The placement of the funds into a restricted escrow account necessary to redeem the Metamor 2.94% Convertible Subordinated Notes on the first redemption date, August 18, 2000 at a redemption price of $901.02 for each $1,000 face value note.

     (f) the issuance of approximately 16.5 million shares of 7% Series D preferred stock in February 2000 and the application of the net proceeds therefrom.

     (g) the exchange of approximately 8.2 million newly issued shares of PSINet common stock for an aggregate of approximately 4.6 million shares of PSINet Series C preferred stock and the receipt of $32.4 million of cash from the deposit account. In connection with this exchange PSINet recorded $1.7 million as additional return to preferred shareholders which has been recorded as an increase in accumulated deficit.

     (h) the issuance of approximately 7.4 million shares of PSINet common stock upon conversion of approximately 4.6 million shares of its Series C preferred stock held in treasury shares after the above exchange.

                       PRO FORMA CAPITALIZATION OF PSINET

   The following table presents the pro forma cash, cash equivalents, short-term investments and marketable securities, restricted cash and short-term investments and capitalization of PSINet as of December 31, 1999 after giving pro forma effect to:

  . the merger, the transfer of $204.5 million to a restricted escrow account for the redemption of Metamor's indebtedness and the investment of $50 million in Xpedior;

  . PSINet's February 2000 offering of 7% Series D cumulative convertible preferred stock for net proceeds of approximately $740.2 million (excluding amounts paid by the initial purchasers into a deposit account); and

  . the exchange in February and March, 2000 of approximately 8.2 million newly issued shares of PSINet common stock for an aggregate of approximately 4.6 million shares of its Series C preferred stock, the receipt of $32.4 million of cash from the related deposit account and the conversion of the Series C preferred stock held in treasury into approximately 7.4 million shares of PSINet common stock.

   This table should be read in conjunction with PSINet's and Metamor's consolidated financial statements incorporated by reference in this document and the "Unaudited Pro Forma Condensed Combined Financial Information" included in this document on page 73. See also "Where You Can Find More Information" included in this document on page 104.

                                                                   Pro Forma
                                                                 December 31,
                                                                     1999
                                                                ---------------
                                                                (in millions of
                                                                 U.S. dollars)
Cash, cash equivalents, short-term investments and marketable
 securities....................................................    $2,261.9
                                                                   ========
Restricted cash and short-term investments.....................    $  154.1
                                                                   ========
Current portion of long-term debt..............................    $  115.0
                                                                   --------
Long-term debt:
  10.0% senior notes due 2005..................................       600.0
  10.5% senior notes due 2006 (Euro 150.0).....................       150.9
  10.5% senior notes due 2006..................................       600.0
  11.0% senior notes due 2009 (Euro 150.0).....................       150.9
  11.0% senior notes due 2009..................................     1,050.0
  11.5% senior notes due 2008 (plus unamortized premium of
   $2.7).......................................................       352.7
  Capital lease obligations at interest rates ranging from 2.7%
   to 17.3%....................................................       252.8
  Notes payable at interest rates ranging from 1.8% to 12.7%...       237.1
                                                                   --------
    Total long-term debt.......................................     3,394.4
                                                                   --------
Shareholders' equity:
  Preferred stock, $.01 par value; 30,000,000 shares autho-
   rized; 22,070,665 shares designated Preferred Stock, Series
   A, 1,000,000 shares designated; no shares issued and out-
   standing....................................................         --
  Convertible preferred stock, Series C, $50.00 stated value;
   4,570,665 shares designated,
   issued and outstanding......................................       186.4
  Convertible preferred stock, Series D, $50.00 stated value;
   16,500,000 shares designated, issued and outstanding........       740.2
  Common stock, $.01 par value; 500,000,000 shares authorized;
   193,597,514 shares issued...................................         2.0
  Capital in excess of par value...............................     2,913.2
  Accumulated deficit..........................................      (863.2)
  Treasury stock, 7,621,787 shares, at cost....................        (2.0)
  Accumulated other comprehensive income.......................       125.4
  Bandwidth asset to be delivered under IXC agreement..........      (110.4)
                                                                   --------
    Total shareholders' equity.................................     2,991.6
                                                                   --------
    Total capitalization.......................................    $6,501.0
                                                                   ========

                      DESCRIPTION OF PSINET CAPITAL STOCK

   The following summary of PSINet's capital stock is subject in all respects to applicable New York law, PSINet's certificate of incorporation, by-laws and shareholder rights plan. This summary is qualified in its entirety by reference to the provisions of PSINet's certificate of incorporation, by-laws and shareholders rights plan. Copies of PSINet's certificate of incorporation, by-laws and shareholders rights plan have been filed with the SEC.

   PSINet's authorized capital stock consists of 500 million shares of common stock, par value $.01 per share, and 30 million shares of preferred stock, par value $.01 per share. The board of directors of PSINet has authorized an amendment to PSINet's certificate of incorporation that would increase the number of authorized shares of capital stock of PSINet to 2.0 billion shares of common stock and 60 million shares of preferred stock. The shareholders of PSINet are scheduled to vote on the proposed certificate of amendment at the PSINet annual meeting which is scheduled to be held on May 15, 2000.

Common Stock

   As of April 25, 2000, there were 157,329,642 shares of PSINet common stock outstanding and 7,422,675 shares of PSINet common stock in the company's treasury. In addition, a total of approximately 25,975,238 shares of common stock were reserved for issuance in connection with outstanding stock options, 100,000 shares were reserved for issuance in connection with outstanding warrants to purchase common stock and a total of 18,343,563 shares were reserved for issuance under PSINet's stock option and employee stock purchase plans. On February 11, 2000, PSINet effected a two-for-one split of its common stock by the payment of a stock dividend to holders of record of its common stock as of the close of business on January 28, 2000. All share and dollar amounts in this document have been adjusted to reflect the impact of this stock split.

   Holders of PSINet common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of PSINet common stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by PSINet's Board of Directors out of funds legally available for payment. In the event of a liquidation, dissolution or winding up of PSINet, holders of PSINet common stock are entitled to share ratably in all of PSINet's assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to PSINet common stock. All shares of PSINet common stock to be outstanding upon completion of this offering will by fully paid and non-assessable, subject to Section 630 of the New York Business Corporation Law. Under Section 630 of the New York Business Corporation Law, PSINet's ten largest shareholders may become personally liable for unpaid wages and debts to PSINet's employees if PSINet's capital stock ceases to be listed on a national securities exchange or regularly quoted in the over-the-counter market.

Preferred Stock

   PSINet's board of directors has the authority to issue up to 30,000,000 shares of its preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. As of the date of this document, 1,000,000 shares of PSINet preferred stock were designated as Series A Junior Participating Preferred Stock, $.01 par value per share, in connection with PSINet's shareholder rights plan, no shares of which have been issued; 4,570,665 shares of PSINet preferred stock are designated as 6 3/4% Series C cumulative convertible preferred stock, all of which are issued and outstanding; and 16,500,000

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shares of PSINet preferred stock are designated as 7% Series D cumulative convertible preferred stock, all of which are issued and outstanding. PSINet's board of directors may designate and authorize the issuance of a new series of PSINet preferred stock with voting and other rights that could adversely affect the voting power of holders of PSINet common stock and the likelihood that such holders will receive dividend payments and payments upon PSINet's liquidation and could have the effect of delaying, deferring or preventing a change in control of PSINet.

   In November 1997, PSINet issued 600,000 shares of its 8% Series B convertible preferred stock in a private placement for approximately $30.0 million. During the first quarter of 1999, all outstanding shares of the Series B preferred stock, which accrued dividends at an annual rate of 8%, were converted into an aggregate of 6,000,000 shares of PSINet common stock. Effective upon this conversion, the formerly outstanding shares of Series B preferred stock resumed the status of authorized and unissued shares of PSINet preferred stock, undesignated as to series, and are available for future issuance as described in the immediately preceding paragraph.

   In May 1999, PSINet issued 9,200,000 shares of its 6 3/4% Series C cumulative convertible preferred stock in a public offering for net proceeds of $358.1 million after underwriting discounts and commissions and other offering expenses (excluding amounts paid by the purchasers of the Series C preferred stock into the deposit account described below). Simultaneously with the issuance of the Series C preferred stock, the purchasers of the Series C preferred stock deposited funds into an account called the deposit account, from which quarterly cash payments of $0.84375 per share will be made or which may be used at PSINet's option to purchase shares of its common stock at 95% of the then current market price of PSINet common stock for delivery to holders of the Series C preferred stock in lieu of cash payments. The deposit account is not an asset of PSINet. The funds placed in the deposit account by the purchasers of the Series C preferred stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, through May 15, 2002. Holders of Series C preferred stock received quarterly payments from the deposit account of approximately $7.8 million on each of August 15, 1999, November 15, 1999 and February 15, 2000. Until the expiration of the deposit account, PSINet will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of approximately 6 3/4% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the deposit account, which is expected to occur on May 15, 2002, unless earlier terminated, the Series C preferred stock will begin to accrue dividends at an annual rate of 6 3/4% of the liquidation preference payable, at PSINet's option, in cash or in shares of its common stock at 95% of the market price of its common stock on that date. Under specified circumstances, PSINet can elect to terminate the deposit account prior to May 15, 2002, at which time the remaining funds in the deposit account would be distributed to it and the Series C preferred stock would begin to accrue dividends.

   In February and March 2000, PSINet exchanged 8,155,192 newly issued shares of its common stock for an aggregate of 4,629,335 shares of the then outstanding Series C preferred stock through individually negotiated transactions with a limited number of holders of Series C preferred stock. After the exchange, PSINet converted the exchanged Series C preferred stock into 7,422,675 shares of its common stock, which are being held as treasury shares. Upon the conversion, the formerly outstanding shares of Series C preferred stock resumed the status of authorized and unissued shares of PSINet preferred stock, undesignated as to series, that are available for future issuance as described above. Approximately $34.2 million will be released to PSINet from the deposit account because of the conversion. As a result of these transactions, there are only 4,570,665 shares of Series C preferred stock designated, issued and outstanding as of the date of this document.

   Each share of the Series C preferred stock will be convertible at any time at the option of the holders into 1.6034 shares of PSINet common stock (after giving effect to PSINet's common stock split), equal to an initial conversion price of $31.18375 per share (after giving effect to PSINet's common stock split), subject to adjustment. The shares of Series C preferred stock will be entitled to a liquidation preference equal to $50 per share.


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

   PSINet may redeem the Series C preferred stock at a redemption premium of 101.929% of the liquidation preference (plus accumulated and unpaid dividends, if any) on or after November 15, 2000 and prior to May 15, 2002, if the trading price for the Series C preferred stock equals or exceeds $124.74 per share for a specified trading period. Additional payments will also be made from the deposit account or by PSINet to the holders of the Series C preferred stock if it redeems Series C preferred stock under the foregoing circumstances. Except in the foregoing circumstances, PSINet may not redeem the Series C preferred stock prior to May 15, 2002. Beginning on May 15, 2002, PSINet may redeem shares of the Series C preferred stock at an initial redemption premium of 103.857% of the liquidation preference, declining to 100.00% on May 15, 2006 and thereafter, plus in each case all accumulated and unpaid dividends to the redemption date. PSINet may effect any redemption, in whole or in part, at its option, in cash or by delivery of fully paid and nonassessable shares of its common stock or a combination thereof (subject to applicable law), by delivering notice to the holders of the Series C preferred stock.

   Holders of Series C preferred stock have no voting rights, except:

  .  as required by law,

  . if dividends payable on the Series C preferred stock are in arrears for six quarterly periods, the holders of Series C preferred stock voting separately as a class with shares of any other preferred stock or preference securities having similar voting rights, including the Series D preferred stock, will be entitled to elect two directors to PSINet's board of directors, and

  . the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series C preferred stock will be required to permit PSINet to issue any class or series of stock, or security convertible into stock or evidencing a right to purchase any shares of any class or series of stock ranking senior to the Series C preferred stock as to dividends, liquidation rights or voting rights, and for amendments to PSINet's charter that would adversely affect the rights of holders of Series C preferred stock.

   In the event of a "change of control" (as defined in the charter amendment designating the Series C preferred stock), holders of Series C preferred stock will, if the market value of PSINet common stock at such time is less than the conversion price for the Series C preferred stock, have a one time option to convert all of their shares of Series C preferred stock into shares of PSINet common stock at a conversion price equal to the greater of the market value of PSINet common stock as of the date of the change in control and $19.365 (after giving effect to PSINet's common stock split). In lieu of issuing shares of common stock upon conversion in the event of a change of control, PSINet may, at its option, make a cash payment equal to the market value of the common stock otherwise issuable.

   In February 2000, PSINet issued 16,500,000 shares of its 7% Series D cumulative convertible preferred stock in a public offering for net proceeds of $740.2 million after discounts, commissions and offering expenses and excluding amounts paid by the purchasers of the Series D preferred stock into the deposit account described below. Simultaneously with the issuance of the Series D preferred stock, the purchasers of the Series D preferred stock deposited funds into an account called the deposit account, from which quarterly cash payments of $0.875 per share will be made or which may be used at PSINet's option to purchase shares of its common stock at either 93% or 97% of the then current market price of its common stock (depending on whether the registration statement covering the shares is effective) for delivery to holders of the Series D preferred stock in lieu of cash payments. The deposit account is not an asset of PSINet. The funds placed in the deposit account by the purchasers of the Series D preferred stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, through February 15, 2001. Holders of Series D preferred stock will receive quarterly payments from the deposit account on each of February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2000. Until the expiration of the deposit account, PSINet will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of 7% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the deposit

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

account, which is expected to occur on February 15, 2001, unless earlier terminated, the Series D preferred stock will begin to accrue dividends at an annual rate of 7% of the liquidation preference payable, at PSINet's option, in cash or in shares of its common stock at either 93% or 97% of the then market price of its common stock (depending on whether the registration statement covering the shares is effective). Under specified circumstances, PSINet can elect to terminate the deposit account prior to February 15, 2001, at which time the remaining funds in the deposit account would be distributed to PSINet and the Series D preferred stock would begin to accrue dividends.

   Each share of the Series D preferred stock will be convertible at any time after February 15, 2000 at the option of the holders into 0.9352 shares of PSINet common stock (after giving effect to PSINet's common stock split), equal to a conversion price of $53.465 per share (after giving effect to PSINet's common stock split), subject to adjustment upon the occurrence of specified events. The shares of Series D preferred stock will be entitled to a liquidation preference equal to $50 per share.

   PSINet may redeem the Series D preferred stock at a redemption premium of 105.50% of the liquidation preference (plus accumulated and unpaid dividends, if any) on or after August 15, 2001, if the trading price for PSINet common stock equals or exceeds $80.20 per share for a specified trading period. PSINet will also make additional payments to the holders of the Series D preferred stock if it redeems the Series D preferred stock under the foregoing circumstances. Except in the foregoing circumstances, PSINet may not redeem the Series D preferred stock prior to February 15, 2003. Beginning on February 15, 2003, PSINet may redeem shares of the Series D preferred stock at an initial redemption premium of 104.00% of the liquidation preference, declining to 100.00% on February 15, 2007 and thereafter, plus in each case all accumulated and unpaid dividends to the redemption date. PSINet may effect any redemption, in whole or in part, at its option, in cash or by delivery of fully paid and nonassessable shares of its common stock or a combination thereof (subject to applicable law), by delivering notice to the holders of the Series D preferred stock.

   Holders of Series D preferred stock have no voting rights, except:

  .  as required by law,

  . if dividends payable on the Series D preferred stock are in arrears for six quarterly periods, the holders of Series D preferred stock voting separately as a class with shares of any other preferred stock or preference securities having similar voting rights, including the Series C preferred stock, will be entitled to elect two directors to PSINet's board of directors, and

  . the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series D preferred stock will be required to permit PSINet to issue any class or series of stock, or security convertible into stock or evidencing a right to purchase any shares of any class or series of stock ranking senior to the Series D preferred stock as to dividends, liquidation rights or voting rights, and for amendments to PSINet's charter that would adversely affect the rights of holders of Series D preferred stock.

   In the event of a "change of control" (as defined in the charter amendment designating the Series D preferred stock), holders of Series D preferred stock will, if the market value of PSINet common stock at such time is less than the conversion price for the Series D preferred stock, have a one time option to convert all of their shares of Series D preferred stock into shares of PSINet common stock at a conversion price equal to the greater of the market value of PSINet common stock as of the date of the change in control and $28.98 (after giving effect to PSINet's common stock split). In lieu of issuing shares of common stock upon conversion in the event of a change of control, PSINet may, at its option, make a cash payment equal to the market value of the common stock otherwise issuable.

Registration Rights

   Pursuant to a registration rights agreement among PSINet and the original holders of approximately 43.4 million shares of common stock (after giving effect to PSINet's common stock split), until September 30, 2006,

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

the holders and their permitted transferees may make up to six demands of PSINet to file a registration statement under the Securities Act which would permit them to sell all or a portion of their common stock. Those holders may also require PSINet from time to time prior to January 12, 2005 to register their shares on Form S-3.

   In connection with acquisitions, PSINet granted registration rights with respect to an aggregate of approximately 9.8 million shares of PSINet common stock (after giving effect to PSINet's common stock split). Holders of registrable shares may require PSINet on up to five occasions prior to September 30, 2006 to register their shares on Form S-3, subject to specified conditions and limitations. Certain of these holders are also entitled to require it to effect Form S-3 registrations for them.

   PSINet granted registration rights to IXC Internet Services Inc. with respect to the shares of its common stock acquired by IXC pursuant to an IRU and Stock Purchase Agreement. These registration rights are substantially similar to those described in the immediately preceding paragraph except that IXC is entitled to notice and piggyback registration rights at any time. IXC may make up to three separate demands to have PSINet file a registration statement under the Securities Act with respect to an underwritten public offering, and IXC is entitled to Form S-3 registrations form time to time. IXC has made one demand for registration to date and in January 2000, PSINet effected a registration of 6 million shares of PSINet common stock to satisfy its obligations resulting from such demand of IXC.

   Subject to limitations, PSINet is required to bear all registration, legal (for no more than one independent legal counsel for all selling holders of registrable shares) and other expenses in connection with these registrations, other than underwriting discounts and commissions, and must provide appropriate indemnification. These registration rights rank ratably.

   PSINet has granted registration rights to the holders of its Series D preferred stock. PSINet is in the process of preparing a registration statement with regard to the resale of the Series D preferred stock and underlying common stock.

   PSINet believes that, with the exception of William Schrader who is PSINet's founder, Chairman and Chief Executive Officer, and IXC, the original holders of the registration rights described above would be eligible to sell the shares of PSINet common stock held by them in the public market pursuant to SEC Rule 144(k) and, consequently, could dispose of the shares without exercising their registration rights.

New York Anti-Takeover Law, Certain Charter and By-law Provisions and Other Anti-takeover Considerations

   PSINet is subject to the provisions of Section 912 of the New York Business Corporation Law and will continue to be so subject if and for so long as it has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, at least 25% of PSINet's total employees are employed primarily within New York or at least 250 employees are so employed and at least 10% of PSINet's voting stock is owned beneficially by residents of the State of New York. Section 912 provides, with certain exceptions, which include transactions with shareholders who became interested prior to the effective date of an amendment to the New York corporation's certificate of incorporation providing that the corporation would be subject to Section 912 if such corporation did not then have a class of stock registered pursuant to Section 12 of the Exchange Act, that a New York corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person first became an interested shareholder unless:

     (1) the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors of the corporation prior to that person becoming an interested shareholder;

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     (2) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder; or

     (3) the business combination meets certain valuation requirements for the stock of the New York corporation.

   An "interested shareholder" is defined as any person that:

     (a) is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation; or

     (b) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock.

These provisions are likely to impose greater restrictions on an unaffiliated shareholder than on the existing shareholders who will continue to own a majority of PSINet's outstanding common stock after the merger.

   PSINet's certificate of incorporation and by-laws contain provisions intended to enhance the likelihood of continuity and stability in the composition of its board of directors and of the policies formulated by the board of directors which may discourage a future unsolicited takeover of us. These provisions could have the effect of discouraging some attempts to acquire PSINet or remove incumbent management. This is true even if a majority of PSINet's shareholders believe removal would be in their best interests.

   PSINet's certificate of incorporation or by-laws, as applicable, among other things:

     (1) provide that the number of directors will be not fewer than three nor more than nine. The exact number of directors will be determined from time to time by resolution adopted by a majority of its board of directors;

     (2) provide for a classified board of directors consisting of two classes of directors having staggered terms of two years each, with each of the classes required to consist of at least three directors;

     (3) subject to any rights of holders of its preferred stock which may be granted by its board of directors in the future and except as otherwise provided by Section 706(d) of the New York Business Corporation Law, provide that directors may be removed only for cause;

     (4) subject to any rights of holders of its preferred stock which may be granted by its board of directors in the future, permit vacancies on the board of directors that may occur between annual meetings and any newly created seats to be filled only by the board of directors and not by the shareholders;

     (5) limit the right of shareholders to call special meetings of shareholders;

     (6) prohibit shareholders from proposing amendments to its certificate of incorporation;

     (7) require any shareholder who wished to bring any proposal before a meeting of its shareholders or to nominate a person to serve as a director to give written notice thereof and certain related information at least 60 days prior to the date one year from the date of its immediately preceding annual meeting, if such proposal or nomination is to be submitted at an annual meeting, and within ten days of the giving of notice to its shareholders, if such proposal or nomination is to be submitted at a special meeting;

     (8) require the affirmative vote of at least two-thirds of its capital stock entitled to vote to amend certain provisions of its certificate of incorporation and to amend its by-laws; and

     (9) provide that its board of directors, without action by its shareholders, may issue and fix the rights and preferences of shares of its preferred stock.

   These provisions may have the effect of delaying, deferring or preventing a change of control of PSINet without further action by its shareholders. These provisions may also discourage bids for PSINet common stock at a premium over market price and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

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Shareholder Rights Plan

   Each outstanding share of PSINet common stock has attached to it one-half of a preferred stock purchase right. The rights also attach to most future issuances of common stock. Subject to exceptions, each right will entitle the registered holder to buy one one-thousandth of a share of PSINet Series A preferred stock at an exercise price of $275 per right, subject to adjustment. The rights will generally become exercisable upon the occurrence of the earlier of:

  . an announcement that a person or group of affiliated or associated persons (each, an "acquiring person") has acquired beneficial ownership of 20.50% or more of PSINet's outstanding common stock (other than persons who acquire ownership pursuant to a tender offer or exchange offer which is for all outstanding shares of PSINet's common stock, or persons who acquire ownership directly from PSINet, William Schrader, PSINet's Chairman and Chief Executive Officer, or his or PSINet's affiliates so long as such persons beneficially own less than 50% of PSINet's outstanding common stock); or

  . an announcement or commencement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20.50% or more of the outstanding shares of PSINet's common stock (the earlier of such dates being called the "distribution date").

In such event, each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right, subject to exceptions, to receive upon exercise thereof a number of shares (or portions of shares) of Series A preferred stock or, at the discretion of PSINet's board of directors, a number of additional shares of common stock as set forth in the rights plan. The acquisition of shares of PSINet's common stock by IXC or its controlled affiliates pursuant to the IRU and Stock Purchase Agreement between IXC and PSINet, however, did not render it an acquiring person. In addition, Ralph J. Swett, a former officer and director of IXC and its parent corporation will not become an acquiring person solely by reason of the issuance or exercise of options, if any, granted to him in his capacity as one of PSINet's directors.

   All rights expire on November 5, 2009, unless the rights are earlier redeemed or exchanged by PSINet or expire earlier upon the consummation of certain transactions. Shares of PSINet Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled, when, as and if declared, to an aggregate dividend of 1,000 times the dividend declared per share of PSINet common stock. No dividend may be declared on the common stock without the concurrent declaration of a dividend on the Series A preferred stock. In the event of liquidation, holders of the Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock; thereafter, holders of the Series A preferred stock and the holders of common stock will share pari passu per share in any of PSINet's remaining assets. Each share of PSINet Series A preferred stock will have 1,000 votes, voting together with PSINet common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock.

   In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person which will thereupon become void, will thereafter have the right (the "flip-in right") to receive, upon exercise of a right at the then current exercise price of the right, that number of one one-thousandths of a share of Series A preferred stock or, in the discretion of PSINet's board of directors, that number of shares of common stock or, in certain circumstances, other of PSINet's securities, having a market value of two times the exercise price of the right. The flip-in right provisions do not apply to a merger or other business combination with a person who has acquired shares of PSINet common stock pursuant to certain transactions approved by PSINet's board of directors (each, a "permitted offer").

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

   In the event that, after a person or group has become an acquiring person, PSINet is acquired in a merger or other business combination transaction or 50% or more of PSINet's consolidated assets or earning power are sold or transferred, except pursuant to a permitted offer, proper provision will be made so that each holder of a right, other than rights beneficially owned by an acquiring person which will have become void, will thereafter have the right (the "flip-over right") to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the person with which PSINet has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the right. The holder of a right will continue to have the flip-over right whether or not such holder exercises or surrenders the flip-in right.

   At any time prior to the earlier to occur of a person becoming an acquiring person or the expiration of the rights, and under other specified circumstances, PSINet may redeem the rights at a redemption price of $.01 per right. PSINet may, at its option, pay the redemption price in shares of its common stock. After the date that a person becomes an acquiring person, PSINet may redeem the then outstanding rights, at the redemption price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving PSINet in which all holders of shares of common stock are treated alike.

   The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire PSINet without conditioning the offer on the rights being redeemed, a substantial number of rights being acquired, or the offer being deemed a permitted offer under the rights plan. However, the rights should not interfere with any merger or other business combination in connection with a permitted offer or that is approved by PSINet because the rights are redeemable under specified circumstances.

Transfer Agent and Registrar

   First Chicago Trust Company, a division of EquiServe, is the transfer agent and registrar for PSINet's common stock, Series C preferred stock and Series D preferred stock. Its telephone number is (201) 222-4099.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                       COMMON STOCK OF PSINET AND METAMOR

   PSINet is a business corporation incorporated in New York and the rights of PSINet shareholders are currently governed by the New York Business Corporation Law, PSINet's certificate of incorporation and PSINet's by-laws. Metamor is a business corporation incorporated in Delaware and the rights of Metamor stockholders are currently governed by the Delaware General Corporation Law, Metamor's certificate of incorporation and Metamor's by-laws. Upon completion of the merger, the rights of Metamor stockholders who become shareholders of PSINet in the merger will be governed by the New York Business Corporation Law, PSINet's certificate of incorporation and PSINet's by-laws.

   The following description summarizes the material differences which may affect the rights of stockholders of PSINet and Metamor, but it is not a complete statement of all the differences or a complete description of the specific provisions referred to in it. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should read carefully the relevant provisions of the New York Business Corporation Law, the Delaware General Corporation Law, PSINet's certificate of incorporation, PSINet's by-laws, Metamor's certificate of incorporation and Metamor's by-laws.

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

               PSINet                                    Metamor

                            Authorized Capital Stock

   PSINet's authorized capital stock         Metamor's authorized capital
consists of 500 million shares of         stock consists of 100 million shares
common stock, par value $.01 per          of common stock, par value $.01 per
share, of which approximately             share, of which 34,700,992 were
164,752,317 shares were issued and        outstanding at the close of business
157,329,642 shares were outstanding       on April 25, 2000, 3 million shares
at the close of business on April         of Class B non-voting common stock,
25, 2000, and 30 million shares of        par value $.01 per share, none of
preferred stock, par value $.01 per       which were outstanding at the close
share, of which 22,070,665 shares         of business on April 25, 2000, and 5
have been designated and 21,070,665       million shares of preferred stock,
shares were outstanding at the close      par value $.01 per share, none of
of business on April 25, 2000.            which were outstanding at the close
                                          of business on April 25, 2000.

                                   Dividends

   Under the New York Business
Corporation Law, PSINet may declare          Under the Delaware General
and pay dividends or make other           Corporation Law, Metamor may make
distributions to its shareholders         distributions to its stockholders
(subject to the rights of preferred       (subject to the rights of the
shareholders) out of its surplus,         preferred stockholders) out of its
unless PSINet is insolvent at the         surplus, or in the event there is no
time, if PSINet would become              surplus, out of its net profits for
insolvent by doing so, or when doing      the fiscal year in which the
so would be contrary to any               dividend is declared and/or the
restrictions contained in its             preceding fiscal year. If Metamor's
certificate of incorporation. The         capital is diminished to an amount
net assets of PSINet remaining after      less than the aggregate amount of
a declaration or payment of               the capital represented by the
dividends must be at least as much        issued and outstanding stock of all
as its stated capital.                    classes having a preference upon the
                                          distribution of assets, however, no
                                          dividends may be paid until the
                                          deficiency in the amount of the
                                          capital represented by such stock is
                                          repaired.

                    Classification of the Board of Directors

   Under the New York Business
Corporation Law, a corporation's             Under the Delaware General
certificate of incorporation or a         Corporation Law, a corporation's
by-law adopted by its shareholders        certificate of incorporation or a
may provide that the directors be         by-law adopted by its stockholders
divided into two, three or four           may provide the directors be divided
classes. The PSINet certificate of        into three classes. The Metamor
incorporation and by-laws provide         certificate of incorporation
that the board of directors shall be      provides that the board of directors
comprised of two classes of at least      shall be comprised of three classes
three directors each. One class is        as nearly equal in number as
elected each year for a two-year          possible. One class is elected each
term.                                     year for a three-year term.

                         Size of the Board of Directors

   Under the New York Business              Under the Delaware General
Corporation Law, the number of           Corporation Law, the number of
directors constituting a                 directors constituting a
corporation's board may be fixed by      corporation's board may be fixed
its by-laws, by ation of its             by, or in the manner provided in,
shareholders or by action of its         its by-laws unless its certificate
board pursuant to a by-law adopted       of incorporation fixes the number
by the shareholders. Under the           of directors. Under the Metamor
PSINet certificate of incorporation      certificate of incorporation and
and by-laws, the board may fix the       by-laws, the board may fix the
number of directors, provided that       number of directors, provided that
such number must be no less than         such number must be no less than
three and no more than nine.             three and no morre than twelve.
PSINet's board of directors              Metamor's board of directors
currently consists of six                currently consists of eleven
directors.                               directors.

                   Removal of Directors; Filling of Vacancies

   Under the PSINet certificate of
incorporation and by-laws, except           Under the Delaware General
as otherwise provided by the New         Corporation Law, a director of a
York Business Corporation Law, a         corporation having a classified
director may be removed only for         board may only be removed for cause
cause and only at an annual or           unless the certificate of
special meeting of shareholders.         incorporation otherwise provides.
Any vacancies on PSINet's board of       Any vacancies of Metamor's board of
directors may be filled solely by        directors may be filled solely by
the affirmative vote of a majority       the affirmative vote of a majority
of the remaining directors.              of the remaining directors except
                                         as otherwise provided in its
                                         certificate of incorporation.
                                         Metamor's certificate of
                                         incorporation provides that any
                                         director may be removed from office
                                         during any term by the affirmative
                                         vote of the holders of shares
                                         constituting 66 2/3% of the voting
                                         power of the outstanding shares of
                                         stock entitled to vote on the
                                         election of directors.

                   Special Meetings of the Stockholders

   Under the New York Business              Under the Delaware General
Corporate Law special meetings of        Corporation Law, special meetings
shareholders may be called by the        of stockholders may be called by
board or by such person or persons       the board or by such person or
as are authorized by the                 persons as are authorized by the
certificate of incorporation or by-      certificate of incorporation or by-
laws. The only business that may be      laws. Under the Metamor by-laws,
conducted at a special meeting of        special meetings of stockholders
shareholders is that which is            may be called by the Board of
related to the purposes set forth        Directors, the Chairman, the Vice
in the notice of the meeting. Under      Chairman, the Chief Executive
the PSINet by-laws, special              Officer, the President or at the
meetings of shareholders may be          written request of holders owning
called by the Chairman, the              more than twenty-five percent of
President or at the written request      the shares of capital stock issued
of a majority of the board of            and outstanding and entitled to
directors. PSINet shareholders may       vote at any such meeting. Metamor
act without a meeting but only by        stockholders may act without a
unanimous written consent.               meeting, without prior stockholder
                                         notice and without a vote, upon the
                                         written consent of the number of
                                         stockholders having not less than
                                         the minimum number of votes
                                         necessary to authorize such action
                                         at a meeting at which all
                                         stockholders entitled to vote were
                                         present and voted; provided, the
                                         board of directors must have
                                         approved the action in advance.

                             Stockholder Proposals

   Under the PSINet certificate of
incorporation and by-laws, for a            Under the Metamor by-laws, for a
shareholder to bring a matter before     stockholder to bring a matter before
a meeting of shareholders, the           an annual meeting of stockholders,
Secretary of PSINet must receive         the Secretary of Metamor must
advance written notice of the            receive advance written notice of
shareholder's intent, containing         the stockholder's intent, containing
certain required information. With       certain required information, no
respect to a shareholder proposal to     more than fifty days before the
be submitted at an annual meeting,       annual meeting and no later than the
the Secretary must receive the           later of thirty days before the
notice no later than sixty days          meeting or ten days after notice or
before the anniversary of the            public disclosure of the date of the
preceding annual meeting. With           meeting is given to Metamor's
respect to a shareholder proposal to     stockholders.
be submitted at a special meeting,
the Secretary must receive the
notice no later than the tenth day
following the date on which notice
of such meeting is first given to
shareholders.

                   Indemnification of Officers and Directors

   The New York Business Corporation        The Delaware General Corporation
Law generally provides that a            Law generally provides that a
corporation may indemnify an officer     corporation may indemnify any person
or director made a party or              made a party or threatened to be
threatened to be made a party to a       amde a party to a legal proceeding
legal proceeding against judgements,     by reason of the fact that such
fines, amounts paid in settlement        person is or was an officer,
and reasonable expenses (including       director, employee or agent of the
attorney's fees) actually and            corporation against expenses
necessarily incurred in connection       (including attorney fees),
with the proceeding if:                  judgments, fines and amounts paid in
                                         settlement if: settlement if:
 .  he acted in good faith for a
    purpose he reasonably believed to      .  he acted in good faith and in a
    be in or not opposed to the best          manner he reasonably believed to
    interests of the corporation;             be in or not opposed to the best
                                              interests of the corporation;
 .  in the case of a criminal
    proceeding, he had no reasonable       .  in the case of a criminal
    cause to believe that his conduct         proceeding, he had no reasonable
    was unlawful; and                         cause to believe that his
                                              conduct was unlawful; and
 .  in the case of a suit by or in
    the right of the corporation, the      .  in the case of a suit by or in
    suit is not settled and he is not         the name of the corporation, he
    adjudged to be liable to the              is not adjudged to be liable to
    corporation, unless a proper              the corporation, unless the
    court determines that he is               Court of Chancery determines
    nonetheless entitled to                   that he is nonetheless entitled
    indemnification.                          to indemnification.

   The New York Business Corporation         Metamor's certicate of
Law also permits corporations to          incorporation and by-laws provide
indemnify corporate personnel other       for indemnification to the fullest
than officers and directors but           extent permitted by law for all
provides no specific criteria for         persons it is permitted to
such indemnification.                     indemnify. Futhermore, to the
                                          fullest extent permitted by law,
   PSINet's certifcate of                 such persons would not be liable to
incorporation and by-laws generally       Metamor for monetary damages for
provide for indemnification, as           breach of fiduciary duty as a
described above, of directors and         director. Under the Delaware General
officers, as well as others serving       Corporation law, such person may
at the request of PSINet, to the          also be entitled to other
extent not prohibitted by law, such       indemnification rights arising under
persons will not be liable to PSINet      any by-law, agreement or stockholder
except in the event of bad faith,         vote.
intentional misconduct a knowing
violation of law or a violation of
certain statutory provisions
relating to the payment of dividends
and the distribution of the assets
of the corporation. Under PSINet's
by-laws, a director, officer or
employee may also be entitled to
other indemnification rights,
including any arising under any
agreement with the corporation.

                   Amendment of Certificate of Incorporation

   The PSINet certificate of                 Under the Delaware General
incorporation generally may be            Corporation Law, unless otherwise
amended by a majority of the              specified in the certificate of
outstanding PSINet shares entitled        incorporation, an amendment to the
to vote thereon, but the provision        certificate of incorporation
relating to amendments to specified       requires the affirmative vote of a
by-laws may be amended only by two-       majority of the outstanding shares
thirds of the votes of the                entitled to vote thereon.
outstanding PSINet shares.                Furthermore, under the Delaware
Furthermore, under the New York           General Corporation Law, any
Business Corporation Law, any             amendment to the Metamor certificate
amendment to the PSINet certificate       of incorporation must also be
of incorporation must be authorized       authorized by its board of
by its board of directors.                directors.

                              Amendment of By-Laws

   The PSINet by-laws may be amended
by two-thirds of the outstanding             Under the Delaware General
PSINet shares entitled to vote in         Corporation Law, the stockholders
the election of directos or by a          may adopt, amend or repeal Metamor's
majority of the PSINet directors          by-laws. Under Metamor's certificate
present at a meeting of the board of      of incorporation and by-laws, a
directors. However, any by-law            majority of the board of directors
adopted by the board may be amended       can also adopt, amend or repeal its
or repealed by two-thirds of the          by-laws.
outstanding sharres at an annual or
special meeting.

                             Business Combinations

   Under the PSINet certificate of           Under the Delaware General
incorporation, a majority of the          Corporation Law, a majority of the
outstanding PSINet shares is needed       outstanding shares is needed to
to adopt a plan of merger or              adopt a plan of merger or
consolidation.                            consolidation.

   The New York Business Corporation
Law prohibits a New York corporation         The Delaware General Corporation
which has a class of voting stock         Law prohibits a Delaware corporation
which is registered with the SEC          which has a class of stock which is
from engaging in business                 listed on a national stock exchange
combinations with an interested           or which has 2,000 or more
shareholder (generally, the               stockholders of record from engaging
beneficial owner of 20% or more of        in a business combination with an
the corporation's voting stock) for       interested stockholder (generally,
five years following the time the         the beneficial owner of 15% or more
shareholder became an interested          of the corporation's outstanding
shareholder, unless, prior to that        voting stock) for three years
time, the corporation's board of          following the time the stockholder
directors approved either the             became an interested stockholder,
business combination or the               unless, prior to that time, the
transaction that resulted in the          corporation's board of directors
shareholder becoming an interested        approved either the business
shareholder. After five years, these      combination or the transaction that
business combinations may occur if        resulted in the stockholder becoming
approved by a majority vote of            an interested stockholder, or if
shares not owned by the interested        two-thirds of the outstanding shares
shareholder, or if certain fair           not owned by such interested
price requirements are met.               stockholder approve the business
                                          combination, or if, upon becoming an
                                          interested stockholder, such
                                          stockholder owned 85% of the
                                          outstanding shares (excluding those
                                          held by officers, directors and
                                          certain employee stock plans).

                                             Under Metamor's certificate of
                                          incorporation, Metamor is prohibited
                                          from engaging in business
                                          combinations with an interested
                                          stockholder (generally, the
                                          beneficial owner of 10% or more of
                                          Metamor's outstanding voting stock)
                                          unless (1) the holders of 66 2/3% of
                                          Metamor's outstanding voting stock,
                                          and (2) the holders of a majority of
                                          Metamor's outstanding shares of
                                          common stock other than the
                                          interested stockholder, voting
                                          separately as a class, have approved
                                          the business combination; except and
                                          unless (A) the business combination
                                          has been approved by more than two-
                                          thirds of Metamor's directors, or
                                          (B) certain fair price conditions
                                          with respect to the consideration to
                                          be paid by the interested
                                          stockholder and other prohibitions
                                          on the transaction with or
                                          benefiting the interested
                                          stockholder are met or complied
                                          with, in which case approval of the
                                          business combination will require
                                          only the affirmative vote of
                                          Metamor's stockholders holding a
                                          majority of Metamor's outstanding
                                          common stock.

                            Stockholder Rights Plan

   PSINet's shareholder rights plan          Metamor does not have a
is described in the preceding             stockholder rights plan.
section.

                   PSINET EMPLOYEE STOCK PURCHASE PLANS

The Purchase Plans

   The 1999 Employee Stock Purchase Plan and the 1999 International Employee Stock Purchase Plan were adopted by the Board of Directors of PSINet in June 1999 to encourage employees of PSINet and its subsidiaries to acquire a proprietary interest in PSINet by purchasing common stock through voluntary payroll deductions. The U.S. Purchase Plan is designed as an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code, and to qualify thereunder was approved by PSINet's shareholders on September 28, 1999. The International Employee Stock Purchase Plan for non-U.S. employees does not provide the same tax incentives due to differences in applicable law. The Board believes the opportunity for employee equity participation will enhance PSINet's ability to attract, and to promote the retention and motivation of, employees. An aggregate of 2,115,000 shares of PSINet's common stock have previously been reserved for issuance under the Purchase Plans.

   On April 25, 2000, the PSINet Board of Directors amended the Purchase Plans, subject to shareholder approval, to increase the number of shares of PSINet common stock that may be issued under the Purchase Plans and to permit PSINet to allow employees of acquired companies to begin participating in the Purchase Plans at such times and on such terms as the committee administering the Purchase Plans may determine. The amendments would increase the aggregate number of shares that may be issued under the Purchase Plans from 2,115,000 shares to 4,115,000 shares. This increase is necessary to accommodate the significant increase in the number of PSINet's employees as a result of the Metamor merger. While outstanding options under Metamor's Employee Stock Purchase Plan will effectively be converted into PSINet options under the terms of the merger agreement, after the merger no new options will be granted under the Metamor Employee Stock Purchase Plan and Metamor employees will be able to participate in the Purchase Plans subject to the terms of the Purchase Plans. The amendment to provide flexibility with respect to employees of acquired companies is necessary to permit Metamor employees to begin participating in the Purchase Plans prior to the commencement of a new offering period under the Purchase Plans, subject to the discretion of the committee administering the Purchase Plans.

Administration

   PSINet's Board of Directors has appointed a committee of PSINet executives to serve as the plan administrators of the Purchase Plans. All questions of interpretation or application of the Purchase Plans are determined by the committee, whose decisions are final, conclusive and binding upon all participants.

Eligibility and Participation

   Any person regularly employed by PSINet or a subsidiary of PSINet designated by the committee for at least 20 hours per week is eligible to participate in the applicable Purchase Plan. No person who owns or holds options or rights to acquire, or as result of participation in the U.S. Purchase Plan would own or hold options or rights to acquire, 5% or more of PSINet's common stock may participate in the Purchase Plans. As of May 8, 2000, approximately 1,200 U.S. employees were eligible to participate in the U.S. Purchase Plan. If the merger is consummated, PSINet will have approximately 4,000 additional U.S. employees who will be eligible to participate in the U.S. Purchase Plan. The International Stock Purchase Plan covers certain of PSINet's non-U.S. employees as determined from time to time by the committee depending on the number of employees in a particular jurisdiction and the requirements of applicable local law.

Offering Periods; Shares Issued Under Purchase Plans

   Each offering period is a six month period commencing on the first pay period of the second calendar quarter and fourth calendar quarter of each year. The first offering period under the U.S. Purchase Plan commenced in the fourth quarter of 1999. During the last quarter of 1999 and the first quarter of 2000, 134,417 shares of PSINet common stock were issued under the Purchase Plans.

Purchase of Shares

   Eligible U.S. employees who wish to participate in the U.S. Purchase Plan elect, at the beginning of an offering period, to allocate a portion of their after-tax payroll to the U.S. Purchase Plan, which amount is deducted from the employee's paycheck by PSINet and directed to the employee's accumulation account. At the end of each offering period, all funds in the accumulation account are used to purchase common stock. The Purchase Plan offering periods are of six months' duration, one beginning on the first pay period of the second quarter of the calendar year and one beginning on the first pay period of the fourth quarter of the calendar year. The Internal Revenue Code imposes a $25,000 market value limit per employee per calendar year on the combined value of the common stock purchased through the Purchase Plan as calculated at the beginning of each offering period. If an employee reaches this limit at any purchase date, any remaining funds in the accumulation account will be retained and applied to the next eligible purchase date.

   Eligible non-U.S. employees who wish to participate in the International Purchase Plan may do so through payroll deduction or through payments to their employer or PSINet as established under the International Purchase Plan or requirements of applicable local law.

   PSINet may make a pro rata reduction in the number of shares purchasable if such number exceeds the number of shares available for issuance under the Purchase Plan. When an employee withdraws his or her participation in a Purchase Plan by giving written notice to PSINet of his or her election to withdraw, all accumulated payroll deductions will be returned to the employee, if the employee makes the election no later than prior to the payroll period preceding the next purchase date. Upon withdrawal, future payroll deductions will cease. An employee's withdrawal from a Purchase Plan prior to the end of a given offering period does not affect his or her eligibility to participate in succeeding offering periods.

Purchase Price

   The purchase price per share at which shares of common stock are sold to participating employees is 85% of the lower of the fair market value per share of common stock on (1) the trading day immediately preceding the first business day of the offering period or (2) the trading day immediately preceding the last business day of the offering period. The fair market value of the common stock on a given date is determined by reference to the closing price of the common stock on The Nasdaq Stock Market.

Payroll Deductions for U.S. Employees

   The funds for purchasing shares for U.S. employees are accumulated by payroll deductions, the rate of which may be increased or decreased by the employee effective as of the commencement of the next offering period. Payroll deductions do not accrue interest. An employee's participation in a Purchase Plan, including the rate of payroll deductions, remains in effect for successive offering periods unless the employee withdraws or amends such participation or such employee's employment is terminated. An employee may discontinue his or her payroll deductions and participation in the Purchase Plans at any time.

Termination of Participation

   An employee's participation in a Purchase Plan is terminated when the employee either voluntarily elects to withdraw his or her entire account, or his or her employment is terminated. Once an employee's participation is terminated, the employee is not entitled to again participate in a Purchase Plan until the first day of the next offering period. Upon termination of participation, the employee is entitled to receive the shares and any funds in his or her individual account. Upon termination of an employee's employment, amounts in that employee's accumulation account will be paid to the employee and his or her participation in a Purchase Plan will cease.

Capital Changes

   In the event any change is made in PSINet's capitalization during an offering period, such as a stock split, reverse stock split or stock dividend, which results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by PSINet, appropriate adjustments will be made in the purchase price and in the number of shares purchasable under the Purchase Plans.

   The Purchase Plans will terminate automatically in the event of a dissolution or liquidation of PSINet and any funds in the employees' accumulation accounts will be refunded to employees without interest.

Amendment and Termination of the Purchase Plans

   The committee may amend the Purchase Plans at any time from time to time or may terminate the Purchase Plans; however, no such action by the committee may alter or impair any shares purchased or rights previously granted under the Purchase Plans without the consent of the affected employees and no amendment can be made without shareholder approval if shareholder approval is required by the Internal Revenue Code or other applicable law.

U.S. Federal Income Tax Information

   No income will be taxable to an employee participating in the U.S. Purchase Plan at the time of purchase of the shares of common stock at the formula discount from fair market value. Upon disposition of the shares, the employee will generally be subject to tax. If the employee was employed by PSINet for the period up to three months prior to the disposition and if the shares have been held by the employee for more than two years after the date of the commencement of the offering period and more than one year after the purchase date of the shares, the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (ii) 15% of the fair market value of the shares on the first day of the offering period will be taxable as ordinary income and any additional gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of the holding periods described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income and additional gain or loss on such disposition will be capital gain or loss. Different rules may apply with respect to participating employees subject to Section 16(b) of the Securities Exchange Act of 1934. PSINet is not entitled to a deduction for amounts taxable to an employee except to the extent of the ordinary income taxable to an employee upon disposition of shares prior to the expiration of the holding periods described above.

   This is only a summary of the U.S. federal income tax consequences of the U.S. Purchase Plan to employees and PSINet, and this summary does not purport to be complete. Reference should be made to applicable provisions of the Internal Revenue Code. In addition, this summary does not discuss the tax consequences of an employee's death or the income tax laws of any municipality, state or foreign country in which the employee may reside.

                       PSINET EXECUTIVE COMPENSATION

   Summary Compensation. The following table sets forth in summary form the compensation paid by PSINet to its chief executive officer and to each of its four most highly compensated executive officers other than the chief executive officer as of December 31, 1999 for services rendered to PSINet and its subsidiaries in all capacities.

                        Summary Compensation Table

                                                                           Long-Term
                                                                          Compensation
                                          Annual Compensation                Awards
                              ------------------------------------------- ------------
                                                                           Securities
        Name and                                           Other Annual    Underlying       All Other
   Principal Position    Year Salary (1)($) Bonus (1)($) Compensation ($) Options (#)    Compensation ($)
------------------------ ---- ------------- ------------ ---------------- ------------   ----------------
William L. Schrader..... 1999   $487,500      $262,500       $ 3,300(2)     100,000(3)        $1,150(4)
 Chairman and Chief      1998    314,519       200,000         5,905(2)         --             1,195(4)
 Executive Officer       1997    248,519       150,000         7,457(2)         --             3,135(4)
Harold S. Wills......... 1999   $468,750      $212,500       $ 5,155(5)     330,000(6)        $3,250(7)
 President and           1998    360,500       150,000         9,354(5)     450,000(6)         3,250(7)
 Chief Operating Officer 1997    252,654       100,000         9,929(5)     500,000(6)         3,125(7)
Chi H. Kwan (8)......... 1999   $371,716      $161,403       $   --          50,000(10)          --
 Senior Vice President   1998     97,820        40,350        29,346(9)     200,000(10)          --
 and President, PSINet
 Asia/Pacific
David N. Kunkel......... 1999   $350,000      $150,000       $ 5,835(11)    190,000(12)       $3,250(7)
 Vice Chairman and       1998    334,192       150,000         4,288(11)    400,000(12)        3,250(7)
 Executive Vice          1997    299,327       100,000         6,550(11)    200,000(12)        3,125(7)
 President
Edward D. Postal(13).... 1999   $286,250      $120,000       $ 5,792(14)    250,000(15)       $3,250(7)
 Executive Vice          1998    252,288       115,000         5,590(14)    400,000(15)        3,250(7)
 President and Chief     1997    204,077        75,000         6,880(14)    150,000(15)        3,125(7)
 Financial Officer

----------------

 (1) Amounts reported in respect of a particular fiscal year reflect amounts earned for services rendered in that fiscal year regardless of when paid.

 (2) Consists of (i) $1,034 and $5,107 paid to Mr. Schrader with respect to installation of a security system at Mr. Schrader's home in 1998 and 1997, respectively, (ii) a car allowance of $3,300, $3,290 and $2,350 in 1999, 1998 and 1997, respectively, and (iii) a $1,581 taxable trip provided by PSINet to Mr. Schrader in 1998.

 (3) Consists of 100,000 options issued under PSINet's Executive Stock Incentive Plan in 1999.

 (4) Consists of: (i) matching contributions made to Mr. Schrader's account under PSINet's 401(k) Plan in the amounts of $1,150, $1,195 and 1,000 in 1999, 1998 and 1997, respectively, and (ii) insurance premiums in the amount of $2,135 paid by PSINet in 1997 with respect to the proportionate beneficial interest of Mr. Schrader's spouse in an insurance policy on Mr. Schrader's life.

 (5) Consists of (i) $473 and $6,051 paid to Mr. Wills for installation of a security system at his home in 1998 and 1997, respectively, (ii) car allowances of $2,396, $3,173 and $3,878 paid to Mr. Wills in 1999, 1998 and 1997 respectively and (iii) taxable trips provided by PSINet to Mr. Wills in the amount of $2,759 in 1999 and $5,708 in 1998.

                       (footnotes continue on next page)

                    (footnotes continued from previous page)

 (6) Consists of (i) 260,000 and 250,000 options issued under PSINet's Strategic Stock Incentive Plan in 1999 and 1998, respectively, (ii) 70,000, 200,000 and 100,000 options issued under PSINet's Executive Stock Incentive Plan in 1999, 1998 and 1997, respectively, and (iii) 400,000 options issued under PSINet's Executive Stock Option Plan in 1997.

 (7) Consists of matching contributions made to the named officer's account under PSINet's 401(k) Plan in the years indicated.

 (8) Mr. Kwan joined PSINet in September 1998. Accordingly, no information is provided for periods prior thereto with respect to Mr. Kwan. Compensation listed is based on an exchange rate of U.S.$0.0097820 = (Yen)1 at December 31, 1999.

 (9) Represents a signing bonus paid to Mr. Kwan at the end of his first month.

(10) Consists of (i) 50,000 options issued under PSINet's Strategic Stock Incentive Plan in 1999 and (ii) 200,000 options issued under PSINet's Executive Stock Incentive Plan in 1998.

(11) Consists of (i) car allowances of $5,835, $4,288 and $3,544 paid to Mr. Kunkel in 1999, 1998 and 1997, respectively and (ii) payments made to Mr. Kunkel in connection with his relocation as follows: $830 for certain closing costs on the sale of his primary residence paid to Mr. Kunkel in 1997 and $2,176 for certain carrying costs for his residence pending such sale paid to Mr. Kunkel in 1997.

(12) Consists of (i) 190,000 and 200,000 options issued under PSINet's Strategic Stock Incentive Plan in 1999 and 1998, respectively, (ii) 200,000 options issued under PSINet's Executive Stock Incentive Plan in 1998 and (iii) 200,000 options issued pursuant to PSINet's Executive Stock Option Plan in 1997.

(13) Mr. Postal ceased being an officer and employee of PSINet in February, 2000.

(14)  Represents a car allowance to Mr. Postal.

(15) Consists of (i) 50,000 and 200,000 options issued under PSINet's Strategic Stock Incentive Plan in 1999 and 1998, respectively, (ii) 200,000, 200,000 and 72,100 options issued under PSINet's Executive Stock Incentive Plan in 1999, 1998 and 1997, respectively, and (iii) 77,900 options issued under PSINet's Executive Stock Option Plan in 1997.

   Option Grants. The following table sets forth certain information, as of December 31, 1999, concerning individual grants of stock options made during the fiscal year ended December 31, 1999 to each of the persons named in the Summary Compensation Table above.

                           Option Grants in 1999

                                        Individual Grants
                         -----------------------------------------------
                                                                          Potential Realizable
                                    Percent of Total                     Value At Assumed Annual
                         Number of      Options                           Rates Of Stock Price
                         Securities     Granted      Exercise                 Appreciation
                         Underlying   To Employees   Or Base                 For Option Term
                          Options          in         Price   Expiration ------------------------
Name                     Granted(#)  Fiscal Year(1)   ($/sh)     Date      5% ($)      10% ($)
----                     ---------- ---------------- -------- ---------- ----------- ------------
William L. Schrader..... 100,000(2)      0.85%       $17.3750  10/01/09  $ 1,092,704 $ 2,769,128
Harold S. Wills.........   4,678(3)      0.04%       $21.3750  04/01/09  $    62,885 $   159,362
                          55,322(3)      0.47%       $21.3750  04/01/09  $   743,673 $ 1,884,613
                         200,000(3)      1.70%       $24.3125  05/19/09  $ 3,058,000 $ 7,749,573
                          70,000(2)      0.60%       $17.3750  10/01/09  $   764,893 $ 1,938,389
Chi H. Kwan.............  50,000(3)      0.43%       $24.3125  05/19/09  $   764,500 $ 1,937,393
David N. Kunkel.........   3,334(3)      0.03%       $21.3750  04/01/09  $    44,818 $   113,577
                          36,666(3)      0.31%       $21.3750  04/01/09  $   492,887 $ 1,249,073
                           1,180(3)      0.01%       $24.3125  05/19/09  $    18,042 $    45,722
                         148,820(3)      1.27%       $24.3125  05/19/09  $ 2,275,458 $ 5,766,457
Edward D. Postal(4).....  45,834(3)      0.39%       $21.3750  04/01/09  $   616,129 $ 1,561,392
                           4,166(3)      0.04%       $21.3750  04/01/09  $    56,002 $   141,920
                             450(2)      0.01%       $24.3125  05/19/09  $     6,881 $    17,437
                         149,550(2)      1.27%       $24.3125  05/19/09  $ 2,286,620 $ 5,794,743
                          50,000(2)      0.43%       $17.3750  10/01/09  $   546,352 $ 1,384,564

----------------

(1) Based upon total grants of options in respect of 11,770,071 shares of PSINet common stock made during 1999.

(2) Granted under PSINet's Executive Stock Incentive Plan. Vest monthly over 48 months from the anniversary of the grant, subject to continued employment by PSINet on each of such dates.

(3) Granted under PSINet's Strategic Stock Incentive Plan. Vest monthly over 48 months from the anniversary of the grant, subject to the continued employment by PSINet on each of such dates. Under each of PSINet's Executive Stock Incentive Plan, Executive Stock Option Plan, Directors Stock Incentive Plan and Strategic Stock Incentive Plan, upon the acquisition of beneficial ownership of 30% or more of PSINet's outstanding common stock by any person other than a wholly-owned subsidiary of PSINet or the occurrence of certain other change in control events with respect to PSINet specified in such plans, including certain mergers, consolidations and transfers of all or substantially all of PSINet's assets, all options and stock appreciation rights will become fully exercisable and all restricted stock awards will become immediately vested.

(4) Mr. Postal ceased being an officer and employee of PSINet in February, 2000.

   Aggregate Year-End Option Values. The following table provides information concerning the number of unexercised options held by each of the individuals named in the Summary Compensation Table as of December 31, 1999. Also reported are the values for "in the money" options, which represent the positive spread between the exercise price and the fair market value of PSINet's common stock as of December 31, 1999.

     Aggregated Option Exercises in 1999 and Fiscal Year-End Option Values

                                                      Number of Securities
                                                           Underlying            Value of Unexercised
                                                       Unexercised Options       In-the-Money Options
                             Shares                  At December 31, 1999(#)  at December 31, 1999($)(1)
                            Acquired       Value    ------------------------- ---------------------------
                         On Exercise(#) Realized($) Exercisable Unexercisable Exercisable  Unexercisable
Name                     -------------- ----------- ----------- ------------- ---------------------------
William L. Schrader.....    854,000     $13,935,030     4,166       95,834    $      56,241 $   1,293,759
Harold S. Wills.........     96,968     $ 2,678,741   909,698      773,334    $  23,423,846 $  15,380,060
Chi H. Kwan.............        --              --     65,625      184,375    $   1,540,811 $   3,906,054
David N. Kunkel.........        --              --    835,094      457,292    $  21,522,735 $   8,991,613
Edward D. Postal(2).....        --              --    449,905      550,095    $  11,254,141 $  10,635,161

----------------

(1) Based upon a closing price of $30.875 on December 31, 1999, as reported on The Nasdaq Stock Market.

(2) Mr. Postal ceased being an officer and employee of PSINet in February, 2000.

   Employment Agreements. PSINet has employment agreements with each of Messrs. Schrader, Wills, Kwan and Kunkel. PSINet also has employment agreements with its executive officers pursuant to which they serve in their respective capacities.

   Mr. Schrader's employment agreement provides for a four-year term ending October 2003 and a current annual base salary of $750,000 with a minimum annual increase of 5%. The agreement also provides for a performance bonus of $450,000 per annum or such greater amount as may be determined by PSINet's compensation committee, subject to achievement of certain performance objectives established by PSINet's compensation committee.

   Mr. Wills' employment agreement provides for a four-year term ending October 2003 and a current annual base salary of $600,000, with a minimum annual increase of 5%. The agreement also provides for a performance bonus of $400,000 per annum, or such greater amount as may be determined by PSINet's compensation committee, subject to achievement of certain performance objectives established by PSINet's compensation committee.

   Mr. Kwan's employment agreement provides for a three-year term ending August 2001, and a current annual base salary of (Yen)40,000,000 per annum, and also provides for a signing bonus of (Yen)3,000,000, a performance bonus of
(Yen)8,250,000 for the period ended March 1999 and an annual performance bonus of (Yen)16,500,000, subject to achievement of certain performance objectives established by PSINet's Chief Operating Officer.

   Mr. Kunkel's employment agreement provides for a four-year term ending October 2002 and a current annual base salary of $350,000 and also provides for a performance bonus of at least $150,000, subject to achievement of certain performance objectives established by PSINet's Chairman.

   These employment agreements also provide for standard employee benefits, including, without limitation, participation in PSINet's 401(k) plan and bonus plan as well as life, health, accident and disability insurance. These agreements also provide for a 24-month non-competition period. If PSINet elects to enforce such non-competition restrictions, these officers are entitled, for a period of 24 months after termination of their employment, to receive their then current base salary and all benefits being provided to them at the time of termination. Each of these employment agreements provides that options awarded pursuant thereto are subject to immediate vesting upon the occurrence of certain change in control events with respect to PSINet.


   Compensation of Directors of PSINet. Directors of PSINet other than those who also are employees or consultants of PSINet or are serving on the board of directors of PSINet as representatives of a shareholder, receive annual fees of $15,000, with committee chairmen receiving an additional amount of $3,000 each per year, and are eligible for awards under PSINet's Directors Stock Incentive Plan (Directors' Plan). The Directors' Plan provides for initial option grants with respect to 10,000 shares of PSINet common stock to be made to each eligible director upon his or her first election to PSINet's board of directors and, thereafter, for annual grants of options to purchase 5,000 shares of common stock to be made to each eligible director who has served on PSINet's board of directors for at least 12 months. Options are exercisable for 10 years after the date of grant. The exercise price for any option under the plan is equal to the fair market value of the common stock at the time such option is granted. The initial option grants vest quarterly over a four-year period, and the annual option grants vest annually over a two-year period. Each of Messrs. Sharp and Swett received initial grants upon their election to PSINet's board of directors in accordance with the Directors' Plan. In addition, directors who are not also officers of PSINet receive fees of $1,000 per day for board and committee meetings, $200 per day for board and committee conference calls and $1,250 per day for services provided as a director at PSINet and committee conference calls and $1,250 per day for services provided as a director at PSINet pursuant to board or committee request. Committee chairmen receive an additional $250 for each committee meeting attended and $50 for each committee conference call attended. Directors are also reimbursed for certain reasonable expenses incurred in attending board or committee meetings.


   Compensation Committee Interlocks and Insider Participation. During the year ended December 31, 1999, the members of PSINet's compensation committee consisted of Messrs. Baumer, Schrader and Swett. Mr. Schrader is the Chairman of PSINet's board of directors and Chief Executive Officer of PSINet. None of such persons other than Mr. Schrader is an executive officer or employee of PSINet.

                                 LEGAL MATTERS

   The legality of PSINet common stock offered by this document and certain United States federal income tax consequences of the merger will be passed upon for PSINet by Nixon Peabody LLP, New York, New York, counsel for PSINet. Certain attorneys with Nixon Peabody LLP currently own in the aggregate less than one percent of PSINet's common stock.


   Certain United States federal income tax consequences of the merger will be passed upon for Metamor by its counsel, Vinson & Elkins L.L.P., Houston, Texas. Certain attorneys with Vinson & Elkins L.L.P. currently own in the aggregate less than one percent of Metamor's common stock.

                                    EXPERTS


   The consolidated financial statements of PSINet Inc. incorporated in this document by reference to PSINet Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Metamor Worldwide, Inc. appearing in Metamor Worldwide, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

                                 OTHER MATTERS

   As of the date of this document, the PSINet and Metamor boards of directors know of no matters that will be presented for consideration at either special meeting other than as described in this document.

                      WHERE YOU CAN FIND MORE INFORMATION

   PSINet and Metamor file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that PSINet and Metamor file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

     Public Reference Room                   New York Regional Office
     450 Fifth Street, N.W.                  7 World Trade Center
     Room 1024                               Suite 1300
     Washington, D.C. 20549                  New York, NY 10048

   Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information pertaining to PSINet and Metamor are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

   PSINet filed a registration statement on Form S-4 on April 14, 2000 to register with the Securities and Exchange Commission the PSINet common stock to be issued to Metamor stockholders in the merger and filed Amendment No. 1 to such registration statement on Form S-4 on May 12, 2000. This document is a part of that registration statement, as amended, and constitutes a prospectus of PSINet in addition to being a proxy statement of PSINet and Metamor. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in PSINet's registration statement or the exhibits to the registration statement.

   The Securities and Exchange Commission allows PSINet and Metamor to "incorporate by reference" information into this document, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

   This document incorporates by reference the documents set forth below that PSINet and Metamor have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about PSINet and Metamor that is not included in or delivered with this document.

   PSINet has supplied all of the information contained or incorporated by reference in this document relating to PSINet and Metamor has supplied all of the information relating to Metamor.

   Metamor stockholders should not send in their Metamor certificates until they receive the transmittal materials from the paying agent. Metamor stockholders of record who have further questions about their share certificates or the exchange of their Metamor common stock for PSINet common stock in the merger should call the paying agent.

   We may already have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange

Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this document, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

             PSINet Inc.                       Metamor Worldwide, Inc.
                                          4400 Post Oak Parkway, Suite 1100
       44983 Knoll Square
                                                Houston, Texas 77027
     Ashburn, Virginia 20147
    Attention: Investor Relations           Attention: Investor Relations
                                              Telephone: (713) 548-3488
    Telephone: (703) 726-1577
                                              Facsimile: (713) 963-9711
    Facsimile: (703) 726-4261

  email: investor-relations@psi.com       email: investor@metamor.com

   You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 12, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document nor the issuance of PSINet common stock in the merger creates any implication to the contrary.

                      DOCUMENTS INCORPORATED BY REFERENCE

PSINet

   PSINet is incorporating by reference in this document the following documents which have been filed with the Securities and Exchange Commission:

     1. Annual report on Form 10-K for the fiscal year ended December 31, 1999. This report contains:

      . audited consolidated balance sheets for PSINet and its subsidiaries as of December 31, 1999 and 1998

      . audited consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1999, 1998 and 1997

     2. Current reports on Form 8-K dated:

      .  January 10, 2000

      .  January 18, 2000

      .  January 26, 2000

      .  January 28, 2000

      .  February 9, 2000

      .  February 11, 2000

      .  March 22, 2000

     3. Registration statement on Form 8-A dated April 7, 1995, as amended (registration no. 0-25812).

     4. Registration statement on Form 8-A dated June 4, 1996, as amended (registration no. 0-25812).

Metamor

   Metamor is incorporating by reference in this document the following documents which have been filed with the Securities and Exchange Commission:

     1. Annual report on Form 10-K for the fiscal year ended December 31, 1999. This report contains:

      . audited consolidated balance sheets for Metamor and its subsidiaries as of December 31, 1999 and 1998

      . related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999

     2. Current reports on Form 8-K dated:

      .  March 28, 2000

     3. Registration statement on Form 8-A dated October 20, 1995
  (registration no. 0-26970).

Subsequent Filings

   PSINet and Metamor also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of PSINet and Metamor and other matters. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to PSINet and Metamor, wherever they occur in this document, are necessarily estimates reflecting the best judgment of the senior management of PSINet and Metamor and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

  . the ability to integrate the operations of PSINet and Metamor, including their respective services and products; and

  . the effects of vigorous competition in the markets in which PSINet and Metamor operate.

   Words such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 1999 of PSINet, including any amendments, and the Annual Report on Form 10-K for the year ended December 31, 1999 of Metamor, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Neither PSINet nor Metamor undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                                                         ANNEX 1


                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 21, 2000

                                     AMONG

                                  PSINET INC.,

                             PSINET SHELF IV INC.,

                                      AND

                            METAMOR WORLDWIDE, INC.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE I

                                   The Merger

 Section 1.1  The Merger.................................................    1-1
 Section 1.2  Closing....................................................    1-1
 Section 1.3  Effective Time of the Merger...............................    1-1
 Section 1.4  Effect of the Merger.......................................    1-2

                                   ARTICLE II

                           The Surviving Corporation

 Section 2.1  Certificate of Incorporation...............................    1-2
 Section 2.2  By-Laws....................................................    1-2
 Section 2.3  Board of Directors; Officers...............................    1-2

                                  ARTICLE III

                              Conversion of Shares

 Section 3.1  Merger Consideration.......................................    1-2
 Section 3.2  Stockholders' Rights at the Effective Time.................    1-4
 Section 3.3  Surrender and Exchange of Share Certificates...............    1-4
 Section 3.4  No Further Rights..........................................    1-5

                                   ARTICLE IV

                   Representations and Warranties of Metamor

 Section 4.1  Organization and Qualification.............................    1-5
 Section 4.2  Capitalization.............................................    1-5
 Section 4.3  Authority Relative to this Agreement and the Transactions..    1-6
 Section 4.4  No Conflicts, Required Filings and Consents................    1-7
 Section 4.5  Reports and Financial Statements...........................    1-7
 Section 4.6  Information................................................    1-8
 Section 4.7  Litigation.................................................    1-9
 Section 4.8  Absence of Certain Changes or Events.......................    1-9
 Section 4.9  Employee Benefit Plans.....................................    1-9
 Section 4.10 Labor Relations............................................   1-11
 Section 4.11 Taxes......................................................   1-11
 Section 4.12 Compliance with Applicable Laws............................   1-12
 Section 4.13 Voting Requirements........................................   1-12
 Section 4.14 Assets of Metamor and Its Subsidiaries.....................   1-12
 Section 4.15 Material Contracts.........................................   1-13
 Section 4.16 Intellectual Property......................................   1-13
 Section 4.17 Interested Party Transactions..............................   1-14
 Section 4.18 Environmental Matters......................................   1-14
 Section 4.19 Restrictions on Business Activities........................   1-15
 Section 4.20 Certain Business Practices.................................   1-15
 Section 4.21 Insurance..................................................   1-16
 Section 4.22 Brokers; Expenses..........................................   1-16
 Section 4.23 Board Approval.............................................   1-16
 Section 4.24 Opinion of Metamor's Fairness Opinion Advisor..............   1-16

                                                                           Page
                                                                           ----

                                   ARTICLE V

                    Representations and Warranties of PSINet

 Section 5.1  Organization and Qualification............................   1-16
 Section 5.2  Capitalization............................................   1-17
 Section 5.3  Authority Relative to this Agreement......................   1-17
 Section 5.4  No Conflicts, Required Filings and Consents...............   1-17
 Section 5.5  Reports and Financial Statements..........................   1-18
 Section 5.6  Information...............................................   1-19
 Section 5.7  Litigation................................................   1-19
 Section 5.8  Absence of Certain Changes or Events......................   1-19
 Section 5.9  Voting Requirements.......................................   1-19
 Section 5.10 Brokers...................................................   1-19
 Section 5.11 Ownership of Metamor Common Stock.........................   1-19
 Section 5.12 Board Approval............................................   1-19

                                   ARTICLE VI

                     Conduct of Business Pending the Merger

 Section 6.1  Conduct of Business by Metamor and its Subsidiaries
                Pending the Merger......................................   1-20
 Section 6.2  Covenant of Buyer.........................................   1-21
 Section 6.3  Special Meetings..........................................   1-22
 Section 6.4  Further Action; Consents; Filings.........................   1-22
 Section 6.5  Plan of Reorganization....................................   1-22
 Section 6.6  Letters of Accountants....................................   1-23
 Section 6.7  Group Debt................................................   1-23

                                  ARTICLE VII

                             Additional Agreements

 Section 7.1  Access to Information.....................................   1-23
 Section 7.2  Registration Statement; Joint Proxy Statement/Prospectus..   1-24
 Section 7.3  Employee Retention........................................   1-25
 Section 7.4  Public Announcements......................................   1-25
 Section 7.5  Indemnification of Metamor's Directors and Officers and
                Insurance...............................................   1-25
 Section 7.6  Notice of Breaches........................................   1-27
 Section 7.7  Transfer and Gains Taxes and Certain Other Taxes and
                Expenses................................................   1-27
 Section 7.8  Acquisition Proposals.....................................   1-27
 Section 7.9  Metamor Related Agreement and PSINet Related Agreement....   1-28
 Section 7.10 Employee Benefits.........................................   1-28
 Section 7.11 Nasdaq Listing and Delisting..............................   1-29

                                  ARTICLE VIII

                              Conditions Precedent

 Section 8.1  Conditions to Each Party's Obligation to Effect the
                Merger..................................................   1-29
 Section 8.2  Conditions to Obligation of Metamor to Effect the Merger..   1-30
 Section 8.3  Conditions to Obligations of PSINet and Merger Subsidiary
                to Effect the Merger....................................   1-30

                                                                          Page
                                                                          ----

                                   ARTICLE IX

                       Termination, Amendment and Waiver

 Section 9.1    Termination.............................................  1-31
 Section 9.2    Effect of Termination...................................  1-32
 Section 9.3    Fees and Expenses.......................................  1-32
 Section 9.4    Amendment...............................................  1-33
 Section 9.5    Waiver..................................................  1-33

                                   ARTICLE X

                               General Provisions

                Non-Survival of Representations, Warranties and
 Section 10.1   Agreements..............................................  1-33
 Section 10.2   Notices.................................................  1-33
 Section 10.3   Specific Performance....................................  1-34
 Section 10.4   Entire Agreement........................................  1-34
 Section 10.5   Assignments; Parties in Interest........................  1-34
 Section 10.6   Governing Law...........................................  1-34
 Section 10.7   Headings; Disclosure....................................  1-35
 Section 10.8   Certain Definitions and Rules of Construction...........  1-35
 Section 10.9   Counterparts............................................  1-39
 Section 10.10  Severability............................................  1-39
 Section 10.11  Xpedior.................................................  1-39


 Exhibit 2.1    Amended and Restated Certificate of Incorporation of
                  PSINet Solutions Inc.
 Exhibit 6.1    Conduct of Business by Metamor and its Subsidiaries
 Exhibit 8.1(b) Material Third Party Consents

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 21, 2000, is entered into by and among PSINet INC., a New York corporation ("PSINet" or "Buyer"), PSINET SHELF IV INC., a Delaware corporation and wholly-owned subsidiary of PSINet ("Merger Subsidiary"), and METAMOR WORLDWIDE, INC., a Delaware corporation ("Metamor"). Capitalized terms used in this Agreement and not defined in context shall have the meanings ascribed to them in Section
10.8 hereof.

   WHEREAS, the respective Boards of Directors of PSINet, Merger Subsidiary and Metamor have approved the merger of Merger Subsidiary with and into Metamor, with Metamor being the surviving corporation as a wholly-owned subsidiary of PSINet (the "Merger"), all upon the terms and subject to the conditions set forth herein; and

   WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

   WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to PSINet's and Merger Subsidiary's willingness to enter into this Agreement, Peter T. Dameris is entering into a stockholders agreement (the "Metamor Related Agreement") pursuant to which, among other things, he agrees to vote in favor of the Merger under the terms and conditions set forth in the Metamor Related Agreement; and

   WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Metamor's willingness to enter into this Agreement, William L. Schrader is entering into a stockholders agreement (the "PSINet Related Agreement") pursuant to which, among other things, he agrees to vote in favor of the issuance of the shares of PSINet Common Stock in the Merger under the terms and conditions set forth in the PSINet Related Agreement;

   NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into Metamor and the separate existence of Merger Subsidiary shall thereupon cease. Metamor shall continue as the surviving corporation in the Merger (thereafter referred to as the "Surviving Corporation") under the laws of the State of Delaware under the name "PSINet Solutions, Inc." as a wholly-owned subsidiary of PSINet. Throughout this Agreement, the term "Metamor" shall refer to such entity prior to the Merger and the term "Surviving Corporation" shall refer to it in its status as the surviving corporation in the Merger.

   Section 1.2 Closing. The closing of the Transactions (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VIII. The Closing shall be held at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date".

   Section 1.3 Effective Time of the Merger. The Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of merger (the "Certificate of Merger"), or at such later time as specified therein, with respect to the Merger pursuant to and in compliance with this Agreement

                                      1-1
and Section 251 of the General Corporation Law of the State of Delaware (the "Delaware Law"). The Certificate of Merger shall be filed immediately following the commencement of the Closing. When used in this Agreement, the term "Effective Time" shall mean the time at which the Certificate of Merger becomes effective in accordance with Delaware Law.

   Section 1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by applicable Law. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in Law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of Metamor or Merger Subsidiary, by reason or as a result of the Merger, or otherwise to carry out the purposes of this Agreement, Metamor and Merger Subsidiary agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in Law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of Metamor and Merger Subsidiary or otherwise to take any and all such action.

                                   ARTICLE II

                           The Surviving Corporation

   Section 2.1 Certificate of Incorporation. The certificate of incorporation of Metamor shall be amended at the Effective Time to read in its entirety in the form attached hereto as EXHIBIT 2.1 and shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended.

   Section 2.2 By-Laws. The by-laws of Metamor shall be amended as of the Effective Time to be identical with the by-laws of Merger Subsidiary and shall be the by-laws of the Surviving Corporation until thereafter duly amended.

   Section 2.3 Board of Directors; Officers. The members of the Board of Directors and the officers of the Surviving Corporation following the Merger shall be the directors and officers of Merger Subsidiary immediately prior to the Effective Time, and such directors and officers shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                              Conversion of Shares

   Section 3.1 Merger Consideration. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of Metamor or Merger Subsidiary:

     (i) Each share of common stock, no par value per share, of Merger Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be automatically converted without any further action into one fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation, and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Merger.

     (ii) Each share of the common stock of Metamor, par value $.01 per share ("Metamor Common Stock"), that is owned by Metamor as treasury stock and any shares of Metamor Common Stock that are owned by PSINet or any of its Subsidiaries shall be canceled and shall cease to exist, and no stock of PSINet or other consideration shall be delivered in exchange therefor.

     (iii) Subject to the provisions of this Section 3.1(a), the shares of Metamor Common Stock, other than the shares canceled pursuant to Section 3.1(a)(ii), issued and outstanding immediately prior to the

                                      1-2

  Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive validly issued, fully paid and non-assessable (subject to Section 630 of the New York Business Corporation Law) shares of Common Stock of PSINet, par value $.01 per share ("PSINet Common Stock"), at an exchange ratio (the "Exchange Ratio") of 0.9 shares of PSINet Common Stock for each share of Metamor Common Stock (the "Merger Consideration").

     (b) If, at any time during the period between the date of this Agreement and the Effective Time, Metamor changes the number of shares of Metamor Common Stock issued and outstanding or PSINet changes the number of shares of PSINet Common Stock issued and outstanding, in each case as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transaction with an effective date or record date, as applicable, prior to the Effective Time, the Exchange Ratio and any other items dependent thereon shall be appropriately adjusted.

     (c) In connection with the Merger:

       (i) At the Effective Time, automatically and without any action on the part of the holder thereof, each option (whether or not vested) to purchase shares of Metamor Common Stock granted under all Metamor stock option plans, including any stock option plan intended to be qualified under Section 423 of the Code (each such option a "Metamor Option" and each such plan a "Metamor Stock Option Plan"), which remains as of such time unexercised in whole or in part, shall be assumed by PSINet and become an option (an "Assumed Metamor Option") to purchase that number of shares of PSINet Common Stock obtained by multiplying the number of shares of Metamor Common Stock issuable upon the exercise of such Metamor Option by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such Metamor Option divided by the Exchange Ratio. If the foregoing calculation results in an Assumed Metamor Option being exercisable for a fraction of a share of PSINet Common Stock, the number of shares of PSINet Common Stock subject to such Assumed Metamor Option shall be rounded down to the nearest whole number of shares. The Assumed Metamor Option (A) shall provide the optionee with the same vesting and other rights, limitations and obligations that the optionee had under the Metamor Option before such assumption, and (B) shall not give the optionee additional vesting or other rights, limitations or obligations that he did not have under the Metamor Option before such assumption.

       (ii) As soon as practicable after the Effective Time, PSINet (A) shall deliver to the holders of the Metamor Options appropriate agreements evidencing PSINet's assumption of such options, and (B) shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of PSINet Common Stock issuable in respect of the Assumed Metamor Options. PSINet shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Metamor Options remain outstanding.

       (iii) At the Effective Time, PSINet agrees to assume the Metamor Stock Option Plans with such amendments thereto as may be required to reflect the Merger, including the substitution of PSINet Common Stock for Metamor Common Stock thereunder.

       (iv) The Board of Directors of Metamor (or a duly appointed committee thereof responsible for the administration of the Metamor Stock Option Plans in accordance with the terms of each such plan) shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Metamor Stock Option Plans and the instruments evidencing the Metamor Options, to provide for the conversion of the Metamor Options into the Assumed Metamor Options in accordance with subparagraph (i) above.

       (v) All Metamor Options shall, prior to and subsequent to the Effective Time, continue to vest and be exercisable under the terms of the respective Metamor Option and associated Metamor Stock Option Plan.

                                      1-3

   Section 3.2 Stockholders' Rights at the Effective Time. On and after the Effective Time, the certificates that immediately prior to the Effective Time represented shares of Metamor Common Stock (the "Certificates"), shall cease to represent any rights with respect to Metamor Common Stock and shall only represent the right to receive the Merger Consideration, together with the amount of cash, if any, payable in lieu of fractional shares of PSINet Common Stock otherwise issuable as Merger Consideration; provided, however, that no dividends or other distributions, if any, in respect of the shares of PSINet Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered as provided in Section 3.3 of this Agreement. Subject to applicable New York Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions declared after the Effective Time without interest thereon, which theretofore have become payable with respect to the number of shares of PSINet Common Stock for which such Certificates were exchangeable. As of the Effective Time, the holders of Metamor Common Stock as of the Effective Time who are entitled to receive shares of PSINet Common Stock as Merger Consideration shall be deemed to be record owners of such shares of PSINet Common Stock as of the Effective Time and shall thereupon be entitled to exercise any rights as a holder of PSINet Common Stock, including the right to vote such PSINet Common Stock, whether or not the Certificates are surrendered and exchanged pursuant to this Agreement.

   Section 3.3 Surrender and Exchange of Share Certificates.

   (a) Promptly after the Closing Date, PSINet shall make available to a paying agent reasonably acceptable to the parties (the "Paying Agent") such certificates evidencing such number of shares of PSINet Common Stock to enable the Paying Agent to deliver the PSINet Common Stock as Merger Consideration pursuant to Section 3.1(a) and an amount of cash as shall be reasonably estimated as needed to make cash payments in lieu of fractional shares. Notwithstanding any other provision of this Agreement, no fractional shares of PSINet Common Stock will be issued in connection with the Merger, and any holder of Metamor Common Stock entitled to receive a fractional share of PSINet Common Stock but for this Section 3.3(a) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in such share of PSINet Common Stock. For purposes of determining the amount of the cash payable in lieu of a fractional share, one full share of PSINet Common Stock shall be deemed to have a value equal to $50.

   (b) On the Closing Date, PSINet shall instruct the Paying Agent to mail to each Person who was a holder of record of shares of Metamor Common Stock immediately prior to the Effective Time (other than holders whose shares were canceled pursuant to Section 3.1(a)(ii)): (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of the Certificates nominally representing Metamor Common Stock in exchange for the Merger Consideration.

   (c) After the Closing, each holder of a Certificate shall surrender and deliver such Certificate to the Paying Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive the Merger Consideration. Until so surrendered and exchanged, each Certificate formerly representing an outstanding share of Metamor Common Stock shall, after the Effective Time, be deemed for all purposes to evidence only the right to receive the Merger Consideration as provided in Section 3.1(a)(iii), together with cash in lieu of any fractional share of PSINet Common Stock.

   (d) At the Effective Time, the stock transfer books of Metamor shall be closed and no transfer of shares of Metamor Common Stock shall be recorded thereafter, other than transfers of shares of Metamor Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented for transfer to the transfer agent for Metamor, Merger Subsidiary or PSINet, they shall be delivered to the Paying Agent and exchanged for the Merger Consideration as provided for in this
Section 3.3.

   (e) Any Merger Consideration that remains undistributed to the stockholders of Metamor as of the Effective Time after four months have elapsed following the Effective Time shall be delivered to PSINet by the

                                      1-4

Paying Agent, upon demand, and any former stockholders of Metamor who have not previously complied with this Section 3.3 shall thereafter look only to PSINet for payment of their claim for the Merger Consideration or dividends or distributions with respect to PSINet Common Stock.

   (f) Neither the Paying Agent, nor any of Metamor, Merger Subsidiary or PSINet shall be liable to any holder of shares of Metamor Common Stock with respect to any Merger Consideration (or dividends or distributions with respect to PSINet Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   (g) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver the Merger Consideration and any dividends or other distributions with respect to PSINet Common Stock to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the record holder thereof and the delivery of such bond as the Paying Agent may reasonably require.

   (h) No transfer taxes shall be payable by any stockholder of Metamor in respect of the issuance of the PSINet Common Stock under this Section 3.3, except that if any PSINet Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it shall be a condition of such issuance that the Person requesting such issuance shall pay to PSINet any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered Certificate, or establish to the satisfaction of PSINet that such taxes have been paid or are not payable.

   Section 3.4 No Further Rights. From and after the Effective Time, holders of Certificates theretofore evidencing shares of Metamor Common Stock shall cease to have any rights as stockholders of Metamor, except as provided herein or by Law.

                                   ARTICLE IV

                   Representations and Warranties of Metamor

   Metamor represents and warrants to PSINet and Merger Subsidiary that, except as disclosed in the Metamor Disclosure Schedule which has been delivered to PSINet prior to the execution of this Agreement (the "Metamor Disclosure Schedule"):

   Section 4.1 Organization and Qualification. Metamor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Metamor's Subsidiaries is a corporation or limited liability company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it is formed. Each of Metamor and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and, if applicable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power and authority, when taken together with all other such failures would not have a Metamor Material Adverse Effect. Metamor has heretofore made available to PSINet and Merger Subsidiary a complete and correct copy of the certificate of incorporation, by-laws or other governing documents, each as amended to the date hereof, of Metamor and each of its Subsidiaries.

   Section 4.2 Capitalization.

   (a) The authorized capital stock of Metamor consists of 100,000,000 shares of Metamor Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Metamor Preferred Stock"). As of March 8, 2000: (a) 34,692,972 shares of Metamor Common Stock were issued and outstanding, all of which

                                      1-5
were validly issued, fully paid and non-assessable, (b) an aggregate of 8,000,000 shares of Metamor Common Stock were reserved for issuance under stock options to be issued pursuant to Metamor's employee and director stock option plans, (c) an aggregate of 3,450,000 shares of Metamor Common Stock were reserved for issuance under rights to purchase Metamor Common Stock pursuant to Metamor's Employee Stock Purchase Plan, and (d) no shares of Metamor Preferred Stock were issued or outstanding. As of March 8, 2000, there were outstanding Metamor Options to purchase 3,851,042 shares of Metamor Common Stock. Except as set forth on the Metamor Disclosure Schedule, no Metamor Options will be subject to accelerated vesting or exercisability in connection with the execution and delivery of this Agreement or the Merger. No shares of capital stock of Metamor or any of its Subsidiaries other than Xpedior have been issued between March 8, 2000 and the date hereof other than pursuant to the exercise or conversion of any Metamor Options. Since March 8, 2000 through the date hereof, options to purchase 747,100 shares of shares of Metamor Common Stock have been granted.

   (b) The authorized capital stock of Xpedior Incorporated, a Delaware corporation and Subsidiary of Metamor ("Xpedior"), consists of 100,000,000 shares of common stock, par value $.01 per share ("Xpedior Common Stock") and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Xpedior Preferred Stock"). As of March 20, 2000: (a) 50,000,000 shares of Xpedior Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and 40,005,048 of which are owned beneficially and of record by Metamor, (b) an aggregate of 15,000,000 shares of Xpedior Common Stock were reserved for issuance under stock options issued pursuant to the Xpedior's Stock Incentive Plan (the "Xpedior Stock Options"), and (c) no shares of Xpedior Preferred Stock were issued or outstanding. As of January 31, 2000, there were outstanding Xpedior Stock Options to purchase 10,109,350 shares of Xpedior Common Stock. Except as set forth on the Metamor Disclosure Schedule, no Xpedior Stock Options will be subject to accelerated vesting or exercisability in connection with the execution and delivery of this Agreement or the Merger. No shares of capital stock of Xpedior or any of its Subsidiaries have been issued between March 20, 2000 and the date hereof.

   (c) Except for the Metamor Notes or as set forth in this Section 4.2 or the Metamor Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Metamor or any of its Subsidiaries or obligating Metamor or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Metamor or any of its Subsidiaries. All shares of capital stock of Metamor and its Subsidiaries subject to issuance pursuant to the Metamor Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Without limiting the generality of the foregoing, neither Metamor nor any of its Subsidiaries has adopted a shareholder rights plan or similar plan or arrangement. As of the date of this Agreement, there are no outstanding contractual obligations of Metamor or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Metamor or any of its Subsidiaries or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person except as set forth on the Metamor Disclosure Schedule.

   Section 4.3 Authority Relative to this Agreement and the
Transactions. Metamor has all necessary power and authority to execute and deliver this Agreement and the Metamor Related Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger. The execution and delivery by Metamor of this Agreement and the Metamor Related Agreement, and the consummation by Metamor of the Transactions to which it is a party, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Metamor are necessary to authorize the execution and delivery of this Agreement or the Metamor Related Agreement to which Metamor is a party or to consummate the Transactions to which it is a party other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Metamor Common Stock entitled to be voted at the Metamor Special Meeting and the filing and recordation of appropriate merger documents as

                                      1-6
required by Delaware Law. This Agreement and the Metamor Related Agreement have been duly and validly executed and delivered by Metamor and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each constitutes a legal, valid and binding obligation of Metamor, enforceable against Metamor in accordance with its terms.

   Section 4.4 No Conflicts, Required Filings and Consents.

   (a) The execution and delivery of this Agreement by Metamor does not, and the performance of this Agreement and consummation of the Transactions by Metamor will not: (i) conflict with or violate the certificate of incorporation or by-laws of Metamor or any of its Subsidiaries, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 4.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Metamor or any of its Subsidiaries or by which any property or asset of Metamor or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Metamor or any of its Subsidiaries pursuant to, any contract, agreement, note, bond, mortgage, indenture, credit agreement, lease, license, permit, franchise or other instrument or obligation to which Metamor or any of its Subsidiaries is a party or by which Metamor or any of its Subsidiaries or any property or asset of Metamor or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have a Metamor Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

   (b) The execution and delivery of this Agreement by Metamor does not, and the performance of this Agreement by Metamor will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational (a "Governmental Entity"), except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), such filings, approvals, consents and waivers as may be required under other Merger Control Laws, filing and recordation of the Certificate of Merger as required by Delaware Law, and applications for listing and other filings required by the rules of the Nasdaq National Market System, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Metamor Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

   Section 4.5 Reports and Financial Statements.

   (a) Metamor has filed with the U.S. Securities and Exchange Commission (the "SEC") all forms, reports, schedules, registration statements, definitive proxy statements, information statements and other filings (the "Metamor SEC Reports") required to be filed by it with the SEC since January 1, 1998. Xpedior has filed with the SEC only a registration statement under the Securities Act on Form S-1 and amendments thereto, a final Prospectus pursuant to Rule 424(b)(1) of the Securities Act (the "Final Prospectus") and a registration statement under the Exchange Act on Form 8-A (such filings, together with all forms, reports, schedules, registration statements, definitive proxy statements, information statements and other filings hereafter filed with the SEC, the "Xpedior SEC Reports" and, together with the Metamor SEC Reports, the "SEC Reports"). As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports. As of their respective dates and as of the date any information from such SEC Reports has been incorporated by reference, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements

                                      1-7
therein, in light of the circumstances under which they were made, not misleading. Metamor and Xpedior have filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the SEC Reports.

   (b) The consolidated balance sheets of Metamor as of December 31, 1998, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the three-year period ended December 31, 1998 (including the related notes and schedules thereto) contained in Metamor's Form 10-K for the year ended December 31, 1998 (the "Metamor Financial Statements") present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, retained earnings and cash flows of Metamor and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes. The consolidated balance sheets of Xpedior as of September 30, 1999 and December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1999, the year ended December 31, 1998 and the period from March 27, 1997 through December 31, 1997 (including the related notes and schedules thereto) contained in the Final Prospectus (the "Xpedior Financial Statements") present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, retained earnings and cash flows of Xpedior and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with GAAP applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

   (c) The consolidated balance sheets and the related statements of operations and cash flows (including, in each case, the related notes thereto) of Metamor contained in the Form 10-Q for the quarterly period ended September 30, 1999 (the "Metamor Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. The Metamor Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated), in all material respects, the consolidated financial position, results of operations and cash flows of Metamor and its consolidated Subsidiaries for all periods presented therein.

   (d) The adoption of SEC Staff Accounting Bulletin No. 101 (Revenue Recognition in Financial Statements) effective January 1, 2000 will not adversely impact, in any material respect, the amount or timing of revenue recognition by Metamor and its Subsidiaries as compared to their prior revenue recognition practices.

   (e) Except for those liabilities that are fully reflected or reserved against on the Metamor Financial Statements, the Metamor Quarterly Financial Statements or the Xpedior Financial Statements or as set forth in the Metamor Disclosure Schedule, neither Metamor nor any of its Subsidiaries has outstanding any liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for (i) liabilities and obligations which have been incurred since September 30, 1999 in the ordinary course of business which are not material in nature or amount, or (ii) liabilities and obligations which individually or in the aggregate would not have a Metamor Material Adverse Effect.

   Section 4.6 Information.

   (a) None of the information supplied or to be supplied by Metamor for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time of filing with the SEC, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments or supplements thereto to Metamor's and PSINet's stockholders or at the time of the Metamor Special Meeting or the PSINet Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not

                                      1-8
misleading. The portion of the Joint Proxy Statement/Prospectus based on information supplied by Metamor for inclusion or incorporation by reference therein will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

   (b) As of the date of this Agreement, Metamor does not know of any reason
(A) why it would not be able to deliver to the respective counsel to PSINet and Metamor, at the date of the legal opinions referred to below, certificates substantially in compliance with published Internal Revenue Service ("IRS") advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 8.2(c) and 8.3(c), or (B) why counsel to PSINet and Metamor would not be able to deliver the opinions required by Sections 8.2(c) and 8.3(c).

   Section 4.7 Litigation. Except as disclosed in the SEC Reports or on the Metamor Disclosure Schedule, as of the date hereof, there is no civil, criminal or administrative suit, action or proceeding pending or, to the knowledge of Metamor, threatened against or affecting Metamor or any of its Subsidiaries that is reasonably expected to have a Metamor Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Metamor or any of its Subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a Metamor Material Adverse Effect.

   Section 4.8 Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, in the Metamor Financial Statements, in the Metamor Quarterly Financial Statements or on the Metamor Disclosure Schedule or as permitted by
Section 6.1 for events after the date hereof, since September 30, 1999 each of Metamor and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and since such date there has not been (i) any Metamor Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Metamor's or any of its Subsidiaries' capital stock, or, any redemption, purchase or other acquisition of any of its or any of its Subsidiaries' capital stock, (iii) any split, combination or reclassification of any of Metamor's or its Subsidiaries' capital stock or, except with respect to Metamor Options or Xpedior Stock Options, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Metamor's or its Subsidiaries' capital stock, (iv) any granting by Metamor or any of its Subsidiaries to any officer of Metamor or any of its Subsidiaries of any increase in compensation or any rights with respect to compensation in the event of a "change in control" (however defined) of Metamor, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of September 30, 1999, (v) any granting by Metamor or any of its Subsidiaries to any officer or any group or class of employees of Metamor of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect as of September 30, 1999 or as previously disclosed to PSINet, (vi) any entry by Metamor or any of its Subsidiaries into any employment, severance or termination agreement with any officer of Metamor, or any increase in benefits available under or establishment of any Benefit Plan except in the ordinary course of business consistent with past practice or as previously disclosed to PSINet, or (vii) any material change in accounting methods, principles or practices by Metamor, except insofar as may have been required by a change in GAAP.

   Section 4.9 Employee Benefit Plans.

   (a) Schedule 4.9 sets forth a complete and correct list of all existing (i) "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) any other material pension plans or employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by Metamor, its Subsidiaries or any trade or business (whether or not incorporated) which is treated with Metamor or its Subsidiaries as a single employer under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") with respect to employees of Metamor, its Subsidiaries or their ERISA Affiliates (all such plans, arrangements or practices that currently exist or have been in existence at any

                                      1-9
time during the last three (3) years are hereinafter referred to as the "Benefit Plans"). Each Benefit Plan is in writing and Metamor has previously made available to PSINet a true and complete copy of each existing Benefit Plan document, including all amendments thereto, and a true and complete copy of each material document, if any, prepared in connection with each such Benefit Plan, including: (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Form 5500, including all attachments thereto, (D) the most recently received IRS determination letter for each such Benefit Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan. Neither Metamor nor any of its Subsidiaries have any express or implied commitment (X) to create or incur material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (Y) to enter into any material contract or agreement to provide compensation or benefits to any individual, or (Z) to materially modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or a merger of a previously acquired 401(k) or welfare plan.

   (b) No "accumulated funding deficit" as defined in Section 412 of the Code exists with respect to any Benefit Plan, whether or not waived. No "reportable event" within the meaning of Section 4043 of ERISA, and no event described in
Section 4062 or 4063 of ERISA has occurred with respect to any Benefit Plan. Neither Metamor nor any ERISA Affiliate of Metamor has: (i) engaged in, or is a successor corporation or parent corporation to an entity that has engaged in, a transaction described in sections 4069 or 4212(c) of ERISA or (ii) incurred or reasonably expects to incur (A) any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, or (B) any material liability under Section 4971 of the Code that in either case could become a liability of the Surviving Corporation or PSINet or any of its Affiliates after the Effective Time. As of September 30, 1999, there was no material unfunded liability under any of the Benefit Plans, computed using reasonable actuarial assumptions and determined as if all benefits under such Benefit Plans were vested and payable as of such date. No event has occurred since September 30, 1999 which would cause Metamor to believe that as of the date of this Agreement there is any such material unfunded liability.

   (c) Each of the Benefit Plans intended to qualify under Section 401(a) of the Code has received a favorable determination letter (or opinion letter in the case of a prototype plan) from the IRS that such Benefit Plan is so qualified or is within the remedial amendment period for applying for such a determination letter, and, except as disclosed on the Metamor Disclosure Schedule, nothing has occurred with respect to the operation of any such Benefit Plan which, either individually or in the aggregate, would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

   (d) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. Metamor, its Subsidiaries and their ERISA Affiliates are not currently liable for any excise tax or penalty in connection with any Benefit Plan arising under the Code or ERISA, including but not limited to Section 4971, 4972, 4975, 4979, 4980, 4980B or 4980D of the Code or Section 502 of
ERISA, and to the knowledge of Metamor no fact or event exists which could give rise to any liability except, in each case, for any such liability set forth on the Metamor Disclosure Schedule or which would not have a Metamor Material Adverse Effect.

   (e) All contributions and premiums required by Law or by the terms of any Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) in all material respects.

   (f) The liabilities of each Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in material compliance with applicable Law.

   (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Benefit Plans which, either individually or in the aggregate, could result in a material liability to Metamor or any of its Subsidiaries.

                                      1-10

   (h) To the knowledge of Metamor, there are no pending legal proceedings which have been asserted or instituted against any of the Benefit Plans or their assets, Metamor, any of its Subsidiaries, any ERISA Affiliate, or the plan administrator or any fiduciary of any of the Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefits claims).

   (i) Each of the Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Laws. All amendments and actions required to bring each of the Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

   (j) Metamor, its Subsidiaries and their ERISA Affiliates do not maintain and have no liability under a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense). Except as set forth on the Metamor Disclosure Schedule, Metamor, its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder. Other than money purchase pension plans, Metamor, its Subsidiaries and their ERISA Affiliates do not maintain, sponsor or contribute to, and to the knowledge of Metamor have never maintained, sponsored or contributed to, any benefit plan subject to Title IV of ERISA, including but not limited to a multiple employer plan subject to Sections 4063 and 4064 of ERISA or a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

   (k) Except as set forth on the Metamor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including severance, unemployment compensation or golden parachute) becoming due to any director, employee or independent contractor of Metamor or its Subsidiaries, (ii) materially increase any benefits otherwise payable under any Benefit Plan, or
(iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent other than vesting of Metamor Options in accordance with their terms.

   (l) Metamor and its Subsidiaries are in compliance in all material respects with applicable Laws and collective bargaining agreements with respect to all benefit plans, contracts and arrangements covering non-U.S. employees ("Non-U.S. Benefit Plans"). Metamor and its Subsidiaries have no material unfunded liabilities under any Metamor Non-U.S. Benefit Plan in violation of local Law or that would, if the plan were covered by ERISA, violate the funding obligations prescribed by ERISA. All benefits payable under each of the Non-U.S. Benefit Plans are provided in accordance with the terms of the governing provisions of the relevant Metamor Non-U.S. Benefit Plan. Metamor and its Subsidiaries are not aware of any failure to comply with any applicable Law which would or might result in the loss of tax approval or qualification of any Non-U.S. Benefit Plans.

   (m) To the knowledge of Metamor, all individuals providing services to Metamor, its Subsidiaries and their ERISA Affiliates have been properly characterized and treated as being either an employee or an independent contractor of such Person.

   Section 4.10 Labor Relations. There are no labor controversies pending or threatened with respect to Metamor or its Subsidiaries, and neither Metamor nor any of its U.S. Subsidiaries is a party to any collective bargaining agreement with any labor union or other representative of employees. Except as set forth in the Metamor Disclosure Schedule, no non-U.S. Subsidiary of Metamor is a party to any collective bargaining agreement with any labor union or other representative of employees or any works' council or similar entity under applicable Laws. To the knowledge of Metamor, there is no pending or threatened union organization activity by or among any of its or its Subsidiaries' employees.

   Section 4.11 Taxes. Metamor and its Subsidiaries have duly filed all material federal, state, local and foreign income, franchise, excise, real and personal property and other Tax returns and reports (including, but

                                      1-11
not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Metamor and its Subsidiaries prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and Metamor and its Subsidiaries have paid or, prior to the Closing Date will pay, all Taxes shown on such returns or reports as being due. Metamor and its Subsidiaries have paid and will pay all installments of estimated taxes due on or before the Closing Date. Metamor and its Subsidiaries have paid or made adequate provision in accordance with GAAP in the SEC Reports, the Metamor Financial Statements, the Metamor Quarterly Financial Statements and the Xpedior Financial Statements for all Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have paid or provided for all Taxes payable in respect of all periods covered thereby. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. Metamor and each of its Subsidiaries has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Tax required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SEC Reports, the Metamor Financial Statements, the Metamor Quarterly Financial Statements or the Xpedior Financial Statements have been established or which are being contested in good faith, except as would not have a Metamor Material Adverse Effect. There are no claims or assessments pending against Metamor or any of its Subsidiaries for any alleged deficiency in any Tax, and neither Metamor nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against Metamor or any Subsidiary. Neither Metamor nor any of its Subsidiaries has been a member of a consolidated group filing a consolidated federal income Tax return (other than a consolidated group of which Metamor is the common parent), or has any liability for Taxes of any other Person (other than a member of the Metamor consolidated group) arising from the application of Treasury Regulations section 1.1502-6 promulgated under the Code or any analogous Law. No consent under Section 341(f) of the Code has been filed with respect to Metamor or any of its Subsidiaries. Except as set forth in the Metamor Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by PSINet, Metamor, or any of the Subsidiaries of Metamor by reason of Section 280G of the Code.

   Section 4.12 Compliance with Applicable Laws. Metamor and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (the "Metamor Permits") necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted or presently intended to be conducted, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Metamor Material Adverse Effect. The Metamor Permits are valid and in full force and effect except as would not have a Metamor Material Adverse Effect. Except as set forth in the SEC Reports filed prior to the date hereof, the businesses of each of Metamor and its Subsidiaries have not been, and are not being, conducted in violation of any Metamor Permit or any Law, arbitration award, agency requirement, license or permit of any Governmental Entity (a "Governmental Regulation"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Metamor Material Adverse Effect or prevent or materially burden or materially impair the ability of Metamor to consummate the Transactions. Except as set forth in the SEC Reports filed prior to the date hereof, no material investigation or review by any Governmental Entity with respect to Metamor or any of its Subsidiaries is pending or, to Metamor's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. No material change is required in Metamor's or any of its Subsidiaries' operations, properties or procedures to comply with any Metamor Permit or Governmental Regulation, and Metamor has not received any notice or communication of any material noncompliance with any Metamor Permit or Governmental Regulation that has not been cured as of the date hereof, except as would not have a Metamor Material Adverse Effect.

   Section 4.13 Voting Requirements. The affirmative vote of the holders of a majority of the Metamor Common Stock outstanding as of the record date for the Metamor Special Meeting is the only vote of the holders of any class or series of Metamor's capital stock or other securities necessary to adopt this Agreement and the Transactions on behalf of Metamor.

   Section 4.14 Assets of Metamor and Its Subsidiaries. Metamor and each of its Subsidiaries has good and defensible title to all of its material properties and assets, free and clear of all liens, charges and

                                      1-12
encumbrances, except liens for Taxes not yet due and payable and such liens or other imperfections of title that do not individually or in the aggregate constitute a Metamor Material Adverse Effect. All leases, easements, licenses, rights of way, and other rights pursuant to which Metamor or any of its Subsidiaries lease from others or otherwise have the right to use material real or personal property, individually or in the aggregate material to the business of Metamor (the "Metamor Property Rights"), are valid and binding and are in full force and effect and enforceable against Metamor or its Subsidiaries and the other parties thereto, as applicable, in accordance with their respective terms and there is not, under any such Metamor Property Right, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default or event of default), except where the lack of such validity and effectiveness or the existence of such default or event of default does not and will not constitute a Metamor Material Adverse Effect. Metamor has made available to PSINet true and accurate copies of the documents creating or reflecting the Metamor Property Rights. No consent of any Person is needed in order for each Metamor Property Right to continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Transactions, except for consents the absence of which would not have a Metamor Material Adverse Effect. The tangible and intangible assets owned or leased by Metamor and its Subsidiaries are all of the assets used in their respective businesses or necessary for them to conduct their respective businesses as presently conducted or presently intended to be conducted. All material items of tangible property used by Metamor or its Subsidiaries in their businesses are in operable condition and adequate for the purposes used (normal wear and tear excepted).

   Section 4.15 Material Contracts. Neither Metamor nor any of its Subsidiaries is a party or is subject to any contract, note, bond, mortgage, indenture, credit agreement, lease, license, agreement, understanding, instrument, bid or proposal (excluding any contract or arrangement that is or is associated with a Benefit Plan), and any amendment or modification thereto (collectively, "Contracts"), that is required to be described in or filed as an exhibit to any Metamor SEC Report that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be. All Contracts to which Metamor or any of its Subsidiaries is a party, or by which any of them is bound, are valid and binding and are in full force and effect and enforceable against Metamor, its Subsidiaries and, to the knowledge of Metamor, the other party or parties thereto in accordance with their respective terms, and no consent of any Person is needed in order for each such contract to continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Transactions, except for any failure to be in full force and effect or failure to obtain a consent that would not, in the aggregate with all other such failures, have a Metamor Material Adverse Effect. Neither Metamor nor any of its Subsidiaries is in violation or breach of or default in any material respect under any Contract to which it is a party or by which it is bound, nor, to Metamor's knowledge, is any other party to any such Contract in violation or breach of or default in any material respect under any such Contract.

   Section 4.16 Intellectual Property.

   (a) Metamor and its Subsidiaries, directly or indirectly, own, license or otherwise have legally enforceable rights to use, or can acquire on reasonable terms and without material expense, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are material to and used in the business of Metamor and its Subsidiaries as presently conducted (the "Intellectual Property Rights").

   (b) In the case of Intellectual Property Rights owned by Metamor or one of its Subsidiaries, either Metamor or one of its Subsidiaries owns such Intellectual Property Rights free and clear of any material liens, charges or encumbrances. Metamor or one of its Subsidiaries has an adequate right to the use of the Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such Intellectual Property Rights are being used. The manufacture, sale, licensing, or use of any of the services or products of Metamor or any of its Subsidiaries as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by Metamor or any of its Subsidiaries in the ordinary course of Metamor's business as presently conducted does not infringe on any copyright, patent, trade mark, service mark or trade

                                      1-13
secret of a third party where such infringement would have a Metamor Material Adverse Effect. The use by Metamor or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of Metamor and any of its Subsidiaries as presently conducted does not infringe on any other Person's trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications where such infringement would have a Metamor Material Adverse Effect. Except as set forth in the Metamor Disclosure Schedule, Metamor has not received any information challenging the ownership by Metamor or any of its Subsidiaries or the validity of any of the Intellectual Property Rights. All registered patents, trademarks, service marks and copyrights held by Metamor and its Subsidiaries are valid and subsisting, except to the extent any failure to be valid and subsisting does not constitute a Metamor Material Adverse Effect. To the knowledge of Metamor, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of Metamor or any of its Subsidiaries. Metamor or one of its Subsidiaries has valid, binding and enforceable agreements with each employee, former employee and contractor who has or has had access to confidential or proprietary intellectual property of Metamor or any of its Subsidiaries pursuant to which such Person is required to maintain the confidentiality of such information for a reasonable period of time or such agreements are not necessary to adequately protect the interests of Metamor or such Subsidiary. No Metamor Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Metamor or any of its Subsidiaries, except to the extent any such restriction does not constitute a Metamor Material Adverse Effect.

   (c) The computer systems, software, hardware, firmware, middleware and other information technology (collectively, "Information Technology") of Metamor and its Subsidiaries are Year 2000 Ready except as would not have a Metamor Material Adverse Effect, and none of Metamor nor any of its Subsidiaries has experienced any material disruption in their Information Technology or in the services and products provided to them by their vendors and suppliers as a result of the occurrence of the year 2000. "Year 2000 Ready" means that Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D. and such Information Technology will accurately receive, provide and process date/time data (including calculating, comparing, sequencing and making leap year calculations) from, into and between the twentieth and twenty-first centuries A.D., and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data (including to the extent that other Information Technology used in combination with such Information Technology properly exchanges date/time data with it).

   Section 4.17 Interested Party Transactions. Since December 31, 1998, or as described in the SEC Reports, no event has occurred that would be required to be reported by Metamor or Xpedior pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as expressly set forth in the SEC Reports or the Metamor Disclosure Schedule, there are no material agreements, arrangements, understandings or commitments (including Debt, guarantees, financial support or keep whole arrangements) between or involving Metamor or any one or more of its Subsidiaries (other than Xpedior and its Subsidiaries) on the one hand, and Xpedior or any one or more of its Subsidiaries, on the other hand.

   Section 4.18 Environmental Matters. Except as disclosed on the Metamor Disclosure Schedule or in the SEC Reports and excluding matters that would not have a Metamor Material Adverse Effect:

   (a) Metamor and its Subsidiaries (i) are in compliance with all Environmental Laws, and are not subject to any asserted liability or, to Metamor's knowledge, any unasserted liability (including liability with respect to current or former Subsidiaries or operations), under any Environmental Laws,
(ii) hold or have applied for all Environmental Permits required for their properties or operations, and (iii) are in compliance with their respective Environmental Permits;

   (b) none of Metamor nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Metamor or any of its Subsidiaries is or may be in violation of, or liable under, any Environmental Law;

                                      1-14

   (c) none of Metamor nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Metamor and the Subsidiaries, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) has received written notice asserting that it is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

   (d) none of the real property owned or leased by Metamor or any of its Subsidiaries is listed on or, to the knowledge of Metamor, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

   For purposes of this Agreement:

   "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

   "Environmental Laws" means any applicable federal, state, local, foreign or supranational statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property or to the siting, construction, operation, closure and post-closure care of waste disposal, handling and transfer facilities.

   "Environmental Permits" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

   "Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any Environmental Law.

   Section 4.19 Restrictions on Business Activities. Except as set forth on the Metamor Disclosure Schedule, there is no Contract, judgment, injunction, order or decree binding upon Metamor or any of its Subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing (i) any material business practices of Metamor, any of its Subsidiaries or, to the knowledge of Metamor or its Subsidiaries, PSINet or its Affiliates, or (ii) the conduct of any material business by Metamor, any of its Subsidiaries or, to the knowledge of Metamor or its Subsidiaries, PSINet or its Affiliates, as currently conducted or as proposed to be conducted by Metamor and its Subsidiaries.

   Section 4.20 Certain Business Practices. Neither Metamor nor any of its Subsidiaries nor any director, officer, employee or agent of Metamor or any of its Subsidiaries has in any material respect (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

                                      1-15

   Section 4.21 Insurance. Metamor has adequate insurance covering all of the customarily insurable liabilities, including product liability, director and officer liability, and general and casualty liabilities, with financially secure insurers.

   Section 4.22 Brokers; Expenses. Except for Lazard Freres & Co. LLC ("Metamor's Fairness Opinion Advisor") and Donaldson, Lufkin & Jenrette Securities Corporation whose fees shall be paid by Metamor, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of Metamor. Metamor has provided to PSINet a good faith estimate and description of the expenses of Metamor and its Subsidiaries that Metamor expects to incur or has incurred in connection with the Transactions.

   Section 4.23 Board Approval. The Board of Directors of Metamor by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Metamor Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of Metamor and its stockholders, (ii) approved this Agreement and the Metamor Related Agreement and the Merger, (iii) recommended that the stockholders of Metamor adopt this Agreement and approve the Merger, and (iv) directed that this Agreement and the Transactions be submitted for consideration by Metamor's stockholders at the Metamor Special Meeting. The Metamor Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the Delaware Law so that consummation of the Merger does not cause PSINet to become an interested stockholder of Metamor for purposes of Section 203 of the Delaware Law. To the knowledge of Metamor, except for Section 203 of the Delaware Law (the restriction on business combinations of which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the other Transactions. Xpedior has taken action to cause Section 203 of the Delaware Law to be inapplicable to Xpedior. The consummation of the Merger will not cause PSINet to become an interested stockholder of Xpedior for purposes of
Section 203 of the Delaware Law.

   Section 4.24 Opinion of Metamor's Fairness Opinion Advisor. Metamor has received the opinion of Metamor's Fairness Opinion Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of Metamor Common Stock from a financial point of view, a copy of which opinion will be provided to PSINet.

                                   ARTICLE V

                    Representations and Warranties of PSINet

   PSINet represents and warrants to Metamor that, except as disclosed in the PSINet Disclosure Schedule which has been delivered to Metamor prior to the execution of this Agreement (the "PSINet Disclosure Schedule"):

   Section 5.1 Organization and Qualification. PSINet is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of PSINet's Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable) in the jurisdiction of its formation or organization. Each of PSINet and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a PSINet Material Adverse Effect. PSINet has heretofore made available to Metamor a complete and correct copy of the organizational documents, each as amended to the date hereof, of PSINet and Merger Subsidiary.


                                      1-16

   Section 5.2 Capitalization. As of the date of this Agreement, the authorized capital stock of PSINet consists of 500,000,000 shares of PSINet Common Stock and 30,000,000 shares of preferred stock, par value $.01 per share, of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, 4,570,665 shares have been designated as 6 3/4% Series C Cumulative Convertible Preferred Stock (the "PSINet Series C Preferred Stock") and 16,500,000 shares have been designated as 7% Series D Cumulative Convertible Preferred Stock (the "PSINet Series D Preferred Stock"). As of March 20, 2000: (a) 164,341,575 shares of PSINet Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable subject to Section 630 of the New York Business Corporation Law, (b) 7,422,676 shares of PSINet Common Stock were held in the treasury of PSINet, (c) an aggregate of 41,916,110 shares of PSINet Common Stock were reserved for issuance under stock options issued pursuant to PSINet's employee and director stock option plans (the "PSINet Stock Options"), (d) an aggregate of 100,000 shares of PSINet Common Stock were reserved for issuance pursuant to outstanding warrants, and (e) 4,570,665 shares of PSINet Series C Preferred Stock and 16,500,000 shares of PSINet Series D Preferred Stock were outstanding, all of which were validly issued, fully paid and non-assessable subject to Section 630 of the New York Business Corporation Law. Except as set forth in this Section 5.2 and the PSINet Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of PSINet or obligating PSINet to issue or sell any shares of capital stock of, or other equity interests in, PSINet. All shares of capital stock of PSINet subject to issuance pursuant to the PSINet Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable subject to Section 630 of the New York Business Corporation Law.

   Section 5.3 Authority Relative to this Agreement. Each of PSINet and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to which each of them is a party. The execution and delivery of this Agreement by PSINet and Merger Subsidiary and the consummation by PSINet and Merger Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of PSINet or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions other than, with respect to the Merger, the approval of the issuance of the shares of PSINet Common Stock as the Merger Consideration by the affirmative vote of the holders of a majority of the total votes cast by holders of outstanding shares of PSINet Common Stock entitled to be voted at the PSINet Special Meeting and the filing and recordation of appropriate merger documents as required by Delaware Law. This Agreement has been duly and validly executed and delivered by PSINet and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of PSINet and Merger Subsidiary, enforceable against PSINet and Merger Subsidiary in accordance with its terms.

   Section 5.4 No Conflicts, Required Filings and Consents.

   (a) The execution and delivery of this Agreement by PSINet and Merger Subsidiary does not, and the performance of this Agreement and consummation of the Transactions by PSINet and Merger Subsidiary will not: (i) conflict with or violate the certificate of incorporation or by-laws of PSINet and Merger Subsidiary, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Laws applicable to PSINet or its Subsidiaries or by which any property or asset of PSINet or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of PSINet or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or, to PSINet's knowledge as of the date of this Agreement, any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PSINet or any of its Subsidiaries is a party or by which PSINet or any of its Subsidiaries or any property or asset of PSINet or any of its Subsidiaries is bound or affected, except in the

                                      1-17
case of clauses (ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have a PSINet Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

   (b) The execution and delivery of this Agreement by PSINet and Merger Subsidiary does not, and the performance of this Agreement by PSINet and Merger Subsidiary will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, such filings, filings, approvals, consents and waivers as may be required under the Merger Control Laws, filing and recordation of the Certificate of Merger as required by Delaware Law and applications for listing and other filings required by the rules of the NASD National Market System and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a PSINet Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

   Section 5.5 Reports and Financial Statements.

   (a) PSINet has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "PSINet SEC Reports") required to be filed by it with the SEC since January 1, 1998. As of their respective dates, the PSINet SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PSINet SEC Reports. As of their respective dates and as of the date any information from such PSINet SEC Reports has been incorporated by reference, the PSINet SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PSINet has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the PSINet SEC Reports.

   (b) The consolidated balance sheets of PSINet as of December 31, 1998, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the three-year period ended December 31, 1998 (including the related notes and schedules thereto) contained in PSINet's Form 10-K for the year ended December 31, 1998 (the "PSINet Financial Statements") present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, retained earnings and cash flows of PSINet and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with GAAP applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

   (c) The consolidated balance sheets and the related statements of operations and cash flows (including, in each case, the related notes thereto) of PSINet contained in the Form 10-Q for the quarterly period ended September 30, 1999 (the "PSINet Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. The PSINet Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated), in all material respects, the consolidated financial position, results of operations and cash flows of PSINet and its consolidated Subsidiaries for all periods presented therein.

   (d) Except for those liabilities that are fully reflected or reserved against on the PSINet Financial Statements or the PSINet Quarterly Financial Statements or as disclosed in the PSINet SEC Reports or as set forth in the PSINet Disclosure Schedule, neither PSINet nor any of its Subsidiaries has outstanding any liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for (i) liabilities and obligations which have been incurred since September 30, 1999 in the

                                      1-18
ordinary course of business which are not material in nature or amount or (ii) liabilities and obligations which individually or in the aggregate would not have a PSINet Material Adverse Effect.

   Section 5.6 Information.

   (a) None of the information supplied or to be supplied by PSINet or Merger Subsidiary for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time of filing with the SEC, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments or supplements thereto to Metamor's and PSINet's stockholders or at the time of the Metamor Special Meeting or the PSINet Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portion of the Joint Proxy Statement/Prospectus based on information supplied by PSINet and Merger Subsidiary for inclusion or incorporation by reference therein will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

   (b) As of the date of this Agreement, PSINet does not know of any reason (i) why it would not be able to deliver to the respective counsel to PSINet and Metamor, at the date of the legal opinions referred to below, certificates substantially in compliance with published IRS advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 8.2(c) and 8.3(c), or (ii) why counsel to PSINet or Metamor would not be able to deliver the opinions required by Sections 8.2(c) and 8.3(c).

   Section 5.7 Litigation. Except as disclosed in the PSINet SEC Reports, as of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of PSINet, threatened against or affecting PSINet or any of its Subsidiaries that is reasonably expected to have a PSINet Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against PSINet or its Subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a PSINet Material Adverse Effect.

   Section 5.8 Absence of Certain Changes or Events. Except as disclosed in the PSINet SEC Reports, in the PSINet Financial Statements or PSINet Quarterly Financial Statements, or on the PSINet Disclosure Schedule or as contemplated by this Agreement, since September 30, 1999, PSINet has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any PSINet Material Adverse Effect.

   Section 5.9 Voting Requirements. The affirmative vote of the holders of at least a majority of the total number of votes cast by the holders of the PSINet Common Stock outstanding as of the record date for the PSINet Special Meeting is the only vote of the holders of any class or series of PSINet's capital stock or other securities necessary to approve this Agreement and the Merger.

   Section 5.10 Brokers. Except for FleetBoston Robertson Stephens Inc. and Donaldson, Lufkin & Jenrette Securities Corporation whose fees shall be paid by PSINet, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of PSINet.

   Section 5.11 Ownership of Metamor Common Stock. PSINet and its Subsidiaries do not own and, to PSINet's knowledge, have not owned at any time during the past five years, any shares of Metamor Common Stock.

   Section 5.12 Board Approval. The Board of Directors of PSINet by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "PSINet Board Approval"), has duly (i) approved this Agreement and the issuance of

                                      1-19
the PSINet Common Stock in the Merger, and (ii) recommended that the stockholders of PSINet approve the issuance of the PSINet Common Stock in the Merger.

                                   ARTICLE VI

                     Conduct of Business Pending The Merger

   Section 6.1 Conduct of Business by Metamor and its Subsidiaries Pending the Merger.

   (a) From and after the date hereof until the Closing Date, except as contemplated by this Agreement or unless PSINet shall otherwise agree in writing, Metamor covenants and agrees that it shall, and shall cause its Subsidiaries to: (i) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and to use reasonable efforts to conduct their businesses in a manner consistent with the budgets and plans heretofore made available to PSINet, including all capital expenditure plans, (ii) use all reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and consultants and preserve their relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and (iii) use commercially reasonable efforts to protect the Intellectual Property Rights to the end that its and its Subsidiaries' goodwill and on-going businesses shall not be impaired in any material respect as of the Closing Date. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth on EXHIBIT 6.1 or unless PSINet shall otherwise agree in writing, prior to the Closing, Metamor shall not and shall not permit its Subsidiaries to:

     (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect Subsidiary of Metamor to its parent; split, combine or reclassify any of its capital stock or, other than pursuant to the exercise or conversion of Metamor Options, Xpedior Stock Options, Metamor Notes or other convertible securities outstanding on the date of this Agreement, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; purchase, redeem or otherwise acquire, other than pursuant to the exercise or conversion of Metamor Options, Xpedior Stock Options, Metamor Notes or other convertible securities outstanding on the date of this Agreement, any shares of capital stock of Metamor or any of its Subsidiaries or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities other than purchases, redemptions or acquisitions of equity securities of wholly-owned Subsidiaries of Metamor or rights, warrants or options to acquire such securities;

     (ii) grant, award or enter into any compensation or change of control arrangement with any employee of Metamor or any of its Subsidiaries;

     (iii) except for issuances of capital stock of a Subsidiary of Metamor to Metamor or a wholly-owned Subsidiary of Metamor, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of Metamor's or any of its Subsidiaries' capital stock including any Metamor Options, Xpedior Stock Options, Metamor Notes or other convertible securities, any other voting securities of Metamor or its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Metamor Common Stock upon the exercise of Metamor Options, Metamor Notes or other convertible securities outstanding on the date of this Agreement or the issuance of Xpedior Common Stock upon the exercise or conversion of Xpedior Stock Options or other Xpedior convertible securities outstanding on the date of this Agreement) or amend the terms of any such securities, rights, warrants or options or take any action to accelerate the vesting thereof;

     (iv) amend the certificate of incorporation or by-laws of Metamor or any of its Subsidiaries;

     (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material,

                                      1-20
  individually or in the aggregate, to Metamor or any of its Subsidiaries, except, in any such case, in the ordinary course of business, and except transactions between a wholly-owned Subsidiary of Metamor and Metamor or another wholly-owned Subsidiary of Metamor;

     (vi) subject to a lien, charge or encumbrance or sell, lease, license or otherwise dispose of any of its material properties or assets or any Intellectual Property Rights, except in the ordinary course of business consistent with past practices and except transactions between a wholly-owned Subsidiary of Metamor and Metamor or another wholly-owned Subsidiary of Metamor, or adopt a plan of complete or partial liquidation;

     (vii) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; issue or sell any debt securities of Metamor or any of its Subsidiaries; guarantee any debt securities of another Person (other than indebtedness to, guarantees of, or issuances or sales to Metamor or a wholly-owned Subsidiary of Metamor); or enter into any "keep well" or other agreement to maintain any financial condition of another Person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business under existing credit facilities including the repayment of existing indebtedness pursuant to the terms thereof;

     (viii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than to Metamor or any direct or indirect Subsidiary of Metamor or settle or compromise any material claims or litigation;

     (ix) alter, amend or delay in any material respect the implementation of its plans for capital expenditures;

     (x) take any action or omit to take any action that would result in Metamor owning less than eighty percent (80%) of the outstanding Xpedior Common Stock; or

     (xi) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; or

     (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

   (b) Metamor shall promptly provide PSINet with copies of all filings made by it or its Subsidiaries with any Governmental Entity in connection with this Agreement and the Transactions contemplated hereby.

   (c) Metamor shall, before filing a material amended Tax return, changing any material method of Tax accounting, or settling or compromising any material litigation, claim, income Tax or other liability of Metamor or any of its Subsidiaries, consult with PSINet and its advisors as to the positions and elections that will be taken or made with respect to such matter and shall not enter into any such settlement or compromise without the consent of PSINet.

   Section 6.2 Covenant of Buyer. From and after the date hereof until the Closing Date, except as contemplated by this Agreement or unless Metamor shall otherwise agree in writing, PSINet covenants and agrees that it shall not:

   (a) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its PSINet Common Stock, except such dividends or distributions as would give rise to an adjustment pursuant to
Section 3.1(b);

   (b) enter into, or permit any of its Subsidiaries to enter into, any written Contract (i) pursuant to which PSINet expressly agrees not to consummate the Merger, (ii) which is otherwise conditioned upon the Merger not occurring, or
(iii) by its express terms would prohibit the Merger; or

   (c) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect.

                                      1-21

   Section 6.3 Special Meetings. Metamor and PSINet shall each take all actions necessary, in accordance with applicable Law and its respective certificate of incorporation and by-laws, to convene a special meeting (the "Metamor Special Meeting" and "PSINet Special Meeting," respectively) as promptly as reasonably practicable after the date on which the Joint Proxy Statement/Prospectus have been mailed to Metamor's stockholders for the purpose of considering and taking action upon the Merger and this Agreement. Metamor and PSINet will hold the Metamor Special Meeting and PSINet Special Meeting within 45 days after the effective date of the Registration Statement. Subject to Section 7.8(b), Metamor's board of directors shall recommend such approval and shall take all lawful action to solicit and obtain such approval. PSINet's board of directors shall recommend that its shareholders approve the issuance of the shares of PSINet Common Stock in the Merger and shall take all lawful action to solicit and obtain such approval.

   Section 6.4 Further Action; Consents; Filings.

   (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the parties agrees to take all appropriate actions to obtain from Governmental Entities any Governmental Authorizations required to be obtained or made by PSINet, Metamor or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and to make all necessary filings, and thereafter make any other required submissions that are required under (A) the Exchange Act, the Securities Act or the Blue Sky Laws, (B) the HSR Act and any other Merger Control Laws, and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

   (b) Each of PSINet and Metamor shall file, as soon as practicable after the date of this Agreement but in no event more than ten business days after the date of this Agreement, notifications under the HSR Act. PSINet and Metamor shall, and shall cause their Subsidiaries who are required to do so to, file any other applications or notices required under other Merger Control Laws, shall respond as promptly as practicable to all inquiries or requests that may be made pursuant to any Merger Control Laws for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection with antitrust matters or matters relating to Metamor Permits. Each of PSINet and Metamor, to the extent applicable, further agrees to file contemporaneously with the filing of the applications any requests for waivers of applicable Governmental Authorizations as may be available and to expeditiously prosecute such waiver requests and diligently submit any additional information or amendments for which any Governmental Entity may ask with respect to such waiver requests. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other parties and its advisors prior to filing or responding.

   (c) Prior to the Closing Date, Metamor shall, and shall cause its Subsidiaries to, use its reasonable best efforts to assist PSINet in its integration of the acquisition of Metamor, including the prompt and orderly transition of employees, customers and suppliers of Metamor's and its Subsidiaries businesses and providing assistance to PSINet in connection with the integration of Metamor's and its Subsidiaries lines of business and services with those of PSINet.

   Section 6.5 Plan of Reorganization.

   (a) The Merger is intended to constitute a "plan of reorganization" under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken

                                      1-22
which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Closing, neither Surviving Corporation, PSINet nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

   (b) Metamor and PSINet each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to Metamor and PSINet to deliver the legal opinions contemplated by Sections 8.2(c) and 8.3(c), which certificates shall be effective as of the date of such opinions.

   Section 6.6 Letters Of Accountants.

   (a) PSINet shall use its reasonable best efforts to cause to be delivered to Metamor "comfort" letters of PricewaterhouseCoopers LLP, PSINet's independent auditors, dated and delivered the date on which the Registration Statement shall become effective and addressed to Metamor, in form and substance reasonably satisfactory to Metamor and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

   (b) Metamor shall use its reasonable best efforts to cause to be delivered to PSINet "comfort" letters of Ernst & Young LLP, Metamor's independent accountants, dated and delivered the date on which the Registration Statement shall become effective and addressed to PSINet, in form and substance reasonably satisfactory to PSINet and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

   Section 6.7 Group Debt. PSINet will cooperate with Metamor to provide funds for the payment of or satisfaction and discharge of all Group Debt at or prior to Closing other than Metamor Notes that shall have been converted into Metamor Common Stock in accordance with the terms of the Metamor Notes, and subject to obtaining necessary funds from PSINet Metamor will cause the payment of or satisfaction and discharge of all Group Debt effective as of the Effective Time except to the extent that the failure to do so would not, either by itself or with the giving of notice, passage of time or both, result in a breach of or default under any agreement, instrument or indenture relating to Debt of PSINet or any of its Subsidiaries.


                                  ARTICLE VII

                             Additional Agreements

   Section 7.1 Access to Information.

   (a) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, each of Metamor and its Subsidiaries shall afford to PSINet and PSINet's accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to PSINet (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of the Exchange Act and the Securities Act, and (ii) all other information concerning its business, properties and personnel as PSINet may reasonably request, including information regarding customers, suppliers and personnel and the opportunity to meet with such Persons to discuss their business and relations with Metamor or its Subsidiaries. Metamor and its Subsidiaries will permit PSINet full access to the Intellectual Property Rights. PSINet shall conduct its review in a manner reasonably calculated not to disrupt Metamor's or its Subsidiaries' business and operations. PSINet shall hold, and shall cause its employees, agents and representatives to hold, in confidence all "Confidential Information" in accordance with the terms of the Nondisclosure Agreement, dated March 10, 2000 between PSINet and

                                      1-23

Metamor (the "Confidentiality Agreement"), which shall remain in full force and effect in accordance with the terms thereof, including in the event of any termination of this Agreement. No investigation pursuant to this Section 7.1(a) shall limit any representation or warranty of Metamor.

   (b) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, PSINet shall afford to Metamor and its accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Metamor (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of the Exchange Act or the Securities Act, and (ii) all other information concerning its business, properties and personnel as Metamor may reasonably request, including information regarding customers, suppliers and personnel and the opportunity to meet with such Persons to discuss their business and relations with PSINet and its Subsidiaries. Metamor shall conduct its review in a manner reasonably calculated not to disrupt PSINet's or its Subsidiaries' business and operations. Metamor shall hold, and shall cause its employees, agents and representatives to hold, in confidence all "Confidential Information" in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect in accordance with the terms thereof, including in the event of any termination of this Agreement. No investigation pursuant to this Section 7.1(b) shall limit any representation or warranty of PSINet.

   (c) As soon as practicable after the date hereof, Metamor shall use its best efforts to cooperate and assist PSINet and PSINet's independent public accountants in the compilation and preparation of all financial statements and financial statement schedules of Metamor in accordance with GAAP and to obtain such reports and consents of Metamor's independent public accountants as may be necessary or deemed advisable by PSINet to comply with SEC reporting and disclosure requirements. Metamor shall deliver to PSINet's independent public accountants and/or Metamor's independent public accountants all engagement letters and management representation letters as may be reasonably requested by PSINet or such accountants. Metamor shall use its best efforts to cause its independent public accountants to cooperate with and assist PSINet and its independent public accountants in the preparation of the financial statements contemplated by this Section 7.1(c).

   Section 7.2 Registration Statement; Joint Proxy Statement/Prospectus.

   (a) For the purposes of (i) registering the issuance of PSINet Common Stock to holders of the shares of Metamor Common Stock in connection with the Merger with the SEC under the Securities Act and complying with applicable Blue Sky Laws and (ii) holding the Metamor Special Meeting and the PSINet Special Meeting, PSINet and Metamor will cooperate in the preparation of a registration statement on Form S-4 relating to the Merger (together with any and all amendments and supplements to such registration statement, the "Registration Statement"). The Registration Statement shall include a joint proxy statement/prospectus satisfying all requirements of the Securities Act, the Exchange Act and applicable Blue Sky Laws. Such joint proxy statement/prospectus in the form mailed by Metamor and PSINet to their respective stockholders, together with any and all amendments or supplements thereto, are herein referred to as the "Joint Proxy Statement/Prospectus."

   (b) Metamor will furnish PSINet with such information concerning it and its Subsidiaries as is necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to Metamor and its Subsidiaries, to comply with applicable Law. Metamor agrees to promptly advise PSINet if, at any time prior to the Metamor Special Meeting, any information provided by it in the Joint Proxy Statement/Prospectus is or becomes incorrect or incomplete in any material respect and to provide PSINet with the information needed to correct such inaccuracy or omission. Metamor will furnish PSINet with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to Metamor and its Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of Metamor and PSINet.


                                      1-24

   (c) PSINet will include in the Joint Proxy Statement/Prospectus such information concerning PSINet and its Subsidiaries as is necessary in order to cause such Joint Proxy Statement/Prospectus, insofar as it relates to PSINet and its Subsidiaries, to comply with applicable Law. If, at any time prior to the Metamor Special Meeting, any information included or incorporated by reference by PSINet in the Joint Proxy Statement/Prospectus is or becomes incorrect or incomplete in any material respect, PSINet shall correct such inaccuracy or omission. PSINet will furnish such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to PSINet and its Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of Metamor and PSINet.

   (d) Metamor and PSINet agree to cooperate in making any preliminary filings of the Joint Proxy Statement/Prospectus with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act, and shall cooperate in responding to any comments with respect thereto received from the SEC.

   (e) PSINet will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable Blue Sky Laws. Metamor authorizes PSINet to utilize in the Registration Statement and the Joint Proxy Statement/Prospectus and all such state filed materials, the information concerning Metamor and its Subsidiaries provided to PSINet in connection with, or contained or incorporated by reference in, the Joint Proxy Statement/Prospectus. PSINet will promptly advise Metamor when the Registration Statement has become effective and of any supplements or amendments thereto, and PSINet will furnish Metamor with copies of all such documents. Except for the Joint Proxy Statement/Prospectus or the preliminary joint proxy statement/prospectus, neither PSINet nor Metamor shall distribute any written material that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of the other.

   (f) Each of Metamor and PSINet shall mail the Joint Proxy
Statement/Prospectus to its stockholders as promptly as practicable after the date the Registration Statement is declared effective under the Securities Act.

   Section. 7.3 Employee Retention. Metamor and PSINet shall consult with each other promptly after the date of this Agreement on the design and implementation of retention arrangements and non-competition agreements to retain key employees of Metamor and its Subsidiaries. Each of Metamor and PSINet will act in good faith to implement the arrangements agreed upon and to encourage the retention of such key employees, and Metamor hereby waives any claim that it may have against PSINet, its Affiliates or such employees resulting from any employment negotiations which they may undertake. PSINet further agrees to cooperate in good faith to assist Metamor in complying with its agreements under Section 6.1(a)(ii).

   Section 7.4 Public Announcements. On or before the Closing Date, neither PSINet nor Metamor shall (nor shall they permit any of their respective Affiliates to), without prior consultation with the other parties and such other parties' review of and consent to any public announcement concerning the Transactions, issue any press release or make any public announcement with respect to Transactions during such period, and PSINet and Metamor shall, to the extent practicable, allow the other parties reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party; provided, however, no party shall be prevented from making any disclosure required by Law at the time so required because of any delay on the part of another party. The parties intend that the initial announcement of the terms of the Transactions shall be made by a joint press release of PSINet and Metamor.

   Section 7.5 Indemnification of Metamor's Directors and Officers and
Insurance.

   (a) To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, PSINet shall, to the extent not permitted by applicable Law, indemnify, defend and hold harmless the present and former directors, officers and management employees of

                                      1-25

Metamor and its Subsidiaries, other than a Person in his or her capacity as a director, officer or management employee of Xpedior and its Subsidiaries unless such Person is also a director, officer or management employee of Metamor who so served as a director, officer or employee of Xpedior at the request of Metamor (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, costs, liabilities, judgments or (subject to the proviso of the next succeeding sentence) amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or management employee of Metamor or applicable Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, and (ii) all liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions. In the event of any such loss, expense, claim, damage, cost, liability, judgment or settlement (whether or not incurred before the Effective Time), (x) the PSINet shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the PSINet, promptly after statements therefor are received, and otherwise advance to the Indemnified Parties upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by applicable Law, (y) PSINet shall cooperate in the defense of any such matter, and (z) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards under applicable Law or as set forth in PSINet's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to PSINet and the Indemnified Party; provided, however, that PSINet shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to separate counsel. In the event any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, PSINet shall reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action. Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 7.5(a) in connection with any such action. The rights of Indemnified Parties to indemnification and advancement and reimbursement of expenses for matters arising after the Effective Time shall be governed by the certificate of incorporation and by-laws of the Surviving Corporation and Metamor's Subsidiaries and any applicable agreements or other arrangements.

   (b) The Surviving Corporation shall cause to be maintained in effect for a period of three years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Metamor (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Metamor for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

   (c) In the event the PSINet or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the PSINet shall assume the obligations set forth in this Section 7.5.

   (d) To the extent not prohibited by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Metamor and its Subsidiaries with

                                      1-26
respect to their activities as such prior to or at the Effective Time, as provided in their respective certificates of incorporation or bylaws or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such six year period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims and provided further that nothing in this
Section 7.5 shall preclude any amendment or termination of such rights with respect to activities after the Effective Time.

   Section 7.6 Notice of Breaches. Metamor shall give prompt notice to PSINet, and PSINet shall give prompt notice to Metamor, of (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   Section 7.7 Transfer and Gains Taxes and Certain Other Taxes and
Expenses. PSINet agrees that the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger without any offset, deduction, counterclaim or deferment of the payment of the Merger Consideration. Metamor shall update its good faith estimate and description of the expenses of Metamor and its Subsidiaries that they expect to incur or have incurred in connection with the Transactions not fewer than five days prior to the Closing Date and at such other times as may be reasonably requested by PSINet.

   Section 7.8 Acquisition Proposals.

   (a) Metamor agrees that it shall not nor shall any of its Subsidiaries or any of its or its Subsidiaries' officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), directly or indirectly, initiate, solicit, induce, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of Metamor or more than 10% of the Metamor Common Stock or the assets or capital stock of any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by PSINet or an Affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). Metamor further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers or directors shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, Metamor and its Board of Directors shall be permitted to comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or in response to an unsolicited bona fide written Acquisition Proposal by any Person, to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that: (i) the Metamor Special Meeting shall not have occurred; (ii) the Board of Directors of Metamor, following consultation with Metamor's financial advisors, concludes in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal; (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Metamor Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (including the standstill provisions contained therein, unless Metamor shall have amended the

                                      1-27

Confidentiality Agreement to modify the standstill provisions therein to be no more restrictive of PSINet than such Person is restricted pursuant to such confidentiality agreement); and (iv) at least one day prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of Metamor notifies PSINet promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers other than the name of such Person. Metamor agrees that it will keep PSINet informed, on a current basis, of the status and terms of any Acquisition Proposals and the status of any such discussions or negotiations. Metamor agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and, to the fullest extent permitted by any confidentiality or non-disclosure agreements with such Persons, use commercially reasonable efforts to enforce the right to recover or cause to be destroyed all information regarding Metamor or its Subsidiaries in the possession of such Persons and their respective Affiliates, representatives and advisors. Metamor agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this
Section 7.8(a) of the obligations undertaken in this Section 7.8(a) and that any breach of the provisions of this Section 7.8(a) by any officer or director of Metamor or its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of Metamor or its Subsidiaries will be deemed a breach by Metamor.

   (b) Except as permitted in this Section 7.8(b), neither the Board of Directors of Metamor nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to PSINet, or take any action not explicitly permitted by this Agreement that would be inconsistent with, the approval or recommendation by such Board of Directors or such committee of the Transactions, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Metamor to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the vote on the Merger at the Metamor Special Meeting, the Board of Directors of Metamor determines in good faith, that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of Metamor may (x) withdraw or modify its approval or recommendation of the Merger in connection with the Metamor Special Meeting, (y) approve or recommend a Superior Proposal and (z) if it so chooses, cause Metamor to enter into an Acquisition Agreement with respect to such Superior Proposal but, in each of the cases, only if: (A) three (3) days have elapsed following PSINet's receipt of written notice from Metamor advising PSINet that the Board of Directors of Metamor has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, and advising PSINet that the Board of Directors of Metamor has determined that it will no longer recommend approval of the Merger; (B) Metamor has paid the Termination Fee to PSINet; and (C) Metamor has terminated this Agreement in accordance with its terms. During the three-day period referred to in clause
(A) of the immediately preceding sentence, PSINet shall not enter into an agreement with the Person making the Superior Proposal concerning an Acquisition Proposal with regard to Metamor.

   Section 7.9 Metamor Related Agreement and PSINet Related
Agreement. Simultaneously with the execution and delivery of this Agreement and as material consideration for the execution and delivery of this Agreement by PSINet and Merger Subsidiary, Peter T. Dameris is entering into the Metamor Related Agreement pursuant to which he, among other things, agrees to vote the shares of Metamor Common Stock owned by him in favor of the Merger at the Metamor Special Meeting. Simultaneously with the execution and delivery of this Agreement and as material consideration for the execution and delivery of this Agreement by Metamor, William L. Schrader is entering into the PSINet Related Agreement pursuant to which he, among other things, agrees to vote the shares of PSINet Common Stock owned by him in favor of the issuance of the shares of PSINet Common Stock in the Merger.

   Section 7.10 Employee Benefits.

   (a) As of the Effective Time, PSINet shall cause the employees of Metamor and its Subsidiaries other than Xpedior and its Subsidiaries (collectively, the "Metamor Employees") to be covered under the

                                      1-28

PSINet's "employee benefit plans" as defined in ERISA ("PSINet Benefit Plans") and for at least two years after the Effective Time, PSINet shall, or shall cause the Surviving Corporation to, provide benefits, in the aggregate, that are no less favorable than the benefits provided, in the aggregate, to the Metamor Employees under the Benefit Plans of Metamor immediately prior to the Effective Time. Notwithstanding the foregoing, except as specifically provided in this Agreement, nothing herein shall require: (i) the continuation of any Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); or (ii) require PSINet or the Surviving Corporation to continue or maintain any stock purchase or other equity plan related to the equity of Metamor or the Surviving Corporation or to change the eligibility requirements of any stock or other equity plan of PSINet; or (iii) constitute any obligation on the part of PSINet, the Surviving Corporation or any of their Affiliates to change the employment status of any of the Metamor Employees to other than "at will."

   (b) With respect to any PSINet Benefit Plans in which the Metamor Employees participate, PSINet shall, or shall cause the Surviving Corporation to, to the extent permitted under the PSINet Benefits Plans: (i) not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Metamor Employees under which any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, (ii) provide each Metamor Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of each Metamor Employee with Metamor for all purposes (including purposes of eligibility to participate, vesting credit, entitlement for benefits and benefit accrual) in any benefit plan in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Benefit Plan immediately prior to the Closing Date.

   Section 7.11 Nasdaq Listing and Delisting. PSINet shall promptly prepare and submit to the Nasdaq National Market System a listing application covering the PSINet Common Stock to be issued in the Merger and upon exercise of the Assumed Metamor Options, and shall use its reasonable efforts to obtain, prior to the Closing Date, approval for the listing of such PSINet Common Shares, subject to official notice of issuance, and Metamor shall cooperate with PSINet with respect to such listing, which cooperation shall include, but not be limited to, taking all necessary actions to delist the Metamor Common Stock from the Nasdaq National Market System effective after the Effective Time.

                                  ARTICLE VIII

                              Conditions Precedent

   Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

   (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Metamor Common Stock at the Metamor Special Meeting in the manner required by Law and the issuance of the shares of PSINet Common Stock in the Merger shall have been approved and adopted by the requisite vote of the holders of PSINet Common Stock at the PSINet Special Meeting in accordance with applicable Law and the Rules of the Nasdaq National Market System.

   (b) The waiting period applicable to the consummation of the Merger under the HSR Act and other applicable Merger Control Laws shall have expired or been terminated and any material consents from third parties listed on EXHIBIT 8.1(B) hereto which are required to be received prior to the Closing Date with respect to the Transactions shall have been received.


                                      1-29

   (c) The shares of PSINet Common Stock to be issued in the Merger and upon exercise of the Metamor Assumed Options and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq National Market System upon official notice of issuance.

   (d) The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

   (e) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction.

   Section 8.2 Conditions to Obligation of Metamor to Effect the Merger. The obligation of Metamor to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by Metamor:

   (a) The representations and warranties of PSINet contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date; provided, however, (i) this condition shall be deemed to be satisfied if (A) all inaccuracies in the representations and warranties of PSINet (other than those set forth in Sections 5.1 through 5.3), without taking into account any qualifications as to materiality or PSINet Material Adverse Effect, in the aggregate, do not constitute a PSINet Material Adverse Effect, and (B) the representations and warranties set forth in Sections 5.1 through 5.3 are true and correct in all material respects; and (ii) that such representations and warranties which are made as of a specific date need only be true as of such date. Metamor shall have received a certificate of an authorized officer of PSINet, on behalf of PSINet, to such effect.

   (b) PSINet and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them under this Agreement on or before the Closing Date, and Metamor shall have received a certificate of an authorized officer of PSINet and Merger Subsidiary, on behalf of PSINet and Merger Subsidiary, to such effect.

   (c) Metamor shall have received from Vinson & Elkins, LLP, counsel to Metamor, at or prior to the date of mailing of the Joint Proxy Statement/Prospectus and on the Closing Date, a written opinion dated as of such date, based on appropriate representations, including representations of PSINet and Metamor, that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code; provided, however, in the event that counsel to Metamor is unwilling to render such opinion this condition shall be satisfied if counsel to PSINet renders such an opinion that is reasonably satisfactory to Metamor.

   Section 8.3 Conditions to Obligations of PSINet and Merger Subsidiary to Effect the Merger. The obligations of PSINet and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by PSINet:

   (a) The representations and warranties of Metamor contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date; provided, however, (i) this condition shall be deemed to be satisfied if (A) all inaccuracies in the representations and warranties of Metamor (other than those set forth in Sections 4.1 through 4.3), without taking into account any qualifications as to materiality or Metamor Material Adverse Effect, in the aggregate, do not constitute a Metamor Material Adverse Effect, and (B) the representations and warranties set forth in Sections 4.1 through 4.3 are true and correct in all material respects; and (ii) that such representations and warranties which are made as of a specific date need only be true as of such date. PSINet shall have received a certificate of an authorized officer of Metamor, on behalf of Metamor, to such effect.

   (b) Metamor shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or before the Closing Date and PSINet shall have received a certificate of an authorized officer of Metamor, on behalf of Metamor, to such effect.

                                      1-30

   (c) PSINet shall have received from Nixon Peabody LLP, counsel to PSINet, on the Closing Date, a written opinion dated as of such date, based on appropriate representations, including representations of PSINet and Metamor, that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code; provided, however, in the event that counsel to PSINet is unwilling to render such opinion this condition shall be satisfied if counsel to Metamor renders such an opinion that is reasonably satisfactory to PSINet.

   (d) Provided that PSINet shall have made funds available therefor, the Group Debt shall have been paid or satisfied and discharged except to the extent that the failure to do so would not, either by itself or with the giving of notice, passage of time or both, result in a breach of or default under any agreement, instrument or indenture relating to Debt of PSINet or any of its Subsidiaries.

                                   ARTICLE IX

                       Termination, Amendment and Waiver

   Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of
Metamor:

   (a) by mutual written consent of PSINet and Metamor;

   (b) by Metamor, upon a material breach of this Agreement on the part of PSINet or Merger Subsidiary which has not been cured and which would cause the condition set forth in Section 8.2 to be incapable of being satisfied by October 31, 2000;

   (c) by PSINet, upon a material breach of this Agreement on the part of Metamor which has not been cured and which would cause the conditions set forth in Section 8.3 to be incapable of being satisfied by October 31, 2000;

   (d) by PSINet or Metamor if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which, after reasonable efforts on the part of PSINet and Metamor to resist, resolve or lift, permanently restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable;

   (e) by PSINet or Metamor if the Merger shall not have been consummated on or before October 31, 2000 provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

   (f) by PSINet or Metamor if the Metamor Special Meeting or the PSINet Special Meeting (as any of them may be adjourned from time to time) shall have concluded without Metamor or PSINet, as the case may be, having obtained the required stockholder approval;

   (g) by PSINet if the Board of Directors of Metamor, prior to the Metamor Special Meeting (i) shall withdraw or modify in any adverse manner the Metamor Board Approval, or (ii) shall approve or recommend a Superior Proposal pursuant to Section 7.8(b), or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above; or

   (h) by Metamor at any time prior to the Metamor Special Meeting, upon three days' prior notice to PSINet, if the Board of Directors of Metamor shall approve a Superior Proposal; provided, however, that (i) Metamor shall have complied with Section 7.8, (ii) the Board of Directors of Metamor shall have concluded in good faith, after giving effect to all concessions which may be offered by PSINet pursuant to clause (iii) below, after consultation with its financial advisors and outside counsel, that such proposal is a Superior Proposal, and (iii) prior to any such termination, Metamor shall, and shall cause its financial and legal advisors to, negotiate with PSINet to make such adjustments in the terms and conditions of this Agreement as would enable PSINet

                                      1-31
to proceed with the Transactions; provided, however, that it shall be a condition to termination by Metamor pursuant to this Section 9.l(h) that Metamor shall have made the payment of the Termination Fee to PSINet required by Section 9.3(b).

   Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of any of Metamor, PSINet or Merger Subsidiary or their respective officers or directors; provided that Sections 4.22 and 5.9 (Brokers); the second sentence of Sections 7.1(a) and (b) (Confidentiality), Section 7.8 to the extent that the Termination Fee is required to be paid, until such Termination Fee is paid; this Section 9.2,
Section 9.3 (Fees and Expenses); and Section 10.6 (Governing Law) shall survive the termination and remain in full force and effect and; provided, further, that (i) each party shall remain liable for any breaches prior to the termination of this Agreement with respect to such party's covenants hereunder and representations and warranties hereunder which were known by such party to be untrue when made, and (ii) PSINet and Metamor shall each pay one-half of the fees and expenses incurred in connection with the filing and printing of the Registration Statement and Joint Proxy Statement/Prospectus (including any preliminary joint proxy statement/prospectus) and the filing fees under the Merger Control Laws.

   Section 9.3 Fees and Expenses.

   (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except as otherwise provided in Section
7.7 and Section 9.2.

   (b) PSINet and Metamor agree that Metamor shall be obligated to pay to PSINet the sum of $45,000,000 (the "Termination Fee") solely as follows: (i) if PSINet shall terminate this Agreement pursuant to Sections 9.1(g)(ii) or if Metamor shall terminate this Agreement pursuant to Section 9.1(h); (ii) if (A) Metamor or PSINet shall terminate this Agreement pursuant to Section 9.1(f) due to the failure of Metamor's stockholders to approve and adopt this Agreement,
(B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination an Acquisition Proposal with respect to Metamor shall be publicly disclosed, and (C) within 12 months of the termination of this Agreement, Metamor enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or (iii) if (A) PSINet shall terminate this Agreement pursuant to Section 9.1(c), 9.1(e), 9.1(g)(i) or 9.1(g)(iii), (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, (C) following the existence of such Acquisition Proposal and prior to any such termination, Metamor shall have intentionally breached (and not cured after notice thereof) any of its material covenants or agreements set forth in this Agreement in any material respect, and (D) within 12 months of any such termination of this Agreement, Metamor shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

   (c) The Termination Fee shall be paid prior to, and shall be a pre-condition to the effectiveness of, any termination of this Agreement by Metamor pursuant to Section 9.1(h). The Termination Fee shall be paid within two business days following any termination of this Agreement by PSINet pursuant to Section 9.1(g)(ii). Any other payment of the Termination Fee shall be made not later than two business days after the entering into of an Acquisition Agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable. All payments under Section 9.3(a) and (b) shall be made by wire transfer of immediately available funds to an account designated by PSINet.

   (d) PSINet and Metamor agree that PSINet shall be obligated to pay to Metamor the sum of $45,000,000 (the "PSINet Termination Fee") if and only if
(i) in the event that the PSINet Special Meeting (as it may be adjourned from time to time) shall have concluded without PSINet having obtained the required stockholder approval, and (ii) either (A) prior to the PSINet Special Meeting, the Board of Directors of PSINet shall have approved a bona fide written proposal or offer or entered into a definitive agreement with respect to a merger,

                                      1-32
reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PSINet, as the acquired entity, or with respect to the acquisition of a majority of the voting power of the shares of PSINet Common Stock then outstanding or all or substantially all the assets of PSINet for consideration consisting of cash and/or securities (a "PSINet Acquisition Proposal"), or (B) a PSINet Acquisition Proposal is announced to the public at any time after the date of this Agreement and prior to the PSINet Special Meeting and, within 12 months following the final adjournment of the PSINet Special Meeting, PSINet enters into a definitive agreement with any third party with respect to a PSINet Acquisition Proposal or a PSINet Acquisition Proposal is consummated. The PSINet Termination Fee shall be payable by PSINet at the time of the Board of Directors action approving the PSINet Acquisition Proposal in the case of clause (ii)(A) above and at the time of the entering into of the definitive agreement relating to, or the consummation of, the PSINet Acquisition Proposal in the case of clause (ii)(B) above. All payments under this Section 9.3(d) shall be made by wire transfer of immediately available funds to an account designated by Metamor.

   Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of Metamor and PSINet, but, after such approval, no amendment shall be made which under applicable Law would require approval of Metamor's or PSINet's stockholders without the further approval of such stockholders, as the case may be. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 9.5 Waiver. At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               General Provisions

   Section 10.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall not survive the Merger.

   Section 10.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                      If to Metamor:

                          Metamor Worldwide, Inc.
                          4400 Post Oak Parkway
                          Suite 1100
                          Houston, Texas 77027-3413
                          Attention: Chief Executive Officer
                          Telecopy No.: (713) 627-1059

                      With copies to:

                          Vinson & Elkins L.L.P.
                          1001 Fannin Street
                          Houston, Texas 77002
                          Attention: Jeffery B. Floyd, Esq.
                          Telecopy: (713) 615-5660

                                      1-33

                      If to PSINet or Merger Subsidiary:

                          PSINet Inc.
                          510 Huntmar Park Drive
                          Herndon, Virginia 22070
                          Attention: Chairman and Chief Executive Officer
                          Telecopy: (703) 904-1608

                      With a copy to:

                          PSINet Inc.
                          510 Huntmar Park Drive
                          Herndon, Virginia 22070
                          Attention:Kathleen B. Horne, Esq., Senior Vice
                                President and General Counsel
                          Telecopy: (703) 397-5394

                      and to:

                          Nixon Peabody LLP
                          437 Madison Avenue
                          New York, New York 10022
                          Attention: Richard F. Langan, Jr., Esq.
                          Telecopy: (212) 940-9940

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.2.

   Section 10.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at Law or in equity.

   Section 10.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

   Section 10.5 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights, except for the provisions of Article III and Section 7.5.

   Section 10.6 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of Law). The exclusive venue for the adjudication of any dispute or proceeding arising out of this Agreement or the performance hereof shall be the courts located in Newcastle County, Delaware, and the parties hereto and their Affiliates each consents to and hereby submits to the jurisdiction of any court located in Newcastle County Delaware or Federal courts in Delaware.


                                      1-34

   Section 10.7 Headings; Disclosure. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any disclosure by Metamor or PSINet in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule to which such disclosure reasonably relates on its face.

   Section 10.8 Certain Definitions and Rules of Construction.

   (a) As used in this Agreement:

   "Acquisition Agreement" has the meaning set forth in Section 7.8(b).

   "Acquisition Proposal" has the meaning set forth in Section 7.8(a).

   "Affiliate" as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

   "Agreement" has the meaning set forth in the preamble to this Agreement.

   "Assumed Metamor Options" has the meaning set forth in Section 3.1(e).

   "Blue Sky Laws" has the meaning set forth in Section 4.4(b).

   "Benefit Plans" has the meaning set forth in Section 4.9(a).

   "CERCLA" has the meaning set forth in Section 4.18.

   "Certificate Of Merger" has the meaning set forth in Section 1.3.

   "Certificates" has the meaning set forth in Section 3.2.

   "Closing" has the meaning set forth in Section 1.2.

   "Closing Date" has the meaning set forth in Section 1.2.

   "Code" has the meaning set forth in the preamble to this Agreement.

   "Confidentiality Agreement" has the meaning set forth in Section 7.1(a).

   "Contracts" has the meaning set forth in Section 4.15.

   "Debt" means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate agreements, currency hedging agreements, commodity price protection agreements or similar hedging instruments, capital lease obligations of such Person, redeemable capital stock of such Person and any other obligations of such Person classified as indebtedness under GAAP.

   "Delaware Law" has the meaning set forth in Section 1.3.

   "Effective Time" has the meaning set forth in Section 1.3.

   "Environmental Laws" has the meaning set forth in Section 4.18.

   "Environmental Permits" has the meaning set forth in Section 4.18.

                                      1-35

   "ERISA" shall have the meaning set forth in Section 4.9(a).

   "ERISA Affiliate" has the meaning set forth in Section 4.9(a).

   "Exchange Act" has the meaning set forth in Section 4.4(b).

   "Exchange Ratio" has the meaning set forth in Section 3.1(a)(iii).

   "Final Prospectus" has the meaning set forth in Section 4.5(a).

   "GAAP" has the meaning set forth in Section 4.5(b).

   "Governmental Entity" has the meaning set forth in Section 4.4(b).

   "Governmental Regulation" has the meaning set forth in Section 4.12.

   "Group Debt" means all Debt of Metamor or any one or more of its Subsidiaries other than any Xpedior Debt.

   "Hazardous Materials" has the meaning set forth in Section 4.18.

   "HSR Act" has the meaning set forth in Section 4.4(b).

   "Indemnified Parties" has the meaning set forth in Section 7.5(a).

   "Information Technology" has the meaning set forth in Section 4.16(c).

   "Intellectual Property Rights" has the meaning set forth in Section 4.16(a).

   "IRS" has the meaning set forth in Section 4.6(b).

   "Joint Proxy Statement/Prospectus" has the meaning set forth in Section
7.2(a).

   "Laws" means any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree.

   "Merger" has the meaning set forth in the preamble to this Agreement.

   "Merger Consideration" has the meaning set forth in Section 3.1(a)(iii).

   "Merger Control Laws" means the HSR Act and the Laws of any other Governmental Entity with respect to competition, mergers or other business combinations.

   "Merger Subsidiary" has the meaning set forth in the preamble to this Agreement.

   "Metamor" has the meaning set forth in the preamble to this Agreement.

   "Metamor Board Approval" has the meaning set forth in Section 4.23.

   "Metamor Common Stock" has the meaning set forth in Section 3.1(a)(ii).

   "Metamor Disclosure Schedule" has the meaning set forth in Article IV, Introduction.

   "Metamor Employees" has the meaning set forth in Section 7.10(a).

   "Metamor Financial Statements" has the meaning set forth in Section 4.5(b).

   "Metamor Material Adverse Effect" shall be any circumstance, event or occurrence or series of circumstances, events or occurrences which individually or in the aggregate with all other circumstances, events or occurrences would be reasonably likely to have a material adverse effect on the business, assets, operations, financial condition, revenues, results of operations or, solely with respect to clause (iv) of this paragraph, prospects of Metamor and its Subsidiaries taken as a whole, other than any change, circumstances or effect relating to (i) a change after the date of this Agreement in Law, rule, or regulation or generally accepted accounting principles or interpretations thereof that applies to Metamor or its Subsidiaries, (ii) the economy or securities markets in general, (iii) the industries in which Metamor operates in general and not specifically

                                      1-36
relating to Metamor, or (iv) this Agreement, the execution hereof or the announcement of the Transactions, other than, with respect to this clause (iv), changes, circumstances, events, occurrences or effects that would cause irreparable harm to the long-term business prospects of the combined business of PSINet, Metamor and their respective Subsidiaries following the Effective Time.

   "Metamor Notes" means the 2.94% Convertible Subordinated Notes due 2004 of Metamor issued under the Indenture dated as of August 15, 1997 between Metamor and The Bank of New York, as Trustee.

   "Metamor Options" has the meaning set forth in Section 3.1(c)(i).

   "Metamor Permits" has the meaning set forth in Section 4.12.

   "Metamor Preferred Stock" has the meaning set forth in Section 4.2(a).

   "Metamor Property Rights" has the meaning set forth in Section 4.14.

   "Metamor Quarterly Financial Statements" has the meaning set forth in
Section 4.5(c).

   "Metamor Related Agreement" has the meaning set forth in the preamble to this Agreement.

   "Metamor SEC Reports" has the meaning set forth in Section 4.5(a).

   "Metamor Special Meeting" has the meaning set forth in Section 6.3.

   "Metamor Stock Option Plan" has the meaning set forth in Section 3.1(c).

   "Metamor's Fairness Opinion Advisor" has the meaning set forth in Section
4.22.

   "Non-U.S. Benefit Plans" has the meaning set forth in Section 4.9(l).

   "Paying Agent" has the meaning set forth in Section 3.3(a).

   "Person" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act).

   "PSINet" has the meaning set forth in the preamble to this Agreement.

   "PSINet Acquisition Proposals" has the meaning set forth in Section 9.3(d).

   "PSINet Benefit Plans" has the meaning set forth in Section 7.10(a).

   "PSINet Common Stock" has the meaning set forth in Section 3.1(a)(iii).

   "PSINet Disclosure Schedule" has the meaning set forth in Article V, Introduction.

   "PSINet Financial Statements" has the meaning set forth in Section 5.5(b).

   "PSINet Material Adverse Effect" shall be any circumstance, event or occurrence or series of circumstances, events or occurrences which individually or in the aggregate with all other circumstances, events or occurrences would be reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of PSINet and its Subsidiaries taken as a whole, other than any change, circumstances or effect relating to (i) a change after the date of this Agreement in Law or generally accepted accounting principles or interpretations thereof that applies to PSINet or its Subsidiaries, (ii) the economy or securities markets in general, or (iii) the industries in which PSINet operates in general and not specifically relating to PSINet.

   "PSINet Quarterly Financial Statements" has the meaning set forth in Section 5.5(c).

   "PSINet Related Agreement" has the meaning set forth in the preamble to this Agreement.

   "PSINet SEC Reports" has the meaning set forth in Section 5.5(a).

   "PSINet Special Meeting" has the meaning set forth in Section 6.3.

   "PSINet Series C Preferred Stock" has the meaning set forth in Section 5.2.

                                      1-37

   "PSINet Series D Preferred Stock" has the meaning set forth in Section 5.2.

   "PSINet Stock Options" has the meaning set forth in Section 5.2.

   "PSINet Termination Fee" has the meaning set forth in Section 9.3(d).

   "PSINet Termination Proposal" has the meaning set forth in Section 9.3(d).

   "Registration Statement" has the meaning set forth in Section 7.2(a).

   "SEC" has the meaning set forth in Section 4.5(a).

   "SEC Reports" has the meaning set forth in Section 4.5(a).

   "Securities Act" has the meaning set forth in Section 4.4(b).

   "Subsidiary" or "Subsidiaries" means, with respect to PSINet, Metamor or any other Person, any corporation, partnership, joint venture or other legal entity of which PSINet, Metamor or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal to acquire a majority of the voting power of the shares of Metamor Common Stock then outstanding or all or substantially all the assets of Metamor for consideration consisting of cash and/or securities which the Board of Directors of Metamor concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is materially more favorable to Metamor's stockholders (in their capacities as stockholders), from a financial point of view, than the Transactions, and (ii) is reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of Metamor, reasonably capable of being financed by such third party.

   "Surviving Corporation" has the meaning set forth in Section 1.1.

   "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by any Governmental Entity.

   "Termination Fee" has the meaning set forth in Section 9.3(b).

   "Transactions" shall mean the transactions contemplated by this Agreement and the other agreements referenced herein including the Merger.

   "Xpedior" has the meaning set forth in Section 4.2(b).

   "Xpedior Common Stock" has the meaning set forth in Section 4.2(b).

   "Xpedior Debt" means any Debt of Xpedior or any one or more of its Subsidiaries other than Debt payable to Metamor or a Subsidiary of Metamor (other than Xpedior or a Subsidiary of Xpedior).

   "Xpedior Financial Statements" has the meaning set forth in Section 4.5(b).

   "Xpedior Preferred Stock'" has the meaning set forth in Section 4.2(b).

   "Xpedior SEC Reports" has the meaning set forth in Section 4.5(a).

   "Xpedior Stock Options" has the meaning set forth in Section 4.2(b).

                                      1-38

   "Year 2000 Ready" has the meaning set forth in Section 4.16(c).

   (b) Other Rules of Construction.

     (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

     (ii) The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive.

     (iii) This Agreement is the joint drafting product of PSINet and Metamor, and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

     (iv) In each case in this Agreement where this Agreement or a Contract is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at Law.

     (v) All references in this Agreement to financial terms shall be deemed to refer to such terms as they are defined under GAAP, consistently applied.

   Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

   Section 10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

   Section 10.11 Xpedior. Notwithstanding anything in this Agreement to the contrary, in no event shall Metamor be required to take any action to cause Xpedior or any of its Subsidiaries to take any action or refrain from taking any action solely to the extent that the taking of such action by Metamor would violate any duties under Delaware Law owed by Metamor, as a majority stockholder, to the minority stockholders of Xpedior.

                                      1-39

   IN WITNESS WHEREOF, PSINet, Merger Subsidiary and Metamor have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          PSINet Inc.

                                                    /s/ Harold S. Wills
                                          By: _________________________________
                                                     Harold S. Wills,
                                                         President

                                          PSINet Shelf IV Inc.

                                                    /s/ Harold S. Wills
                                          By: _________________________________
                                                     Harold S. Wills,
                                                         President

                                          Metamor Worldwide, Inc.

                                                   /s/ Peter T. Dameris
                                          By: _________________________________
                                                     Peter T. Dameris,
                                                Chief Executive Officer and
                                                         President

                                      1-40

                                                                         Annex 2

                      FLEETBOSTON ROBERTSON STEPHENS INC.
                             555 California Street
                                   Suite 2600
                        San Francisco, California 94104
                                 (415) 781-9700

                                 March 21, 2000

Board of Directors
PSINet Inc.
510 Huntmar Park Drive
Reston, Virginia 22070

Members of the Board:

   We understand that PSINet Inc. ("PSINet"), Metamor Worldwide, Inc. ("Metamor") and PSINet Merger Sub, Inc. (a wholly owned subsidiary of PSINet, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into Metamor. Upon consummation of the Merger, Metamor will become a wholly owned subsidiary of PSINet. Under the terms set forth in a draft of the Agreement dated March 20, 2000 (the "Draft Agreement"), at the effective time of the Merger (the "Effective Time"), the shares of common stock of Metamor, par value $.01 per share ("Metamor Common Stock"), issued and outstanding immediately prior to the Effective Time, other than certain shares to be canceled pursuant to the Agreement, will be converted into the right to receive shares of the common stock of PSINet, par value $.01 per share ("PSINet Common Stock"), at an exchange ratio (the "Exchange Ratio") of
0.9000 share(s) of PSINet Common Stock for each share of Metamor Common Stock. The terms and conditions of the Merger are set out more fully in the Draft Agreement.

   You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to PSINet.

   For purposes of rendering this opinion we have, among other things:

  (i) reviewed certain publicly available financial statements and other business and financial information of Metamor, Xpedior Incorporated (an approximately 67%-owned (on a fully diluted as-converted basis) subsidiary of Metamor, "Xpedior") and PSINet, respectively;

  (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) Metamor prepared by the managements of Metamor and PSINet, respectively and (b) Xpedior prepared by the managements of Xpedior, Metamor and PSINet, respectively;

  (iii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information (including, specifically, forecasts of certain revenue synergies and cost savings that are expected to result from the Merger ("Expected Synergies")), concerning PSINet prepared by the management of PSINet;

  (iv) reviewed certain publicly available research estimates of research analysts regarding Metamor, Xpedior and PSINet, respectively;

  (v) held discussions with the respective managements of Metamor, Xpedior and PSINet concerning the businesses, past and current operations, financial condition and future prospects of each of Metamor, Xpedior and PSINet, independently and combined, including discussions with the managements of Metamor, Xpedior and PSINet concerning the Expected Synergies as well as their views regarding the strategic rationale for the Merger;

                                      2-1

  (vi) reviewed the financial terms and conditions set forth in the Draft Agreement;

  (vii) reviewed the stock price and trading history of Metamor, Xpedior and PSINet;

  (viii) compared the financial performance of Metamor and Xpedior and the prices and trading activity of Metamor Common Stock and the common stock of Xpedior with that of certain other publicly traded companies which we deemed comparable to Metamor and Xpedior;

  (ix) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

  (x) reviewed the pro forma impact of the Merger on PSINet EBITDA per share and revenue per share;

  (xi) prepared a discounted cash flow analysis for each of Metamor and Xpedior;

  (xii) participated in discussions among representatives of Metamor, Xpedior and PSINet and their financial and legal advisors; and

  (xiii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

   In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of Metamor, Xpedior and PSINet) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of Metamor, Xpedior and PSINet that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Metamor, Xpedior or PSINet, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of Metamor, Xpedior and PSINet that we have reviewed (including the Expected Synergies), we have assumed that such forecasts and projections (including the Expected Synergies) have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of Metamor, Xpedior and PSINet, respectively, and we have further assumed that such projections and forecasts (including the Expected Synergies) will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of Metamor, Xpedior and PSINet face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have on Metamor's, Xpedior' and PSINet' respective forecasts. With your permission, we have relied upon statements from PSINet' management to us regarding the strategic value of the Merger and its assessment that the Merger represents a compelling and significant strategic opportunity for PSINet in the eServices segment. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase" business combination in accordance with U.S. generally accepted accounting principles ("GAAP"). In addition, we have assumed that the historical financial statements of each of Metamor, Xpedior and PSINet reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

   This opinion is necessarily based upon market, economic and other conditions (including the interest rate environment) as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, of the Exchange Ratio to PSINet. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of PSINet Common Stock will be when issued to Metamor's stockholders pursuant to the Merger or

                                      2-2
the price at which the shares of PSINet Common Stock may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that PSINet Board of Directors has considered or may be considering, nor does it address the decision of PSINet Board of Directors to proceed with the Merger.

   We have been engaged by PSINet to render a fairness opinion in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, PSINet has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to PSINet for which we have been paid fees, including acting as financial advisor to PSINet with respect to certain acquisitions and minority investments. We maintain a market in the shares of PSINet Common Stock. In the ordinary course of business, we may trade in PSINet' securities, Metamor's securities and Xpedior' securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in PSINet' securities, Metamor's securities or Xpedior' securities.

   Our opinion expressed herein is provided for the information of the Board of Directors of PSINet in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of PSINet or Metamor as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

   Based upon and subject to the foregoing considerations, it is our opinion that the Exchange Ratio is fair from a financial point of view and as of the date hereof to PSINet.

                                          Very truly yours,

                                          FleetBoston Robertson Stephens Inc.

                                            /s/ FleetBoston Roberston Stephens
                                                           Inc.
                                          By___________________________________

                                      2-3

                                                                         Annex 3

                                                        LAZARD FRERES & CO. LLC
                                                        30 Rockefeller Plaza
                                                        New York, New York 10020
                                                        Phone: 212-632-6000
                                                        Fax: 212-632-6060
                                                        www.lazard.com
                                                        March 21, 2000

The Board of Directors
Metamor Worldwide, Inc.
4400 Post Oak Parkway
Suite 1100
Houston, TX 77027-3413

Dear Members of the Board:

   We understand that Metamor Worldwide, Inc. (the "Company"), PSINet Inc. (the "Purchaser") and PSINet Shelf IV Inc., a wholly owned subsidiary of the Purchaser ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger") as a result of which the Company will become a wholly owned subsidiary of the Purchaser. Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the effective time of the Merger, other than shares of the Company Common Stock held in the treasury of the Company and shares of the Company Common Stock held by the Purchaser or any of its subsidiaries, will be converted into the right to receive 0.90 shares (the "Exchange Ratio") of common stock of the Purchaser, par value $0.01 per share (the "Purchaser Common Stock").

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio. In connection with this opinion, we have:

  (i) Reviewed the financial terms and conditions of a draft Merger Agreement dated March 21, 2000;

  (ii) Analyzed certain historical business and financial information relating to the Purchaser and the Company, including Xpedior Incorporated, a subsidiary of the Company ("Xpedior");

  (iii) Reviewed various financial forecasts and other data provided to us by the Purchaser and the Company relating to their respective businesses, including in the case of the Company relating to Xpedior's business;

                                      3-1

  (iv) Held discussions with members of senior management of the Purchaser, the Company and Xpedior with respect to the businesses and prospects of the Purchaser, the Company and Xpedior, respectively, and the strategic objectives of each;

  (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to those of the Purchaser, the Company and Xpedior;

  (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company and Xpedior;

  (vii) Reviewed the historical stock prices and trading volumes of the Purchaser Company Stock, Company Common Stock and the common stock of Xpedior; and

  (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

   We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Purchaser, the Company or Xpedior, or concerning the solvency of or issues relating to solvency concerning the Purchaser, the Company or Xpedior. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Purchaser, the Company and Xpedior as to the future financial performance of the Purchaser, the Company and Xpedior, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

   Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we did not address the relative merits of the Merger, any alternative potential transaction or the Company's underlying decision to effect the Merger. In that regard, we have not been authorized by the Company to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

   In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any
                                     3-2
material terms or conditions by the Company and that obtaining the necessary regulatory approvals, if any, for the Merger will not have an adverse effect on the Purchaser, the Company or Xpedior. We have also assumed that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us.

   Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. We have in the past provided investment banking services to the Company for which we received usual and customary compensation.

   Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to whether such stockholder should vote for the Merger. We are not expressing any opinion herein as to the prices at which the Company Common Stock or the Purchaser Common Stock will trade following the announcement or consummation of the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

   Based on and subject to the foregoing, we are of the opinion that the Exchange Ratio in connection with the Merger is fair to the holders of the Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          Lazard Freres & Co. LLC

                                                     /s/ Patrick Sayer
                                          By___________________________________
                                                       Patrick Sayer
                                                     Managing Director

                                      3-3

                                                                    Annex 4

                        AMENDMENT NUMBER ONE TO THE

                                PSINET INC.

                     1999 EMPLOYEE STOCK PURCHASE PLAN

   This Amendment Number One to the PSINet Inc. 1999 Employee Stock Purchase Plan (the "Plan") was approved and adopted pursuant to Section 17 of the Plan by the Committee (as defined in the Plan) and the Board of Directors of PSINet Inc. (the "Company") subject to the approval of the shareholders of the Company. Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan.

   The Plan is hereby amended, effective only upon obtaining shareholder approval, to: (i) reflect an increase in the number of shares of the Company's Common Stock with respect to which options may be granted under the Plan as a result of a two-for-one stock split effected by the Company on February 11, 2000, (ii) increase the number of shares of the Company's Common Stock with respect to which options may be granted under the Plan by an additional 2,000,000 shares, and (iii) permit the Committee to establish special Offering Periods for employees of acquired companies. The specific provisions of the Plan are amended as follows:

  1. The first sentence of Section 4.1 is amended to read in its entirety as follows:

    The number of shares of Common Stock for which options may be granted under the Plan is 4,115,000 shares less any shares issued under the Company's 1999 International Employee Stock Purchase Plan.

  2. Section 2.12 of the Plan is amended by adding the following language at the end thereof:

    Notwithstanding the foregoing, if a Subsidiary of the Company becomes a Designated Subsidiary or if a trade or business is acquired by the Company in an asset acquisition during a regular Offering Period, the Committee in its discretion may provide for a special, one-time Offering Period for the Employees of such Designated Subsidiary or acquired trade or business that begins on a payroll period designated by the Committee and that ends on the last day of the regular Offering Period then in progress. All matters in the Plan relating to an Offering Period, including without limitation the fixing of the Enrollment Date and the determination of the Purchase Price, shall for such special Offering Period be based on the beginning of such special Offering Period and not on the beginning of the regular Offering Period then in progress.

   Except as specifically amended hereby, the Plan shall continue in full force and effect.

   In witness whereof, PSINet Inc. has caused this Amendment Number One to be executed by its duly authorized officer this 11th day of May, 2000.

                                          PSINet Inc.

                                              /s/ William L. Schrader

                                          By: ___________________________

                                            William L. Schrader, Chairman and

                                              Chief Executive Officer

                                      4-1

                        AMENDMENT NUMBER ONE TO THE

                                PSINET INC.

              1999 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

   This Amendment Number One to the PSINet Inc. 1999 International Employee Stock Purchase Plan (the "Plan") was approved and adopted pursuant to Section 17 of the Plan by the Committee (as defined in the Plan) and the Board of Directors of PSINet Inc. (the "Company") subject to the approval of the shareholders of the Company. Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan.

   The Plan is hereby amended, effective only upon obtaining shareholder approval, to: (i) reflect an increase in the number of shares of the Company's Common Stock with respect to which options may be granted under the Plan as a result of a two-for-one stock split effected by the Company on February 11, 2000, (ii) increase the number of shares of the Company's Common Stock with respect to which options may be granted under the Plan by an additional 2,000,000 shares, and (iii) permit the Committee to establish special Offering Periods for employees of acquired companies. The specific provisions of the Plan are amended as follows:

  1. The first sentence of Section 4.1 is amended to read in its entirety as follows:

    The number of shares of Common Stock for which options may be granted under the Plan is 4,115,000 shares less any shares issued under the Company's 1999 Employee Stock Purchase Plan.

  2. Section 2.13 of the Plan is amended by adding the following language at the end thereof:

    Notwithstanding the foregoing, if a Subsidiary of the Company becomes a Designated Subsidiary or if a trade or business is acquired by the Company in an asset acquisition during a regular Offering Period, the Committee in its discretion may provide for a special, one-time Offering Period for the Employees of such Designated Subsidiary or acquired trade or business that begins on a payroll period designated by the Committee and that ends on the last day of the regular Offering Period then in progress. All matters in the Plan relating to an Offering Period, including without limitation the fixing of the Enrollment Date and the determination of the Purchase Price, shall for such special Offering Period be based on the beginning of such special Offering Period and not on the beginning of the regular Offering Period then in progress.

   Except as specifically amended hereby, the Plan shall continue in full force and effect.

   In witness whereof, PSINet Inc. has caused this Amendment Number One to be executed by its duly authorized officer this 11th day of May, 2000.

                                          PSINet Inc.

                                              /s/ William L. Schrader

                                          By: ___________________________

                                            William L. Schrader, Chairman and

                                              Chief Executive Officer

                                      4-2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

   As permitted by Section 721 of the BCL, the Registrant's By-laws provide that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

   Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be held personally liable to the Registrant or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of such Article EIGHTH by the shareholders unless a judgment or other final adjudication adverse to him establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated section 719 of the BCL. The Registrant has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Registrant generally is obligated to indemnify its directors and such officers to the full extent permitted by the BCL as described above. PSINet also has purchased directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   The following is a list of all exhibits filed as part of this Registration Statement.

   See Exhibit Index.

   FINANCIAL STATEMENTS AND FINANCIAL STATEMENTS SCHEDULES:

   Financial Statements and Financial Statements Schedules:

   Incorporated by reference in this registration statement from PSINet's Annual Report on Form 10-K for the year ended December 31, 1999.

ITEM 22. UNDERTAKINGS.

   (a) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (c) The undersigned Registrant hereby undertakes:

     (1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ashburn, Commonwealth of Virginia on May 11, 2000.

                                          PSINet Inc.

                                          By: /s/ William L. Schrader
                                          -------------------------------------

                                             William L. Schrader Chairman and
                                             Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
       /s/ William L. Schrader         Chairman, Chief Executive     May 11, 2000
______________________________________  Officer and Director
         William L. Schrader            (Principal Executive
                                        Officer)

                  *                    President, Chief Operating    May 11, 2000
______________________________________  Officer and Director
           Harold S. Wills

                  *                    Vice Chairman, Executive      May 11, 2000
______________________________________  Vice President and
           David H. Kunkel              Director

                  *                    Vice President and Acting     May 11, 2000
______________________________________  Chief Financial Officer
           Jorge R. Forgues             (Principal Financial and
                                        Accounting Officer)

                  *                    Director                      May 11, 2000
______________________________________
          William H. Baumer

                  *                    Director                      May 11, 2000
______________________________________
            Ralph J. Swett

                  *                    Director                      May 11, 2000
______________________________________
             Ian P. Sharp

*By:   /s/ William L. Schrader

  ------------------------------

     William L. Schrader

      Attorney-in-fact

 EXHIBIT
 NUMBER                      DESCRIPTION                             LOCATION
 -------                     -----------                             --------
 2.1     Agreement and Plan of Merger, dated August 22,      Incorporated by
         1999, among PSINet, PSINet Shelf I Inc. and         reference from Exhibit
         Transaction Network Services, Inc.                  2.1 to PSINet's Current
                                                             Report on Form 8-K dated
                                                             August 24, 1999 located
                                                             under Securities and
                                                             Exchange Commission File
                                                             No. 0-25812

 2.2     Amendment No. 1, dated October 14, 1999, to         Incorporated by
         Agreement and Plan of Merger dated August 22,       reference from Annex 1
         1999, among PSINet, PSINet Shelf IV Inc. and        to Amendment No. 1 to
         Transaction Network Services, Inc.                  PSINet's Registration
                                                             Statement on Form S-4
                                                             filed on October 19,
                                                             1999 located under
                                                             Securities and Exchange
                                                             Commission File No. 333-
                                                             88325.

 2.3     Agreement and Plan of Merger, dated as of March 21, Included as Annex 1 to
         2000 among PSINet, Inc. PSINet Shelf I Inc. and     the Proxy
         Metamor Worldwide, Inc.                             Statement/Prospectus
                                                             which forms a part of
                                                             this registration
                                                             statement. The exhibits
                                                             listed in the table of
                                                             contents to the
                                                             Agreement and Plan of
                                                             Merger have been omitted
                                                             pursuant to Item
                                                             601(b)(2) of Regulation
                                                             S-K. The registrant
                                                             agrees to furnish
                                                             supplementally a copy of
                                                             any omitted exhibit to
                                                             the Commission upon
                                                             request.

 3.1     Restated Certificate of Incorporation dated         Incorporated by
         November 9, 1999                                    reference from Exhibit
                                                             3.1 to PSINet's Current
                                                             Report on Form 8-K dated
                                                             November 23, 1999,
                                                             located under Securities
                                                             and Exchange Commission
                                                             File No. 0-25812
                                                             ("November 23, 1999 8-
                                                             K")

 3.2     Certificate of Correction of Restated Certificate   Incorporated by
         Incorporation dated as of December 2, 1999          reference from Exhibit
                                                             3.1 to PSINet's Current
                                                             Report on Form 8-K dated
                                                             November 24, 1999,
                                                             located under Securities
                                                             and Exchange Commission
                                                             File No. 0-25812
                                                             ("November 24, 1999 8-
                                                             K")

 3.3     Certificate of Amendment of Certificate of          Incorporated by
         Incorporation dated as of January 31, 2000          reference from Exhibit
                                                             3.3 to PSINet's
                                                             Registration Statement
                                                             on Form S-4 filed on
                                                             February 9, 2000 located
                                                             under Securities and
                                                             Exchange Commission File
                                                             No. 333-96459

 3.4     Amended and Restated By-laws of PSINet              Incorporated by
                                                             reference from Exhibit
                                                             3.4 to PSINet's Annual
                                                             Report on Form 10K for
                                                             the year ended December
                                                             31, 1999 located under
                                                             Securities and Exchange
                                                             Commission File No. 0-
                                                             25812 ("1999 Form 10-K")

 4.1     Form of 10% Senior Notes due 2005                   Incorporated by
                                                             reference from Exhibit
                                                             4.1 to PSINet's Current
                                                             Report on Form 8-K dated
                                                             April 22, 1998 located
                                                             under Securities and
                                                             Exchange Commission File
                                                             No. 0-25812 ("April 22,
                                                             1998 8-K")

 EXHIBIT
 NUMBER                      DESCRIPTION                             LOCATION
 -------                     -----------                             --------
  4.2    Indenture dated as of April 13, 1998 between PSINet Incorporated by
         and Wilmington Trust Company, as Trustee            reference from Exhibit
                                                             4.2 to the April 22,
                                                             1998 8-K

  4.3    Form of 11% Senior Notes due 2008                   Incorporated by
                                                             reference from PSINet's
                                                             Registration Statement
                                                             on Form S-4 declared
                                                             effective on February
                                                             16, 1999 located under
                                                             Securities and Exchange
                                                             Commission File No. 333-
                                                             68385

  4.4    Indenture dated as of November 3, 1998 between      Incorporated by
         PSINet and Wilmington Trust Company, as trustee     reference from Exhibit
                                                             4.1 to the November 10,
                                                             1998 8-K

  4.5    First Supplemental Indenture dated as of November   Incorporated by
         12, 1998 between PSINet and Wilmington Trust        reference from Exhibit
         Company, as trustee                                 4.1 to PSINet's
                                                             Quarterly Report on Form
                                                             10-Q for the quarter
                                                             ended September 30, 1998
                                                             located under Securities
                                                             and Exchange Commission
                                                             File No. 0-25812
                                                             ("September 1998 10-Q")

  4.6    Form of unregistered Dollar-denominated             Incorporated by
         11% Senior Notes due 2009                           reference from Exhibit
                                                             4.6 to PSINet's
                                                             Registration Statement
                                                             on Form S-4 filed on
                                                             August 6, 1999 located
                                                             under Securities and
                                                             Exchange Commission File
                                                             No. 333-84721 ("August
                                                             1999 Registration
                                                             Statement")

  4.7    Form of unregistered Euro-denominated               Incorporated by
         11% Senior Notes due 2009                           Reference from Exhibit
                                                             4.7 to August 1999
                                                             Registration Statement

  4.8    Form of registered 11% Senior Notes due 2009        Incorporated by
                                                             Reference from Exhibit
                                                             4.8 to August 1999
                                                             Registration Statement

  4.9    Indenture dated as of July 23, 1999 between PSINet  Incorporated by
         and Wilmington Trust Company, as Trustee            Reference from Exhibit
                                                             4.9 to August 1999
                                                             Registration Statement

  4.10   Form of Common Stock Certificate                    Incorporated by
                                                             reference from Exhibit
                                                             4.1 to the May 1995
                                                             Registration Statement

  4.11   Form of Common Stock Certificate (name change)      Incorporated by
                                                             reference from Exhibit
                                                             4.1A to PSINet's
                                                             Registration Statement
                                                             on Form S-1 declared
                                                             effective on December
                                                             14, 1995 located under
                                                             Securities and Exchange
                                                             Commission File No. 33-
                                                             99610 ("December 1995
                                                             Registration Statement")

  4.12   Form of 6% Series C Cumulative Convertible          Incorporated by
         Preferred Stock Certificate                         reference from Exhibit
                                                             4.1 to the May 7, 1999
                                                             8-K

  4.13   Article Fourth of the Restated Certificate          See Exhibit 3.1
         Incorporation of PSINet, as amended

  4.14   Article I of the Amended and Restated By-laws of    See Exhibit 3.9
         PSINet, as amended

 EXHIBIT
 NUMBER                     DESCRIPTION                                         LOCATION
 -------                    -----------                                         --------
  4.15   Form of Rights Agreement, dated as of May 8, 1996, Incorporated by reference from Exhibit 1 to
         between PSINet and First Chicago Trust             PSINet's Registration Statement on Form 8-A
         Company of New York, as Rights Agent, which        dated June 3, 1996 located under Securities and
         includes as Exhibit A--Certificate of Amendment;   Exchange Commission File No. 0-25812
         Exhibit B--Form of Rights Certificate; and Exhibit
         C--Summary of Rights to Purchase Shares of
         Preferred Stock

  4.16   Amendment No. 1, dated as of July 21, 1997, to     Incorporated by reference from Exhibit 4.1.1 to
         Rights Agreement, dated as of May 8, 1996,         PSINet's Current Report on Form 8-K dated
         between PSINet and First Chicago Trust Company     August 1, 1997 located under Securities and
         of New York, as Rights Agent.                      Exchange Commission File No. 0-25812

  4.17   Amendment No. 2, dated as of July 31, 1997, to     Incorporated by reference from Exhibit 4.1.2
         Rights Agreement, dated as of May 8, 1996          PSINet's Current Report on Form 8-K dated
         between PSINet and First Chicago Trust Company     August 20, 1997 located under Securities and
         of New York, as Rights Agent.                      Exchange Commission File No. 0-25812

  4.18   Amendment No. 3, dated as of November 5, 1999, to  Incorporated by reference from Exhibit 4 to
         Rights Agreement, dated as of May 8, 1996,         PSINet's Registration Statement on Form 8/A
         between PSINet and First Chicago Trust Company     filed on November 5, 1999
         of New York

  4.19   Deposit Agreement dated as of May 4, 1999 between  Incorporated by reference from Exhibit 4.2 to
         PSINet and Wilmington Trust Company,               the May 7, 1999 8-K.
         as deposit agent

  4.20   Form of unregistered Dollar-denominated 10% Senior Incorporated by reference from Exhibit 4.2 to
         Notes due 2006                                     PSINet's November 24, 1999 8-K

  4.21   Form of unregistered Euro-denominated 10% Senior   Incorporated by reference from Exhibit 4.3 to
         Notes due 2006                                     PSINet's November 24, 1999 8-K

  4.22   Form of registered 10% Senior Notes due 2006       Incorporated by reference from Exhibit 4.4 to
                                                            PSINet's Current Report on Form 8-K dated
                                                            February 1, 2000 located under Securities and
                                                            Exchange Commission File No. 0-25812 ("February
                                                            1, 2000 8-K")

  4.23   Indenture dated as of December 2, 1999 between     Incorporated by reference from Exhibit 4.1 to
         PSINet and Wilmington Trust Company, as Trustee    the November 24, 1999 8-K

  4.24   Form of 7% Series D Cumulative Convertible         Incorporated by reference from Exhibit 4.3 to
         Preferred Stock                                    the February 1, 2000 8-K

  4.25   Deposit Agreement dated as of February 1, 2000     Incorporated by reference from Exhibit 4.1 to
         between PSINet and Wilmington Trust Company,       the February 1, 2000 8-K
         as deposit agent

  4.26   First Amendment to Deposit Agreement dated as of   Incorporated by reference from Exhibit 4.2 to
         February 7, 2000, between PSINet and Wilmington    the February 1, 2000 8-K
         Trust Company, as deposit agent

 EXHIBIT
 NUMBER                        DESCRIPTION                               LOCATION
 -------                       -----------                               --------
  5      Opinion of Nixon Peabody LLP                            Filed herewith

  8.1    Opinion of Nixon Peabody LLP regarding tax matters      Filed herewith
         (included in Exhibit 5)

  8.2    Opinion of Vinson & Elkins L.L.P. regarding tax matters Filed herewith

  12     Computation of Ratio of Earnings to Combined            Incorporated by
         Fixed Charges and Preferred Stock Dividends             reference from Exhibit
                                                                 12 to the 1999 Form 10-K

  21     Significant subsidiaries of PSINet                      Incorporated by
                                                                 reference from Exhibit
                                                                 21 to the 1999 Form 10-K

  23.1   Consent of PricewaterhouseCoopers LLP                   Filed herewith

  23.2   Consent of Ernst & Young LLP                            Filed herewith

  23.3   Consent of Nixon Peabody LLP (included in Exhibit 5)    Filed herewith

  23.4   Consent of Vinson & Elkins L.L.P. (included in          Filed herewith
         Exhibit 8.2)

  24.1   Power of Attorney                                       Included in the
                                                                 signature page to the
                                                                 initial filing of this
                                                                 registration statement

  24.2   Power of Attorney for David Moir and Jorge R. Forgues   Filed herewith

  99.1   Form of Proxy for holders of PSINet Inc. common         Filed herewith
         stock

  99.2   Form of Proxy for holders of Metamor Worldwide,         Filed herewith
         Inc. common stock

  99.3   Stockholder Agreement, dated as of March 21,            Previously filed
         2000, among William L. Schrader, Metamor
         Worldwide, Inc. and PSINet Inc.

  99.4   Stockholder Agreement, dated as of March 21,            Previously filed
         2000, among Peter T. Dameris, PSINet Inc. and
         Metamor Worldwide, Inc.

  99.5   Consent of FleetBoston Robertson Stephens Inc.          Previously filed

  99.6   Consent of Lazard Freres & Co. LLC                      Filed herewith

  99.7   Additional soliciting material for PSINet Inc.          Filed herewith
         shareholders

  99.8   Additional soliciting material for Metamor              Filed herewith
         Worldwide, Inc. stockholders